UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a party other than the Registrant	☐

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OPTION CARE HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholders:
You are cordially invited to attend a special meeting of stockholders of Option Care Health, Inc., a Delaware corporation (the “Company”), which will be held virtually on December 15, 2026 at 9 a.m., Central Time (including any adjournments or postponements thereof, the “Special Meeting”). Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/OPCH2026SM and using the 16-digit control number included in your proxy materials. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the accompanying proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting. Please note that the accompanying proxy statement is dated November 9, 2026 and the form of proxy is first being mailed to holders (“Company stockholders”) of shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) on or about November 9, 2026.
At the Special Meeting, you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of October 5, 2026 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Onyx Bidco LLC, a Delaware limited liability company (“Parent”), and Onyx Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) on the terms and conditions set forth in the Merger Agreement. Parent and Merger Sub were formed by investment funds managed by Clayton, Dubilier & Rice, LLC (“CD&R”).
If the Merger is completed, you will be entitled to receive $32.05 in cash, without interest thereon (the “Merger Consideration”), for each issued and outstanding share of Company Common Stock that you own as of immediately prior to the effective time of the Merger (the “Effective Time”), unless you seek and perfect, and have not withdrawn, your statutory rights of appraisal under Delaware law, and specifically, the DGCL.
The board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is fair to, and in the best interests of, the Company and the Company’s stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; (iii) resolved to recommend that the Company stockholders adopt the Merger Agreement in accordance with the DGCL; and (iv) directed that the adoption of the Merger Agreement be submitted to the Company stockholders for consideration by the Company stockholders at a meeting thereof.
Accordingly, the Company Board recommends a vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the non-binding, advisory proposal regarding specified compensation for the Company’s named executive officers and “FOR” the proposal to approve any adjournment of the Special Meeting.
The proxy statement accompanying this letter provides you with more specific information concerning the Special Meeting, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement, the accompanying annexes and any documents incorporated by reference in the proxy statement carefully and in their entirety.
Your vote is important, regardless of the number of shares of Company Common Stock you own. The Merger cannot be completed unless the Merger Agreement is adopted by Company stockholders holding a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting. Only stockholders of record as of the close of business on November 3, 2026, the record date for the Special Meeting (the “Record Date”), or those holding a valid proxy, are entitled to receive notice of and to vote the shares of Company Common Stock they held on the Record Date at the Special Meeting. Regardless of whether you plan to attend the Special Meeting, we urge you to vote or submit a proxy via the Internet, via telephone or via mail by following the instructions shown on the enclosed proxy card. We encourage you to submit your vote as soon as possible. If you attend the Special Meeting, you may vote electronically at the Special Meeting even if you have previously submitted a proxy; your electronic vote at the Special Meeting will revoke any proxy that you have previously submitted.
If you are a beneficial owner of shares of Company Common Stock (i.e., you hold in “street name”), you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you have any questions or need assistance voting your shares, please contact the Company’s proxy solicitor at:

Innisfree M&A Incorporated
500 Fifth Avenue, 21st Floor
New York, NY 10110
Stockholders May Call:
(877) 717-3898 (toll-free from the U.S. and Canada), or
+1 (412) 232-3651 (from other countries)
Banks and Brokers May Call Collect: (212) 750-5833
On behalf of the Company Board, I thank you for your ongoing support and appreciate your consideration of these matters.
Very truly yours,

John C. Rademacher
Director, President and Chief Executive Officer
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or the Merger Agreement or passed upon the adequacy or accuracy of the disclosure in this document (including the proxy statement) and any documents incorporated by reference. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED NOVEMBER 9, 2026 AND IS FIRST BEING MAILED TO
STOCKHOLDERS OF OPTION CARE HEALTH, INC. ON OR ABOUT NOVEMBER 9, 2026

3000 Lakeside Drive #300N
Bannockburn, IL 60015
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held at 9 a.m., Central Time, on December 15, 2026
To the stockholders of Option Care Health, Inc.:
Notice is hereby given that a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Option Care Health, Inc., a Delaware corporation (the “Company”), will be held virtually on December 15, 2026 at 9 a.m., Central Time, for the following purposes:
1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 5, 2026 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Onyx Bidco LLC, a Delaware limited liability company (“Parent”), and Onyx Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will be merged (such merger, the “Merger”) with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger Proposal”);

2.
To consider and vote on a proposal to approve, on an advisory, non-binding basis, the specified compensation that will or may be paid or may become payable to the Company’s named executive officers in connection with the Merger (the “Advisory Compensation Proposal”); and

3.
To consider and vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates, from time to time, if necessary, (a) to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal, (b) if there are insufficient shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) represented (either in person via the Internet or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (c) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that the Company has determined, after consultation with outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by Company stockholders prior to the Special Meeting (the “Adjournment Proposal”).

These items of business are more fully described in the accompanying proxy statement.
The record date for the Special Meeting is November 3, 2026 (the “Record Date”). Only holders (“Company stockholders”) of shares of Company Common Stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.
All Company stockholders are cordially invited to attend the Special Meeting. Similar to annual stockholder meetings, the Company will conduct the Special Meeting solely via the Internet through a live webcast. Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/OPCH2026SM and by using the 16-digit control number included in their proxy materials. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
The board of directors of the Company recommends that Company stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
Under Delaware law, Company stockholders of record and beneficial owners of Company Common Stock (and record and beneficial owners of Company Common Stock held either in a voting trust or by a nominee on behalf of such persons)

who do not vote in favor of the adoption of the Merger Agreement and who otherwise comply with the requirements under Section 262 of the Delaware General Corporation Law (the “DGCL”) will have the right to seek appraisal of the “fair value” of their shares of Company Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger and together with interest thereon, as described in the accompanying proxy statement), as determined by Section 262 of the DGCL. To do so, a Company stockholder of record or beneficial owner of Company Common Stock must properly deliver a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and comply with all applicable requirements of the DGCL, including the requirements of Section 262 of the DGCL, which are summarized in the section of the accompanying proxy statement titled “Appraisal Rights.” A copy of Section 262, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated in this notice by reference.
Regardless of whether you plan to attend the Special Meeting, we urge you to vote or submit a proxy via the Internet, via telephone or via mail by following the instructions shown on the enclosed proxy card. We encourage you to submit your vote as soon as possible. If you attend the Special Meeting, you may vote electronically at the Special Meeting even if you have previously submitted a proxy; your electronic vote at the Special Meeting will revoke any proxy that you have previously submitted.
If you are a beneficial owner of shares of Company Common Stock (i.e., you hold in “street name”), you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.
If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
Sincerely,
Collin G. Smyser
General Counsel and Corporate Secretary
Bannockburn, IL
November 9, 2026

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Special Meeting, we urge you to vote or submit a proxy via the Internet, via telephone or via mail by following the instructions shown on the enclosed proxy card. We encourage you to submit your vote as soon as possible. If you have Internet access, we encourage you to record your vote via the Internet. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you are a beneficial owner of shares of Company Common Stock (i.e., you hold in “street name”) and your voting instruction form indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the Special Meeting with the 16-digit control number indicated on that voting instruction form. Otherwise, if you cannot locate your control number, Company stockholders who hold their shares in “street name” should contact their bank, broker, or other nominee (preferably at least five days before the Special Meeting) and obtain their 16-digit control number in order to be able to attend, participate in, or vote at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.
If you are a Company stockholder of record, voting electronically at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must either follow the instructions above to obtain your 16-digit control number or provide a “legal proxy” to vote in person at the Special Meeting. You should contact your bank, broker or other nominee to obtain a legal proxy.
If you fail to (a) return your proxy card, (b) grant your proxy electronically over the Internet or by telephone or (c) vote by virtual ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the Advisory Compensation Proposal or the Adjournment Proposal.
You should carefully read and consider the entire proxy statement and the accompanying annexes, including the Merger Agreement attached as Annex A, along with all of the documents incorporated by reference in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Please contact our proxy solicitor if you have any questions concerning the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement; the Special Meeting or the accompanying proxy statement; would like additional copies of the accompanying proxy statement; or need help voting your shares of Company Common Stock:

Innisfree M&A Incorporated
500 Fifth Avenue, 21st Floor
New York, NY 10110
Stockholders May Call:
(877) 717-3898 (toll-free from the U.S. and Canada), or
+1 (412) 232-3651 (from other countries)
Banks and Brokers May Call Collect: (212) 750-5833

i

ii

SUMMARY
This summary highlights selected information in this proxy statement and may not contain all of the information about the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement that are important to you. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the Special Meeting. You may obtain, without charge, copies of any of the documents we file with the Securities and Exchange Commission (the “SEC”) by following the instructions under the section of this proxy statement titled “Where You Can Find Additional Information.”
In this proxy statement: (1) the terms “we,” “us,” “our,” the “Company,” and similar words refer to Option Care Health, Inc.; (2) the term “Parent” refers to Onyx Bidco LLC; (3) the term “Merger Sub” refers to Onyx Merger Sub, Inc.; (4) the term “CD&R” refers to certain affiliates of or investment funds managed by Clayton, Dubilier & Rice, LLC; (5) the term “McKesson” refers to McKesson Corporation; (6) the term “Investor Group” refers to certain affiliates of CD&R and McKesson, collectively; (7) the term “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of October 5, 2026, by and among the Company, Parent and Merger Sub, as it may be amended, supplemented or otherwise modified from time to time; (8) the term “Merger” refers to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent, as described in the Merger Agreement; (9) the term “Transactions” refers to the Merger and the other transactions contemplated by the Merger Agreement; (10) the term “Closing” refers to the consummation of the Merger; (11) the term “Closing Date” refers to the date on which the Closing occurs; (12) the term “Company Common Stock” refers to the common stock, par value $0.0001 per share, of the Company; (13) the term “Company stockholder” means a holder of Company Common Stock; and (14) the term “Special Meeting” refers to the special meeting of the Company stockholders described in this proxy statement, including any adjournments or postponements thereof.
The Parties (page 22)
Option Care Health, Inc.
Option Care Health, Inc. is the largest independent provider of home and alternate site infusion services. The Company draws on over 40 years of clinical care experience to offer patient-centered, cost-effective infusion therapy. The Company’s infusion services include the clinical management of infusion therapy, nursing support and care coordination. The Company’s multidisciplinary team of more than 5,000 clinicians, including pharmacists, pharmacy technicians, nurses and dietitians, is able to provide infusion service coverage for nearly all patients across the United States needing treatment for complex and chronic medical conditions.
The Company contracts with managed care organizations, third-party payers, hospitals, physicians and other referral sources to provide pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other nonhospital settings. Our services are provided in coordination with, and under the direction of, the patient’s physician. Our multidisciplinary team of clinicians, including pharmacists, pharmacy technicians, nurses and dietitians, works with the physician to develop a plan of care suited to each patient’s specific needs. We provide home infusion services consisting of anti-infectives, nutrition support, chronic inflammatory disorders, neurological disorders, immunoglobulin therapy, and other therapies for chronic and acute conditions. The Company operates in one segment, infusion services.
The Company’s operating model enables it to provide favorable outcomes to its stakeholders as follows:
•
Patients. The Company improves patients’ quality of life by allowing them to receive infusion therapy at home or at one of its ambulatory infusion suites. In addition, the Company helps manage patients’ conditions through counseling and education regarding their treatment and by providing ongoing monitoring to encourage patient compliance with the prescribed therapy. The Company also provides services to help patients receive reimbursement benefits.

•
Payers. The Company provides payers with a comprehensive approach to meeting their pharmacy service needs and providing a cost-effective solution. The Company’s provision of infusion pharmacy services in the patient’s home or at one of its local ambulatory infusion suites offers a lower cost alternative to providing these therapies in a hospital setting. The Company also provides payers with utilization and outcome data to evaluate therapy effectiveness.

•
Providers. The Company offers providers timely patient clinical support by providing care management related to their patients’ pharmacy needs and improving compliance with therapy protocols. The Company eliminates the need for providers to carry inventories of high-cost prescriptions by distributing the medications directly to patients’ homes.

•
Pharmaceutical Manufacturers. The Company collaborates with pharmaceutical manufacturers to provide a broad distribution channel for their existing pharmaceuticals and their new product launches. The Company implements patient monitoring programs that encourage compliance with the prescribed therapy. The Company also provides valuable clinical information in the form of outcomes and compliance data to manufacturers to aid in their evaluation of the efficacy of their products.

•
Health Systems. The Company partners with health systems across the country to provide seamless transitional care within an effective post-acute care network to manage patients across the continuum of care. The Company assists partnered health systems in monitoring key metrics that tie back to what most payers monitor in their value-based contracts.

Shares of Company Common Stock are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “OPCH.” Our principal executive offices are located at 3000 Lakeside Dr. #300N, Bannockburn, IL 60015. Our telephone number is (312) 940-2443. Our website address is www.optioncarehealth.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into or otherwise part of this proxy statement or any future documents that may be filed with the SEC and should not be considered part of this proxy statement. Additional information about the Company is contained in our public filings. See the section of this proxy statement titled “Where You Can Find Additional Information.”
Onyx Bidco LLC
Parent is a Delaware limited liability company formed on October 1, 2026 solely for the purpose of entering into the Merger Agreement, and subject to the terms and conditions thereof, completing the Transactions and the equity financing and debt financing in connection with the Merger (the “Equity Financing” and “Debt Financing,” respectively, and together, the “Financing”). Parent has not engaged in any business activities on or prior to the date of this proxy statement, other than activities incidental to its formation and in connection with the Transactions. After the Closing, Parent will be the parent company of the Company.
Onyx Merger Sub, Inc.
Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent incorporated on October 1, 2026 solely for the purpose of entering into the Merger Agreement, and subject to the terms and conditions thereof, completing the Transactions and the Financing. Merger Sub has not engaged in any business activities on or prior to the date of this proxy statement other than activities incidental to its incorporation and in connection with the Transactions. Upon the Closing, Merger Sub will cease to exist. At the effective time of the Merger (the “Effective Time”), the surviving corporation will be indirectly owned by members of the Investor Group.
The Merger (page 32)
The Company, Parent and Merger Sub entered into the Merger Agreement on October 5, 2026. A copy of the Merger Agreement is included as Annex A to this proxy statement. On the terms and subject to the conditions set forth in the Merger Agreement and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Parent. From time to time in this proxy statement, we refer to the Company as it will exist after the completion of the Merger as the “Surviving Corporation.”
Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, (i) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (A) shares held by the Company or any of its subsidiaries as treasury stock or owned by Parent or any of its subsidiaries (including Merger Sub) (the “Owned Company Shares”) and (B) shares held by holders who have not voted in favor of the adoption of the Merger Agreement and who have properly exercised appraisal rights under Section 262 of the DGCL (the “Dissenting Company Shares”)) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $32.05 without interest thereon (the “Merger

Consideration”), and (ii) each Owned Company Share will be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor. Dissenting Company Shares will be entitled to payment of the fair value of such shares in accordance with Section 262 of the DGCL unless the applicable holder fails to perfect, withdraws, waives or otherwise loses those rights. For a discussion of the appraisal rights that may be exercised by holders of Company Common Stock, see the section of this proxy statement titled “Appraisal Rights.”
The Special Meeting (page 24)
Date, Time and Place
The Special Meeting will be held virtually on December 15, 2026 at 9 a.m., Central Time. At the Special Meeting, Company stockholders will be asked to, among other things, vote for the adoption of the Merger Agreement. All stockholders are cordially invited to attend the Special Meeting. The Company is conducting the Special Meeting solely via the Internet through a live webcast. Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/OPCH2026SM and by using the 16-digit control number included in their proxy materials. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
Record Date and Company Stockholders Entitled to Vote
The record date for the Special Meeting (the “Record Date”) is November 3, 2026. Only stockholders of record as of the close of business on the Record Date, or those holding a valid proxy, are entitled to receive notice of and vote the shares of Company Common Stock they held on the Record Date at the Special Meeting. As of the close of business on the Record Date, 149,799,704 shares of Company Common Stock were issued and outstanding and entitled to vote at the Special Meeting.
Quorum
In order to have a quorum at the Special Meeting, holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting must be present in person or represented by proxy. Abstentions are counted for purposes of determining whether a quorum is present. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is expected to be considered non-routine.
If a quorum is not present, the only business that can be transacted at the Special Meeting is the adjournment of the meeting to another date or time, subject to the terms of the Merger Agreement.
Vote Required
On each of the proposals presented at the Special Meeting, each Company stockholder is entitled to one vote for each share of Company Common Stock held by such Company stockholder on the Record Date. Assuming a quorum is present, the approval of the Merger Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting as of the close of business on the Record Date. Assuming a quorum is present, the approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting. The approval of the Advisory Compensation Proposal is advisory and non-binding and is not a condition to the completion of the Merger. Assuming a quorum is present, the approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting. In addition, the chair of the Special Meeting may adjourn the Special Meeting, subject to the terms of the Merger Agreement.
Reasons for the Merger; Recommendation of the Company Board (page 40)
The board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is fair to, and in the best interests of, the Company and the Company stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein;

(ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; (iii) resolved to recommend that the Company stockholders adopt the Merger Agreement in accordance with the DGCL; and (iv) directed that the adoption of the Merger Agreement be submitted to the Company stockholders for consideration by the Company stockholders at a meeting thereof. Accordingly, the Company Board recommends that Company stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
For a discussion of the factors that the Company Board considered in determining to recommend the adoption of the Merger Agreement, see the section of this proxy statement titled “The Merger — Reasons for the Merger; Recommendation of the Company Board.”
Opinion of Centerview Partners LLC (page 45, Annex B)
The Company retained Centerview Partners LLC, which is referred to in this proxy statement as “Centerview,” as financial advisor to the Company Board in connection with the proposed Merger and the other transactions contemplated by the Merger Agreement, which are collectively referred to as the “Transaction” throughout this section and the summary of Centerview’s opinion below under the caption “The Merger — Opinion of Centerview Partners LLC.” In connection with this engagement, the Company Board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of shares of Company Common Stock (other than (i) Owned Company Shares (as defined in the Merger Agreement) and (ii) Dissenting Company Shares (as defined in the Merger Agreement), which are collectively referred to as “Excluded Shares” throughout this section and the summary of Centerview’s opinion below under the caption “The Merger — Opinion of Centerview Partners LLC”) of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement. On October 5, 2026, Centerview rendered to the Company Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 5, 2026, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration proposed to be paid to the holders of shares of Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated October 5, 2026, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Company Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Company Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
Certain Effects of the Merger (page 54)
Upon the Closing, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue to exist as the Surviving Corporation of the Merger and as a wholly owned subsidiary of Parent.
Following the Closing, shares of Company Common Stock will be delisted from Nasdaq, and the registration of shares of Company Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.
Effects on the Company if the Merger Is Not Completed (page 55)
If the Merger Proposal is not approved by the Company stockholders, or if the Merger is not completed for any other reason, the Company stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, the Company will remain an independent public company, shares of Company Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, the Company will continue to file periodic and other reports with the SEC and the Company stockholders will continue to own their shares of Company Common Stock and be subject to the same general risks and opportunities as they currently are with respect to their ownership of shares of Company Common Stock.
If the Merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock, including the risk that the market price of Company Common Stock may decline to the extent that the current market price of Company Common Stock reflects a market assumption that the Merger will be completed. If the Merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely affected. Pursuant to the Merger Agreement, under certain circumstances, the Company is permitted to terminate the Merger Agreement in order to enter into an alternative transaction and may be obligated to pay to Parent a termination fee of $145,963,976 (the “Company Termination Fee”). Further, under certain circumstances, Parent may be obligated to pay to the Company a termination fee of $291,927,951 (the “Parent Termination Fee”). See the section of this proxy statement titled “The Merger Agreement — Termination of the Merger Agreement.”
Financing of the Merger (page 55)
The Merger Agreement does not contain any financing condition to consummation of the Merger. Parent estimates that the total funds necessary to complete the Merger and pay the Merger Consideration will be approximately $5.8 billion, including estimated transaction fees and expenses and the shares of Company Common Stock valued at a price per share of $32.05. Parent expects these amounts to be funded through a combination of committed debt financing from specified lenders, consisting of (i) loans in an aggregate principal amount of up to $3,150,000,000 to fund a portion of the Transactions, including the repayment, prepayment or discharge of the outstanding Company Indebtedness (as defined in the Merger Agreement), and (ii) up to $500,000,000 of revolving credit commitments, a portion of which may be used to fund a portion of the Transactions, and up to $2,873,295,853 from equity commitments by Clayton, Dubilier & Rice Fund XII, L.P., an investment fund managed by CD&R (“CD&R Fund XII”), and McKesson (each, a “Guarantor” and together, the “Guarantors”).
Merger Sub has entered into an amended and restated debt commitment letter, dated October 30, 2026 (the “Debt Commitment Letter”), with Goldman Sachs Bank USA, Bank of America, N.A., BofA Securities, Inc., Barclays Bank PLC, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Jefferies Finance LLC, Citibank, N.A., Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Mizuho Bank, Ltd., Natixis, New York Branch, The Bank of Nova Scotia, Citizens Bank, N.A., ING Capital LLC, MUFG Bank, Ltd., Société Générale, Truist Bank, Truist Securities, Inc. and U.S. Bank National Association (the “Committed Lenders”), which amended and restated the debt commitment letter, dated October 5, 2026 (the “Original Debt Commitment Letter”), among Merger Sub and the Committed Lenders party thereto. Pursuant to the Debt Commitment Letter, the applicable Committed Lenders have committed, subject to the terms and conditions set forth therein, to (i) lend up to $3,150,000,000 to fund a portion of the Transactions (including the repayment, prepayment or discharge of the outstanding Company Indebtedness) and (ii) provide up to $500,000,000 of revolving credit commitments, a portion of which may be used to fund a portion of the Transactions. The funding of such debt commitments is subject to the satisfaction of customary closing conditions.
Parent has delivered to the Company two equity commitment letters (the “Equity Commitment Letters”), each dated October 5, 2026, by and between Parent and each of the Guarantors, pursuant to which the Guarantors have committed to provide equity financing in an aggregate amount of $2,873,295,853 to Parent on or prior to the closing of the Merger, subject to and in accordance with the terms and conditions of the Equity Commitment Letters and the Merger Agreement, in connection with the funding of the Transactions.
The Company and each of the Guarantors have also entered into the limited guarantees (each, a “Limited Guarantee” and together, the “Limited Guarantees”), each dated October 5, 2026, pursuant to which the Guarantors have agreed to guarantee the payment of certain liabilities and obligations of Parent and Merger Sub under the Merger Agreement with respect to the payment of a termination fee of $291,927,951 and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by the Company, in each case, subject to the terms of the Merger Agreement and the Limited Guarantees, if and when payable pursuant to the Merger Agreement.
Please also see the section of this proxy statement titled “The Merger — Financing of the Merger.”

Treatment of the 2017 Warrants (page 70)
At the Effective Time, each outstanding warrant issued by the Company pursuant to a Warrant Purchase Agreement, dated as of June 29, 2017, as amended and restated pursuant to an Amended and Restated Warrant Agreement, dated as of March 14, 2019 (each such warrant, a “2017 Warrant” and such warrant agreement, as amended, the “Warrant Agreement”), will automatically, in accordance with the terms of the Warrant Agreement, become exercisable by the holder thereof solely for the right to receive the same Merger Consideration as such holder would have been entitled to receive if such holder had been, immediately prior to the Effective Time, the holder of the share of Company Common Stock then issuable upon exercise in full of such 2017 Warrant. Parent and Merger Sub have agreed that, at and following the Effective Time, the successor of the Company (if any) will assume in writing the obligation to deliver to each holder of a 2017 Warrant, in exchange for such warrant, a security of such successor evidenced by a written instrument substantially similar in form and substance to the 2017 Warrant. The Company has agreed to provide Parent with reasonably prompt written notice of any exercise of a 2017 Warrant of which it has knowledge following the date of the Merger Agreement and prior to the Effective Time. Any 2017 Warrant that is exercised prior to the Effective Time will be deemed to represent an outstanding share of Company Common Stock and will be treated as described in the section of this proxy statement titled “The Merger Agreement — Merger Consideration — Common Stock.”
Prior to the Closing, the Company has agreed to use commercially reasonable efforts to enter into an agreement with each holder of the 2017 Warrants (the “Warrant Holders”) pursuant to which such Warrant Holders will agree to (a) exercise their 2017 Warrants at or prior to the Closing and (b) instruct the Company to withhold a portion of the consideration equal to the amount owed in respect of the exercise price as set forth in the Warrant Agreement.
Please also see the section of this proxy statement titled “The Merger Agreement — Treatment of the 2017 Warrants.”
Treatment of Company Equity Awards (page 71)
Company Options
At the Effective Time, each unexercised option to purchase shares of Company Common Stock granted under any Company Stock Plan (as defined in the Merger Agreement) (each, a “Company Option”) outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically be cancelled and converted into the right of the holder to receive an amount in cash, without interest and subject to all applicable deductions and withholdings required by law to be withheld in respect of such payment, determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Option by (y) the number of shares of Company Common Stock subject to such Company Option (the “Option Consideration”). The amount of cash each holder is entitled to receive with respect to its Company Options will be rounded down to the nearest cent and computed after aggregating cash amounts for all Company Options held by such holder. Each Company Option outstanding as of immediately prior to the Effective Time that has an exercise price that is equal to or greater than the Merger Consideration will be cancelled and extinguished at the Effective Time without any present or future right to receive any consideration.
Company RSUs
Vested Company RSUs
At the Effective Time, each restricted stock unit granted under any Company Stock Plan (each, a “Company RSU”) that is vested in accordance with all applicable terms (after giving effect to the Transactions) as of the Effective Time and outstanding as of immediately prior to the Effective Time (each, a “Vested Company RSU”) will automatically be cancelled and converted into the right of the holder to receive an amount in cash, without interest and subject to all applicable deductions and withholdings required by law to be withheld in respect of such payment, equal to the sum of (i) (A) the Merger Consideration multiplied by (B) the total number of shares of Company Common Stock subject to such Vested Company RSU and (ii) all dividend equivalents accrued or credited with respect to such Vested Company RSU (the “RSU Consideration”).
Unvested Company RSUs
At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time and is not a Vested Company RSU (each, an “Unvested Company RSU”) will automatically be cancelled and converted into the contingent right to receive from Parent or the Surviving Corporation an aggregate amount in cash, without interest, equal to the sum of (i) the Merger Consideration multiplied by the total number of shares of Company Common Stock subject to such Unvested Company RSU and (ii) all dividend equivalents accrued or credited with respect to such Unvested Company RSU (a “Converted RSU Cash Award”). Each Converted RSU Cash Award will (x) continue to have, and be subject to, the same terms and conditions (excluding any additional dividend equivalent rights, which will not apply following the Effective Time), including vesting terms and conditions, as applied to the corresponding Company RSU immediately prior to the Effective Time, and (y) provide for accelerated vesting upon a qualifying termination of employment prior to the applicable vesting date in accordance with the terms of the applicable award agreement or other Employee Plan (as defined in the Merger Agreement) that provides for accelerated vesting of Company RSUs upon a qualifying termination.
Company PSUs
At the Effective Time, each performance stock unit granted under any Company Stock Plan (each, a “Company PSU”) that was granted prior to the date of the Merger Agreement, other than any Company PSU that is granted during the period from the date of the Merger Agreement through the earlier to occur of the termination of the Merger Agreement and the Effective Time (the “Interim Period”), outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically be (i) deemed vested with respect to the number of shares of Company Common Stock issuable pursuant to such Company PSU determined (x) for any Company PSU with a performance period that has concluded prior to the Effective Time, based on actual achievement of the applicable performance goals, and (y) for any Company PSU with a performance period that has not concluded prior to the Effective Time, assuming target performance, and (ii) cancelled and converted into the right of the holder to receive an amount in cash, without interest and subject to all applicable deductions and withholdings required by law to be withheld in respect of such payment, equal to the sum of (A) (I) the Merger Consideration multiplied by (II) such number of shares of Company Common Stock referenced in clause (i) and (B) all dividend equivalents accrued or credited with respect to such Company PSU (the “PSU Consideration”).
Please also see the section of this proxy statement titled “The Merger Agreement — Treatment of Company Equity Awards.”
Interests of the Company’s Directors and Executive Officers in the Merger (page 57)
The Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. The Company Board was aware of and considered these interests (a) in reaching the determination to approve the Merger Agreement and deem the Merger Agreement and the Transactions to be fair to, and in the best interests of, the Company and the Company stockholders, and (b) in recommending that stockholders vote for the adoption of the Merger Agreement. These interests include:
•
the Company’s executive officers and directors hold equity-based awards that will be afforded the treatment described immediately above and under the section of this proxy statement titled “The Merger Agreement — Treatment of Company Equity Awards;”

•
the Company’s executive officers are (i) participants in the Amended and Restated Executive Severance Plan, effective as of January 1, 2024 (the “Executive Severance Plan”), which provides for certain severance benefits; (ii) participants in the Company’s Deferred Compensation Plan, effective as of December 6, 2023 (the “DCP”), which provides for certain deferred compensation benefits; and (iii) eligible to receive certain cash payments under the Company’s Transaction Bonus Program (as defined in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger”); and

•
the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage for a period of six years following the Merger under the Merger Agreement. See the section of this proxy statement titled “The Merger Agreement — Indemnification of Directors and Officers and Insurance.”

For additional information, see the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”
Material U.S. Federal Income Tax Considerations (page 63)
The receipt of cash by a holder of Company Common Stock who is a U.S. holder (as defined in the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Considerations”) in exchange for shares of Company Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, if you are a U.S. holder, you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive (or are deemed to receive) in the Merger and your adjusted tax basis in the shares of Company Common Stock converted into the right to receive cash in the Merger. If you are a holder of Company Common Stock who is a non-U.S. holder (as defined in the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Considerations”), the Merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, or the Company is, or was during the relevant period, a “United States real property holding corporation” (as described in “The Merger — Material U.S. Federal Income Tax Considerations”). Because individual circumstances may differ, we urge you to consult your own tax advisor to determine the particular tax effects to you.
You are urged to read the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Considerations” for a more complete discussion of the material U.S. federal income tax consequences of the Merger.
Voting by the Company’s Directors and Executive Officers (page 28)
As of the Record Date, the directors and executive officers of the Company beneficially owned in the aggregate approximately 1,283,710 shares of Company Common Stock, or approximately 0.86% of the outstanding shares of Company Common Stock. We currently expect that our directors and executive officers will vote all of their respective shares of Company Common Stock “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
Conditions to the Closing of the Merger (page 94)
The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain conditions on or prior to the Effective Time, including the following:
•
the adoption of the Merger Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting (the “Requisite Stockholder Approval”);

•	the expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);
•
the expiration or termination of applicable waiting periods (and any extensions thereof) under specified healthcare regulatory filings and the receipt and continued effectiveness of specified consents, authorizations and approvals of certain state healthcare regulatory authorities; and

•
the absence of any law, injunction or order (whether temporary, preliminary or permanent) by any governmental authority of competent jurisdiction prohibiting, enjoining or otherwise making illegal the consummation of the Merger that has been enacted, entered or promulgated and is continuing in effect.

In addition, each party’s obligation to consummate the Merger is also subject to the satisfaction or waiver of certain additional conditions, including:
•
the accuracy of the representations and warranties (subject to specified materiality standards) (as described in the section of this proxy statement titled “The Merger Agreement — Conditions to the Closing of the Merger”);

•
the compliance by the other party in all material respects with the covenants and obligations of the Merger Agreement required to be performed and complied with by such party at or prior to the Closing;

•	the receipt of a certificate validly executed on behalf of the applicable party by an authorized officer of such party certifying certain conditions have been satisfied; and
•
in the case of Parent’s and Merger Sub’s obligations, the absence of a Company Material Adverse Effect (as defined in the Merger Agreement and which term is described in the section of this proxy statement titled “The Merger Agreement — Representations and Warranties”) since the date of the Merger Agreement.

Before the Closing, each of the Company, Parent and Merger Sub may waive any of the conditions to its obligation to consummate the Merger even though one or more of the conditions described above has not been met, except where waiver is not permissible under applicable law.

Regulatory Approvals Required for the Merger (page 66)
Antitrust
Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and all applicable waiting periods (and any extension thereof) have expired or been terminated. On November 3, 2026, both the Company and Parent filed their respective notification and report forms under the HSR Act and requested “early termination” of the waiting period. The 30-day waiting period under the HSR Act is expected to expire at 11:59 p.m., Eastern Time, on December 3, 2026, unless earlier terminated or extended by the issuance of a request for additional information and documentary material (a “Second Request”) to the parties by the FTC or the DOJ prior to that time. The expiration or termination of the waiting period under the HSR Act is a condition to the Closing. For more information, see the section of this proxy statement titled “The Merger — Regulatory Approvals Required for the Merger — Antitrust.”
Healthcare
The Closing is also conditioned upon the expiration or termination of certain waiting periods under state healthcare transaction notice laws and the receipt of certain approvals under those laws and state pharmacy licensure laws (see the section of this proxy statement titled “The Merger — Regulatory Approvals Required for the Merger — Healthcare”). The Merger cannot be completed until those waiting periods have expired or been terminated and those approvals have been obtained.
General
At any time, the FTC, the DOJ, any state, or private parties could seek to enjoin the Merger or seek other remedies under the antitrust laws. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
No Solicitation of Other Offers (page 80)
From the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time, the Company and its subsidiaries are generally prohibited from, among other things, soliciting or knowingly encouraging Acquisition Proposals (as defined in the Merger Agreement), providing non-public information to, or engaging in discussions or negotiations with, third parties regarding Acquisition Proposals or proposals or offers that could reasonably be expected to lead to an Acquisition Proposal, and entering into any Alternative Acquisition Agreement (as defined in the section of this proxy statement titled “The Merger Agreement — No Solicitation of Other Offers”). However, prior to the receipt of the Requisite Stockholder Approval, the Company may, under certain circumstances and in compliance with its obligations under the Merger Agreement, engage in discussions or negotiations with, and provide information to, third parties and their representatives that have made bona fide Acquisition Proposals after the date of the Merger Agreement that did not result from a breach (other than a breach in a de minimis respect) of the no-solicitation provisions and that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitute or would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement) and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. For more information, see the section of this proxy statement titled “The Merger Agreement — No Solicitation of Other Offers.”
Termination of the Merger Agreement (page 96)
The Merger Agreement may be terminated at any time prior to the Effective Time in certain circumstances, including:
•	by mutual written agreement of Parent and the Company;
•
by either Parent or the Company, if any final and non-appealable injunction, judgment or order, or any statute, law or regulation, permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger (subject to certain exceptions);

•	by either Parent or the Company, if the Effective Time has not occurred by 11:59 p.m., New York City time, on October 5, 2027 (the “Termination Date”);

•	by either Parent or the Company, if the Requisite Stockholder Approval is not obtained at the Special Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;
•
by either Parent or the Company, if the other party breaches its representations, warranties, covenants or other agreements in a manner that would cause certain conditions to the Closing not to be satisfied, subject to notice and a subsequent 45-day cure period (or such shorter period of time as remains prior to the Termination Date);

•
by Parent, prior to the receipt of the Requisite Stockholder Approval, if the Company Board (or a committee thereof) changes its recommendation that the Company stockholders vote to adopt the Merger Agreement;

•
by the Company, prior to the receipt of the Requisite Stockholder Approval, in order to substantially concurrently enter into a definitive agreement providing for a Superior Proposal, subject to compliance with certain terms of the Merger Agreement and payment of the Company Termination Fee; and

•
by the Company, if all conditions to the Closing have been satisfied or waived, the Company has irrevocably confirmed to Parent in writing that such conditions have been satisfied or waived and that it is ready, willing and able to consummate the Closing, and Parent fails to consummate the Closing within certain time periods specified in the Merger Agreement.

A more detailed description of the termination rights is provided in the section of this proxy statement titled “The Merger Agreement — Termination of the Merger Agreement.”
Termination Fees (page 97)
The Company will be required to pay Parent the Company Termination Fee if:
•
(i) the Merger Agreement is terminated in certain circumstances due to the Effective Time not having occurred by the Termination Date, a failure to obtain the Requisite Stockholder Approval or the Company’s breach of its representations, warranties or covenants, (ii) prior to such termination, an Acquisition Proposal was publicly announced or publicly disclosed and not withdrawn or abandoned within the time periods specified in the Merger Agreement and (iii) within 12 months following such termination, the Company consummates, or enters into a definitive agreement providing for, an Acquisition Transaction (as defined in the Merger Agreement, with references to 20% in the definition of Acquisition Transaction deemed to be references to 50% for this purpose);

•	Parent validly terminates the Merger Agreement, prior to the receipt of the Requisite Stockholder Approval, because the Company Board (or a committee thereof) has changed its recommendation; or
•	the Company validly terminates the Merger Agreement, prior to the receipt of the Requisite Stockholder Approval, to enter into a definitive agreement providing for a Superior Proposal.
Parent will be required to pay the Company the Parent Termination Fee if the Merger Agreement is validly terminated (i) by the Company due to Parent’s or Merger Sub’s breach of its representations, warranties or covenants in a manner that would cause certain conditions to the Closing not to be satisfied, or due to Parent’s failure to consummate the Closing when required, or (ii) by either the Company or Parent at the Termination Date at a time when the Company would have been entitled to terminate the Merger Agreement for either such reason, including the foregoing clause (i).
A more detailed description of the termination fees is provided in the section of this proxy statement titled “The Merger Agreement — Termination Fees.”
Delisting and Deregistration of Company Common Stock (page 68)
If the Merger is completed, the shares of Company Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Company Common Stock will no longer be publicly traded.
Legal Proceedings Regarding the Merger (page 68)
As of the date of this proxy statement, there are no pending lawsuits challenging the Merger. However, the Company has received a demand for inspection of books and records or, in the alternative, for supplemental disclosures, and may receive additional inspection or disclosure demands in the future. In addition, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay the Closing and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. One of the conditions to the Closing is the absence of any law, injunction or order (whether temporary, preliminary or permanent) from any governmental authority of competent jurisdiction prohibiting, enjoining or otherwise making illegal the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.
Appraisal Rights (page 104)
Pursuant to Section 262 of the DGCL, the Company stockholders that are holders of record and beneficial owners of Company Common Stock who continuously hold shares of Company Common Stock through the Effective Time and who do not vote such shares in favor of the adoption of the Merger Agreement, and beneficial owners of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person who beneficially owns shares of Company Common Stock through the Effective Time that are not voted in favor of the adoption of the Merger Agreement, and in either case who properly demand appraisal of their shares, who have neither failed to perfect, nor withdrawn their demands or lost rights to appraisal under the DGCL, and otherwise comply with the applicable requirements of Section 262 of the DGCL, will be entitled to seek appraisal of their shares of Company Common Stock if certain conditions set forth in Section 262(g) of the DGCL are satisfied. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL and the Delaware Court of Chancery could be greater than, the same as, or less than the value of the Merger Consideration that record stockholders or beneficial owners would otherwise be entitled to receive under the terms of the Merger Agreement if they did not seek appraisal of their shares of Company Common Stock.
This means that these holders of record and beneficial owners may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined by the Delaware Court of Chancery to be fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at a rate of five percent over the U.S. Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceeding, the Surviving Corporation may make a voluntary cash payment to persons entitled to appraisal, in which case interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, any persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. For more information, see the section of this proxy statement titled “Appraisal Rights.”
The right to seek appraisal will be lost with respect to shares that a Company stockholder of record or beneficial owner of Company Common Stock votes “FOR” the Merger Proposal. However, abstaining or voting against adoption of the Merger Agreement is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights. To exercise appraisal rights, the Company stockholders (or beneficial owners of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person) who wish to exercise the right to seek an appraisal of their shares must so advise the Company by submitting a written demand for appraisal to the Company prior to the taking of the vote on the Merger Proposal at the Special Meeting, and must otherwise strictly follow the applicable procedures and requirements prescribed by Section 262 of the DGCL. Any demand for appraisal made by a Company stockholder of record or beneficial owner of shares of Company Common Stock with respect to shares held of record in the name of a voting trust or nominee, such as a bank, broker or other nominee, on behalf of such person must (a) reasonably identify the Company stockholder of record of the shares for which the demand is made, (b) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list required by Section 262(f) of the DGCL. However, after an appraisal petition has been filed under Section 262 of the DGCL, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss any appraisal proceedings as to all Company stockholders that are holders of record or beneficial owners who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class of Company Common Stock eligible for appraisal, or (ii) the value of the consideration provided by the Merger Consideration for such total number of shares of Company Common Stock entitled to appraisal rights exceeds $1 million.
In view of the complexity of Section 262 of the DGCL, the Company stockholders who are either holders of record or beneficial owners of Company Common Stock that may wish to pursue appraisal rights are urged to consult their legal and financial advisors.
Where You Can Find Additional Information (page 113)
You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the website maintained by the SEC at www.sec.gov. See the section of this proxy statement titled “Where You Can Find Additional Information.”
If you have any questions concerning the Merger Agreement, the Merger or the other Transactions, the Special Meeting or this proxy statement, would like additional copies of this proxy statement, or need help voting your shares of Company Common Stock, please contact our proxy solicitor:

Innisfree M&A Incorporated
500 Fifth Avenue, 21st Floor
New York, NY 10110
Stockholders May Call:
(877) 717-3898 (toll-free from the U.S. and Canada), or
+1 (412) 232-3651 (from other countries)
Banks and Brokers May Call Collect: (212) 750-5833

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the Special Meeting and the Merger. These questions and answers may not address all questions that may be important to you as a holder of Company Common Stock. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to and incorporated by reference in this proxy statement.
Why am I receiving this proxy statement?
On October 5, 2026, the Company entered into the Merger Agreement with Parent and Merger Sub. Pursuant to the Merger Agreement, if the Merger is completed, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.
You are receiving this proxy statement in connection with the solicitation of proxies by the Company Board in favor of the Merger Proposal and the other matters to be voted on at the Special Meeting as described in this proxy statement.
As a Company stockholder, what will I receive in the Merger?
Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, (i) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (A) the Owned Company Shares and (B) the Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to the Merger Consideration, and (ii) each Owned Company Share will be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor. Dissenting Company Shares will not be converted into the right to receive the Merger Consideration and, instead, holders or beneficial owners thereof who have properly exercised and perfected appraisal rights in accordance with Section 262 of the DGCL will be entitled to payment of the fair value of such shares in accordance with Section 262 of the DGCL, unless and until such appraisal rights are not perfected or are effectively withdrawn, waived or otherwise lost, in which case such shares will be treated as having been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon.
The exchange of shares of Company Common Stock for cash pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. For a more detailed description of the U.S. federal income tax consequences of the Merger, see the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Considerations.” You are urged to consult your own tax advisor for a full understanding of how the Merger will affect you for federal, state, local and/or non-U.S. tax purposes.
How does the Merger Consideration compare to the recent trading price of Company Common Stock?
The Merger Consideration of $32.05 per share of Company Common Stock in cash represents a premium of approximately 42% above the closing price per share of Company Common Stock of $22.64 on October 2, 2026 (the second to last trading day prior to the announcement of the Transactions). On November 6, 2026, the most recent practicable date before the filing of this proxy statement, the closing price of Company Common Stock was $31.65 per share. You are encouraged to obtain current market quotations for Company Common Stock in connection with voting your shares of Company Common Stock.
What will happen to outstanding Company equity awards in the Merger?
At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically be cancelled and converted into the right of the holder to receive an amount in cash, without interest and subject to all applicable deductions and withholdings required by law to be withheld in respect of such payment, equal to the Option Consideration. The amount of cash each holder is entitled to receive with respect to its Company Options will be rounded down to the nearest cent and computed after aggregating cash amounts for all Company Options held by such holder. Each Company Option outstanding as of immediately prior to the Effective Time that has an exercise price that is equal to or greater than the Merger Consideration will be cancelled and extinguished at the Effective Time without any present or future right to receive any consideration.
At the Effective Time, each Vested Company RSU will automatically be cancelled and converted into the right of the holder to receive an amount in cash, without interest and subject to all applicable deductions and withholdings required by law to be withheld in respect of such payment, equal to the RSU Consideration.

At the Effective Time, each Unvested Company RSU will automatically be cancelled and converted into a Converted RSU Cash Award. Each Converted RSU Cash Award will (x) continue to have, and be subject to, the same terms and conditions (excluding any additional dividend equivalent rights, which will not apply following the Effective Time), including vesting terms and conditions, as applied to the corresponding Company RSU immediately prior to the Effective Time, and (y) provide for accelerated vesting upon a qualifying termination of employment prior to the applicable vesting date in accordance with the terms of the applicable award agreement or other Employee Plan (as defined in the Merger Agreement) that provides for accelerated vesting of Company RSUs upon a qualifying termination.
At the Effective Time, each Company PSU that was granted prior to the date of the Merger Agreement, other than any Company PSU that is granted during the Interim Period, outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically be (i) deemed vested with respect to the number of shares of Company Common Stock issuable pursuant to such Company PSU determined (x) for any Company PSU with a performance period that has concluded prior to the Effective Time, based on actual achievement of the applicable performance goals, and (y) for any Company PSU with a performance period that has not concluded prior to the Effective Time, assuming target performance, and (ii) cancelled and converted into the right of the holder to receive an amount in cash, without interest and subject to all applicable deductions and withholdings required by law to be withheld in respect of such payment, equal to the PSU Consideration.
When and where is the Special Meeting of our stockholders?
The Special Meeting will be held virtually on December 15, 2026 at 9 a.m., Central Time (unless adjourned or postponed to a different date and time), at www.virtualshareholdermeeting.com/OPCH2026SM. The Company is conducting the Special Meeting solely via the Internet through a live webcast. Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/OPCH2026SM and by using the 16-digit control number included in their proxy materials.
Who is entitled to vote at the Special Meeting?
The record date for the Special Meeting is November 3, 2026. Only stockholders of record as of the close of business on the Record Date, or those holding a valid proxy, are entitled to vote the shares of Company Common Stock they held as of the Record Date at the Special Meeting. As of the close of business on the Record Date, there were 149,799,704 shares of Company Common Stock issued and outstanding and entitled to vote. On each of the proposals presented at the Special Meeting, each Company stockholder is entitled to one vote for each share of Company Common Stock held by such stockholder on the Record Date.
May I attend the Special Meeting and vote in person?
The Company is hosting the Special Meeting virtually. There will be no physical location for stockholders to attend. Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/OPCH2026SM and by using the 16-digit control number included in their proxy materials.
Stockholders of record: If your shares of Company Common Stock were registered directly in your name with our transfer agent, Equiniti Trust Company, in order to participate in the Special Meeting, you will need your 16-digit control number included in your proxy materials. If you are a Company stockholder of record, you may vote electronically during the Special Meeting by following the instructions available at www.virtualshareholdermeeting.com/OPCH2026SM.
Stockholders holding shares in “street name”: If your shares of Company Common Stock are beneficially held in “street name” through a bank, broker or other nominee and your voting instruction form indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the Special Meeting with the 16-digit control number indicated on that voting instruction form. Otherwise, if you cannot locate your control number, Company stockholders who hold their shares in “street name” should contact their bank, broker, or other nominee (preferably at least five days before the Special Meeting) and obtain their 16-digit control number in order to be able to attend, participate in, or vote at the Special Meeting. Your bank, broker or other nominee will vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your bank, broker or other nominee with this proxy statement (or otherwise submit your vote instructions by Internet or telephone, as available). If you wish to attend the Special Meeting and vote in person (which will have the same effect as revoking any previously submitted voting instructions), you must either follow the instructions above to obtain your 16-digit control number or provide a legal proxy from your broker, bank or other nominee reflecting the number of shares of Company Common Stock you held as of the Record Date, your name and email address. You should contact your bank, broker or other nominee to obtain a legal proxy.

Instructions on how to attend and participate in the Special Meeting via the webcast are posted at www.virtualshareholdermeeting.com/OPCH2026SM.
You should ensure that you have a strong Internet connection and allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the Special Meeting. We encourage you to access the meeting at least fifteen (15) minutes prior to the start time to allow ample time to complete the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be provided on the log-in page.
What proposals will be considered at the Special Meeting?
At the Special Meeting, Company stockholders will be asked to consider and vote on the following proposals:
•	a proposal to adopt the Merger Agreement (the “Merger Proposal”);
•
a proposal to approve, on an advisory, non-binding basis, the specified compensation that will or may be paid or may become payable to the Company’s named executive officers in connection with the Merger (the “Advisory Compensation Proposal”); and

•
a proposal to approve the adjournment of the Special Meeting to a later date or dates, from time to time, if necessary, (a) to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal, (b) if there are insufficient shares of Company Common Stock represented (either in person via the Internet or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (c) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that the Company has determined, after consultation with outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by Company stockholders prior to the Special Meeting (the “Adjournment Proposal”).

What constitutes a quorum for purposes of the Special Meeting?
In order to have a quorum at the Special Meeting, holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting must be present in person or represented by proxy. Abstentions are counted for purposes of determining whether a quorum is present. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is expected to be considered non-routine.
If a quorum is not present, the only business that can be transacted at the Special Meeting is the adjournment of the meeting to another date or time, subject to the terms of the Merger Agreement.
What vote of our Company stockholders is required to approve each of the proposals?
On each of the proposals presented at the Special Meeting, each Company stockholder is entitled to one vote for each share of Company Common Stock held by such stockholder on the Record Date.
The table below illustrates the voting options, vote required, and effect of abstentions and broker non-votes for each proposal, assuming a quorum is present at the Special Meeting (unless otherwise set forth below with respect to the Adjournment Proposal):

Voting Matter	Voting Options	Vote Required	Broker Discretionary Voting Allowed	Effect of Broker Non- Votes(1)	Effect of Abstentions
Proposal 1: The Merger Proposal	For, against, or abstain
Affirmative vote of the Company stockholders holding a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting as of the close of business on the Record Date
			No	Against(2)	Against

Voting Matter	Voting Options	Vote Required	Broker Discretionary Voting Allowed	Effect of Broker Non- Votes(1)	Effect of Abstentions
Proposal 2: The Advisory Compensation Proposal	For, against, or abstain	Affirmative vote of the Company stockholders holding a majority of the voting power of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting	No	N/A(3)	Against
Proposal 3: The Adjournment Proposal(4)	For, against, or abstain	Affirmative vote of the Company stockholders holding a majority of the voting power of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting	No	N/A(3)	Against

(1)
Each proposal to be considered at the Special Meeting is expected to be deemed a “non-routine” matter. As a result, if you do not provide voting instructions to your broker, bank, or other nominee, your shares of Company Common Stock will not be deemed present for any purpose at the Special Meeting, including for purposes of determining whether a quorum exists. Accordingly, no broker non-votes are expected in connection with the Special Meeting.

(2)
Although no broker non-votes are expected, a failure to provide instructions to the broker, bank, or other nominee holding your shares of Company Common Stock will, without resulting in a broker non-vote, have the same effect as a vote “Against” the Merger Proposal.

(3)
Although no broker non-votes are expected, a failure to provide instructions to the broker, bank, or other nominee holding your shares of Company Common Stock will, without resulting in a broker non-vote, have no effect on the outcome of the Advisory Compensation Proposal or Adjournment Proposal.

(4)
Subject to the terms of the Merger Agreement, the chair of the Special Meeting has the power, right and authority to recess or adjourn the Special Meeting, or to postpone the Special Meeting before it is convened, without the vote or consent of any of the Company stockholders, regardless of whether a quorum is present. The Company does not intend to call a vote on the Adjournment Proposal if the Merger Proposal is approved at the Special Meeting.

What is a “broker non-vote”?
Under NYSE rules, which also apply to Nasdaq-listed companies, brokers have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. When a broker is not permitted to vote the shares of a customer who does not provide voting instructions, it is called a “broker non-vote.” If you do not provide your broker with voting instructions, your broker will not be able to vote your shares with respect to (i) the Merger Proposal, (ii) the Advisory Compensation Proposal and (iii) the Adjournment Proposal.
The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is expected to be considered non-routine. As a result, no bank, broker or other nominee will be permitted to vote your shares of Company Common Stock at the Special Meeting without receiving instructions. Failure to instruct your bank, broker or other nominee as to how to vote your shares of Company Common Stock will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal.
How does the Company Board recommend that I vote?
The Company Board unanimously recommends a vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
For a discussion of the factors that the Company Board considered in determining to recommend that the Company stockholders adopt the Merger Agreement, see the section of this proxy statement titled “The Merger — Reasons for the Merger; Recommendation of the Company Board.”

Do any of the Company’s directors or executive officers have interests in the Merger that may differ from or be in addition to my interests as a Company stockholder?
Yes. In considering the recommendation of the Company Board with respect to the Merger Agreement, you should be aware that certain of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of Company stockholders generally. In addition, the Company Board was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be approved by the Company stockholders. See the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”
Why am I being asked to cast an advisory, non-binding vote to approve the compensation that may be paid or may become payable to the Company’s named executive officers in connection with the Merger?
The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require the Company to seek an advisory, non-binding vote with respect to certain payments that may be made to the Company’s named executive officers in connection with the Merger, including the payments summarized in the “golden parachute compensation” table and related narrative compensation disclosures regarding the Company’s named executive officers set forth in “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers.”
What will happen if the Company stockholders do not approve the Advisory Compensation Proposal?
The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on the Company, the Company Board, Parent or the Surviving Corporation. Accordingly, because the Company is contractually obligated to pay the compensation, if the Merger Agreement is adopted by the Company stockholders and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of this advisory, non-binding vote.
What happens if I sell my shares of Company Common Stock before the Special Meeting?
The Record Date for the Special Meeting is earlier than the date of the Special Meeting. If you sell or transfer your shares of Company Common Stock after the Record Date, but before the Special Meeting, you will retain your right to vote such shares at the Special Meeting. However, the right to receive the Merger Consideration will pass to the person to whom you transferred your shares. In order to receive the Merger Consideration in connection with the Merger, you must hold your shares of Company Common Stock through the Effective Time. In addition, if you demand appraisal for any of your shares of Company Common Stock, you will lose your right to appraisal with respect to any such shares that you thereafter sell or transfer prior to the Effective Time.
What is a proxy?
A proxy is your legal designation of another person to vote your shares of Company Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Common Stock is called a “proxy card.”
If a Company stockholder gives a proxy, how are the shares voted?
Regardless of the method you choose to vote, the individuals named on the accompanying proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.
If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
Can I change my vote after I have delivered my proxy or my voting instructions?
If you are a Company stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the Special Meeting, as applicable, by (i) mailing a proxy card dated later than your last submitted proxy card, (ii) authorizing a new proxy to vote on a later date on the Internet or by telephone (it being understood that only your latest Internet or telephone proxy submitted prior to the Special Meeting will be counted), (iii) notifying the Corporate Secretary of the Company in writing before the Special Meeting begins or (iv) voting during the Special Meeting (attendance at the Special Meeting will not, by itself, revoke the proxy). If your shares are held beneficially in “street name,” you should follow the instructions provided by your broker, bank or other nominee to change your vote or revoke your proxy.
How do I cast my vote if I am a Company stockholder of record?
If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered, with respect to those shares, to be the “stockholder of record.” In that case, this proxy statement and your proxy card have been sent directly to you by the Company.
If you are a Company stockholder of record as of the Record Date, you may vote or submit a proxy via the Internet, via telephone or by mail by following the instructions on the enclosed proxy card. You may also vote your shares by ballot via the Internet during the Special Meeting. Regardless of whether you plan to attend the Special Meeting, we urge you to submit your vote by proxy as early as possible to ensure that your shares will be represented. For more detailed instructions on how to vote using one of these methods, see the section of this proxy statement titled “The Special Meeting — Voting Procedures.”
If you are a Company stockholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares in favor of each of the Merger Proposal, the Advisory Compensation Proposal and, if necessary or appropriate, the Adjournment Proposal.
How do I cast my vote if my shares of Company Common Stock are beneficially held in “street name” by my bank, broker or other nominee?
If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Company Common Stock (i.e., you hold in “street name”). In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the Company stockholder of record.
If you are a beneficial owner of shares of Company Common Stock (i.e., you hold in “street name”) and your voting instruction form indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the Special Meeting with the 16-digit control number indicated on that voting instruction form. Otherwise, if you cannot locate your control number, Company stockholders who hold their shares in “street name” should contact their bank, broker, or other nominee (preferably at least five days before the Special Meeting) and obtain their 16-digit control number in order to be able to attend, participate in, or vote at the Special Meeting. Your bank, broker or other nominee will vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your bank, broker or other nominee with this proxy statement (or otherwise submit your vote instructions by Internet or telephone, as available). Without providing those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal.
What will happen if I abstain from voting or fail to vote on any of the proposals?
If you abstain from voting with respect to any proposal, it will have the same effect as a vote “AGAINST” each of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.
If you fail to cast your vote via the Internet during the Special Meeting or by proxy or fail to give voting instructions to your bank, broker or other nominee, any such failure will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company Common Stock. If you are a Company stockholder of record and your shares of Company Common Stock are registered in more than one name, you will receive more than one proxy card. Please submit your proxy and/or voting instructions for each set of materials that you receive to ensure that all your shares of Company Common Stock are voted.

Where can I find the voting results of the Special Meeting?
If available, we may announce preliminary voting results at the conclusion of the Special Meeting. We intend to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that the Company files with the SEC are publicly available when filed. For more information, see the section of this proxy statement titled “Where You Can Find Additional Information.”
Am I entitled to rights of appraisal under the DGCL?
If the Merger is completed, and certain conditions set forth in Section 262(g) of the DGCL are satisfied, the Company stockholders that are holders of record and beneficial owners of Company Common Stock who continuously hold shares of Company Common Stock through the Effective Time and who do not vote such shares in favor of the adoption of the Merger Agreement, and beneficial owners of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person who beneficially owns shares of Company Common Stock through the Effective Time that are not voted in favor of the adoption of the Merger Agreement, and in either case who properly demand appraisal of their applicable shares and do not withdraw their demands or otherwise lose their rights to appraisal, and who otherwise comply with the applicable requirements of Section 262 of the DGCL, will be entitled to seek appraisal of their shares of Company Common Stock in connection with the Merger under Section 262 of the DGCL. This means such holders of record and beneficial owners of shares of Company Common Stock will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest on the amount determined to be fair value, if any, as determined by the court (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Holders of record and beneficial owners of Company Common Stock who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in additional detail in this proxy statement, and Section 262 of the DGCL regarding appraisal rights is accessible without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply with the provisions of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights. See the section of this proxy statement titled “Appraisal Rights.”
When is the Merger expected to be completed?
We are working toward completing the Merger as promptly as possible, and currently expect the Merger to close in the first half of calendar year 2027, pending the receipt of applicable regulatory approvals and a stockholder vote in favor of the adoption of the Merger Agreement. However, the exact timing of completion of the Merger cannot be accurately predicted, because the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Parent’s, Merger Sub’s and the Company’s respective obligations to consummate the Merger, some of which are not within the parties’ control.
What effect will the Merger have on the Company?
If the Merger is consummated, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue to exist following the Merger as a wholly owned subsidiary of Parent. Following completion of the Merger, shares of Company Common Stock will be delisted from Nasdaq, and the registration of shares of Company Common Stock under the Exchange Act will be terminated.
What happens if the Merger is not completed?
If the Merger Proposal is not approved by the Company stockholders, or if the Merger is not completed for any other reason, the Company stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, the Company will remain an independent public company, shares of Company Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, the Company will continue to file periodic and other reports with the SEC and the Company stockholders will continue to own their shares of Company Common Stock and be subject to the same general risks and opportunities as they currently are with respect to their ownership of shares of Company Common Stock.

If the Merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock, including the risk that the market price of Company Common Stock may decline to the extent that the current market price of Company Common Stock reflects a market assumption that the Merger will be completed. If the Merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely affected. Pursuant to the Merger Agreement, under certain circumstances, the Company is permitted to terminate the Merger Agreement in order to enter into an alternative transaction and may be obligated to pay to Parent the Company Termination Fee. Further, under certain circumstances, Parent may be obligated to pay the Company the Parent Termination Fee. See the sections of this proxy statement titled “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees.”
What is householding and how does it affect me?
We have implemented a process known as “householding.” Under this process, we may send a single copy of this proxy statement to multiple Company stockholders who share the same address, unless we have received different instructions from any of the Company stockholders. This method helps reduce the environmental impact of our stockholder meetings and lowers our printing and mailing costs. Company stockholders who participate in householding will still receive separate proxy cards. If a Company stockholder chooses not to participate in householding, they can request a separate copy of this proxy statement, which we will promptly deliver upon request.
Who can help answer my questions?
If you need assistance in voting your shares or have questions regarding the Special Meeting, please contact our proxy solicitor:

Innisfree M&A Incorporated
500 Fifth Avenue, 21st Floor
New York, NY 10110
Stockholders May Call:
(877) 717-3898 (toll-free from the U.S. and Canada), or
+1 (412) 232-3651 (from other countries)
Banks and Brokers May Call Collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS
This proxy statement includes forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Merger, the expected timeline for completing the Merger and the expected benefits of the Merger and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. If any of these risks materialize, or if any of the assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this proxy statement. Important factors that could cause the Company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others:
•
the risks that one or more closing conditions to the Transactions, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions or may require conditions, limitations or restrictions in connection with such approvals or that the Requisite Stockholder Approval may not be obtained;

•	the risk that the Transactions may not be completed on the terms or in the time frame expected by the Company, or at all;
•	unexpected costs, charges or expenses resulting from the Transactions, including as a result of delay in completing the Transactions on the expected timeframe or at all;
•
the occurrence of any event, change or circumstance that could give rise to termination of the Transactions, including circumstances requiring us to pay a termination fee pursuant to the Merger Agreement;

•
risks related to the disruption of management time from ongoing business operations due to the pending Transactions, or other effects of the pending Transactions on the relationship of any of the parties to the transaction with their employees, customers, suppliers, or other counterparties;

•
the risk that stockholder litigation in connection with the Transactions or other litigation, settlements or investigations may affect the timing or occurrence of the Transactions or result in significant costs of defense, indemnification and liability;

•	the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company Common Stock, credit ratings or results of operations; and
•
other risk factors set forth in Item 1A, “Risk Factors,” of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 24, 2026, as updated by the Company’s Quarterly Reports on Form 10-Q and other documents subsequently filed by the Company with the SEC.

Although the Company has attempted to identify important risk factors, there may be other risk factors not presently known to the Company or that the Company presently believes are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this proxy statement. The Company cautions you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this proxy statement. Any forward-looking statement made by the Company in this proxy statement speaks only as of the date hereof. The Company undertakes no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

THE PARTIES
Option Care Health, Inc.

Option Care Health, Inc.
3000 Lakeside Drive #300N
Bannockburn, IL 60015
(312) 940-2443
Option Care Health, Inc. is the largest independent provider of home and alternate site infusion services. The Company draws on over 40 years of clinical care experience to offer patient-centered, cost-effective infusion therapy. The Company’s infusion services include the clinical management of infusion therapy, nursing support and care coordination. The Company’s multidisciplinary team of more than 5,000 clinicians, including pharmacists, pharmacy technicians, nurses and dietitians, is able to provide infusion service coverage for nearly all patients across the United States needing treatment for complex and chronic medical conditions.
The Company contracts with managed care organizations, third-party payers, hospitals, physicians and other referral sources to provide pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other nonhospital settings. Our services are provided in coordination with, and under the direction of, the patient’s physician. Our multidisciplinary team of clinicians, including pharmacists, pharmacy technicians, nurses and dietitians, works with the physician to develop a plan of care suited to each patient’s specific needs. We provide home infusion services consisting of anti-infectives, nutrition support, chronic inflammatory disorders, neurological disorders, immunoglobulin therapy, and other therapies for chronic and acute conditions. The Company operates in one segment, infusion services.
The Company’s operating model enables it to provide favorable outcomes to its stakeholders as follows:
•
Patients. The Company improves patients’ quality of life by allowing them to receive infusion therapy at home or at one of its ambulatory infusion suites. In addition, the Company helps manage patients’ conditions through counseling and education regarding their treatment and by providing ongoing monitoring to encourage patient compliance with the prescribed therapy. The Company also provides services to help patients receive reimbursement benefits.

•
Payers. The Company provides payers with a comprehensive approach to meeting their pharmacy service needs and providing a cost-effective solution. The Company’s provision of infusion pharmacy services in the patient’s home or at one of its local ambulatory infusion suites offers a lower cost alternative to providing these therapies in a hospital setting. The Company also provides payers with utilization and outcome data to evaluate therapy effectiveness.

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Providers. The Company offers providers timely patient clinical support by providing care management related to their patients’ pharmacy needs and improving compliance with therapy protocols. The Company eliminates the need for providers to carry inventories of high-cost prescriptions by distributing the medications directly to patients’ homes.

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Pharmaceutical Manufacturers. The Company collaborates with pharmaceutical manufacturers to provide a broad distribution channel for their existing pharmaceuticals and their new product launches. The Company implements patient monitoring programs that encourage compliance with the prescribed therapy. The Company also provides valuable clinical information in the form of outcomes and compliance data to manufacturers to aid in their evaluation of the efficacy of their products.

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Health Systems. The Company partners with health systems across the country to provide seamless transitional care within an effective post-acute care network to manage patients across the continuum of care. The Company assists partnered health systems in monitoring key metrics that tie back to what most payers monitor in their value-based contracts.

Shares of Company Common Stock are listed on Nasdaq under the symbol “OPCH.” Our principal executive offices are located at 3000 Lakeside Dr. #300N, Bannockburn, IL 60015. Our telephone number is (312) 940-2443. Our website address is www.optioncarehealth.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into or otherwise part of this proxy statement or any future documents that may be filed with the SEC and should not be considered part of this proxy statement. Additional information about the Company is contained in our public filings. See the section of this proxy statement titled “Where You Can Find Additional Information.”
Onyx Bidco LLC

550 Madison Avenue, 32nd Floor
New York, NY 10152
(212) 407-5200
Parent is a Delaware limited liability company formed on October 1, 2026 solely for the purpose of entering into the Merger Agreement, and subject to the terms and conditions thereof, completing the Transactions and the Financing. Parent has not engaged in any business activities other than in connection with the Transactions. After the Closing, Parent will be the parent company of the Company.
Onyx Merger Sub, Inc.

550 Madison Avenue, 32nd Floor
New York, NY 10152
(212) 407-5200
Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent formed on October 1, 2026 solely for the purpose of entering into the Merger Agreement, and subject to the terms and conditions thereof, completing the Transactions and the Financing. Merger Sub has not engaged in any business activities other than in connection with the Transactions. Upon the Closing, Merger Sub will cease to exist. At the Effective Time, the Surviving Corporation will be indirectly owned by members of the Investor Group.
For more information, see the section of this proxy statement titled “The Merger — Financing of the Merger.”

THE SPECIAL MEETING
We are furnishing this proxy statement to the Company stockholders as part of the solicitation of proxies by the Company Board for use at the Special Meeting and at any adjournments or postponements thereof.
Date, Time and Place
The Special Meeting will be held virtually on December 15, 2026 at 9 a.m., Central Time (unless adjourned or postponed to a different date and time). Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/OPCH2026SM and by using the 16-digit control number included in your proxy materials, where you, or your proxy, will be able to vote electronically. The Company is conducting the Special Meeting solely via the Internet through a live webcast.
Purpose of the Special Meeting
At the Special Meeting, Company stockholders will be asked to consider and vote on the following proposals:
•	a proposal to adopt the Merger Agreement;
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a proposal to approve, on an advisory, non-binding basis, the specified compensation that will or may be paid or may become payable to the Company’s named executive officers in connection with the Merger; and

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a proposal to approve the adjournment of the Special Meeting to a later date or dates, from time to time, if necessary, (a) to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal, (b) if there are insufficient shares of Company Common Stock represented (either in person via the Internet or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (c) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that the Company has determined, after consultation with outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by Company stockholders prior to the Special Meeting.

A copy of the Merger Agreement is attached as Annex A to this proxy statement.
Recommendation of the Company Board
The Company Board has unanimously (i) determined that it is fair to, and in the best interests of, the Company and the Company stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; (iii) resolved to recommend that the Company stockholders adopt the Merger Agreement in accordance with the DGCL; and (iv) directed that the adoption of the Merger Agreement be submitted to the Company stockholders for consideration by the Company stockholders at a meeting thereof. Accordingly, the Company Board recommends that Company stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
For a discussion of the factors that the Company Board considered in determining to recommend the adoption of the Merger Agreement, see the section of this proxy statement titled “The Merger — Reasons for the Merger; Recommendation of the Company Board.”
Record Date and Company Stockholders Entitled to Vote
The record date for the Special Meeting is November 3, 2026. Only stockholders of record as of the close of business on the Record Date, or those holding a valid proxy, are entitled to receive notice of and to vote the shares of Company Common Stock they held on the Record Date at the Special Meeting. As of the close of business on the Record Date, 149,799,704 shares of Company Common Stock were issued and outstanding and entitled to be voted at the Special Meeting. On each of the proposals presented at the Special Meeting, each Company stockholder is entitled to one vote for each share of Company Common Stock held by such stockholder on the Record Date.
A list of Company stockholders of record as of the Record Date will be available for examination during the ten days preceding the Special Meeting. If you wish to review the stockholder list, please e-mail OCH-CorporateSecretary@optioncare.com to schedule an appointment.

Quorum
As of the Record Date, 149,799,704 shares of Company Common Stock were outstanding. In order to have a quorum at the Special Meeting, holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting must be present in person or represented by proxy. Abstentions are counted for purposes of determining whether a quorum is present. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is expected to be considered non-routine.
If a quorum is not present, the only business that can be transacted at the Special Meeting is the adjournment of the meeting to another date or time, subject to the terms of the Merger Agreement. If a quorum shall fail to attend the Special Meeting, the chair of the Special Meeting or the Company stockholders holding a majority of the voting power of the shares of Company Common Stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another time and/or place, in each case subject to the terms of the Merger Agreement. The inspector of election appointed for the Special Meeting will determine whether a quorum is present.
Vote Required
On each of the proposals presented at the Special Meeting, each Company stockholder is entitled to one vote for each share of Company Common Stock held by such Company stockholder on the Record Date.
Adoption of the Merger Proposal
Assuming a quorum is present, the approval of the Merger Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting as of the close of business on the Record Date. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a Company stockholder of record’s failure to vote or a “street name” beneficial holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.
Under the Merger Agreement, approval of the Merger Proposal by the Company stockholders is a condition to the consummation of the Merger.
Approval of the Advisory Compensation Proposal
Assuming a quorum is present, the approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a Company stockholder of record’s failure to vote or a “street name” beneficial holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) will have no effect on the outcome of the Advisory Compensation Proposal and abstentions will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal. The approval of the Advisory Compensation Proposal is advisory and non-binding and is not a condition to the completion of the Merger.
The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on the Company, the Company Board, Parent or the Surviving Corporation. Accordingly, because the Company is contractually obligated to pay the compensation, if the Merger Agreement is adopted by the Company stockholders and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of this advisory, non-binding vote.
Approval of the Adjournment Proposal
Assuming a quorum is present, the approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a Company stockholder of record’s failure to vote or a “street name” beneficial holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal and abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.

The vote on the Adjournment Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. The Company does not intend to call a vote on this proposal if the Merger Proposal is approved at the Special Meeting.
Tabulation of Votes; Results
Broadridge Financial Solutions, Inc. has been engaged as the independent inspector of election for the Special Meeting.
Voting Procedures
Regardless of whether you plan to attend the Special Meeting, your careful consideration of, and vote on, the Merger Agreement is important and we encourage you to submit your vote as soon as possible.
If you are a registered owner of shares of Company Common Stock, to ensure that your shares of Company Common Stock are voted at the Special Meeting, we recommend that you promptly submit your proxy, even if you plan to attend the Special Meeting virtually, using one of the following three methods:
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By Internet. If you have Internet access, you may submit your proxy by going to the site indicated on your proxy card and following the instructions on how to complete an electronic proxy card. You will need the control number included on your proxy card in order to authorize a proxy to vote by Internet. Internet voting is available until 10:59 p.m., Central Time, on December 14, 2026.

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By Telephone. If you have access to a touch-tone telephone, you may submit your proxy by calling the telephone number specified on your proxy card and by following the recorded instructions. You will need the control number included on your proxy card in order to authorize a proxy to vote by telephone. Telephone voting is available until 10:59 p.m., Central Time, on December 14, 2026.

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By Mail. You may authorize a proxy to vote by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), please indicate your name and title or capacity.

The Internet and telephone procedures for submitting proxies are designed to authenticate your identity and to allow you to cause your shares of Company Common Stock to be voted for the matters brought before the Special Meeting as described in this proxy statement and confirm that your proxy has been properly recorded.
If you submit your proxy via the Internet, by telephone or by completing, signing and returning the accompanying proxy card by mail, the persons named as proxies will vote your shares according to your instructions. If you are a stockholder with shares of Company Common Stock registered in your name and submit your proxy but do not direct the persons named as proxies how to vote your shares on a proposal to be brought before the Special Meeting, the persons named as proxies will vote your shares in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.
If a beneficial owner of shares of Company Common Stock held in “street name” by a bank, broker or other nominee does not provide the organization that holds its shares with specific voting instructions, then, under applicable rules, the organization that holds its shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon one or more matters for which the applicable rules provide discretionary authority or for which voting instructions have been provided but do not vote on a particular proposal because they do not have discretionary authority to vote on that matter and have not received specific voting instructions on that matter from the beneficial owner of relevant shares. The Company does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is expected to be considered non-routine. As a result, no broker will be permitted to vote your shares of Company Common Stock at the Special Meeting without receiving instructions. Failure to instruct your bank, broker or other nominee as to how to vote your shares of Company Common Stock will have the same effect as a vote “AGAINST” the Merger Proposal.
Revocation of Proxies
If you are a Company stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the Special Meeting, as applicable, by (i) mailing a proxy card dated later than your last submitted proxy card, (ii) authorizing a new proxy to vote on a later date on the Internet or by telephone (it being understood that only your latest Internet or telephone proxy submitted prior to the Special Meeting will be counted), (iii) notifying the Company’s Corporate Secretary in writing before the Special Meeting begins or (iv) voting during the Special Meeting (attendance at the Special Meeting will not, by itself, revoke the proxy). If your shares are held beneficially in “street name,” you should follow the instructions provided by your broker, bank or other nominee to change your vote or revoke your proxy.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies for the Merger Proposal, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.
Voting at the Special Meeting
The Special Meeting will be held virtually at www.virtualshareholdermeeting.com/OPCH2026SM. There will be no physical location for stockholders to attend. You will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/OPCH2026SM and using the 16-digit control number included in your proxy materials.
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Stockholders of record: If you are a Company stockholder of record, in order to participate in the Special Meeting, you will need your 16-digit control number included in your proxy materials. If you are a Company stockholder of record, you may vote electronically during the Special Meeting by following the instructions available on www.virtualshareholdermeeting.com/OPCH2026SM.

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Stockholders holding shares in “street name”: If your shares of Company Common Stock are beneficially held in “street name” through a bank, broker or other nominee and your voting instruction form indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the Special Meeting with the 16-digit control number indicated on that voting instruction form. Otherwise, if you cannot locate your control number, Company stockholders who hold their shares in “street name” should contact their bank, broker, or other nominee (preferably at least five days before the Special Meeting) and obtain their 16-digit control number in order to be able to attend, participate in, or vote at the Special Meeting. Your bank, broker or other nominee will vote your shares only if you provide instructions on how to vote by properly completing the voting instruction form sent to you by your bank, broker or other nominee with this proxy statement (or otherwise submit your vote instructions by Internet or telephone, as available). If you wish to attend the Special Meeting and vote in person (which will have the same effect as revoking any previously submitted voting instructions), you must either follow the instructions above to obtain your 16-digit control number or provide a legal proxy from your broker, bank or other nominee reflecting the number of shares of Company Common Stock you held as of the Record Date, your name and email address. You should contact your bank, broker or other nominee to obtain a legal proxy.

Instructions on how to attend and participate in the Special Meeting via the webcast are posted at www.virtualshareholdermeeting.com/OPCH2026SM.
You should ensure that you have a strong Internet connection and allow plenty of time to log in and ensure that you can hear streaming audio prior to the start of the Special Meeting. We encourage you to access the meeting at least fifteen (15) minutes prior to the start time to allow ample time to complete the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be provided on the log-in page.
Please note that even if you plan to attend the Special Meeting, we recommend that you submit a proxy by Internet, telephone or by mail in advance, to ensure that your shares will be represented.
Solicitation of Proxies
The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request banks, brokers and other nominees to solicit their customers who have Company Common Stock registered in their names and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice and SEC and Nasdaq regulations. We may also use the services of our directors, officers and other employees to solicit proxies, personally, by telephone or by electronic means, without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to perform various solicitation services in connection with the Special Meeting. The Company will pay Innisfree a customary fee of up to $50,000 in connection with its solicitation services, and Innisfree will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such services.
Adjournments
The Special Meeting may be adjourned from time to time to another time and/or place under our Amended and Restated By-laws (our “Bylaws”) (i) by the chair of the Special Meeting, whether or not a quorum is present, or (ii) by the Company stockholders holding a majority of the voting power of the shares of Company Common Stock present in person or represented by proxy, in each case subject to the terms of the Merger Agreement. Under the DGCL, notice need not be given of any such adjournment if the time and place (and the means of remote communication, if any) thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned Special Meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present virtually and vote at such adjourned meeting will be given to each Company stockholder of record entitled to vote at the meeting (or, if a new record date is fixed, as of the record date fixed for notice of the adjourned meeting). All proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the time such proxies are voted at the reconvened meeting.
Subject to the terms of the Merger Agreement, the chair of the Special Meeting has the power, right and authority to adjourn the Special Meeting, or to postpone the Special Meeting before it is convened, without the vote or consent of any of the Company stockholders.
Voting by the Company’s Directors and Executive Officers
As of the Record Date, the directors and executive officers of the Company beneficially owned in the aggregate approximately 1,283,710 shares of Company Common Stock, or approximately 0.86% of the outstanding shares of Company Common Stock. We currently expect that our directors and executive officers will vote all of their respective shares of Company Common Stock (1) “FOR” the Merger Proposal, (2) “FOR” the Advisory Compensation Proposal and (3) “FOR” the Adjournment Proposal.
Certain of the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of the Company stockholders generally. For more information, see the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”
Assistance
If you need assistance in voting your shares or have questions regarding the Special Meeting, please contact our proxy solicitor:

Innisfree M&A Incorporated
500 Fifth Avenue, 21st Floor
New York, NY 10110
Stockholders May Call:
(877) 717-3898 (toll-free from the U.S. and Canada), or
+1 (412) 232-3651 (from other countries)
Banks and Brokers May Call Collect: (212) 750-5833

PROPOSAL 1: THE MERGER PROPOSAL
As discussed elsewhere in this proxy statement, at the Special Meeting, Company stockholders will consider and vote on a proposal to adopt the Merger Agreement (referred to as the “Merger Proposal”). The Merger cannot be completed without the adoption of the Merger Agreement by the requisite vote of the Company stockholders. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the Merger, including the information set forth under the sections of this proxy statement titled “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement. You are urged to read the Merger Agreement carefully and in its entirety.
Assuming a quorum is present, the approval of the Merger Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Special Meeting as of the close of business on the Record Date. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a Company stockholder of record’s failure to vote or a “street name” beneficial holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.
The Company Board unanimously recommends a vote “FOR”
the approval of the Merger Proposal.

PROPOSAL 2: THE ADVISORY COMPENSATION PROPOSAL
Pursuant to Section 14A of the Exchange Act, the Company is required to submit a proposal to the Company stockholders to approve, on an advisory, non-binding basis, the “golden parachute” compensation payments that will or may be made by the Company to its named executive officers in connection with the Merger. This proposal, commonly known as a “say on golden parachute” proposal, gives the Company stockholders the opportunity to vote on an advisory, non-binding basis on the “golden parachute” compensation payments that will or may be paid by the Company to its named executive officers in connection with the Merger (referred to as the “Advisory Compensation Proposal”).
The “golden parachute” compensation that the Company’s named executive officers will or may be entitled to receive from the Company in connection with the Merger is summarized in the table that appears in the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers.” Such summary, in tabular form, includes the compensation and benefits that will or may be paid by the Company to its named executive officers in connection with the Merger.
You are urged to carefully review the “golden parachute” compensation information disclosed in this proxy statement.
The Company Board unanimously recommends that holders of Company Common Stock approve the following resolution:
“RESOLVED, that the Company stockholders approve, on an advisory (non-binding) basis, the compensation that will or may become payable by the Company to its named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Quantification of Potential Payments and Benefits table and the related narrative disclosures.”
Assuming a quorum is present, the approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a Company stockholder of record’s failure to vote or a “street name” beneficial holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) will have no effect on the outcome of the Advisory Compensation Proposal and abstentions will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal.
The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on the Company, the Company Board, Parent or the Surviving Corporation. Accordingly, because the Company is contractually obligated to pay the compensation, if the Merger Agreement is adopted by the Company stockholders and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory, non-binding vote of the Company stockholders on the Advisory Compensation Proposal.
The Company Board unanimously recommends a vote “FOR”
the approval of the Advisory Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL
We are asking that you approve the adjournment of the Special Meeting to a later date or dates, from time to time, if necessary, (a) to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal, (b) if there are insufficient shares of Company Common Stock represented (either in person via the Internet or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (c) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that the Company has determined, after consultation with outside legal counsel, are reasonably likely to be required under applicable law and for such supplemental or amended disclosures to be disseminated and reviewed by Company stockholders prior to the Special Meeting (referred to as the “Adjournment Proposal”).
Assuming a quorum is present, the approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a Company stockholder of record’s failure to vote or a “street name” beneficial holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) will have no effect on the outcome of the Adjournment Proposal and abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.
The vote on the Adjournment Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. The Company does not intend to call a vote on this proposal if the Merger Proposal is approved at the Special Meeting.
The Company Board unanimously recommends a vote “FOR”
the approval of the Adjournment Proposal.

THE MERGER
General Description of the Merger
The Company, Parent and Merger Sub entered into the Merger Agreement on October 5, 2026. A copy of the Merger Agreement is included as Annex A to this proxy statement. On the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the Surviving Corporation of the Merger and as a wholly owned subsidiary of Parent.
Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, (i) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (A) the Owned Company Shares and (B) the Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to the Merger Consideration, and (ii) each Owned Company Share will be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor. Dissenting Company Shares will be entitled to payment of the fair value of such shares in accordance with Section 262 of the DGCL unless the applicable holder fails to perfect, withdraws, waives or otherwise loses those rights. For a discussion of the appraisal rights that may be exercised by holders of Company Common Stock, see the section of this proxy statement titled “Appraisal Rights.”
Background of the Merger
The Company Board and Company management regularly review and evaluate the Company’s long-term strategy, performance and prospects in light of developments in the home and alternate site infusion industry and the broader healthcare landscape. As part of these reviews, the Company Board and Company management have from time to time considered potential strategic alternatives, and members of Company management have from time to time had conversations with financial sponsors and strategic parties regarding the industry, potential commercial relationships and, on occasion, potential strategic transactions.
In the first half of 2025, in response to unsolicited (and separate) outreaches by CD&R and three additional financial sponsors (“Party A,” “Party B” and “Party C”), members of Company management held discussions with representatives of each of CD&R, Party A, Party B and Party C regarding a variety of topics including general business updates, potential transactions and other opportunities to accelerate growth. The Company entered into confidentiality agreements with each of the foregoing parties (including a confidentiality agreement with CD&R dated February 10, 2025), pursuant to which the Company provided certain due diligence information. No proposals were made, and each of these parties ceased discussions with the Company. In the fourth quarter of 2025, a financial sponsor (“Party D”) contacted the Company to express interest, and on November 25, 2025, entered into a confidentiality agreement with the Company and received certain due diligence information and held discussions with the Company; on March 5, 2026, Party D informed the Company that it was disengaging and did not make a proposal to the Company.
From January 11 to January 14, 2026, at the annual J.P. Morgan Healthcare Conference (“JPMHC”) in San Francisco, members of Company management held (at the request of such parties) general, high-level discussions with representatives of CD&R, a financial sponsor (“Party E”), a strategic party (“Party F”), a financial sponsor (“Party G”) and a strategic party. No proposal with respect to any strategic transaction resulted from these discussions and discussions (unless otherwise mentioned below) did not continue after JPMHC.
On May 18, 2026, representatives of CD&R informed John C. Rademacher, the Company’s President and Chief Executive Officer, by telephone that CD&R and McKesson intended to submit a proposal to acquire the Company. Mr. Rademacher informed the Chair of the Company Board of this call on the same day.
On May 19, 2026, CD&R and McKesson delivered to Harry M. Jansen Kraemer, Jr., the Chair of the Company Board, and Mr. Rademacher a preliminary, non-binding indication of interest to acquire all of the outstanding shares of Company Common Stock for cash at a price of $28.00 to $32.00 per share (the “May 19 Proposal”). The May 19 Proposal included an initial list of focus areas for due diligence. The May 19 Proposal identified Debevoise & Plimpton LLP (“Debevoise”) as legal counsel to CD&R and Davis Polk & Wardwell LLP (“Davis Polk”) as legal counsel to McKesson.
On May 20 and 21, 2026, the Company Board held a regularly scheduled meeting (which was temporarily adjourned on the afternoon of May 20 and reconvened on the morning of May 21), with members of Company management and representatives of Centerview (who had been working with the Company on certain governance matters for which it had not been compensated) and Kirkland & Ellis LLP (“Kirkland”) (the Company’s long-time outside counsel) in attendance for portions of the meeting. Mr. Kraemer informed the Company Board of receipt of the May 19 Proposal. A representative of Kirkland reviewed with the Company Board its fiduciary duties under Delaware law in evaluating unsolicited acquisition proposals. As part of the agenda for the meeting, Company management provided the Company Board with an update on ongoing efforts (which were in process independent of the May 19 Proposal) to refresh the Company’s long-range plan given developments at the Company, Q1 performance and changing payor, pharmacy benefit manager (“PBM”), governmental and other industry dynamics. Following discussion, the Company Board (i) requested that management continue to update the Company’s long-range plan (which would also facilitate future discussions regarding evaluation of the May 19 Proposal should the Company Board determine to pursue it), (ii) approved the engagement of Centerview (who were already advising the Company on unrelated matters) as the Company’s financial advisor, subject to management’s agreement with the terms of the engagement, and (iii) reaffirmed that, while management should continue to focus on executing the Company’s standalone plan, Mr. Rademacher and other members of management could engage in discussions with CD&R and McKesson, keeping the Company Board apprised of significant developments. The Company subsequently formally engaged Centerview with respect to certain governance matters pursuant to an engagement letter dated May 20, 2026 and as financial advisor to the Company in connection with a potential strategic transaction on September 2, 2026.
On May 23, 2026, at the direction of the Company Board, representatives of Centerview spoke with representatives of the Investor Group, informing them that although the Company was not presently conducting a sale process, it was interested in holding preliminary conversations and asked questions regarding the May 19 Proposal. On May 29, 2026, representatives of Centerview sent draft confidentiality agreements to each of CD&R and McKesson. On June 1, 2026, representatives of Centerview spoke with representatives of Party A, Party B, Party D, Party E, Party F, Party G and a financial sponsor (“Party H”) in order to understand whether they would hypothetically be interested in exploring a potential transaction with the Company if such an opportunity were to arise. Also on June 1, 2026, the Investor Group provided a prioritized due diligence request list to Centerview.
On June 2, 2026, the Company and McKesson entered into a confidentiality agreement, which permitted McKesson to engage in discussions with CD&R regarding a potential transaction, including co-bidding or consortium arrangements. On June 2, the Company and CD&R entered into a letter agreement extending CD&R’s February 10, 2025 confidentiality agreement and also permitting CD&R to engage in discussions with McKesson regarding a potential transaction, including co-bidding or consortium arrangements and extending the term of the standstill in the February 10, 2025 confidentiality agreement. The Company subsequently entered into clean team agreements with CD&R and McKesson on June 19, 2026, and June 23, 2026, respectively.
Between June 3, 2026 and June 12, 2026, the Company entered into confidentiality agreements (or extensions of existing confidentiality agreements) with Party A, Party B, Party E, Party G and Party H. On June 9, 2026, representatives of Centerview contacted another strategic party (“Party I”) regarding a potential transaction with the Company.
On June 10, 2026, in response to a prior request from the Investor Group, Mr. Rademacher and Collin Smyser, the Company’s General Counsel and Corporate Secretary, together with representatives of Centerview, held a diligence meeting with senior representatives of the Investor Group in New York. On June 11, 2026, the Company provided initial responses to the Investor Group’s priority due diligence requests. On June 11 and June 12, 2026, in response to prior requests from each such party, Mr. Rademacher and Mr. Smyser held meetings with representatives of Party A, Party E and Party H.
On June 15, 2026, the Company Board held a special meeting, with members of Company management and representatives of Centerview and Kirkland in attendance. Mr. Rademacher updated the Company Board on the June 10, 2026 meeting with the Investor Group, noting his belief that the Investor Group was highly engaged and interested in pursuing a potential transaction on an accelerated timetable, and on the meetings with Party A, Party E and Party H. Mr. Rademacher also noted that meetings with Party F and Party I were expected in the following days. Company management then presented to the Company Board an updated long-range plan for fiscal years 2026 through 2030 (the “Long-Range Plan”), which the Company Board closely evaluated and about which the Company Board asked questions of Company management. The Company Board and Company management discussed the factors underlying the changes to the Long-Range Plan from the Company’s prior long-range plan (reviewed by the Company Board in February), including changes in management’s assumptions regarding drug price changes due to the Inflation Reduction Act and biosimilar introductions, shifting payor and PBM dynamics, changes in assumptions regarding therapy mix and increasing competition in certain specialty therapy categories. The Long-Range Plan was formally approved at the Company Board meeting on June 17, 2026 in the form presented to the Company Board at the June 15, 2026 meeting. The Company Board requested that Centerview use the Long-Range Plan presented at the June 15, 2026 meeting to prepare an illustrative preliminary valuation analysis to be presented at the June 17, 2026 meeting.
On June 16 and 17, 2026, the Company entered into confidentiality agreements with Party F and Party I respectively, and members of Company management met again with representatives of the Investor Group to discuss its due diligence requests.
On June 17, 2026, the Company Board held a special meeting, with members of Company management and representatives of Centerview and Kirkland in attendance. The Company Board reviewed the relationship disclosures previously provided by each of Kirkland (who disclosed its existing client relationship with CD&R) and Centerview and confirmed that it did not have any concerns with respect to either firm’s respective disclosures or their ability to represent the Company. At the request of the Company Board, representatives of Centerview then reviewed with the Company Board Centerview’s illustrative preliminary valuation analysis of the Company, which was based on the Long-Range Plan, and Kirkland again reviewed with the Company Board its fiduciary duties. After discussion, the Company Board determined that it was advisable both to further explore the May 19 Proposal and to further explore whether broader interest existed and directed that Centerview and Company management (i) engage with the Investor Group to address its outstanding information requests and seek an improved proposal, (ii) further engage with Party A, Party B, Party D, Party E, Party F, Party G, Party H and Party I (collectively, the “Additional Potential Bidders”) to determine whether they were interested in making a proposal, on a standalone basis or with one or more other parties, and (iii) request of all parties that initial or revised indications of interest be delivered on or about July 14, 2026. The Additional Potential Bidders were selected by the Company Board as those who had previously expressed interest and/or engaged with the Company in 2025 and 2026 and who were believed to retain interest in the Company and/or the industry.
On June 18, 2026, representatives of Centerview requested that the Investor Group provide a revised proposal on the timeline set by the Company Board, and Centerview also contacted the Additional Potential Bidders to request proposals on the same timeline. On June 18 and June 22, 2026, members of Company management held meetings with Party I and Party F, respectively. On June 19 and June 23, 2026, Party I and Party F, respectively, informed Centerview that they were not interested in exploring a transaction at this time. On June 21, 2026, the Long-Range Plan was provided to the Investor Group, and on June 21 and June 22, 2026, the Long-Range Plan was provided to Party A, Party B, Party D, Party E, Party G and Party H. On June 24, 2026, a financial data book was provided to the Investor Group and to each of Party A, Party B, Party D, Party E, Party G and Party H. Following its initial responses on June 11, 2026, the Company continued providing responses to the Investor Group’s priority due diligence requests.
During July 2026, the Investor Group continued its due diligence review, including diligence calls with Company management on July 2, July 20 and July 21, 2026. At the request of the relevant parties, members of Company management also held diligence calls with Party E on July 6, 2026 and July 13, 2026, and with Party G and Party A on July 14, 2026 and July 15, 2026, respectively.
On July 3, 2026 (following an initial unsolicited outreach by such sponsors on June 25, 2026), two financial sponsors together reached out to Centerview indicating an interest in discussing a potential transaction with the Company. This bidding group later added an additional financial sponsor and an industry participant (collectively such group, the “Party J Consortium”). Representatives of Centerview, following discussions with Company management, contacted representatives of the Party J Consortium on July 7, 2026 and spoke with representatives of the Party J Consortium on July 13, 2026, at which time Centerview suggested an introductory discussion with Company management.
On July 7, 2026, Party D informed Centerview that it was not interested in exploring a transaction at this time.
On July 15, 2026, the Investor Group requested an extension to July 24, 2026 to deliver its revised indication of interest. Centerview reiterated to the Investor Group the Company Board’s expectations on timing and value but granted the extension in light of the Investor Group’s work completed to date.
On July 20, 2026, members of Company management held an introductory meeting with representatives of the Party J Consortium. On July 23, 2026, draft confidentiality agreements were shared with certain members of the Party J Consortium and the Company entered into confidentiality agreements with certain members of the Party J Consortium on July 30 and August 4, 2026.

On July 24, 2026, the Investor Group indicated to Centerview that it was not in a position to update its prior range of $28.00 to $32.00 per share.
On July 28, 2026 the Investor Group delivered a work plan to Centerview contemplating approximately four weeks to complete its business due diligence and provide a refined view of value, followed by approximately three weeks of confirmatory due diligence and concurrent negotiation of a definitive agreement. Centerview expressed the view that the Company Board would be disappointed in the contemplated timing and in the fact that the Investor Group continued to communicate a range, and stated that it would revert following direction from the Company Board.
On July 30, 2026, a financial sponsor (“Party K”) contacted Centerview on an unsolicited basis to express interest in a potential transaction with the Company. On August 7, 2026, the Company entered into a confidentiality agreement with Party K.
On August 5, 2026, representatives of the Investor Group contacted Centerview to reiterate their interest in a potential transaction.
On August 6, 2026, the Company Board held a special meeting, with members of Company management and representatives of Centerview and Kirkland in attendance. At the request of the Company Board, representatives of Centerview updated the Company Board on the status of discussions with the Investor Group since the June 17, 2026 meeting and on the Investor Group’s diligence completed to date, including diligence calls with members of Company management, receipt of responses to outstanding diligence requests and reported engagement of five outside advisors, as well as the Investor Group’s remaining diligence workplan, and reported that, of the six financial sponsors contacted, Party A (on July 30, 2026), Party B (on August 6, 2026 as a standalone party, and later, along with Party L as described below, on September 10, 2026), Party D (on July 7, 2026) and Party H (on July 22, 2026) had indicated that they were not interested in exploring a transaction at that time, while Party E and Party G remained interested in exploring a transaction and had requested additional time to formulate a view on value. Centerview also reported that Party F (on June 23, 2026) and Party I (on June 19, 2026) (both strategics) had indicated that they were not interested in exploring a transaction at that time. Centerview also reported on the inbound expressions of interest from the Party J Consortium and Party K and presented a list of additional potential financial sponsors and strategic parties for the Company Board’s consideration. Following discussion, the Company Board authorized management to continue exploring a sale with the current interested parties, while also engaging with any additional unsolicited serious inbound interest from other financial sponsors or strategic parties, and to distribute process letters and establish September 10, 2026 as a common deadline for the submission of indications of interest. The Company Board also directed Centerview to inform the Investor Group that the Company was only interested in proceeding if there was a path to a value at or above the high end of the Investor Group’s previously indicated range.
On August 8, 2026, as directed by the Company Board, representatives of Centerview conveyed the Company Board’s message regarding timing and valuation expectations to the Investor Group. On August 10, 2026, Centerview distributed process letters to the Investor Group, Party E, Party G and the Party J Consortium, and on August 11, 2026, to Party K, in each case requesting indications of interest by September 10, 2026. On August 11, 2026, a financial sponsor (“Party L”) and Party C, and on August 14, 2026, a financial sponsor (“Party M”), each contacted Centerview on an unsolicited basis to express interest. On August 12, 2026, the Company entered into a confidentiality agreement with the industry participant that later joined the Party J Consortium. Party L, Party C and Party M entered into confidentiality agreements with the Company on August 18, August 20 and August 24, 2026, respectively, and each then received the Long-Range Plan overview materials, a financial data book and a process letter. Party L subsequently requested, and was granted by Company management, permission to discuss the opportunity with Party B. On August 18, 2026, Party B subsequently received a process letter.
On August 25 and August 26, 2026, at the request of the Investor Group, members of Company management held management due diligence sessions with the Investor Group, including a full-day session in Chicago covering drug-level performance trends, the Company’s ambulatory infusion center strategy, clinical and commercial organization, payor relationships, and budgeting and forecasting. During this late August period, the Investor Group also advanced confirmatory due diligence workstreams with its outside advisors, who submitted quality of earnings and legal and compliance due diligence request lists on August 17 and August 23, 2026, respectively, and the Investor Group, with permission of Company management, engaged with seven potential lenders. On August 28, 2026, the Party J Consortium requested, and was granted by Company management, permission to contact potential lenders and to speak with a strategic party (“Party N”) as a potential member of its group. On August 30, 2026, the Party J Consortium submitted a priority due diligence request list, and on August 31, 2026, Centerview sent a form of clean team agreement to two members of the Party J Consortium. On September 1, 2026, an additional financial sponsor joined the Party J Consortium.
On September 1, 2026, the Company Board held a regular meeting, with members of Company management and representatives of Centerview and Kirkland in attendance. At the request of the Company Board, representatives of Centerview updated the Company Board on the status of the process, noting that the Investor Group had reiterated, including as recently as August 31, 2026, that it was making good progress against the timeline and valuation expectations the Company Board had outlined, and Centerview reported on the inbound interest from Party L, Party C and Party M and the status of engagement with the Party J Consortium, Party K, Party E and Party G. Representatives of Centerview also outlined the considerable effort that the Investor Group, and its various representatives, had put into advancing and completing diligence workstreams, and also covered the diligence exercises of the Party J Consortium, Party E, Party G and Party K. Representatives of Kirkland reviewed with the Company Board the key terms of the form of merger agreement that Kirkland had prepared for the process, which included, among other matters, a company termination fee at the lower end of market practice and a reverse termination fee at the higher end of market practice, a “hell or high water” regulatory efforts covenant, the absence of any financing condition and a “go-shop” provision.
On September 2 and September 4, 2026, at the request of such parties, members of Company management held meetings with representatives of Party K and Party E, respectively. On September 3, 2026, the Company entered into clean team agreements with two members of the Party J Consortium and began providing additional confidential materials to the Party J Consortium. On September 5 and September 9, 2026, the Company entered into confidentiality agreements with the additional financial sponsor that had joined the Party J Consortium and with Party N, respectively. On September 8 and September 9, 2026, Party G and Party L, respectively, informed Centerview that they did not intend to submit proposals.
On September 10, 2026, the Party J Consortium submitted a non-binding indication of interest to acquire all of the outstanding shares of Company Common Stock for cash at a price of $30.00 to $34.00 per share, together with a “highly confident” financing letter. The indication of interest stated that the Party J Consortium would require six to eight weeks from receipt of certain priority diligence information detailed in its indication of interest to complete its remaining due diligence and sign a definitive agreement and that any final offer would not be subject to a financing contingency. The indication of interest from the Party J Consortium was not signed by and did not mention Party N, which the Party J Consortium had previously requested to engage in dialogue with as a potential participant in their proposed transaction.
Also on September 10, 2026, Party K submitted a non-binding indication of interest to acquire all of the outstanding shares of Company Common Stock for cash at a price of $29.00 to $31.00 per share, which stated that Party K would expect to sign a definitive agreement within six to eight weeks and that its final offer would not be subject to a financing contingency. Party B, Party C, Party E, Party G, Party L and Party M did not submit indications of interest; Party B, Party E, Party G and Party L each informed Centerview on September 10, 2026 that they each were no longer interested in exploring a transaction at this time. Party M and Party C informed Centerview on September 11 and September 14, 2026, respectively, that they each were no longer interested in exploring a transaction.
On September 11, 2026, the Investor Group submitted a non-binding indication of interest to acquire all of the outstanding shares of Company Common Stock for cash at a price of $30.00 per share, together with “highly confident” financing letters, with a proposed timeline of approximately three and a half weeks to sign a definitive agreement. On September 12, 2026, consistent with the Company Board’s prior direction on August 6, 2026, and the message delivered by Centerview on August 8, 2026 that the Company expected any bid on September 10, 2026 to be at, or above the high end of its previously indicated range, representatives of Centerview informed the Investor Group that the Company Board would not support a transaction at $30.00 per share, and that, absent an improved proposal, the Investor Group would not continue in the process. On September 13, 2026, the Investor Group revised its indication to $31.00 per share and shortened its proposed timeline to sign a definitive agreement to approximately two weeks following receipt of necessary information.
On September 14, 2026, the Company Board held a special meeting, with members of Company management and representatives of Centerview and Kirkland in attendance. At the request of the Company Board, representatives of Centerview provided an update on the indications of interest received and the parties that had declined to submit a proposal or further explore a transaction and reviewed in more detail the three indications of interest received, including noting that the Investor Group had completed its value-driving due diligence, had engaged advisors, had obtained

“highly confident” financing letters, had participated in eight meetings and calls with Company management and had submitted approximately 220 diligence questions. Representatives of Centerview noted that Party J Consortium’s engagement on value-driving diligence consisted of one introductory call and approximately 15 diligence questions. Centerview also noted that beyond the initial introductory meeting and brief engagement with Company management regarding follow-ups on diligence questions, no management diligence meetings had been requested and the indication of interest did not name any advisors engaged, and also noted that although the Party J Consortium had described Party N as a potential member of its group, Party N was not named in or a signatory to the Party J Consortium’s indication of interest and had entered into a confidentiality agreement with the Company only on September 9, 2026. The Company Board also discussed the large number of constituents in the Party J Consortium and the potential adverse impact of that on the actionability and timing of any proposal. The Company Board further discussed that Party K’s engagement had consisted of one two-hour meeting with Company management and that Party K had not yet engaged with financing sources. At the request of the Company Board, Centerview also presented a preliminary illustrative valuation analysis, which was updated for the latest balance sheet data (including projected third and fourth quarter cash flows). Following discussion on various topics, including the price and actionability of each bid, the Company Board directed Centerview and management to inform the Investor Group that the Company had received a competing indication of interest at $34.00 per share and that the Investor Group would need to improve its proposal to remain competitive.
Following the September 14 meeting, as directed by the Company Board, representatives of Centerview informed the Investor Group of the competing indication of interest at $34.00 per share. Shortly thereafter, representatives of the Investor Group informed Mr. Rademacher and Centerview that the Investor Group was going “pencils down” and would not increase its proposal to $34.00 per share. On September 16 and September 17, 2026, representatives of Centerview spoke with the Party J Consortium and Party K to ask clarifying questions regarding their indications of interest to better inform the Company Board’s evaluation of such proposals.
During the period between “pencils down” and September 17, 2026, Mr. Rademacher and Centerview, on the one hand, and representatives from the Investor Group, on the other hand, corresponded with respect to the “pencils down” message and whether it was final or the Investor Group remained interested.
On September 17, 2026, the Investor Group delivered a revised non-binding proposal to acquire the Company for $32.05 per share in cash (the “September 17 Proposal”), together with a draft exclusivity agreement. The September 17 Proposal stated that $32.05 per share represented the Investor Group’s “best and final offer,” that the Investor Group had substantially completed its business and commercial due diligence and had provided highly confident financing letters and that the Investor Group was prepared to complete confirmatory due diligence and negotiate definitive documentation within two weeks. The September 17 Proposal stated that it was conditioned on the Company immediately entering into a two-week exclusivity agreement. On September 17, 2026, Mr. Rademacher and representatives of Centerview requested that the Investor Group increase its price, with the Investor Group responding that it would not increase its price and, further, reiterating that the immediate signing of exclusivity was a condition to its proposal and continued engagement with the Company.
On September 20, 2026, the Company Board held a special meeting, with members of Company management and representatives of Centerview and Kirkland in attendance. At the request of the Company Board, representatives of Centerview updated the Company Board on the events described in the paragraph above and reviewed Centerview’s financial analysis, including how the Investor Group’s bid compared with the various financial analyses prepared by Centerview. The directors then met in executive session, with Mr. Rademacher and Mr. Smyser excused for a portion of the session, and discussed the pros and cons of the bids from each of the Investor Group, Party K (whose bid was below the other two) and the Party J Consortium including, among other things, the substantially greater diligence completed by the Investor Group compared with the Party J Consortium, the uncertainty of where the Party J Consortium would ultimately land in its price range and the possibility that the Party J Consortium would not ultimately offer more than $32.05 per share, the relative timing to signing, the complexity and uncertainty of a multi-party consortium, the Investor Group’s requirement of exclusivity to continue engaging with the Company and Centerview’s views on valuation. Following discussion, the executive session ended and Mr. Rademacher and Mr. Smyser rejoined and the Company Board authorized management to enter into a two-week exclusivity agreement with the Investor Group and to seek to finalize a transaction with the Investor Group at $32.05 per share in light of the considerations set forth above, including the substantial work already completed by the Investor Group (and the limited work completed by the Party J Consortium), the uncertainty of where the Party J Consortium would ultimately land in its price range, the relative proposed timing to signing of each bidder and the Investor Group’s requirement for exclusivity in order for it to proceed.
Later in the day on September 20, 2026, at the direction of the Company Board, representatives of Centerview informed the Investor Group that the Company would proceed with seeking to finalize a transaction at $32.05 per share, and Kirkland also delivered a first draft merger agreement to Debevoise and Davis Polk.
On September 21, 2026, the Company, CD&R and McKesson entered into a 14-day exclusivity agreement (the “Exclusivity Agreement”), pursuant to which the Company agreed not to solicit, initiate or encourage any inquiries or proposals for a competing proposal, engage in any negotiations or discussions with any other person regarding a competing proposal, enter into any agreement or similar understanding regarding a competing proposal or provide non-public information to any person that may be considering making, or has made, a competing proposal, until 11:59 p.m. Eastern Time on October 5, 2026. The Exclusivity Agreement required the Company to notify any person with which it had engaged in discussions regarding a competing proposal during the preceding 30 days that the Company had entered into an exclusivity arrangement, without disclosing the identity of the Investor Group, the terms of its proposals or the duration of the exclusivity period.
On September 22, 2026, consistent with the Exclusivity Agreement, representatives of Centerview informed the Party J Consortium and Party K that the Company had entered into exclusivity with a bidder.
Later in the day on September 22, 2026, the Party J Consortium (again not including Party N) submitted an unsolicited letter to Centerview, which was subsequently shared with Company management and the Company Board, indicating a price of $34.00 per share and stating that, based on the work completed to date, the Party J Consortium did not expect the remaining diligence process to result in a reduction from that valuation but instead could potentially support an increase in value. The letter stated that the Party J Consortium would require one week following receipt of additional diligence materials to confirm its underwriting and an additional two weeks to secure committed financing but did not specify a timeline to sign a definitive agreement. In light of the Company’s obligations under the Exclusivity Agreement, neither the Company nor Centerview communicated with the Party J Consortium between September 22, 2026 and the execution of the Merger Agreement, and the Party J Consortium did not further contact the Company during that period.
From September 21 through October 1, 2026, representatives of the Company and Centerview held regular due diligence calls with representatives of the Investor Group, and the Company held confirmatory due diligence calls with the Investor Group’s legal, accounting and other advisors.
On September 25, 2026, Debevoise, on behalf of the Investor Group, delivered a revised draft of the merger agreement to Kirkland, which, among other things, deleted the go-shop provision (and replaced it with a no-shop with a fiduciary out) and provided for a Company Termination Fee equal to 3.5% of the Company’s equity value, a Parent Termination Fee equal to 5.0% of the Company’s equity value and a reasonable best efforts standard to obtain required antitrust and healthcare approvals. On September 28, 2026, Kirkland delivered a revised draft of the merger agreement to Debevoise which, among other things, reinstated the go-shop provision and provided for a Company Termination Fee equal to 3.0% of the Company’s equity value, a Parent Termination Fee equal to 6.5% of the Company’s equity value, an antitrust termination fee of 7.0% of the Company’s equity value and increased obligations with respect to obtaining required antitrust and healthcare approvals.
On October 1, 2026, the Company Board held a special meeting, with members of Company management and representatives of Centerview and Kirkland in attendance. Centerview reported on the entry into the Exclusivity Agreement (as authorized by the Company Board at the September 20, 2026 meeting) and the notices to the Party J Consortium and Party K (consistent with the Company’s obligations under the Exclusivity Agreement) and discussed the Party J Consortium’s September 22 letter (which was shared with the Company Board prior to the meeting). Centerview also reported on the Investor Group’s progress, noting that the Investor Group’s diligence was substantially complete. Representatives from Kirkland again reviewed with the Company Board its fiduciary duties, including its duties under Delaware law in connection with the potential transaction, and provided an overview of deal protection provisions, noting that Kirkland had included a go-shop in each of its drafts of the merger agreement and that the Investor Group had to date rejected it although they had proposed to reduce the Company Termination Fee to 3.25%. The Company Board discussed, among other things, the relative merits of seeking a go-shop versus accepting a no-shop with a fiduciary out, including the risk that pressing for a go-shop could jeopardize the transaction with the Investor

Group. The Company Board also discussed the ability of an interloper (including the Party J Consortium) to submit a topping proposal following signing pursuant to the fiduciary out construct in the merger agreement, whether the Party J Consortium’s indication was truly actionable (including the limited diligence and lack of advisor engagement prior to their September 10 proposal and other considerations arising from the constituents in the consortium) and the benefit of signing at $32.05 per share while preserving the potential for receipt of a higher proposal. Following discussion, the Company Board authorized management to continue to seek a go-shop but, if it was ultimately unavailable, to seek other merger agreement concessions in return, and to continue to seek to finalize a merger agreement with the Investor Group at $32.05 per share.
On October 2, 2026, Debevoise delivered a revised draft of the merger agreement to Kirkland which, among other things, again deleted the go-shop provision (and replaced it with a no-shop with a fiduciary out), provided for a Company Termination Fee equal to 3.25% of the Company’s equity value and a Parent Termination Fee equal to 6.5% of the Company’s equity value, removed the antitrust termination fee and proposed the “Regulatory Material Adverse Effect” standard with respect to required efforts to obtain antitrust approvals (an antitrust efforts commitment up to a standard of a material adverse effect measured by reference to the size of the Company). Also on October 2, 2026, Mr. Rademacher and Mr. Smyser spoke with representatives of the Investor Group, who stated that neither CD&R nor McKesson would agree to a go-shop. On October 3, 2026, Kirkland delivered a revised draft of the merger agreement to Debevoise which, among other things, again included the go-shop provision and provided for a Company Termination Fee equal to 3.0% of the Company’s equity value, and Debevoise reiterated to Kirkland that the Investor Group would not agree to a go-shop.
On October 4, 2026, the Company Board held a special meeting, with members of Company management and representatives of Centerview and Kirkland in attendance. Representatives of Kirkland reviewed with the Company Board the key terms of the then current draft of the proposed merger agreement, including the $32.05 per share cash consideration, the required stockholder approval, the closing conditions (including HSR clearance and certain state healthcare approvals), the interim operating covenants, the absence of a financing condition and a reverse termination fee equal to 6.0% of the Company’s equity value, the termination rights and the treatment of Company equity awards. Representatives of Kirkland reported that, notwithstanding repeated efforts by Kirkland, Centerview and Company management, the Investor Group had refused to accept a go-shop but had indicated that, in lieu of the go-shop, it would be willing to reduce the Company Termination Fee to 3.0% of the Company’s equity value and during negotiations had also agreed to the Regulatory Material Adverse Effect concept and to a 12-month outside date. Representatives of Centerview noted that the $32.05 per share consideration represented a premium of approximately 42% to the then-current trading price of Company Common Stock and that Centerview’s valuation analysis had not changed since the September 20 meeting. Representatives of Centerview then presented an updated relationship disclosure to the Company Board, who continued to have no concerns with Centerview’s disclosure or its ability to represent the Company. The directors then met in executive session, with Mr. Rademacher excused, at the request of a director.
Later in the day on October 4, 2026, Debevoise delivered a revised draft of the merger agreement to Kirkland which, among other things, deleted the go-shop (and replaced it with a no-shop with a fiduciary out), accepted a Company Termination Fee equal to 3.0% of the Company’s equity value and a Parent Termination Fee equal to 6.0% of the Company’s equity value, accepted a 12-month outside date and accepted the antitrust efforts covenant based on a Regulatory Material Adverse Effect commitment standard to obtain antitrust clearance. Also on October 4, 2026, Mr. Rademacher and a representative of CD&R discussed certain of the remaining open items including, among other matters, treatment of employee equity awards in the Merger Agreement.
Later in the day on October 4, 2026, Kirkland delivered a revised draft of the merger agreement to Debevoise which, among other things, accepted the removal of the go-shop provision (and instead included a no-shop with a fiduciary out). Throughout the day on October 5, 2026, the parties finalized the Merger Agreement, the Company Disclosure Letter (as defined in the section of this proxy statement titled “The Merger Agreement — Representations and Warranties”) and the other transaction documents, including the Equity Commitment Letters and the Limited Guarantees.
Later on October 5, 2026, the Company Board held a special meeting, with members of Company management and representatives of Centerview and Kirkland in attendance. Mr. Rademacher reported that news of the potential transaction had been published following the close of the market by the Financial Times and Barron’s, and on the activation of the Company’s communications plan. Representatives of Kirkland reviewed the changes reflected, since the October 4 meeting, in the final Merger Agreement provided to the Company Board in advance of this October 5 meeting, including the addition of certain additional state healthcare approvals as closing conditions, acceptance of a customary no-shop with a fiduciary out, a Company Termination Fee of 3.0% of equity value, a 12-month outside date and an agreed upon marketing period for the Debt Financing, as well as the final treatment of Company equity awards and other employee matters. Mr. Smyser confirmed that he had been informed that the Investor Group had obtained the necessary internal approvals to move forward with the transaction earlier that day. At the request of the Company Board, representatives of Centerview then reviewed its valuation analysis and rendered Centerview’s oral opinion to the Company Board, subsequently confirmed by delivery of a written opinion dated October 5, 2026, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of Company Common Stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section of this proxy statement titled “The Merger — Opinion of Centerview Partners LLC.” Following discussion, the Company Board unanimously, among other items, (i) determined that the Merger Agreement and the Transactions, including the Merger, are fair to, advisable and in the best interests of the Company and the Company stockholders, (ii) approved the Merger Agreement and the Transactions, (iii) resolved to recommend that the Company stockholders adopt the Merger Agreement and (iv) directed that the Merger Agreement be submitted to the Company stockholders for adoption at the Special Meeting.
Following the meeting, on October 5, 2026, the Company, Parent and Merger Sub executed the Merger Agreement, and the related Equity Commitment Letters, Limited Guarantees and Original Debt Commitment Letter were executed and delivered.
On the morning of October 6, 2026, the Company, CD&R and McKesson issued a joint press release announcing the execution of the Merger Agreement.
During the process described above, the Company entered into confidentiality agreements with 17 parties other than CD&R and McKesson. Each of these confidentiality agreements included a standstill provision, with terms ranging from 12 to 18 months. Under the terms of these confidentiality agreements, upon the Company’s entry into the Merger Agreement, each such standstill provision either ceased to apply or permits the applicable party to make an Acquisition Proposal to the Company Board.
Reasons for the Merger; Recommendation of the Company Board
As described above in the section of this proxy statement titled “— Background of the Merger,” after careful consideration, the Company Board, at a special meeting held on October 5, 2026, unanimously (i) determined that it is fair to, and in the best interests of, the Company and the Company’s stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; (iii) resolved to recommend that the Company stockholders adopt the Merger Agreement in accordance with the DGCL; and (iv) directed that the adoption of the Merger Agreement be submitted to the Company stockholders for consideration by the Company stockholders at a meeting thereof. Accordingly, the Company Board recommends a vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
In deciding to authorize and approve the execution, delivery and performance by the Company of the Merger Agreement, the consummation by the Company of the transactions contemplated by it and the recommendations to Company stockholders set forth above, the Company Board consulted with and received the advice of its legal and financial advisors, discussed certain matters with the Company’s management, and considered a variety of factors weighing positively in favor of the Merger, including the following non-exhaustive list of material factors (not necessarily in order of relative importance):
•
The fact that the Merger Consideration is all cash, which provides certainty of value and liquidity to stockholders upon consummation of the Merger, while eliminating the effect of business and execution risk to stockholders, compared to continuing to operate the Company as a standalone company.

•	The compelling value of the Merger Consideration of $32.05 per share, which constitutes a premium of:
•
approximately 42% above the closing price per share of Company Common Stock of $22.64 as of October 2, 2026 (the second to last trading day prior to the announcement of the Transactions (as further described in the section of this proxy statement titled “— Background of the Merger”)); and

•
approximately 38% above the 60-day volume-weighted average price per share of Company Common Stock on October 2, 2026 (the second to last trading day prior to the announcement of the Transactions (as further described in the section of this proxy statement titled “— Background of the Merger”)).

•
The belief of the Company Board, after a review of the Company’s current and historical financial condition, results of operations, prospects, business strategy, competitive position and industry and regulatory considerations, including the potential impact of these factors on the trading price of Company Common Stock, that the Merger Consideration is more favorable to the Company stockholders than the potential value that might have resulted from other alternatives available to the Company, including remaining a standalone public company, and that the Merger represents the best available alternative for maximizing value for stockholders, considering:

•
the Company Board’s assessment of the Company’s historical and projected financial performance, including the Management Projections (as defined in the section of this proxy statement titled “— Certain Company Management Projections”);

•
that the Company’s actual financial results in future periods could differ materially from the Management Projections, including as a result of the risks associated with executing the plan and market, regulatory, financial markets and sector risks not within the control of the Company;

•
the challenges and risks that the Company has faced, and would likely continue to face, if it remained a standalone public company, including, among others, macroeconomic conditions, public market dynamics, payor/PBM reimbursement and drug pricing changes, increasing competition in the home and alternate site infusion market, changes in therapeutic and infusion needs (including the move to self-administered therapies), the need to adopt and integrate evolving technologies and the capital investment required to sustain the Company’s growth;

•	the costs, risks and challenges of initiatives to achieve organic growth or growth through acquisitions;
•	the costs and burdens associated with being a public company; and
•
the other risks and uncertainties discussed under the heading “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K and, to the extent applicable, any subsequent Quarterly Reports on Form 10-Q.

•
The process undertaken by the Company Board, with the assistance of Company management, Centerview and Kirkland, to solicit and evaluate potential strategic alternatives, which included, following receipt of the Investor Group’s unsolicited proposal in May 2026, outreach to and engagement with 17 third parties, including financial sponsors and strategic parties, each of whom executed confidentiality agreements (including six parties who submitted unsolicited inbound requests for information), the provision of due diligence information to interested parties, and the establishment of a September 10, 2026 deadline for indications of interest, which resulted in three non-binding indications of interest from three parties/groups, including the Investor Group. For more information, please see the section of this proxy statement titled “— Background of the Merger.”

•
The Company Board’s belief that the Company, with the assistance of Kirkland and Centerview, had negotiated the most favorable terms that the Investor Group was willing to offer, including that the price had been increased from the Investor Group’s preliminary indication of interest of $28.00-$32.00 per share, and its subsequent proposals of $30.00 per share and $31.00 per share, to $32.05 per share as a result of the negotiating efforts of the Company Board, Company management and the Company’s advisors, and the Investor Group stating that $32.05 per share was its best and final offer.

•
The risk of losing the opportunity with the Investor Group, given the Investor Group’s statement that its $32.05 per share proposal was its best and final offer and was conditioned on a two-week exclusivity period, and the potential negative effect that a prolonged sale process might have on the Company’s business and on management’s time. The Company Board believed that, based on the negotiations, any attempt to insist on a further price increase would have created a meaningful risk that the Investor Group would terminate negotiations, in which event Company stockholders would lose the opportunity to obtain the proposed Merger Consideration.

•
The opinion of Centerview rendered to the Company Board on October 5, 2026, which was subsequently confirmed by delivery of a written opinion dated such date, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described under the section of this proxy statement titled “— Opinion of Centerview Partners LLC.”

•
The terms and conditions of the Merger Agreement permitting the Company, prior to the receipt of the Requisite Stockholder Approval, to respond to unsolicited bona fide Acquisition Proposals, including permitting the Company Board to furnish information and engage in discussions in connection with an Acquisition Proposal that the Company Board determines in good faith constitutes, or would reasonably be expected to lead to, a Superior Proposal (see the section of this proxy statement titled “The Merger Agreement — No Solicitation of Other Offers”). In this regard, the Company Board considered that:

•
the Company had conducted a pre-signing market check, as described above, and the Company Board was able to negotiate a reduction in the Company Termination Fee from 3.5% of equity value, as initially proposed by the Investor Group, to approximately 3.0% of equity value;

•
subject to its compliance with the terms of the Merger Agreement and prior to the adoption of the Merger Agreement by stockholders, the Company Board can change its recommendation with respect to the Merger or cause the Company to terminate the Merger Agreement and enter into an agreement for a Superior Proposal; and

•
while the Merger Agreement contains a Company Termination Fee of $145,963,976 (representing approximately 3.0% of the Company’s equity value) that the Company would be required to pay to Parent in certain circumstances, the Company Board believes that the Company Termination Fee is reasonable in light of the circumstances and the overall terms of the Merger Agreement and the process undertaken by the Company Board to evaluate potential strategic alternatives, consistent with fees in comparable transactions, and would not be a significant deterrent to potential alternative acquisition proposals.

•	The fact that the Merger would be subject to the approval of Company stockholders, and Company stockholders would be free to reject the Merger by voting against the adoption of the Merger Agreement.
•
The fact that stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and otherwise comply with the applicable requirements of Section 262 of the DGCL may be entitled to seek appraisal of the “fair value” of their shares of Company Common Stock, as and to the extent provided by Section 262 of the DGCL. For more information, please see the section of this proxy statement titled “Appraisal Rights.”

•
The reputation and financial capacity of the members of the Investor Group, their stated commitment to the transaction, their experience in the healthcare industry, each of CD&R’s and McKesson’s prior track record of completing large and complex acquisitions and the Company Board’s belief that the Investor Group was likely to complete the Merger.

•	The Company Board’s belief that the Merger is reasonably likely to be completed in a timely manner, in view of the terms of the Merger Agreement, including:
•
that Parent has obtained committed Debt Financing for the Transactions from reputable financial institutions pursuant to the Debt Commitment Letter and committed Equity Financing for the Transactions from an investment fund managed by CD&R and from McKesson pursuant to the Equity Commitment Letters which, together, provide funding of an amount sufficient to consummate the Merger in accordance with the Merger Agreement, including to pay the aggregate Merger Consideration and all fees and expenses payable by Parent in connection with the Closing and the repayment of outstanding Company Indebtedness (as defined in the Merger Agreement). For more information, please see the section of this proxy statement titled “— Financing of the Merger;”

•
the obligation of Parent and Merger Sub to use reasonable best efforts to take all appropriate actions to arrange and obtain the Debt Financing and the limited number and nature of the conditions to each of the Debt Financing and the Equity Financing;

•
the fact that if Parent fails to complete the Merger when required to do so under the Merger Agreement, the Company has the right under the Merger Agreement to specifically enforce Parent’s obligation to cause the Equity Financing to be funded (but only if, among other things, the Debt Financing has been funded or would be available to Parent at the Closing if the Equity Financing is funded), subject to the terms and conditions of the Merger Agreement and the Equity Commitment Letters, or to terminate the Merger Agreement and obtain payment by Parent of the Parent Termination Fee of $291,927,951 (approximately 6.0% of the Company’s equity value), subject to the terms and conditions of the Merger Agreement;

•
that each of an affiliate of CD&R and McKesson has provided a Guarantee (as defined in the Merger Agreement) with respect to certain obligations of Parent, including the payment of the Parent Termination Fee that may be owed by Parent pursuant to the Merger Agreement if the Merger Agreement is terminated under certain circumstances, as well as certain Enforcement Expenses and Reimbursement Obligations (as defined in the Merger Agreement), in each case, subject to the terms of the Merger Agreement and the applicable Guarantee;

•
the obligation of Parent to use reasonable best efforts to consummate the Closing, and the agreed upon standards in the Merger Agreement (including, (i) with respect to antitrust, the commitment to take such actions and limit any freedom of action up to a “Regulatory Material Adverse Effect” and (ii) the “best efforts” standard to obtain consents and approvals with respect to healthcare filings) committed to by each of Parent and Merger Sub (on behalf of itself and its affiliates) in connection with obtaining all required regulatory approvals (which the Company Board believes will be obtained in a reasonable timeframe, and by the Termination Date); and

•
the fact that the Merger Agreement provides the Company sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement.

•
The terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants and the circumstances under which the Merger Agreement may be terminated, which were the product of arm’s length negotiations between the parties and which the Company Board considered in consultation with Kirkland and viewed as reasonable, including the limited number and nature of the conditions to the completion of the Merger.

•	The Termination Date of October 5, 2027, allowing for sufficient time to complete the Merger.
The Company Board also considered a number of uncertainties and risks in making its determination with respect to the Merger, including the following non-exhaustive list of material factors (not necessarily in order of relative importance):
•
The fact that the Company will no longer exist as an independent, publicly traded company that is listed on the Nasdaq and that upon receipt of the Merger Consideration, stockholders will no longer hold any interest in the Company and therefore will not participate in any future earnings or potential growth of the Company and will not benefit from any potential future appreciation in the value, earnings, or growth of the Company, including any potential appreciation in value that could be realized as a result of improvements to the Company’s operations, or any appreciation in the value of, Company Common Stock.

•	The possible diversion of management focus and resources from operational matters and other strategic opportunities while working to consummate the Merger.
•
The potential negative effect of the pendency of the transaction on the Company’s businesses, including its relationships with employees, customers, and suppliers, such as the possible loss of key management or other personnel of the Company during the pendency of the Merger.

•
The restrictions placed on the conduct of the Company’s business prior to the Closing pursuant to the terms of the Merger Agreement, including restrictions which, despite providing sufficient flexibility for the Company to operate its business in the ordinary course consistent with past practices, could adversely affect the Company’s ability to take advantage of business opportunities that may arise pending the consummation of the Merger and that, absent the Merger Agreement, the Company might have pursued. For more information, please see the section of this proxy statement titled “The Merger Agreement — Conduct of Business Pending the Merger.”
•
The covenants in the Merger Agreement that preclude the Company from soliciting alternative acquisition proposals (although the Company is able to provide information in response to qualifying unsolicited acquisition proposals, as described in the section entitled “The Merger Agreement — No Solicitation of Other Offers”) and provide Parent with customary “matching” rights prior to the Company terminating the Merger Agreement to accept a Superior Proposal, including the fact that the Investor Group declined to agree to a “go-shop” provision.

•
The covenants in the Exclusivity Agreement that precluded the Company from soliciting or negotiating or otherwise pursuing any alternative proposal through October 5, 2026, including with respect to the Party J Consortium’s letter of September 22, 2026.

•
The delivery of the proposal, and subsequent letter, from the Party J Consortium with a nominal price above the value of the Merger Consideration, even given the uncertainties, timing and other issues the Company Board considered in connection with such proposal, as further detailed in the section of this proxy statement titled “— Background of the Merger.”

•
The requirement under certain circumstances that the Company pay Parent the Company Termination Fee following termination of the Merger Agreement (including if the Merger Agreement is terminated by the Company to enter into an agreement providing for a Superior Proposal or by Parent if the Company Board makes a Company Board Recommendation Change (as defined in the section of this proxy statement titled “The Merger Agreement — The Company Board’s Recommendation; Company Board Recommendation Change”)), including the potential impact of such Company Termination Fee on the willingness of other potential acquirors to propose alternative transactions, although the Company Board believed that the Company Termination Fee was reasonable and customary and would not preclude a capable potential acquiror from submitting a proposal to acquire the Company following the announcement of the Merger Agreement. For more information, please see the section of this proxy statement titled “The Merger Agreement — Termination Fees.”

•
The fact that, if Parent fails to complete the Merger or otherwise breaches the Merger Agreement in a manner so as to cause the failure of certain closing conditions, the Company’s remedies may be limited to the Parent Termination Fee payable by Parent as described above, certain Enforcement Expenses and certain Reimbursement Obligations set forth in the Merger Agreement (which Enforcement Expenses and Reimbursement Obligations are subject to an aggregate cap of $7,500,000), which may be inadequate to compensate the Company for the damage caused. For more information, please see the section of this proxy statement titled “The Merger Agreement — Termination Fees.”

•
The risk that the Financing contemplated by the Equity Commitment Letters and Debt Commitment Letter will not be obtained, resulting in Parent and Merger Sub not having sufficient funds to complete the Transactions, and that the Closing is subject to the completion of a Marketing Period (as defined in the section of this proxy statement titled “The Merger Agreement — Financing; Financing Cooperation — Marketing Period”) for the Debt Financing.

•
The fact that the Merger Agreement provides that the maximum aggregate liability of Parent, Merger Sub, the Guarantors and certain related parties for monetary damages under the Merger Agreement will not exceed the Parent Termination Fee plus any Enforcement Expenses, Reimbursement Obligations and other specified amounts for which Parent is responsible under the Merger Agreement.

•
The fact that regulatory clearances, approvals, and consents are (or may be) required to complete the Merger, including under the HSR Act and applicable state healthcare transaction notice or approval laws, which presents a risk that the Closing may be delayed or that such clearances, approvals and consents may not be obtained at all.

•
The risk that the Merger may not be completed despite the parties’ efforts or that completion of the Merger may be delayed, even if the requisite approval is obtained from the Company stockholders, including the possibility that conditions to the parties’ obligations to complete the Merger may not be satisfied (including the possibility that required regulatory approvals may not be obtained), and the potential resulting disruptions to the Company’s business.

•
The fact that the Company’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, those of stockholders generally. For more information, please see the section of this proxy statement titled “— Interests of the Company’s Directors and Executive Officers in the Merger.”

•	The significant costs involved in connection with entering into the Merger Agreement and completing the Merger, some of which are payable regardless of whether the Merger is completed.
•
The fact that an all-cash transaction would be taxable to Company stockholders that are U.S. holders for U.S. federal income tax purposes. For more information, please see the section of this proxy statement titled “— Material U.S. Federal Income Tax Considerations.”

The foregoing discussion of reasons for the recommendation by the Company Board that the Company stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal is not meant to be exhaustive but addresses the material information and factors considered by the Company Board in consideration of its recommendation. In view of the wide variety of factors considered by the Company Board in connection with its evaluation of the Merger and the complexity of these matters, the Company Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the Company Board each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Company Board based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contains forward-looking statements that should be read in conjunction with the section of this proxy statement titled “Forward-Looking Statements.”
Opinion of Centerview Partners LLC
On October 5, 2026, Centerview rendered to the Company Board its oral opinion, subsequently confirmed in a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the Company stockholders (other than holders of (i) Owned Company Shares and (ii) Dissenting Company Shares (the shares referred to in clauses (i) and (ii), “Excluded Shares”)) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated October 5, 2026, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of Centerview’s written opinion attached as Annex B. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Company Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the Company stockholders (other than holders of Excluded Shares) of the Merger Consideration to be paid to such Company stockholders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:
•	a draft of the Merger Agreement dated October 5, 2026, referred to in this summary of Centerview’s opinion as the “Draft Agreement;”
•	Annual Reports on Form 10-K of the Company for the years ended December 31, 2025, December 31, 2024 and December 31, 2023;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;
•	certain publicly available research analyst reports for the Company;
•	certain other communications from the Company to its stockholders; and
•
certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to Centerview by the Company for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Forecasts,” and, together with such other internal information, as the “Internal Data,” and which are summarized, to the extent applicable, in the section entitled “— Certain Company Management Projections.”

Centerview also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.
Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the Company’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Company’s direction, that the Internal Data (including, without limitation, the Forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied, at the Company’s direction, on the Internal Data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at the Company’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the Company’s direction, that the final executed Merger Agreement would not differ in any respect material to Centerview’s analysis or opinion from the Draft Agreement reviewed by Centerview. Centerview also assumed, at the Company’s direction, that the Transaction will be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.
Centerview’s opinion expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of

Centerview’s written opinion, to the Company stockholders (other than holders of Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Merger Consideration to be paid to the Company stockholders (other than holders of Excluded Shares) pursuant to the Merger Agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Company Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Summary of Centerview Financial Analysis
The following is a summary of the material financial analyses prepared and reviewed with the Company Board in connection with Centerview’s opinion, dated October 5, 2026. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Transaction. None of the Company, Parent, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 2, 2026 (the second to last trading day before the public announcement of the Transaction) and is not necessarily indicative of current market conditions.
Selected Public Company Analysis
Centerview reviewed and compared certain financial information of the Company to corresponding financial information of certain selected publicly traded healthcare services companies listed below that Centerview deemed comparable, based on its experience and professional judgment, to the Company (which companies are referred to as the “selected companies” in this summary of Centerview’s opinion).

Using publicly available information obtained from SEC filings and other data sources as of October 2, 2026, Centerview calculated, for each selected company, such selected company’s implied enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units and performance stock units, in each case as reported in publicly available filings) plus the book value of debt and certain liabilities less cash and cash equivalents) as a multiple of the selected company’s Wall Street research analyst consensus estimated next twelve months EBITDA (“EV/NTM EBITDA Multiple”).
The selected companies reviewed and the EV/NTM EBITDA Multiples of the selected companies were as follows:

Selected Companies	EV/NTM EBITDA Multiple
Addus HomeCare Corporation	10.0x
Aveanna Healthcare Holdings, Inc.	11.3x
BrightSpring Health Services, Inc.	16.2x
Chemed Corporation	12.5x
Encompass Health Corporation	9.8x
Guardian Pharmacy Services, Inc.	19.0x
RadNet, Inc.	15.3x
Surgery Partners, Inc.	10.2x
U.S. Physical Therapy, Inc.	12.6x
Median	12.5x

Although none of the selected companies is directly comparable to the Company, the selected companies were chosen by Centerview, among other reasons, because they are publicly traded healthcare services companies with certain operational, business and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of the Company. However, because none of the selected companies is exactly the same as the Company, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.
Based on this analysis and other considerations that Centerview deemed relevant in its experience and professional judgment, Centerview selected a reference range of EV/NTM EBITDA Multiples of 8.75x to 10.75x to apply to the Company’s estimated Next Twelve Months Adjusted EBITDA, as set forth in the Internal Data (“NTM Adjusted EBITDA”). In selecting this range of EV/NTM EBITDA Multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, operational, and/or financial characteristics of the Company and the selected companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis.
Applying this range of EV/NTM EBITDA Multiples to the Company’s estimated NTM Adjusted EBITDA of $498 million, as set forth in the Internal Data, and (i) adding to it the Company’s estimated cash and cash equivalents of $299 million as of September 30, 2026 and (ii) subtracting from it the Company’s estimated debt of $1,171 million as of September 30, 2026, in each case, as set forth in the Internal Data, and dividing the result of the foregoing by the number of fully diluted outstanding shares of Company Common Stock (calculated using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units and performance stock units (including assumptions regarding the attainment of such performance stock units)) as of October 2, 2026, as set forth in the Internal Data, resulted in an implied per share equity value range for the Company Common Stock of approximately $22.85 to $29.35, rounded to the nearest $0.05. Centerview then compared this range to the per share price of $32.05 proposed to be paid to the Company stockholders (other than holders of Excluded Shares) pursuant to the Merger Agreement.
Selected Precedent Transactions Analysis
Centerview reviewed and analyzed certain information relating to the following selected transactions involving healthcare services companies (which transactions are referred to as the “selected transactions” in this summary of Centerview’s opinion) that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to the Company and the Transaction.

Using publicly available information obtained from SEC filings and other data sources, Centerview calculated, for each selected transaction, the implied enterprise value of the target company based on the consideration payable in such selected transaction as a multiple of the target company’s Last Twelve Months EBITDA (“EV/LTM EBITDA Multiple”).
The selected transactions and the EV/LTM EBITDA Multiples of the selected transactions considered in this analysis are summarized below:

Date Announced	Target	Acquiror	EV/LTM EBITDA
February 23, 2026	Enhabit, Inc.	Kinderhook Industries, LLC	10.6x
June 26, 2023	Amedisys, Inc.	UnitedHealth Group Incorporated	13.8x
December 9, 2019	Diplomat Pharmacy, Inc.	UnitedHealth Group Incorporated	9.2x
December 11, 2018	BrightSpring Health Services, Inc.	PharMerica Corporation	9.3x
December 19, 2017	Kindred Healthcare, Inc.	Humana Inc.; TPG Inc.; Welsh Carson Anderson & Stowe	9.6x
August 2, 2017	PharMerica Corporation	KKR & Co. Inc.; Walgreens Boots Alliance, Inc.	9.8x
May 21, 2015	Omnicare, Inc.	CVS Health Corporation	16.8x

Although none of the selected transactions is directly comparable to the Transaction, these selected transactions were selected by Centerview because, among other reasons, their participants, size or other factors, for purposes of Centerview’s analysis, may be considered similar to the Transaction. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operational and/or financial conditions and prospects of the Company and the companies included in the selected precedent transactions analysis. However, because none of the selected transactions used in this analysis is identical or directly comparable to the Transaction, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected precedent transaction analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences in business, operational and/or financial characteristics and other factors that could affect the transaction values of each in order to provide a context in which to consider the results of the quantitative analysis.
Based on this analysis and other considerations that Centerview deemed relevant in its experience and professional judgment, Centerview selected a reference range of EV/LTM EBITDA Multiples of 9.0x to 14.0x. In selecting this range of EV/LTM EBITDA Multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences in business, operational and/or financial characteristics and other factors that could affect the transaction values of each in order to provide a context in which to consider the results of the quantitative analysis.
Applying this reference range of EV/LTM EBITDA Multiples to the Company’s Last Twelve Months Adjusted EBITDA of $482 million, as set forth in the Internal Data, and (i) adding to it the Company’s estimated cash and cash equivalents of $299 million as of September 30, 2026 and (ii) subtracting from it the Company’s estimated debt of $1,171 million as of September 30, 2026, in each case, as set forth in the Internal Data, and dividing the result of the foregoing by the number of fully diluted outstanding shares of Company Common Stock (calculated using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units and performance stock units (including assumptions regarding the attainment of such performance stock units)) as of October 2, 2026, as set forth in the Internal Data, resulted in an implied per share equity value range for Company Common Stock of approximately $22.75 to $38.50, rounded to the nearest $0.05. Centerview then compared this range to the per share price of $32.05 proposed to be paid to the Company stockholders (other than holders of Excluded Shares) pursuant to the Merger Agreement.
Discounted Cash Flow Analysis
Centerview performed a discounted cash flow analysis of the Company based on the Forecasts. The Forecasts are described in further detail in the section below under “Certain Company Management Projections.” A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
In performing this analysis, Centerview calculated a range of equity values for the shares of Company Common Stock by (a) discounting to present value, as of September 30, 2026, using discount rates ranging from 10.00% to 12.50% (based on Centerview’s analysis of the Company’s weighted average cost of capital) and using a mid-year convention: (i) the forecasted after-tax unlevered free cash flows of the Company over the period beginning on October 1, 2026, and ending on December 31, 2030, utilized by Centerview based on the Forecasts (which reflect the forecasted utilization of the Company’s net operating loss carryforwards, as set forth in the Internal Data) and (ii) a range of implied terminal values of the Company at the end of the forecast period shown in the Forecasts, applying a range of terminal multiples to the Company’s projected Adjusted EBITDA for the last twelve months as of December 31, 2030, ranging from 9.5x to 11.5x; and (b) adding to the foregoing results the Company’s estimated cash and cash equivalents of $299 million as of September 30, 2026, and subtracting from the foregoing results the Company’s estimated debt of $1,171 million as of September 30, 2026, in each case, as set forth in the Internal Data.
Centerview divided the result of the foregoing calculations by the number of fully diluted outstanding shares of Company Common Stock (calculated using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units and performance stock units (including assumptions regarding the attainment of such performance stock units)) as of October 2, 2026, as set forth in the Internal Data, resulting in a range of implied equity values per share of Company Common Stock of $25.65 to $34.05, rounded to the nearest $0.05. Centerview then compared this range to the per share price of $32.05 proposed to be paid to the Company stockholders (other than holders of Excluded Shares) pursuant to the Merger Agreement.
Other Factors
Centerview noted for the Company Board certain additional factors solely for reference and informational purposes only, including, among other things, the following:
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Precedent Premia Paid Analysis. Centerview performed an analysis of premia paid in certain selected transactions involving publicly traded companies occurring since 2020, each with a transaction value between $5 billion and $10 billion, for which premium data was available and which Centerview deemed relevant in its experience and professional judgment. The premia in this analysis were calculated by comparing the per share acquisition price in each transaction to the volume weighted average price during the 30 trading days prior to the public announcement of such transaction (the “30-Day VWAP”). Based on the analysis above and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a premia reference range of approximately 20% to 40% to the 30-Day VWAP of the shares of Company Common Stock as of October 2, 2026, of $23.72, which resulted in an implied price range of approximately $28.45 to $33.20 per share of Company Common Stock, rounded to the nearest $0.05.

•
Historical Stock Trading Price Analysis. Centerview reviewed historical closing trading prices of Company Common Stock during the 52-week period ended October 2, 2026, which reflected low and high stock closing prices for Company Common Stock during such period of $19.52 to $36.59 per share.

•
Analyst Price Target Analysis. Centerview reviewed stock price targets for the shares of Company Common Stock in publicly available Wall Street research analyst reports as of October 2, 2026, which indicated low and high price targets for Company Common Stock ranging from $23.00 to $39.00 per share.

General
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Company Board in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Company Board or management of the Company with respect to the Merger Consideration or as to whether the Company Board would have been willing to determine that a different consideration was fair. The consideration for the transaction was determined through arm’s length negotiations between the Company and Parent and was approved by the Company Board. Centerview provided advice to the Company during these negotiations. Centerview did not, however, recommend any specific amount of consideration to the Company or the Company Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.
Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for its current engagement, Centerview had not been engaged to provide financial advisory or other services to the Company, and Centerview did not receive any compensation from the Company during such period. In the two years prior to the date of its written opinion, Centerview had not been engaged to provide financial advisory or other services to Parent, and Centerview did not receive any compensation from Parent during such period. Centerview is currently providing informal financial advisory services unrelated to the Company to a portfolio company of investment funds managed by CD&R, an affiliate of Parent, in connection with certain strategic matters. Centerview has not received compensation for such services. Although Centerview may receive compensation in the future in connection with such matters, at this point, any potential compensation, if any, from this matter cannot be determined or quantified. In 2024 and 2025, Centerview was engaged to provide financial advisory services to American Greetings Corporation (“American Greetings”) in connection with the sale of CD&R’s majority stake in American Greetings to another sponsor, and Centerview received between $10 million and $20 million in compensation from American Greetings in connection with such services. In the two years prior to the date of its written opinion, Centerview provided informal financial advisory services unrelated to Parent to a company in which investment funds managed by CD&R hold a significant minority equity interest in connection with certain strategic matters. Such services are not currently ongoing, and Centerview has not received compensation in connection with such services. No compensation is currently payable, although Centerview may receive compensation if it is engaged to provide additional services in connection with such matter in the future. At this point, any potential fees from this matter cannot be quantified. In 2024, Centerview was engaged to provide financial advisory services to TowerBrook Capital Partners L.P. (“TowerBrook”) and CD&R in connection with the acquisition of R1 RCM Inc. by investment funds managed by TowerBrook and CD&R, and Centerview received between $30 million and $40 million in compensation in connection with such services. In the two years prior to the date of its written opinion, Centerview had not been engaged to provide financial advisory or other services to McKesson, a co-investor in the Transaction as described above, and Centerview did not receive any compensation from McKesson during such period. Centerview may provide financial advisory and other services to or with respect to the Company, Parent, CD&R, McKesson or their respective affiliates, including portfolio companies of CD&R, in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, CD&R, McKesson or any of their respective affiliates, including portfolio companies of CD&R, or any other party that may be involved in the Transaction.
The Company Board selected Centerview as its financial advisor in connection with the Transaction based on Centerview’s reputation and experience and knowledge of the markets in which the Company operates. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.
In connection with Centerview’s services as the financial advisor to the Company Board, the Company has agreed to pay Centerview an aggregate fee that is estimated, based on the information available as of the date of announcement, to be approximately $65 million, $3 million of which was payable upon the rendering of Centerview’s opinion and approximately $62 million of which is payable contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.
Certain Company Management Projections
Other than certain annual and quarterly guidance and certain long-term financial targets, the Company does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results, or make external disclosures of its anticipated financial position or results of operations, given, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. Projections as to future performance, revenues, earnings or other results, particularly for extended periods in the future, are inherently uncertain and unpredictable, including given the subjectivity of the underlying assumptions and estimates. As a result, the Company does not endorse projections or other unaudited prospective financial information as necessarily predictive of actual future results.
In connection with the Company Board’s review of the Company’s standalone prospects and the potential strategic alternatives available to the Company, including the evaluation of the Merger, in June 2026, the Company’s management prepared certain unaudited, non-public, forward-looking financial projections with respect to fiscal years 2026 through 2030 (the “Management Projections”). The Management Projections for fiscal year 2026 reflect the Company’s actual results through May 31, 2026 and management’s forecast for the remainder of fiscal year 2026. The Management Projections were reviewed by the Company Board on June 17, 2026 and were made available to the Investor Group (including Parent) and certain other potential counterparties in connection with their due diligence review of the Company, as described in the section of this proxy statement titled “— Background of the Merger.” The Management Projections were also provided to Centerview for its use and reliance in connection with its financial analyses and opinion, as described in the section of this proxy statement titled “— Opinion of Centerview Partners LLC.” The Management Projections are referred to as the “Forecasts” in the summary of Centerview’s opinion.
The Management Projections were prepared by the Company’s management and are subjective in many respects. The Management Projections reflect numerous estimates and assumptions, including the Company’s continued operation as a standalone public company and other relevant factors relating to the Company’s strategic plan, and were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to the Company Board, Centerview and potential counterparties, including the Investor Group, as described herein. The Management Projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to herein as “GAAP,” the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, the Management Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Merger or the Merger itself. The Management Projections are not fact and should not be relied upon as necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on this information.
Although the summary of the Management Projections below is presented with numerical specificity, the Management Projections reflect numerous variables, assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to management at the time. Because the Management Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The Management Projections reflect numerous estimates and assumptions with respect to industry performance, general business, competitive dynamics, economic, regulatory, reimbursement, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and inherently uncertain, and many of which are beyond the Company’s control. The Management Projections also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the Management Projections may not be realized and actual results may be significantly higher or lower than projected. The Management Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
The Management Projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, the Company’s subsequent Quarterly Reports on Form 10-Q and the other reports filed by the Company with the SEC, as well as those set forth in the section of this proxy statement titled “Forward-Looking Statements.” The Management Projections have been prepared by, and are the responsibility of, the Company’s management. Neither KPMG LLP (“KPMG”) nor any other independent accountant, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Management Projections and, accordingly, KPMG does not express an opinion or any other form of assurance with respect thereto. KPMG’s report incorporated by reference in this proxy statement relates to the Company’s previously issued financial statements. It does not extend to the Management Projections and should not be read to do so.

The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Company Board, the Company’s management, Centerview, Parent, Merger Sub, the Investor Group or any of their respective advisors or representatives, or any other recipient of this information, considered, or now considers, the Management Projections to be predictive of actual future results, and the Management Projections should not be relied on as such. Actual results may differ materially (and will differ materially if the Merger is completed) from the Management Projections. None of the Company, the Company Board, the Company’s management, Parent, Merger Sub, the Investor Group, Centerview or any of their respective affiliates, advisors or other representatives makes any representation to any Company stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the Management Projections or that the projected results will be achieved. In addition, as described in the section of this proxy statement titled “The Merger Agreement — Representations and Warranties,” the Company has not made, and makes no, representation or warranty to Parent, Merger Sub or any other person in the Merger Agreement or otherwise concerning the Management Projections, and Parent and Merger Sub have acknowledged in the Merger Agreement that they have not relied on any estimates, projections, forecasts or other forward-looking information made available to them, except as expressly set forth in the representations and warranties of the Company in the Merger Agreement.
Except to the extent required by applicable federal securities laws, the Company does not intend, and expressly disclaims any responsibility, to update or otherwise revise or reaffirm the Management Projections to reflect circumstances existing after the date as of which such information was prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any or all of the assumptions underlying such information are shown to be in error.
The summary of the Management Projections is included in this proxy statement only because the Management Projections were made available to (A) the Company Board in connection with its consideration of the Merger and other strategic alternatives available to the Company, including remaining an independent public company (as described in the sections of this proxy statement titled “— Background of the Merger” and “— Reasons for the Merger; Recommendation of the Company Board”), (B) Centerview by the Company for use by Centerview in connection with its financial analyses and opinion (as described in the section of this proxy statement titled “— Opinion of Centerview Partners LLC”) and (C) the Investor Group (including Parent) and certain other potential counterparties, as described in the section of this proxy statement titled “— Background of the Merger.”
The following table is a summary of the Management Projections:

(in millions)	2026E	2027E	2028E	2029E	2030E
Fiscal Year Ending December 31,
Net Revenue	$5,800	$6,373	$7,106	$7,838	$8,592
Gross Profit (non-GAAP)(1)	$1,122	$1,169	$1,243	$1,317	$1,406
Adjusted EBITDA(2)	$486	$501	$546	$590	$649
Cash Flow from Operations	$320	$351	$374	$392	$422
Free Cash Flow(3)	$281	$308	$326	$339	$364

(1)	Gross Profit (non-GAAP) is a non-GAAP financial measure defined as gross profit before infusion pump depreciation and restructuring, acquisition, integration and other expenses.
(2)
Adjusted EBITDA is a non-GAAP financial measure defined as net income before net interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, loss on extinguishment of debt, and restructuring, acquisition, integration and other expenses.

(3)	Free Cash Flow is a non-GAAP financial measure defined as Cash Flow from Operations minus capital expenditures.
Certain of the measures included in the Management Projections, including Adjusted EBITDA, Gross Profit (non-GAAP) and Free Cash Flow, are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled measures used by other companies. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. The Company has not prepared, and the Company Board has not considered, a reconciliation of these non-GAAP financial measures to GAAP financial measures.

In light of the foregoing factors and the uncertainties inherent in the Management Projections, Company stockholders are cautioned not to place undue reliance on the Management Projections, and are urged to review the Company’s most recent SEC filings for a description of the Company’s reported financial results. The Management Projections are not being included in this proxy statement in order to induce any Company stockholder to vote in favor of the Merger Proposal or any of the other proposals to be voted on at the Special Meeting.
Certain Effects of the Merger
If the Merger Proposal is approved and the other conditions to the Closing are either satisfied or waived, to the extent permissible by applicable law, Merger Sub will be merged with and into the Company upon the terms set forth in the Merger Agreement. As the Surviving Corporation in the Merger, the Company will continue to exist following the Merger as a wholly owned subsidiary of Parent.
Following the Closing, all shares of Company Common Stock will be beneficially owned by Parent and none of the current Company stockholders will have any direct ownership interest in, or be a stockholder of, the Company, the Surviving Corporation or Parent after the Closing.
Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, (i) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (A) the Owned Company Shares and (B) the Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to the Merger Consideration, and (ii) each Owned Company Share will be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor. Dissenting Company Shares will be entitled to payment of the fair value of such shares in accordance with Section 262 of the DGCL unless the applicable holder fails to perfect, withdraws, waives or otherwise loses those rights. For a discussion of the appraisal rights that may be exercised by holders of Company Common Stock, see the section of this proxy statement titled “Appraisal Rights.”
At the Effective Time:
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each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and automatically converted into the right to receive the Merger Consideration, and each Owned Company Share will be cancelled for no consideration;

•
each Company Option, whether vested or unvested, will be cancelled and converted into the right to receive cash equal to the excess, if any, of the Merger Consideration over the applicable exercise price, multiplied by the number of shares subject to the Company Option, and each Company Option with an exercise price equal to or greater than the Merger Consideration will be cancelled for no consideration;

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each Vested Company RSU will be cancelled and converted into the right to receive cash equal to the Merger Consideration multiplied by the number of underlying shares, plus accrued or credited dividend equivalents;

•
each Unvested Company RSU will be cancelled and converted into a contingent right to receive a cash award equal to the Merger Consideration multiplied by the number of underlying shares, plus accrued or credited dividend equivalents, without interest, which will remain subject to the same terms and conditions (excluding dividend equivalent rights), including vesting and any accelerated vesting upon a qualifying termination, that applied to the corresponding Unvested Company RSU immediately prior to the Effective Time;

•
each Company PSU (other than any Company PSU granted after the date of the Merger Agreement), whether vested or unvested, will be deemed vested based on actual performance for completed performance periods and target performance for performance periods not yet completed, and will be cancelled and converted into the right to receive cash equal to the Merger Consideration multiplied by that number of shares, plus accrued or credited dividend equivalents; and

•
each 2017 Warrant will, in accordance with the Warrant Agreement, become exercisable solely for the Merger Consideration that the holder would have received had it held, immediately prior to the Effective Time, the shares of Company Common Stock issuable upon exercise in full of the 2017 Warrant, in each case, without interest and (other than for Unvested Company RSUs) subject to applicable deductions and withholdings. For more information, see the sections of this proxy statement titled “The Merger Agreement — Treatment of Company Equity Awards” and “The Merger Agreement — Treatment of the 2017 Warrants.”

Company Common Stock is currently registered under the Exchange Act and trades on Nasdaq under the ticker symbol “OPCH.” Following the Closing, shares of Company Common Stock will be delisted from Nasdaq. In addition, the registration of shares of Company Common Stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC with respect to Company Common Stock. Termination of registration of Company Common Stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company stockholders and the SEC, and will make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.
Effects on the Company if the Merger Is Not Completed
If the Merger Proposal is not approved by the Company stockholders, or if the Merger is not completed for any other reason, the Company stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, the Company will remain an independent public company, shares of Company Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, the Company will continue to file periodic and other reports with the SEC and the Company stockholders will continue to own their shares of Company Common Stock and be subject to the same general risks and opportunities as they currently are with respect to their ownership of shares of Company Common Stock.
If the Merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock, including the risk that the market price of Company Common Stock may decline to the extent that the current market price of Company Common Stock reflects a market assumption that the Merger will be completed. If the Merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely affected. Pursuant to the Merger Agreement, under certain circumstances, the Company is permitted to terminate the Merger Agreement in order to enter into an alternative transaction and may be obligated to pay to Parent the Company Termination Fee. Further, under certain circumstances, Parent may be obligated to pay the Company the Parent Termination Fee. See the sections of this proxy statement titled “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees.”
Financing of the Merger
In connection with the Merger, Parent delivered to the Company (i) an equity commitment letter between Parent and CD&R Fund XII, pursuant to which CD&R Fund XII has committed, subject to the terms and conditions contained therein, to contribute, or cause to be contributed, to Parent (directly, or indirectly through one or more parent companies of Parent, or otherwise) an aggregate amount, in immediately available funds, of up to $1,465,380,885 on or prior to the Closing in connection with the funding of the Merger and (ii) an equity commitment letter between Parent and McKesson (together with the equity commitment letter described in clause (i), the “Equity Commitment Letters,” and each, an “Equity Commitment Letter”), pursuant to which McKesson has committed, subject to the terms and conditions contained therein, to contribute, or cause to be contributed, to Parent (directly, or indirectly through one or more parent companies of Parent, or otherwise) an aggregate amount, in immediately available funds, of up to $1,407,914,968, on or prior to the Closing in connection with the funding of the Merger.
The obligation of the Guarantors to provide the Equity Financing is subject to a number of conditions, including (1) the execution and delivery of the Merger Agreement by the Company, Parent and Merger Sub, (2) the satisfaction or waiver of each of the conditions to Parent’s obligations to effect the Closing set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver thereof), (3) the consummation of the Closing, assuming the funding of the Guarantors’ respective commitments, (4) the other Guarantor funding, or substantially concurrently funding, its equity commitment in accordance with the applicable Equity Commitment Letter and (5) the substantially contemporaneous, or prior, funding of the Debt Financing contemplated by the Debt Commitment Letter (or, if applicable, any alternative financing, as described in the Merger Agreement).
The Guarantors’ respective obligations to fund the Equity Financing and all of their obligations under each of the Equity Commitment Letters will terminate automatically and immediately upon the earliest to occur of (1) the Closing occurring and Parent paying all amounts required to be paid by or on behalf of Parent at the Closing pursuant to the

Merger Agreement, (2) the valid termination of the Merger Agreement in accordance with its terms, (3) the Company or any of its controlled affiliates asserting in any litigation or other proceeding a claim against Parent, any Guarantor or any non-recourse party in connection with the Merger Agreement, any Equity Commitment Letter or the transactions contemplated thereby, subject to certain exceptions, and (4) the valid termination of the Equity Commitment Letter entered into by the other Guarantor in accordance with its terms.
The Company is an express third-party beneficiary for the purpose of obtaining specific performance of Parent’s right to cause the Equity Financing to be funded by the Guarantors to Parent, subject to the terms and conditions of the Equity Commitment Letters and the Merger Agreement.
Debt Financing/Debt Cooperation
In connection with the Merger Agreement, Merger Sub has entered into the Debt Commitment Letter with Committed Lenders, pursuant to which the Committed Lenders have committed, subject to the terms and conditions set forth therein, to (i) lend up to $3,150,000,000 to fund a portion of the Transactions (including the repayment, prepayment or discharge of the outstanding Company Indebtedness) and (ii) provide up to $500,000,000 of revolving credit commitments, a portion of which may be used to fund a portion of the Transactions. The funding of such debt commitments is subject to the satisfaction of customary closing conditions.
See the section of this proxy statement titled “The Merger Agreement — Financing; Financing Cooperation.”
Limited Guarantees
Concurrently with the execution of the Merger Agreement, each of the Guarantors delivered to the Company a Limited Guarantee. Subject to the terms and conditions set forth in the Limited Guarantees, the Guarantors have each guaranteed a portion of, and in the aggregate 100% of, the due and punctual payment by Parent to the Company of (1) the Parent Termination Fee, if and when payable pursuant to the Merger Agreement, (2) any reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company, its subsidiaries or any of their respective representatives prior to the Closing Date in connection with their cooperation with, or obligations relating to, the Debt Financing, and any liabilities, losses, damages, claims, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement actually suffered or incurred by the Company, its subsidiaries or any of their respective representatives in connection with their cooperation in arranging the Debt Financing or the provision of information utilized in connection therewith, in each case subject to the exceptions set forth in the Merger Agreement (collectively, the “Reimbursement Obligations”), and (3) any Enforcement Expenses incurred in connection with any action initiated by the Company to enforce payment of the Parent Termination Fee, provided that the Reimbursement Obligations and the Enforcement Expenses may not exceed $7,500,000 in the aggregate, in each case as and when payable pursuant to the Merger Agreement (items (1) through (3) above, the “Guaranteed Obligations”). CD&R Fund XII has guaranteed 51% of the Guaranteed Obligations, subject to an aggregate cap of $153,218,255, and McKesson has guaranteed 49% of the Guaranteed Obligations, subject to an aggregate cap of $147,209,696, in each case subject to the terms and conditions set forth in the applicable Limited Guarantee.
Subject to specified exceptions, each of the Limited Guarantees will terminate upon the earliest to occur of (1) the Closing, (2) payment in full by the applicable Guarantor of its respective guaranteed portion of the Guaranteed Obligations, subject to the applicable cap, (3) the valid termination of the Merger Agreement under circumstances in which Parent would not be obligated to pay the Parent Termination Fee or any other Guaranteed Obligations and (4) the date that is 120 days after the valid termination of the Merger Agreement under circumstances in which Parent would be obligated to pay the Parent Termination Fee or any other Guaranteed Obligations, unless, on or prior to such date, the Company has made a claim for payment of the Guaranteed Obligations to Parent or the applicable Guarantor, in which case the applicable Limited Guarantee will survive until such claim is finally settled or resolved, including by final, non-appealable judgment, and all amounts payable in respect thereof have been paid. The Limited Guarantees will also terminate automatically in the event the Company or any of its affiliates or successors and assigns asserts in any litigation or other proceeding that certain provisions of the Limited Guarantees limiting the Guarantors’ liability or relating to non-recourse obligations are illegal, invalid or unenforceable, or asserts certain other theories of liability against a Guarantor or any non-recourse party in connection with the Merger Agreement, the Equity Commitment Letters, the Limited Guarantees or the transactions contemplated thereby, subject to exceptions for certain retained claims and assertions regarding the amount of the Guaranteed Obligations.

Interests of the Company’s Directors and Executive Officers in the Merger
Overview
In considering the recommendations of the Company Board with respect to the Merger, Company stockholders should be aware that the Company’s directors and executive officers have certain interests, including financial interests, in the Merger that may be different from, or in addition to, the interests of Company stockholders generally. The Company Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement, and in making its recommendation that Company stockholders adopt the Merger Agreement. See the section of this proxy statement titled “— Background of the Merger” and the section of this proxy statement titled “— Reasons for the Merger; Recommendation of the Company Board.” These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.
The Company’s executive officers are as follows:

Name	Position
John C. Rademacher	President and Chief Executive Officer
Meenal A. Sethna	Chief Financial Officer
Luke Whitworth	Chief Operating Officer
Collin G. Smyser	General Counsel and Corporate Secretary
Prateek Bhatia, PhD	Executive Vice President, Specialty Sales and Solutions
Obafemi Adewunmi, M.D.	Chief Medical Officer
Michael Bavaro	Chief Human Resources Officer and Chief Diversity Officer

The Company’s non-employee directors are as follows:
•	Elizabeth D. Bierbower
•	Barbara W. Bodem
•	Eric K. Brandt
•	Natasha Deckmann, M.D.
•	Harry M. Jansen Kraemer, Jr.
•	R. Carter Pate
•	Timothy P. Sullivan
•	Norman L. Wright
Assuming the Effective Time occurs on October 27, 2026, the following table sets forth, for each of the Company’s directors and executive officers identified above, the number of shares of Company Common Stock underlying (i) unvested Company Options, (ii) Unvested Company RSUs and (iii) unvested Company PSUs.

Name	Company Options as of October 27, 2026 (unvested) (#)	Company RSUs as of October 27, 2026 (unvested) (#)	Company PSUs as of October 27, 2026 (unvested) (#)
John C. Rademacher	21,872	164,574	367,825
Meenal A. Sethna	0	82,112	40,564
Luke Whitworth	5,667	63,259	132,752
Collin G. Smyser	3,281	31,162	64,096
Prateek Bhatia, PhD	0	39,795	35,113
Obafemi Adewunmi, M.D.	0	19,726	44,596
Michael Bavaro	2,386	20,337	41,028
Harry M. Jansen Kraemer, Jr.	0	34,382	0
Elizabeth D. Bierbower	0	14,128	0
Barbara W. Bodem	0	14,705	0
Eric K. Brandt	0	16,771	0

Name	Company Options as of October 27, 2026 (unvested) (#)	Company RSUs as of October 27, 2026 (unvested) (#)	Company PSUs as of October 27, 2026 (unvested) (#)
Natasha Deckmann, M.D.	0	15,610	0
R. Carter Pate	0	14,128	0
Timothy P. Sullivan	0	21,218	0
Norman L. Wright	0	14,705	0

Treatment of the Company’s Equity-Based Awards
Company Options. At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically be cancelled and converted into the right of the holder to receive an amount in cash, without interest and subject to all applicable deductions and withholdings required by law to be withheld in respect of such payment, equal to the Option Consideration. The amount of cash each holder is entitled to receive with respect to its Company Options will be rounded down to the nearest cent and computed after aggregating cash amounts for all Company Options held by such holder. Each Company Option outstanding as of immediately prior to the Effective Time that has an exercise price that is equal to or greater than the Merger Consideration will be cancelled and extinguished at the Effective Time without any present or future right to receive any consideration.
Assuming the Effective Time occurs on October 27, 2026, the following table sets forth, for each of the Company’s executive officers, (i) the number of vested and unvested Company Options that were held as of October 27, 2026 and (ii) the Option Consideration payable for these Company Options with a per share exercise price less than the Merger Consideration (each, an “In the Money Company Option”). The Company’s non-employee directors do not hold any Company Options.

Name	In the Money Company Options as of October 27, 2026 (vested) (#)	Cash Consideration for vested In the Money Company Options as of October 27, 2026 ($)	In the Money Company Options as of October 27, 2026 (unvested) (#)	Cash Consideration for unvested In the Money Company Options as of October 27, 2026 ($)
John C. Rademacher	584,406	3,510,574	21,872	69,771
Meenal A. Sethna	0	0	0	0
Luke Whitworth	117,069	1,177,640	5,667	18,077
Collin G. Smyser	31,854	101,431	3,281	10,466
Prateek Bhatia, PhD	0	0	0	0
Obafemi Adewunmi, M.D.	0	0	0	0
Michael Bavaro	20,446	75,772	2,386	7,611

Company RSUs – Vested. At the Effective Time, each Vested Company RSU will automatically be cancelled and converted into the right of the holder to receive an amount in cash, without interest and subject to all applicable deductions and withholdings required by law to be withheld in respect of such payment, equal to the RSU Consideration.

Assuming the Effective Time occurs on October 27, 2026, the following table sets forth, for each of the Company’s directors and executive officers identified above, (i) the number of shares of Company Common Stock underlying Vested Company RSUs held as of October 27, 2026 and (ii) the RSU Consideration payable for these Company RSUs. Outstanding RSUs held by the Company’s non-employee directors are assumed to vest as of immediately prior to the Merger, in accordance with their terms, and accordingly, any RSUs held by a non-employee director as of the assumed Effective Time are assumed to vest in connection with the Merger and eligible for payment of the RSU Consideration set forth below. Assuming the Effective Time occurs on October 27, 2026, none of the Company’s executive officers hold Vested Company RSUs.

Name	Vested Company RSUs as of October 27, 2026 (#)	RSU Consideration for Vested Company RSUs as of October 27, 2026 ($)
Harry M. Jansen Kraemer, Jr.	34,382	1,101,943
Elizabeth D. Bierbower	14,128	452,802
Barbara W. Bodem	14,705	471,295
Eric K. Brandt	16,771	537,511
Natasha Deckmann, M.D.	15,610	500,301
R. Carter Pate	14,128	452,802
Timothy P. Sullivan	21,218	680,037
Norman L. Wright	14,705	471,295

Company RSUs – Unvested. At the Effective Time, each Unvested Company RSU will automatically be cancelled and converted into a Converted RSU Cash Award. Each Converted RSU Cash Award will (x) continue to have, and be subject to, the same terms and conditions (excluding any additional dividend equivalent rights, which will not apply following the Effective Time), including vesting terms and conditions, as applied to the corresponding Company RSU immediately prior to the Effective Time, and (y) provide for accelerated vesting upon a qualifying termination of employment prior to the applicable vesting date in accordance with the terms of the applicable award agreement or other Employee Plan (as defined in the Merger Agreement) that provides for accelerated vesting of Company RSUs upon a qualifying termination.
Assuming the Effective Time occurs on October 27, 2026, the following table sets forth, for each of the Company’s directors and executive officers identified above, (i) the number of shares of Company Common Stock underlying Unvested Company RSUs held as of October 27, 2026 and (ii) the cash value of the Converted RSU Cash Awards to be awarded for these Company RSUs. Because outstanding RSUs held by non-employee directors will vest as of immediately prior to the Merger in accordance with their terms, it is assumed that none of the Company’s non-employee directors holds Unvested Company RSUs as of the assumed Effective Time.

Name	Unvested Company RSUs as of October 27, 2026 (#)	Cash Value of Converted RSU Cash Awards as of October 27, 2026 ($)
John C. Rademacher	164,574	5,274,597
Meenal A. Sethna	82,112	2,631,690
Luke Whitworth	63,259	2,027,451
Collin G. Smyser	31,162	998,742
Prateek Bhatia, PhD	39,795	1,275,430
Obafemi Adewunmi, M.D.	19,726	632,218
Michael Bavaro	20,337	651,801

Company PSUs. At the Effective Time, each Company PSU that was granted prior to the date of the Merger Agreement, other than any Company PSU that is granted during the Interim Period, outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically be (i) deemed vested with respect to the number of shares of Company Common Stock issuable pursuant to such Company PSU determined (x) for any Company PSU with a performance period that has concluded prior to the Effective Time, based on actual achievement of the applicable performance goals, and (y) for any Company PSU with a performance period that has not concluded prior to the

Effective Time, assuming target performance, and (ii) cancelled and converted into the right of the holder to receive an amount in cash, without interest and subject to all applicable deductions and withholdings required by law to be withheld in respect of such payment, equal to the PSU Consideration.
Assuming the Effective Time occurs on October 27, 2026, the following table sets forth, for each of the Company’s executive officers identified above, (i) the number of shares of Company Common Stock underlying Company PSUs held as of October 27, 2026 (at the levels of performance described above) and (ii) the PSU Consideration payable for these Company PSUs. The Company’s non-employee directors do not hold any Company PSUs.

Name	Company PSUs as of October 27, 2026 (#)	PSU Consideration for Company PSUs as of October 27, 2026 ($)
John C. Rademacher	367,825	11,788,791
Meenal A. Sethna	40,564	1,300,076
Luke Whitworth	132,752	4,254,702
Collin G. Smyser	64,096	2,054,277
Prateek Bhatia, PhD	35,113	1,125,372
Obafemi Adewunmi, M.D.	44,596	1,429,302
Michael Bavaro	41,028	1,314,947

Potential Severance Payments and Benefits
Each of the Company’s current executive officers is eligible to participate in the Executive Severance Plan, which provides for enhanced severance benefits in the event that, within two years following a change in control (such as the Merger), the executive officer’s employment is terminated without “cause” or the executive officer resigns for “good reason” (both as defined in the Executive Severance Plan) (each such termination, a “Change in Control Termination”).
The Executive Severance Plan provides that, in the event of a Change in Control Termination, the executive officer will be entitled to the following:
•
a cash payment equal to the product of (i) the applicable Severance Multiple (as defined in the Executive Severance Plan) (i.e., 3.0 for Mr. Rademacher, 2.5 for Ms. Sethna, and 2.25 for Messrs. Whitworth, Smyser, Bavaro, Bhatia and Adewunmi), times (ii) such participant’s annual base salary;

•	payment of any earned but unpaid annual bonus for the calendar year prior to termination;
•	payment of the executive officer’s annual bonus for the calendar year of termination, based on target performance;
•	payment of a pro-rated annual bonus for the calendar year of termination, based on target performance and the number of full weeks employed during such year;
•
a cash payment equal to the executive officer’s COBRA premium payments that would be payable by the Company should the executive officer have continued his or her Company provided medical, dental and/or vision coverage for the Severance Period (as defined in the Executive Severance Plan) (i.e., 18 months for Mr. Rademacher, 15 months for Ms. Sethna, and 12 months for Messrs. Whitworth, Smyser, Bavaro, Bhatia and Adewunmi); and

•
accelerated exercisability and vesting of the executive officer’s outstanding Company Options and time-based Company RSUs, and accelerated vesting of Company PSUs, based on the greater of the target and actual performance level.

As a condition to receiving the severance payments and benefits described above, each executive officer was required to enter into a participation agreement that contains restrictive covenants relating to non-competition and non-solicitation of customers and employees that apply during employment and for 12 months and 18 months, respectively, thereafter. The severance payments and benefits described above are subject to the executive officer’s execution and non-revocation of a separation agreement and general release of claims in favor of the Company and related persons and entities (which will also contain confidentiality, return of property and non-disparagement provisions), and are also subject to the executive officer’s continued compliance with such separation agreement and release and the executive officer’s existing restrictive covenant obligations.

If any payments or benefits to a participant under the Executive Severance Plan would result in “golden parachute” excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), such payments and benefits would, unless such excise tax is eliminated using an alternate mitigation strategy as described in the section below captioned “— 280G Mitigation Actions; Gross-Up,” be reduced to an amount that would not result in the imposition of such tax if the reduction would be better for the participant on a net after-tax basis.
If each executive officer who is not a named executive officer experiences a Change in Control Termination in connection with the Merger, each would receive benefits under the Executive Severance Plan as follows: Prateek Bhatia, PhD would receive $1,946,006; Obafemi Adewunmi, M.D. would receive $1,801,205; and Michael Bavaro would receive $1,639,170. For an estimate of the value of the payments and benefits that would be payable to the Company’s named executive officers upon a Change in Control Termination in connection with the Merger, see the section below captioned “— Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers.”
Transaction Bonus Program
Under the Merger Agreement, the Company may establish a cash-based transaction bonus program awarding transaction bonuses in an aggregate amount of up to $6 million to any employee selected by the Company’s Chief Executive Officer, in amounts determined by the Company’s Chief Executive Officer, in order to promote retention and to incentivize efforts to consummate the Merger (the “Transaction Bonus Program”). These awards will vest and become payable, contingent upon the applicable employee’s continued employment through the earlier of the date of the closing of the Merger and September 30, 2027, or upon an earlier qualifying termination of employment. As of the date of this proxy statement, there are no agreements or arrangements regarding allocation of awards from the Transaction Bonus Program to any of the Company’s executive officers.
Deferred Compensation Plan
Certain of the Company’s current and former executive officers participate in the DCP. All amounts credited to participants’ accounts under the DCP, including both amounts deferred by participants and Company contributions, are fully vested. Under the Merger Agreement, the Company is permitted to terminate the DCP in accordance with its terms and in compliance with Section 409A of the Code. The Company is currently considering whether to terminate the DCP prior to the Closing. If the Company terminates the DCP, all amounts credited to participants’ accounts under the DCP, including the accounts of former employees that have not been fully distributed, will be distributed to participants no later than 12 months following the Closing Date. As of October 15, 2026, Mr. Rademacher; Ms. Sethna; and Messrs. Bavaro, Smyser and Grashoff held aggregate account balances under the DCP of $314,821, $32,375, $314,521, $830,550 and $168,782, respectively.
Future Arrangements with Parent
As of the date of this proxy statement, no executive officer of the Company has entered into any agreement with Parent or any of its affiliates regarding individual employment arrangements with, or the right to purchase or participate in the equity of, Parent, the Surviving Corporation or one or more of their respective affiliates following the consummation of the Merger. Prior to and following the Closing, however, Parent intends to have discussions with certain executive officers of the Company regarding employment with, or compensation and benefits, including the right to purchase or participate in the equity of, Parent, the Surviving Corporation or one or more of their respective affiliates and certain executive officers of the Company may enter into agreements with, Parent, Merger Sub, their subsidiaries or their respective affiliates regarding employment with, or compensation and benefits, including the right to purchase or participate in the equity of, Parent, the Surviving Corporation or one or more of their respective affiliates. It is also expected that Parent will develop a new long-term incentive plan, to be implemented on or following Closing, intended to incentivize key members of management and allow them to participate in the growth of Parent and the Surviving Corporation after Closing. While the terms and conditions of the management incentive plan have not yet been determined, it is currently expected that up to 10% of the fully diluted equity of Parent or one of its affiliates will be available for grants and allocated under the plan as of the Closing.
280G Mitigation Actions; Gross-Up
The Merger Agreement provides that, for any employee (including any executive officer) who is a “disqualified individual” (as defined in Section 280G of the Code), the Company may implement certain strategies to mitigate adverse tax consequences resulting from the application of Sections 280G and 4999 of the Code and to maximize the net after-tax proceeds received by such employee who is subject to Section 4999 of the Code, including, only after exhausting commercially reasonable mitigation strategies, entering into excise tax gross-up agreements with such affected employees with an aggregate value for all such agreements, if any, not to exceed $2 million, subject to Parent’s review and comment.
Indemnification of Directors and Officers and Insurance
Pursuant to the terms of the Merger Agreement, for six years following the Effective Time, the Company’s current and former directors and officers will be entitled to certain ongoing indemnification, exculpation and advancement of expenses, as well as continued coverage under directors’ and officers’ liability insurance policies (or a “tail” policy), subject to certain limitations. For more information, see the section of this proxy statement titled “The Merger Agreement — Indemnification of Directors and Officers and Insurance.”
Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of the Company’s named executive officers, that is based on or otherwise relates to the Merger and that will or may become payable to the named executive officers at the completion of the Merger or on a qualifying termination of employment upon or following the date of the Closing. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section, we use such term to describe the Merger-related compensation that will or may be payable to the Company’s named executive officers. The “named executive officers” presented in this disclosure are the Company’s named executive officers as disclosed in the Company’s 2026 annual proxy statement dated April 8, 2026, other than Messrs. Christopher L. Grashoff (Former Chief Growth Officer) and Michael Shapiro (Former Chief Financial Officer), whose employment with the Company ended on May 8, 2026 and March 31, 2026, respectively, and thus are not entitled to any payments in connection with the Merger, other than, in the case of Mr. Grashoff, the potential accelerated distribution of his vested account balance under the DCP if the Company terminates the DCP, as described above under “— Deferred Compensation Plan.”
The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of the Company’s named executive officers would receive, based on the following assumptions: (i) the Closing occurs on October 27, 2026 (which is the assumed closing date solely for purposes of this golden parachute compensation disclosure and is not the actual date of Closing); (ii) each of the Company’s named executive officers (other than Messrs. Grashoff and Shapiro) is employed or providing services to the Company at the Closing and experiences a qualifying termination of employment immediately following the Closing, entitling the named executive officer to enhanced change in control severance with such severance entitlements based on each named executive officer’s compensation (including base salary and target annual bonus) and benefit levels in effect on October 27, 2026; (iii) no named executive officer enters into any new agreement or becomes entitled to, prior to the Closing, additional compensation or benefits related to the Transactions or any new equity-based awards; (iv) each named executive officer has properly executed any required releases and complied with all requirements necessary in order to receive all payments and benefits; and (v) the value per share of our Company Common Stock on the completion of the Transactions is $32.05 (that is, the Merger Consideration). Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the named executive officers below may materially differ from the amounts set forth below. The actual amounts payable to the Company’s named executive officers (other than Messrs. Grashoff and Shapiro) will depend on whether, among other things, the named executive officer experiences a qualifying termination, the date of such termination (if any) and other factors, and accordingly may differ from the amounts set forth below.

	Golden Parachute Compensation
Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
John C. Rademacher	6,779,808	17,133,159	16,721	23,929,688
Meenal A. Sethna	2,703,135	3,931,766	4,039	6,638,940
Luke Whitworth	2,616,923	6,300,230	11,147	8,928,300
Collin G. Smyser	1,856,971	3,063,485	4,432	4,924,888

(1)
Under relevant SEC rules, the Company is required to provide information in this table with respect to the Company’s named executive officers, who, for these purposes, are the individuals whose compensation was required to be reported in the summary compensation table of the Company’s most recent proxy statement. Messrs. Christopher L. Grashoff (Former Chief Growth Officer) and Michael Shapiro (Former Chief

Financial Officer), whose employment with the Company ended on May 8, 2026 and March 31, 2026, respectively, are not entitled to any payments in connection with the Merger, other than, in the case of Mr. Grashoff, the potential accelerated distribution of his vested account balance under the DCP if the Company terminates the DCP, which is not reflected in the table above because such balance is fully vested.
(2)
The amounts in this column represent the cash severance payments that would be payable to each applicable named executive officer upon a qualifying termination of employment within two years following a change in control under the Executive Severance Plan, which would consist of (i) cash payments equal to 3.0, 2.5 or 2.25 times his or her applicable base salary as in effect on the date of termination, with such multiples applicable, respectively, to Mr. Rademacher; Ms. Sethna; and Messrs. Whitworth and Smyser as set forth in the table below, payable over the applicable Severance Period, (ii) payment of his or her annual bonus for the year prior to the year in which such termination occurs if unpaid, payable when annual bonuses are typically paid to senior executives, (iii) payment of his or her target annual bonus for the year in which such termination occurs, payable over the applicable Severance Period, and (iv) payment of his or her prorated target annual bonus, based on the number of full weeks employed during the year in which such termination occurs, payable within 60 days of termination. The amounts in this column are considered “double-trigger” (that is, such amounts are payable upon a qualifying termination of employment that occurs within two years following the Closing). Such severance payments are conditioned on the named executive officer’s execution and delivery of a release of claims and continued compliance with applicable restrictive covenants. The amounts in this column do not include any amount in respect of the Transaction Bonus Program.

The cash severance amounts for each named executive officer are calculated as follows:

Named Executive Officer	Annual Salary Cash Payments ($)	Prior Year Annual Bonus ($)	Target Annual Bonus Opportunity ($)	Prorated Annual Bonus ($)	Total Cash Payments ($)
John C. Rademacher	3,300,000	0	1,925,000	1,554,808	6,779,808
Meenal A. Sethna	1,637,500	0	589,500	476,135	2,703,135
Luke Whitworth	1,518,750	0	607,500	490,673	2,616,923
Collin G. Smyser	1,158,750	0	386,250	311,971	1,856,971

(3)
The amounts in this column represent, for each named executive officer, on a pre-tax basis, (i) the value of Company RSUs and Company PSUs held by such named executive officer as of October 27, 2026, which will be treated in the manner described above upon the consummation of the Merger and (ii) the spread value of unvested In the Money Company Options held by such named executive officer as of October 27, 2026, which will vest upon the Merger, assuming the Closing occurred on October 27, 2026. For each Company RSU, the cash value of such Company RSU is calculated by multiplying the number of shares of Company Common Stock subject to such Company RSU by the Merger Consideration. For each unvested Company PSU, the cash value of such Company PSU is calculated by multiplying (i) the number of shares of Company Common Stock subject to such Company PSU determined at (x) actual levels of performance for outstanding Company PSUs with performance periods completed prior to the Effective Time, and (y) target levels of performance for outstanding Company PSUs with ongoing performance periods immediately prior to the Effective Time, each without any pro-ration, by (ii) the Merger Consideration. For each unvested In the Money Company Option, the cash spread value is calculated by multiplying (a) the amount by which the Merger Consideration exceeds the per share exercise price of such In the Money Company Option by (b) the number of shares of Company Common Stock subject to such unvested In the Money Company Option. These amounts are “single-trigger” in nature, with the exception of amounts in respect of Unvested Company RSUs, which are to be converted into Converted RSU Cash Awards, and are “double-trigger” in nature and eligible for accelerated vesting upon the holder’s qualifying termination within two years following the Closing. The values reported above for such Unvested Company RSUs assume that the employment of each holder was terminated in a qualifying termination immediately following the Closing. For additional information on the treatment of outstanding equity awards held by each named executive officer in the Merger, see the section of this proxy statement captioned “— Treatment of the Company’s Equity-Based Awards.”

The number of Company RSUs, Company PSUs and unvested In the Money Company Options held by each named executive officer and their estimated values are as follows:

Name	Company RSUs Converting to Cash Awards (#)	Cash Value of Company RSUs Converting to Cash Awards ($)	Company PSUs Vesting Upon Closing (#)	Cash Value of Company PSUs Vesting Upon Closing ($)	Unvested In the Money Company Options Vesting Upon Closing (#)	Spread Value of Unvested In the Money Company Options Vesting Upon Closing ($)
John C. Rademacher	164,574	5,274,597	367,825	11,788,791	21,872	69,771
Meenal A. Sethna	82,112	2,631,690	40,564	1,300,076	0	0
Luke Whitworth	63,259	2,027,451	132,752	4,254,702	5,667	18,077
Collin G. Smyser	31,162	998,742	64,096	2,054,277	3,281	10,466

(4)
The amounts in this column represent the cash payments that would be payable to each applicable named executive officer upon a qualifying termination of employment within two years following a change in control (including the Merger) under the Executive Severance Plan which are the equivalent of the COBRA continuation coverage premium payments for 18 months for Mr. Rademacher, 15 months for Ms. Sethna and 12 months for Messrs. Whitworth and Smyser. The amounts in this column are considered “double-trigger” as they will only be payable in the event of a qualifying termination of employment following the Closing.

Material U.S. Federal Income Tax Considerations
The following discussion summarizes certain material U.S. federal income tax considerations applicable to Company stockholders who receive cash in exchange for shares of Company Common Stock pursuant to the Merger.

This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the Merger. This discussion is based upon the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and judicial decisions and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (referred to herein as the “IRS”) regarding any of the tax issues discussed herein. There can be no assurance that the IRS will not challenge one or more of the tax consequences of the Merger described in this proxy statement.
This discussion assumes that Company stockholders hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder of Company Common Stock in light of such holder’s individual circumstances, nor does it address U.S. state or local, non-U.S., or estate or gift taxes, any minimum tax, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, the Medicare tax on net investment income or any other aspect of any U.S. federal tax other than U.S. federal income tax. This discussion also does not address tax considerations that may be relevant to Company stockholders subject to special treatment under the U.S. federal income tax laws, such as, but not limited to, banks or other financial institutions, brokers or dealers in securities or currencies, mutual funds, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities and their partners or members, subchapter S corporations, tax-exempt organizations, holders of more than 5% (by vote or value) of the outstanding Company Common Stock (other than as described herein), governmental organizations, retirement or other tax-deferred accounts, insurance companies, traders in securities who elect the mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, persons purchasing or selling shares of Company Common Stock as part of a wash sale for tax purposes, corporations that accumulate earnings to avoid U.S. federal income tax, U.S. expatriates and former citizens or long-term residents of the United States, persons subject to base erosion and anti-abuse tax under Section 59A of the Code, holders who acquired their Company Common Stock through the exercise of Company Options or otherwise as compensation, holders who hold their Company Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, U.S. holders that hold shares of Company Common Stock through non-U.S. brokers or other non-U.S. intermediaries, real estate investment trusts, regulated investment companies, holders deemed to sell their shares of Company Common Stock under the constructive sale provisions of the Code, entities subject to the U.S. anti-inversion rules, persons that are required to recognize income for tax purposes no later than the time when such income is taken into account in applicable financial statements (within the meaning of Section 451 of the Code), persons who own (directly, indirectly or constructively) an equity interest in Parent or the Surviving Corporation and holders who exercise appraisal rights in connection with the Merger under the DGCL.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and activities of the partner and the partnership. If you are a partnership holding Company Common Stock or a partner of a partnership holding Company Common Stock, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of the Merger relevant to you.
This discussion is for informational purposes only and is not tax advice. Company stockholders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the Merger to them in light of their particular circumstances, as well as any tax consequences of the Merger arising under the U.S. federal tax laws other than those pertaining to income tax, including estate or gift tax laws, “golden parachute” rules, or under any state, local or non-U.S. tax laws or under any applicable income tax treaty.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company Common Stock that, for U.S. federal income tax purposes, is:
•	an individual who is a citizen or resident of the United States;
•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•
a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person (within the meaning of the Code); and

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.
For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Company Common Stock that is, for U.S. federal income tax purposes, an individual, a corporation, a trust or an estate that is not a U.S. holder.
U.S. Holders
The receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger (determined before the deduction of any applicable withholding taxes) and such U.S. holder’s adjusted tax basis in the shares of Company Common Stock exchanged for cash pursuant to the Merger. A U.S. holder’s adjusted tax basis in a share of Company Common Stock will generally be equal to the amount the U.S. holder paid for such share of Company Common Stock. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares of Company Common Stock exceeds one year as of the date of the Closing. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. Short-term capital gains are generally taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Company Common Stock (i.e., Company Common Stock acquired at the same time and at the same price in a single transaction). U.S. holders who own separate blocks of Company Common Stock should consult their own tax advisors with respect to these rules.
A U.S. holder may, unless an exception applies, be subject to information reporting and backup withholding (currently at a rate of 24%) with respect to the cash received pursuant to the Merger unless such U.S. holder provides its correct taxpayer identification number (referred to as the “TIN”) on IRS Form W-9 (or if appropriate, a substitute or successor form) and certifies under penalties of perjury that such TIN is correct and that such U.S. holder is not subject to backup withholding. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner and other requirements are satisfied.
Non-U.S. Holders
Any gain recognized on the receipt of cash pursuant to the Merger by a non-U.S. holder will generally not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with the conduct of a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder will generally be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on earnings and profits (as determined for U.S. federal income tax purposes) effectively connected with a U.S. trade or business, subject to certain adjustments;

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the non-U.S. holder will generally be subject to a 30% tax (or tax at such lower rate as may be specified under an applicable income tax treaty) on the non-U.S. holder’s net gain realized in the Merger, which may be offset by certain U.S.-source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•
the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (a) the five-year period ending on the date of the Merger and (b) the

non-U.S. holder’s holding period in Company Common Stock (such period described in clauses (a) and (b), the “Relevant Period”), and, at any time during such Relevant Period, the non-U.S. holder owned (directly, indirectly or constructively) more than 5% (by vote or value) of the outstanding Company Common Stock. Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurances in this regard, the Company does not believe that it is as of, or otherwise has been during the five-year period ending on, the date of the Merger a “United States real property holding corporation” for U.S. federal income tax purposes. Additionally, assuming that the Company Common Stock is treated as regularly traded on an established securities market at the time of the Merger, non-U.S. holders that do not own (directly, indirectly or constructively) more than 5% of the shares of Company Common Stock at any time during the Relevant Period will generally not be subject to U.S. federal income tax as a result of the Merger. The Company Common Stock is currently traded on Nasdaq, and we expect the Company Common Stock to be regularly quoted by brokers or dealers making a market in the Company Common Stock through the date of the Merger, which is expected to satisfy the requirement that the Company Common Stock be regularly traded on an established securities market for these purposes. However, no assurances can be given that, at any given time, the Company Common Stock will be treated as regularly traded on an established securities market for these purposes.
Non-U.S. holders should consult their own tax advisors regarding the applicability of U.S. federal income tax with respect to real property to the non-U.S. holder’s disposition of Company Common Stock, including any associated tax payment or tax return filing obligations.
A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently at a rate of 24%) with respect to the cash received by such non-U.S. holder pursuant to the Merger unless such non-U.S. holder provides an applicable and properly executed IRS Form W-8 certifying under penalties of perjury the holder’s non-U.S. status (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the non-U.S. holder is a United States person as defined under the Code) or otherwise establishes an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the taxing authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the non-U.S. holder furnishes the required information to the IRS in a timely manner and other applicable requirements are satisfied. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.
THE FOREGOING DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER. THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, A HOLDER’S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER IN LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES WITH RESPECT TO ANY NON-INCOME TAX OR ANY STATE, LOCAL OR NON-U.S. TAX LAWS.
Regulatory Approvals Required for the Merger
Antitrust
Under the HSR Act, the Merger may not be completed until the parties have filed notification and report forms with the FTC and the DOJ and the applicable waiting period has expired or been terminated. On November 3, 2026, both the Company and Parent filed their respective notification and report forms under the HSR Act and requested “early termination” of the waiting period. The 30-day waiting period under the HSR Act is expected to expire at 11:59 p.m., Eastern Time, on December 3, 2026, unless earlier terminated or extended by the issuance of a Second Request to the parties by the FTC or the DOJ prior to that time. If the FTC or the DOJ issues a Second Request before then, the waiting period is extended until 30 calendar days after the parties substantially comply with the Second Request, unless terminated earlier or extended by agreement with the agency.

Under the Merger Agreement, the parties have agreed to file their HSR notification and report forms within 20 business days following the date of the Merger Agreement, to cooperate in making those filings and to take all actions reasonably necessary, proper or advisable to remove any antitrust impediments to the Closing as promptly as practicable, and in any event at least five business days prior to the Termination Date. Each party must respond as promptly as practicable to any Second Request or other request for information under any antitrust law, after consulting with the other parties. No party may withdraw its filing or enter into any timing agreement with a governmental authority without the other parties’ prior written consent (not to be unreasonably withheld, conditioned or delayed).
Parent and Merger Sub have also agreed to use, and to cause their affiliates to use, reasonable best efforts to eliminate every antitrust impediment to the Closing within the same timeframe, including by taking any action or agreeing to limit their freedom of action with respect to the Company or its subsidiaries, divisions or affiliates following the Closing, unless doing so would, in Parent’s reasonable good faith judgment, be reasonably likely to give rise to a Regulatory Material Adverse Effect (as defined in the Merger Agreement) (such efforts, “Parent and Merger Sub Reasonable Best Efforts”). Each party has agreed to use reasonable best efforts (and, in the case of Parent and Merger Sub, Parent and Merger Sub Reasonable Best Efforts) to defend any legal proceeding by a governmental authority challenging the Merger and to have any order prohibiting the Merger vacated or reversed, including through appeals.
Subject to applicable law, the parties have also agreed to keep each other informed of communications with, and submissions to, governmental authorities relating to the Merger, to allow each other to review proposed submissions in advance and not to participate in substantive meetings with any governmental authority without giving the other parties reasonable prior notice and, where permitted, the opportunity to attend.
Until the earlier of the Effective Time and the termination of the Merger Agreement, Parent and Merger Sub have agreed not to, and to cause their affiliates not to, acquire any business that competes with, or supplies drugs or medical supplies to, the Company if doing so would reasonably be expected to materially delay or increase the risk of not obtaining any required governmental authorization, or otherwise prevent or materially delay the Merger. Parent and Merger Sub will pay all antitrust filing fees, and each party will bear its own costs of preparing its filings.
Healthcare
The Closing is also conditioned on (i) the expiration or termination of the waiting periods (and any extensions thereof) applicable to the Merger under certain state healthcare transaction notice laws, and (ii) the receipt, and continued effectiveness, of certain approvals under those laws and under state pharmacy licensure laws.
The filings subject to a waiting period are (i) the Report of Health Care Entity Merger to the Indiana Office of the Attorney General, to be submitted at least 90 days prior to the Closing, (ii) the Notice of Material Change to the Massachusetts Health Policy Commission, to be submitted at least 60 days prior to the Closing, and (iii) the Material Health Care Transaction and Premerger Notification to the Washington Office of the Attorney General, made by submitting a copy of the HSR filing, at least 60 days prior to the Closing. On October 23, 2026, the Company submitted the Report of Health Care Entity Merger to the Indiana Office of the Attorney General. On November 4, 2026, the Company submitted (i) the Notice of Material Change to the Massachusetts Health Policy Commission and (ii) the Material Health Care Transaction and Premerger Notification to the Washington Office of the Attorney General.
The required consents are (i) the approval of the Oregon Health Authority following submission of a Notice of Material Change Transaction to the Oregon Health Authority, and (ii) the approval of the California State Board of Pharmacy following submission of a new permit application to the California State Board of Pharmacy.
In addition, the parties expect to make certain other pre-closing notices and filings in connection with the Merger, including a Material Transaction Notice to the New York State Department of Health and a submission of the HSR filing to the Connecticut Office of the Attorney General, each 30 days prior to the Closing, as well as filings relating to the Company’s healthcare permits, licenses and Medicaid enrollments. None of these other notices and filings are conditions to the consummation of the Merger.
Each of Parent and the Company has agreed to make, and to cause its affiliates to make, the filings required to satisfy the conditions to the Closing within 30 business days following the date of the Merger Agreement, subject to limited exceptions (as described in the section of this proxy statement titled “The Merger Agreement — The Company Board’s Recommendation; Company Board Recommendation Change — Healthcare Regulatory Filings”). The parties have also agreed to use reasonable best efforts to cooperate in connection with certain filings specified in the Company Disclosure Letter (the “Healthcare Filings”), and Parent has agreed to use best efforts to obtain all required approvals in connection with the Healthcare Filings as promptly as practicable, and in any event at least five business days before the Termination Date.
There can be no assurances that all of the required regulatory approvals required to satisfy the conditions to the Closing will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, the Company’s or Parent’s ability to obtain these approvals on satisfactory terms or the absence of any litigation challenging such approvals.
General
At any time before or after the Effective Time, and even after the waiting period under the HSR Act has expired or been terminated, the FTC, the DOJ, any state, or private parties could seek to enjoin the Merger or seek other remedies under the antitrust laws. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
Delisting and Deregistration of Company Common Stock
If the Merger is completed, the shares of Company Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Company Common Stock will no longer be publicly traded.
Legal Proceedings Regarding the Merger
As of the date of this proxy statement, there are no pending lawsuits challenging the Merger. However, the Company has received a demand for inspection of books and records or, in the alternative, for supplemental disclosures, and may receive additional inspection or disclosure demands in the future. In addition, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay the Closing and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. One of the conditions to the Closing is the absence of any law, injunction or order (whether temporary, preliminary or permanent) from any governmental authority of competent jurisdiction prohibiting, enjoining or otherwise making illegal the consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.

THE MERGER AGREEMENT
This section describes the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement.
This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with factual information about the Company. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, which may be obtained by following the instructions set forth in the section titled “Where You Can Find Additional Information.”
Explanatory Note Regarding the Merger Agreement
The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for the purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in the Company’s public disclosures, as well as additional nonpublic information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to you.
You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Structure of the Merger
Upon the terms and subject to the satisfaction or valid waiver of the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation of the Merger and as a wholly owned subsidiary of Parent.
Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
The Merger Agreement provides that, at the Effective Time, all (i) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation and (ii) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation. If the Merger is consummated, the Company will cease to be a publicly traded company, and you will not own any shares of capital stock of the Surviving Corporation.
At the Effective Time, (i) the certificate of incorporation of the Company will be amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation, and (ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation, except that all references to Merger Sub will be automatically amended and will become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws, in each case subject to the obligations described below under “Indemnification of Directors and Officers and Insurance.”
The parties have agreed to take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Closing and Effective Time
The Closing will take place at 9:00 a.m., New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third business day after the satisfaction or waiver (to the extent permitted by the Merger Agreement) of the last to be satisfied or waived of the conditions set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by the Merger Agreement) of such conditions), or at such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. However, if the Marketing Period has not ended on or prior to the time of such satisfaction or waiver, the Closing will instead occur on the earlier of (a) a date during the Marketing Period specified by Parent on no fewer than three business days’ notice to the Company (unless a shorter period is agreed to by the Company and Parent) and (b) the third business day following the final day of the Marketing Period, subject in each case to the satisfaction or waiver (to the extent permitted by the Merger Agreement) of the closing conditions (as discussed below under “— Conditions to the Closing of the Merger”) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by the Merger Agreement) of such conditions).
Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in the Merger Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger will become effective at the Effective Time.
Merger Consideration
Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities:
•
each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be cancelled, extinguished and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

•
each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to the Merger Consideration; and

•	each share of the Owned Company Shares will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.
The Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock (or securities convertible or exchangeable into or exercisable for shares of Company Common Stock) occurring on or after the date of the Merger Agreement and prior to the Effective Time, provided that this adjustment provision does not permit the Company or any of its subsidiaries or any other person to take any action otherwise prohibited by the Merger Agreement.
Treatment of the 2017 Warrants
At the Effective Time, each outstanding 2017 Warrant will automatically, without any action on the part of Parent, Merger Sub, the Company or the applicable Warrant Holder, in accordance with the terms of the Warrant Agreement, become exercisable by the holder thereof solely for the right to receive the same Merger Consideration as such holder would have been entitled to receive if such holder had been, immediately prior to the Effective Time, the holder of the share of Company Common Stock then issuable upon exercise in full of such 2017 Warrant. Parent and Merger Sub have agreed that, at and following the Effective Time, the successor of the Company (if any) will assume in writing the obligation to deliver to each holder of a 2017 Warrant, in exchange for such warrant, a security of such successor evidenced by a written instrument substantially similar in form and substance to the 2017 Warrant. The Company has agreed to provide Parent with reasonably prompt written notice of any exercise of a 2017 Warrant of which it has knowledge following the date of the Merger Agreement and prior to the Effective Time. Any 2017 Warrant that is exercised prior to the Effective Time will be deemed to represent an outstanding share of Company Common Stock and will be treated as described above under “Merger Consideration — Common Stock.”
Prior to the Closing, the Company has agreed to use commercially reasonable efforts to enter into an agreement with each Warrant Holder pursuant to which such Warrant Holders will agree to (a) exercise their 2017 Warrants at or prior to the Closing and (b) instruct the Company to withhold a portion of the consideration equal to the amount owed in respect of the exercise price as set forth in the Warrant Agreement. So long as the Company (x) delivers a request to enter into such agreement to each Warrant Holder reasonably promptly following the date of the Merger Agreement and (y) reasonably promptly responds to any questions or comments from any Warrant Holder with respect to such agreement, the Company will not be deemed to have breached this covenant for purposes of the related closing condition.
Treatment of Company Equity Awards
Company Options
At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically be cancelled and converted into the right of the holder to receive an amount in cash, without interest and subject to all applicable deductions and withholdings required by law to be withheld in respect of such payment, equal to the Option Consideration. The amount of cash each holder is entitled to receive with respect to its Company Options will be rounded down to the nearest cent and computed after aggregating cash amounts for all Company Options held by such holder. Each Company Option outstanding as of immediately prior to the Effective Time that has an exercise price that is equal to or greater than the Merger Consideration will be cancelled and extinguished at the Effective Time without any present or future right to receive any consideration.
Company RSUs
Vested Company RSUs. At the Effective Time, each Vested Company RSU will automatically be cancelled and converted into the right of the holder to receive an amount in cash, without interest and subject to all applicable deductions and withholdings required by law to be withheld in respect of such payment, equal to the RSU Consideration.
Unvested Company RSUs. At the Effective Time, each Unvested Company RSU will automatically be cancelled and converted into a Converted RSU Cash Award. Each Converted RSU Cash Award will (x) continue to have, and be subject to, the same terms and conditions (excluding any additional dividend equivalent rights, which will not apply following the Effective Time), including vesting terms and conditions, as applied to the corresponding Company RSU immediately prior to the Effective Time, and (y) provide for accelerated vesting upon a qualifying termination of employment prior to the applicable vesting date in accordance with the terms of the applicable award agreement or other Employee Plan (as defined in the Merger Agreement) that provides for accelerated vesting of Company RSUs upon a qualifying termination.
Company PSUs
At the Effective Time, each Company PSU that was granted prior to the date of the Merger Agreement, other than any Company PSU that is granted during the Interim Period, outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically be (i) deemed vested with respect to the number of shares of Company Common Stock issuable pursuant to such Company PSU determined (x) for any Company PSU with a performance period that has concluded prior to the Effective Time, based on actual achievement of the applicable performance goals, and (y) for any Company PSU with a performance period that has not concluded prior to the Effective Time, assuming target performance, and (ii) cancelled and converted into the right of the holder to receive an amount in cash, without interest and subject to all applicable deductions and withholdings required by law to be withheld in respect of such payment, equal to the PSU Consideration.
Payment Procedures for Equity Awards
At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate Option Consideration, the aggregate RSU Consideration owed to all holders of Vested Company RSUs and the aggregate PSU Consideration. Except as otherwise required under the terms of the applicable Employee Plan or Company Stock Plan or as necessary to avoid the imposition of any additional taxes or penalties pursuant to Section 409A of the Code, as promptly as reasonably practicable, but in any event no later than five business days, after the Closing Date, the applicable holders of Company Options, Vested Company RSUs and Company PSUs will be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of such awards, less any required withholding.
The Company has agreed to take all actions necessary to effect the cancellation and conversion of the Company Options, Vested Company RSUs and Company PSUs upon the Effective Time, including the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.
For information regarding the treatment of equity awards held by the Company’s directors and executive officers, see the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”
Exchange and Payment Procedures
Prior to the Closing, Parent will (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”) and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with the Payment Agent. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) become entitled under the Merger Agreement (such cash and any proceeds thereon, the “Payment Fund”). Until disbursed, the Payment Fund will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days, (ii) commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively, or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). To the extent there are any losses with respect to such investments, or the Payment Fund diminishes below, or is otherwise unavailable at, the level required to promptly pay the Merger Consideration, Parent will promptly replace or restore the cash in the Payment Fund. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation as Parent directs. The Payment Fund will not be used for any purpose other than payment to holders of Company Common Stock as contemplated by the Merger Agreement.
Promptly following the Effective Time (and in any event within five business days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record of one or more stock certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) (“Certificates”) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such Certificates by (B) the Merger Consideration, and the Certificates so surrendered will be cancelled.
Record holders of uncertificated shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) (“Uncertificated Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent. Instead, upon receipt by the Payment Agent of an “agent’s message” (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), each such holder will be entitled to receive an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (B) the Merger Consideration, and such Uncertificated Shares will be cancelled. No interest will be paid or accrued on the Merger Consideration payable upon the surrender of Certificates or transfer of Uncertificated Shares. Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the amounts payable in respect thereof pursuant to the Merger Agreement.
Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) such that, if the Closing occurs at or prior to 2:00 p.m., Eastern Time (or such other time as Parent and the Company may mutually agree in writing), on the Closing Date, the

Payment Agent will transmit to DTC or its nominee on the Closing Date an amount in cash (by wire transfer of immediately available funds) equal to the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or its nominee immediately prior to the Effective Time multiplied by the Merger Consideration, and, if the Closing occurs after such time, on the first business day after the Closing Date.
If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or transferred Uncertificated Share is registered, it will be a condition of payment that (i) the person requesting such exchange present proper evidence of transfer or the Certificate or Uncertificated Share otherwise be in proper form for transfer and (ii) the person requesting such payment present evidence reasonably satisfactory to the Surviving Corporation that any applicable stock transfer taxes have been paid or are not applicable.
Any portion of the Payment Fund that remains undistributed to holders of Certificates or Uncertificated Shares one year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders who have not surrendered or transferred their shares will thereafter look solely to Parent (subject to abandoned property, escheat or similar law), as general creditors, for payment of the Merger Consideration. Any amounts remaining unclaimed five years after the Effective Time (or immediately prior to such earlier date on which such amounts would otherwise escheat to any governmental authority) will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interests of any person previously entitled thereto. None of the Payment Agent, Parent, the Surviving Corporation or any other party will be liable to any holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures set forth in the Merger Agreement) be cancelled and exchanged.
Lost, Stolen or Destroyed Certificates
If any Certificate has been lost, stolen or destroyed, the Payment Agent will issue the Merger Consideration payable in respect thereof upon the making of an affidavit of that fact by the holder. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to such payment, require the owner of such Certificate to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to such Certificate.
Withholding
Each of the Payment Agent, Parent, the Company and the Surviving Corporation (without duplication), as applicable, will be entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts as are required to be deducted or withheld under the Code or any applicable provision of state, local or non-U.S. tax law. To the extent such amounts are so deducted or withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.
Dissenting Shares
If required by the DGCL (but only to the extent required thereby), the Dissenting Company Shares will not be converted into the right to receive the Merger Consideration. Instead, holders and beneficial owners of Dissenting Company Shares will be entitled to receive payment of the fair value of such shares in accordance with Section 262 of the DGCL unless and until any such holder or beneficial owner fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder or beneficial owner fails to perfect or effectively withdraws or waives or otherwise loses such rights, such Dissenting Company Shares will thereupon be treated as if they had been cancelled, extinguished and converted, at the Effective Time, into the right to receive the Merger Consideration, without interest thereon, and the Surviving Corporation will remain liable for payment of the Merger Consideration, without interest thereon, for such shares. At the Effective Time, any holder or beneficial owner of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and the right to receive the Merger Consideration in the circumstances described in the preceding sentence.
The Company has agreed to give Parent (i) prompt notice of any demands received by the Company for appraisal of Company Common Stock and withdrawals or attempted withdrawals of such demands and (ii) the right to participate in all negotiations and proceedings with respect to such demands. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL or propose or agree to do any of the foregoing. Parent may not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal prior to the Closing.
For more information, see the section of this proxy statement titled “Appraisal Rights.”
Representations and Warranties
The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement (including “knowledge” and materiality qualifications and qualifications referring to dollar thresholds). The representations and warranties were made for purposes of the Merger Agreement and are subject to the qualifications, limitations and exceptions set forth therein. The representations and warranties made by the Company are further modified and limited by the confidential disclosure letter delivered by the Company to Parent and Merger Sub on the date of the Merger Agreement (the “Company Disclosure Letter”) and are also subject to, and qualified by, certain information in the reports, statements, schedules and other documents filed or furnished by the Company with the SEC on or after January 1, 2025 and at least 24 hours prior to the date of the Merger Agreement (excluding disclosures solely in risk factors and in forward-looking statements, except to the extent such information consists of factual and/or historical statements). Information in such SEC filings does not modify or qualify the representations and warranties relating to organization and good standing, corporate power and enforceability, Company Board approval, the fairness opinion and anti-takeover laws, capitalization (including capital stock, stock reservation and awards, and other Company securities), or brokers.
The representations and warranties made by the Company to Parent and Merger Sub in the Merger Agreement relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business;
•	corporate power and authority to enter into and perform its obligations under the Merger Agreement and the enforceability of the Merger Agreement;
•	the approval of the Company Board, receipt of a fairness opinion from Centerview and the inapplicability of anti-takeover laws and the absence of any stockholder rights plan;
•	the Requisite Stockholder Approval being the only vote of Company stockholders necessary to adopt the Merger Agreement and consummate the Merger;
•
as a result of the Merger Agreement and the transactions contemplated thereby, the absence of conflicts with or violations of organizational documents, Material Contracts (as defined in the Merger Agreement), Healthcare Permits (as defined in the Merger Agreement) or applicable law, and the absence of the creation of liens;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement;
•	the capital structure of the Company;
•	subsidiaries;
•	compliance with SEC rules regarding filings and financial statements and the absence of SEC investigations or unresolved SEC comments;
•	financial statements, disclosure controls and procedures and internal control over financial reporting;
•	the absence of specified undisclosed liabilities and off-balance sheet arrangements;

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since December 31, 2025 through the date of the Merger Agreement, (i) the conduct of business in all material respects in the ordinary course and (ii) the absence of a Company Material Adverse Effect (as defined below);

•	material contracts;
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healthcare regulatory matters, including (i) compliance with Healthcare Laws (as defined in the Merger Agreement), corporate integrity agreements and similar arrangements, (ii) the absence of exclusions from governmental health programs, Healthcare Permits, (iii) compliance programs, governmental health program enrollment and payor matters, and (iv) Health Insurance Portability and Accountability Act of 1996 compliance;

•	anti-corruption matters;
•	sanctions and export and import control laws;
•	employee benefit plans;
•	labor and employment matters;
•	tax matters;
•	intellectual property, including the use of artificial intelligence technology;
•	information technology systems, security breaches and data protection;
•	environmental matters;
•	real property;
•	compliance with laws and governmental authorizations;
•	the absence of pending or threatened legal proceedings and orders;
•	insurance matters;
•	the absence of any financial advisor, investment banker, broker, finder or agent, other than Centerview, entitled to any fee or commission in connection with the Transactions;
•	the accuracy of information supplied by the Company for inclusion in this proxy statement;
•	related person transactions; and
•	the exclusivity of the representations and warranties made by the Company and an acknowledgment regarding the representations and warranties made by Parent and Merger Sub.
The Merger Agreement also contains representations and warranties of Parent and Merger Sub, made jointly and severally, relating to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business;
•	corporate power and authority to enter into and perform their respective obligations under the Merger Agreement and the enforceability of the Merger Agreement;
•	the absence of conflicts with organizational documents, contracts or applicable law, and the absence of the creation of liens;
•	required consents, approvals and regulatory filings in connection with the Merger Agreement;
•	the absence of legal proceedings and orders;
•	the absence of ownership of Company Common Stock and of “interested stockholder” status under Section 203 of the DGCL;
•	brokers;
•	the operations and capitalization of Merger Sub and the formation of Parent and Merger Sub solely for the purpose of engaging in the Merger;

•	the absence of any required vote of the equityholders of Parent, and the adoption of the Merger Agreement by Parent as sole stockholder of Merger Sub;
•	the delivery, validity and enforceability of the Guarantees (as defined below);
•	the Financing Letters (as defined below), the sufficiency of the Financing and related matters;
•	the absence of certain arrangements with Company stockholders, directors, officers, employees or other affiliates;
•	the solvency of the Surviving Corporation and its subsidiaries immediately after giving effect to the Merger;
•	non-reliance on estimates, projections and other forward-looking information;
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the ownership of Parent and Merger Sub, including that at all times prior to and at the Closing (a) McKesson will not, directly or indirectly, hold 50% or more of the aggregate voting power or economic interests of the outstanding equity interests in Parent or Merger Sub, (b) the remaining outstanding equity interests of Parent and Merger Sub will be held, directly or indirectly, by one or more investment funds or vehicles controlled by or affiliated with CD&R and certain other persons specified in the disclosure letter delivered by Parent and (c) one or more investment funds or vehicles controlled by or affiliated with CD&R will, directly or indirectly, hold a greater percentage of each of the aggregate voting power and economic interests of the outstanding equity interests in Parent or Merger Sub than is held by McKesson;

•	the accuracy of information supplied by Parent or Merger Sub for inclusion in this proxy statement; and
•	the exclusivity of the representations and warranties made by Parent and Merger Sub and an acknowledgment regarding the representations and warranties made by the Company.
Material Adverse Effect
Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, circumstance, occurrence, fact, condition, effect or development that, individually or in the aggregate, has, or reasonably would be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole; provided that none of the following, and no changes, events, effects or developments arising out of, relating to or resulting from the following (in each case, by itself or when aggregated), will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):
(i)	any general economic conditions, or conditions in the global, international, national or regional economy generally, including changes in inflation, supply chain disruptions and labor shortages;
(ii)
any conditions in the equity, credit, debt, financial, banking, currency or capital markets, including (A) changes in interest rates or credit ratings, (B) changes in exchange rates for the currencies of any country or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)
any changes in conditions or developments that generally affect the industries in which the Company and its subsidiaries conduct business (including the pharmacy or infusion industries) or in any jurisdiction or geographical area in which the Company or any of its subsidiaries conducts business, or changes therein;

(iv)	any social, political or geopolitical conditions (including changes therein) globally, internationally, nationally or regionally or events, including the results of any primary or general elections;
(v)
any Emergency or Emergency Measures (each as defined in the Merger Agreement, and which include, among other things, natural disasters, epidemics, pandemics, hostilities, armed conflicts, war, terrorism, cyberattacks, social unrest and governmental shutdowns, and related governmental measures);

(vi)
the negotiation, execution, delivery or performance of the Merger Agreement or the announcement of the Merger Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with customers, suppliers, payors, vendors, lenders, lessors, business or joint venture or other partners, employees (including any employee attrition), regulators, governmental authorities or any other third person, or on revenues, income or expenses of the Company or any of its subsidiaries, or the identity of, or any facts or circumstances relating to, the Guarantors, Parent, Merger Sub or their respective affiliates, the respective financing sources of or investors or stockholders in the foregoing, or the respective plans or intentions of the foregoing, in each case with respect to the Company or its business (provided that this clause (vi) does not apply to (A) the representations and warranties relating to non-contravention or requisite governmental approvals and (B) the related closing condition solely to the extent it relates to such representations and warranties);
(vii)
the compliance by any party with the express terms of the Merger Agreement, including any action required to be taken or refrained from being taken pursuant to the express terms of the Merger Agreement (other than the requirements of the interim operating covenants as discussed below in “— Conduct of Business Pending the Merger”);

(viii)	any action taken or refrained from being taken, in each case, to which Parent has expressly approved or consented in writing following the date of the Merger Agreement;
(ix)
any changes in U.S. Generally Accepted Accounting Principles (GAAP) after the date of the Merger Agreement, or in any applicable laws (including Healthcare Laws) (or the enforcement or binding interpretation thereof), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or the enforcement or interpretation thereof) by any governmental authority, or any panel or advisory body empowered or appointed thereby;

(x)	any anti-dumping actions, tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions in the United States or any other country or region in the world;
(xi)
any changes in the price or trading volume of Company Common Stock or to the Company’s credit ratings, in each case, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded);

(xii)
any failure by the Company and its subsidiaries to meet (A) any internal or public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (B) any projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded);

(xiii)	the availability or cost of equity, debt or other financing to Parent or Merger Sub;
(xiv)
any Transaction Litigation (as defined in the Merger Agreement) or any demand or legal proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection with the Merger Agreement; and

(xv)	any breach by Parent or Merger Sub of the Merger Agreement;
except, in each case of clauses (i), (ii), (iii), (iv), (v), (ix) and (x), solely to the extent that such changes, events, circumstances, occurrences, facts, conditions, effects or developments have had a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur.
Certain of the Company’s representations and warranties are also qualified by reference to a “Company Impairment Effect,” which means an effect that would reasonably be expected to materially delay or prevent the consummation by the Company of the Merger.
Certain of Parent’s and Merger Sub’s representations and warranties are qualified by a “Parent Material Adverse Effect” standard. For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means a failure of any representations and warranties of Parent and Merger Sub to be true and correct that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement or to consummate the Transactions.

The representations and warranties of each of the parties contained in the Merger Agreement or in any certificate delivered pursuant to the Merger Agreement will terminate at the Effective Time; however, any covenants that by their terms survive the Effective Time will survive in accordance with their respective terms.
Conduct of Business Pending the Merger
The Merger Agreement provides that, during the Interim Period, except (A) as expressly required by the Merger Agreement, (B) as set forth in the Company Disclosure Letter, (C) as required by applicable law, (D) as necessary or advisable in response to any Emergency or Emergency Measures or (E) as approved by Parent in writing (which approval may not be unreasonably withheld, conditioned or delayed, and provided that Parent will use commercially reasonable efforts to provide a written response within three business days after a written request by the Company for such consent), the Company will, and will cause each of its subsidiaries to, use its commercially reasonable efforts to (a) conduct its business in all material respects in the ordinary course of business and (b) preserve intact in all material respects its business and operations and its current relationships and goodwill with governmental authorities, customers, suppliers, distributors, employees, payors and its other significant commercial relationships with third parties. No action or omission with respect to matters specifically permitted or restricted by the specific forbearance covenants described below will be deemed a breach of the foregoing unless such action or omission would constitute a breach of such specific covenant.
In addition, during the Interim Period, subject to the exceptions described in clauses (A) through (E) above (with Parent’s approval not to be unreasonably withheld, conditioned or delayed), the Company will not, and will not permit any of its subsidiaries to, among other things:
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amend the organizational documents of the Company or any of its subsidiaries (other than immaterial changes to the organizational documents of any subsidiary which would not prevent, delay or impair the Transactions);

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propose or adopt a plan of, or complete, any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (except for such transactions solely among the Company and its wholly owned subsidiaries or solely among its wholly owned subsidiaries, in each case, which would not prevent, delay or impair the Transactions), or create any non-wholly owned subsidiary;

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issue, sell, pledge, encumber, deliver or agree or commit to issue, sell or deliver any Company Securities (as defined in the Merger Agreement) (including any awards under a Company Stock Plan), except (i) in accordance with the terms of a Company Stock Plan as of the date of the Merger Agreement upon the vesting, exercise or settlement of equity awards outstanding on the date of the Merger Agreement or granted thereafter in compliance with the Merger Agreement or (ii) in connection with the exercise, cancellation or conversion of the 2017 Warrants in accordance with their terms as of the date of the Merger Agreement;

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except for transactions solely among the Company and its wholly owned subsidiaries or solely among its wholly owned subsidiaries, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of any of its capital stock or other equity or voting interest, other than (i) the withholding of shares to satisfy tax obligations incurred in connection with the vesting and settlement or exercise of equity awards, (ii) the acquisition of shares underlying equity awards in connection with the forfeiture of such awards or (iii) to the extent permitted under the terms of any Company Stock Plan, in each case in accordance with their terms as of the date of the Merger Agreement;

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establish a record date for, declare, set aside or pay any dividend or other distribution in respect of any capital stock or other equity or voting interest, except for (i) dividends or distributions by any subsidiary to the Company or another wholly owned subsidiary, (ii) to the extent permitted or required under the terms of any Company Stock Plan as in effect on the date of the Merger Agreement, (iii) in connection with the exercise, cancellation or conversion of the 2017 Warrants in accordance with their terms as of the date of the Merger Agreement or (iv) as a result of the vesting and settlement of any equity awards;

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incur, assume, endorse, guarantee or otherwise become liable for any indebtedness for borrowed money, except (i) borrowings (including the issuance of letters of credit) in the ordinary course of business under revolving credit facilities included in the Company Debt Agreements (as defined in the Merger Agreement) as in effect on the date of the Merger Agreement, (ii) guarantees or credit support solely in support of obligations of the Company or its subsidiaries in existence on the date of the Merger Agreement or incurred in the ordinary course of business, (iii) performance bonds and surety bonds entered into in the ordinary course of business and (iv) indebtedness solely among the Company and its wholly owned subsidiaries or among its wholly owned subsidiaries;
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except as expressly required by the terms of any existing Employee Plan, (i) increase the compensation or benefits payable to any current or former director, officer, employee or other individual service provider with an annual base salary in excess of $300,000, other than increases in base salary for promotions for employees who would be at the level of Vice President or below following such promotion made in the ordinary course of business and consistent with past practices, (ii) grant any extraordinary bonus or any equity compensation, (iii) establish, adopt or enter into any new bonus, severance, pension, other retirement, deferred compensation, equity compensation, change in control, retention or other benefit agreement, plan or arrangement or other Employee Plan (including any contract that would be an Employee Plan if it were in existence as of the date of the Merger Agreement), (iv) take any action (other than actions contemplated by the Merger Agreement) to accelerate any payment or benefit, the vesting of any equity or equity-based award or the funding of any payment or benefit, (v) make any change to any Employee Plan that would materially increase the costs to the Company in respect of such plan, (vi) forgive any loans, or issue any loans, to any employee, officer, director or individual service provider, (vii) waive, release or amend the restrictive covenant obligations of any current or former director or employee at the level of Vice President or above or (viii) establish, adopt, enter into, amend, renew or terminate any collective bargaining agreement, or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees;

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(A) hire or terminate (other than for cause) any employee at the level of Senior Vice President or above or (B) promote any employee to the level of Senior Vice President or above, except, in each case, (x) to fill a position at such level that is open as of, or is vacated on or after, the date of the Merger Agreement and (y) only to the extent such employee is entitled to annual cash compensation that is individually no more favorable than the annual cash compensation provided to the employee whose position is being filled;

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compromise, release, waive or settle any pending or threatened legal proceeding for an amount in excess of $1,000,000 individually or $3,750,000 in the aggregate, other than any settlement where the amount paid or to be paid by the Company or any of its subsidiaries in excess of such amounts is covered by insurance maintained by the Company or any of its subsidiaries, provided that, in each case, such settlement does not involve any admission of guilt, material injunctive or equitable relief or impose material restrictions on the business activities of the Company and its subsidiaries, taken as a whole (excluding customary confidentiality obligations and releases of claims);

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materially change the Company’s or its subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X (or any binding interpretation thereof), any governmental authority or applicable law;

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make (other than in the ordinary course of business consistent with past practices), change or revoke any material tax election, adopt or change any material method of tax accounting, change any tax accounting period, enter into any material “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of law), file any material amended tax return, affirmatively surrender a claim for a material refund of taxes, or settle or compromise any material tax claim, audit or assessment;

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incur or commit to incur any capital expenditures other than (x) with respect to each calendar quarter following the date of the Merger Agreement (or stub calendar quarter, if applicable), an amount not exceeding the amount of capital expenditures incurred during the corresponding calendar quarter of the immediately preceding calendar year, subject to adjustment for the consumer price index (with the amount for any stub calendar quarter determined on a pro rata basis), or (y) incrementally to the foregoing, expenditures that do not exceed $1,000,000 individually or $5,000,000 in the aggregate during the Interim Period;

•
enter into, waive, release or assign any material rights under, amend or modify in any material respect (other than amendments and modifications, taken as a whole, not adverse in any material respect to the Company and its subsidiaries or renewals, replacements or extensions in the ordinary course of business) or terminate (other than any Material Contract that has expired in accordance with its terms) any Material Contract or any contract that would have been a Material Contract if entered into prior to the date of the Merger Agreement, except, in the case of any waiver, release or assignment of any material rights, in the ordinary course of business;
•
acquire any division, assets, properties, businesses or equity securities in any person (including by merger, consolidation or acquisition of stock or assets), other than (i) in or from any subsidiary of the Company, (ii) in the ordinary course of business or (iii) acquisitions that do not exceed $25,000,000 in the aggregate;

•
sell, assign, transfer, lease, license or otherwise dispose of, or subject to any lien or encumbrance (other than Permitted Liens (as defined in the Merger Agreement)), any material asset or property (including intellectual property), other than (i) transactions solely among the Company and its wholly owned subsidiaries or solely among its wholly owned subsidiaries, (ii) for the distribution of products or services in the ordinary course of business, (iii) in connection with the expiration or abandonment of intellectual property that is not material, at the end of its statutory term or otherwise in the ordinary course of business or (iv) otherwise in the ordinary course of business consistent with past practice and, with respect to sales, transfers or dispositions, in no event in an amount exceeding $10,000,000 in the aggregate;

•
(i) sell, abandon, transfer, lease, exclusively license, assign or otherwise dispose of any material real property, other than in the ordinary course of business, or (ii) acquire any material real property;

•	abandon or terminate any existing line of business or enter into any new line of business;
•
make any loans, advances or capital contributions to any other person, except for (i) extensions of credit in the ordinary course of business, (ii) advances to directors, officers and other employees for travel and other business-related expenses in the ordinary course of business and in compliance in all material respects with applicable policies or (iii) loans, advances or capital contributions to any direct or indirect wholly owned subsidiaries;

•	actively cancel, reduce or terminate material insurance policies (other than replacements thereof providing substantially similar coverage on substantially similar terms);
•	enter into or consummate any Related Person Transaction (as defined in the Merger Agreement); or
•	agree, resolve or commit to take any of the foregoing actions.
No Solicitation of Other Offers
From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, subject to the exceptions described below, the Company and its subsidiaries will not, and will not authorize or knowingly permit, and will use reasonable best efforts to cause their respective representatives (in their capacities as such) not to, directly or indirectly:
•
solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal (as defined below);

•
furnish to any person (other than Parent, Merger Sub or their designees) any non-public information relating to the Company or its subsidiaries or afford to any person access to the business, properties, assets, books, records or personnel of the Company or its subsidiaries, in any such case (x) with the intent to induce the making, submission or announcement of, or (y) to facilitate, assist or knowingly encourage, any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

•
participate or engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person (and its representatives, including potential financing sources) with respect to an Acquisition Proposal or a proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, other than informing such persons of the existence of the no-solicitation provisions and contacting the person making an Acquisition Proposal that did not result from a material breach of such provisions solely to clarify (but not to engage in negotiations or provide non-public information regarding) the terms or conditions of the Acquisition Proposal necessary to determine whether it constitutes a Superior Proposal;

•	approve, endorse or recommend an Acquisition Proposal;

•
approve, endorse, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal or an Acquisition Transaction (as defined below), other than an Acceptable Confidentiality Agreement (as defined below) (including any “clean team” or similar arrangement) (any such agreement, an “Alternative Acquisition Agreement”);

•
take any action to exempt any third party or transaction from the restrictions on “business combinations” contained in Section 203 of the DGCL or any other applicable anti-takeover statute, or otherwise cause such restrictions or any restrictive anti-takeover provision in the Company’s certificate of incorporation or Bylaws not to apply to such person or transaction; or

•	propose publicly or resolve, authorize or agree to do any of the foregoing.
The Company also agreed to (A) promptly (and in any event within 24 hours) following the execution of the Merger Agreement, request the prompt return or destruction of all non-public information concerning the Company or its subsidiaries previously furnished or made available to any person (other than Parent, the Financing Sources (as defined in the Merger Agreement) and their respective representatives) with whom a confidentiality agreement was entered into with respect to an Acquisition Proposal and (B) immediately upon execution of the Merger Agreement, cease any discussions, communications or negotiations with any person (other than Parent, Merger Sub and their representatives) in connection with an Acquisition Proposal and terminate all access of any such person to any electronic data room maintained with respect to any Acquisition Proposal. During the same period, the Company is required to enforce, and is not permitted to waive, terminate or modify, any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof), unless the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.
Notwithstanding these restrictions, at any time prior to the earlier to occur of the termination of the Merger Agreement and the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through their representatives, participate or engage in discussions or negotiations with, furnish non-public information to, or afford access to the business, properties, assets, books, records or personnel of the Company and its subsidiaries pursuant to an Acceptable Confidentiality Agreement to, any person (and its representatives) that has made a bona fide Acquisition Proposal after the date of the Merger Agreement, and otherwise facilitate such Acquisition Proposal or assist such person (and its representatives and financing sources) with such Acquisition Proposal if requested, in each case with respect to an Acquisition Proposal that was not the result of a breach of the no-solicitation provisions (other than a breach in a de minimis respect) and that the Company Board (or a committee thereof) has, prior to taking any such action, determined in good faith (after consultation with its financial advisors and outside legal counsel) (i) either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and (ii) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. Subject to applicable law and any applicable “clean team” or similar arrangement, the Company must provide to Parent and Merger Sub any non-public information provided to such person that was not previously made available to Parent or Merger Sub, prior to or promptly (and in any event within 24 hours) following the time it is provided to such person.
The Company must as promptly as reasonably practicable (and in any event within 24 hours) notify Parent in writing if any Acquisition Proposal, or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, is received by the Company or any of its representatives. Such notice must include (i) the identity of the person or group making such proposal and (ii) a summary of its material terms and conditions (including the form and amount of consideration and proposed financing arrangements) and, to the extent submitted in writing, unredacted copies of any documents or materials delivered in connection therewith. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such proposal (including amendments, revisions or other changes) and the status of any related discussions or negotiations, including by providing Parent (within 24 hours) unredacted copies of any material written documents or materials delivered to the Company in connection with such changes or developments.
For purposes of the Merger Agreement:
•
“Acceptable Confidentiality Agreement” means any confidentiality agreement (i) in effect as of the date of the Merger Agreement or (ii) executed, delivered and effective after such date and, in the case of this clause (ii), containing terms that are no less restrictive in any material respect to the counterparty (and its representatives) than those contained in the Confidentiality Agreements (as defined in the Merger Agreement), except that such confidentiality agreement need not contain any explicit or implicit “standstill” or similar provision or otherwise restrict the making of, or amendment or modification to, any Acquisition Proposal.
•
“Acquisition Proposal” means any indication of interest, offer or proposal (whether or not in writing) (other than an indication of interest, offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

•
“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving: (i) any direct or indirect purchase or other acquisition by any person or group, or equityholders of any such person or group, whether from the Company or any other person, of securities representing more than 20% of the total outstanding equity securities (by vote or economic interests) of the Company outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than 20% of the total outstanding equity securities (by vote or economic interests) of the Company outstanding after giving effect to such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any person or group of any businesses or assets (including equity interests in subsidiaries of the Company) that constitute or account for more than 20% of the consolidated assets, net revenue or net income of the Company and its subsidiaries, taken as a whole (measured by the fair market value thereof as determined in good faith by the Company Board); (iii) any direct or indirect merger, consolidation, share exchange, joint venture, partnership, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its subsidiaries pursuant to which any person or group, or stockholders of any such person or group, would hold or control, directly or indirectly, more than 20% of the equity interests or voting power of the Company or the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or (iv) any combination of the foregoing.

•
“Superior Proposal” means any bona fide written Acquisition Proposal received after the date of the Merger Agreement that did not result from a breach of the no-solicitation provisions for an Acquisition Transaction (other than a breach in a de minimis respect) on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) would, if consummated, result in a transaction that would be more favorable to Company stockholders from a financial point of view than the Merger (taking into account (i) any changes to the terms of the Merger Agreement committed to by Parent in response to such Superior Proposal, (ii) the identity of the person making such Acquisition Proposal and (iii) all legal, regulatory, financial, timing, financing, certainty of closing and all other aspects of such Acquisition Proposal that the Company Board (or a committee thereof) considers in good faith to be relevant). For purposes of this definition, all references to “20%” in the definition of “Acquisition Transaction” are deemed to be references to “50%.”

The Company Board’s Recommendation; Company Board Recommendation Change
The Company Board has unanimously (i) determined that it is fair to, and in the best interests of, the Company and the Company stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder and the consummation of the Merger upon the terms and conditions set forth therein; (iii) resolved to recommend that the Company stockholders adopt the Merger Agreement in accordance with the DGCL (the “Company Board Recommendation”); and (iv) directed that the adoption of the Merger Agreement be submitted to the Company stockholders for consideration by the Company stockholders at the Special Meeting.
Except as described below, the Company Board may not:
(A)	withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect;
(B)	adopt, endorse, approve, recommend or declare advisable, or publicly propose to do so, or submit to Company stockholders for approval or adoption, any Acquisition Proposal;

(C)	fail to make the Company Board Recommendation or to include the Company Board Recommendation in this proxy statement;
(D)
fail to make any recommendation or public statement against an Acquisition Proposal structured as a tender or exchange offer within ten business days after commencement thereof if requested by Parent (and if the Special Meeting is scheduled to be held within ten business days, then reasonably promptly after commencement of such tender or exchange offer (or material modification thereof)), other than a customary “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (or any substantially similar communication);

(E)
fail to publicly reaffirm the Company Board Recommendation within ten business days of receiving a written request from Parent (or, if earlier, at least two business days prior to the Special Meeting) following receipt by the Company of a publicly disclosed Acquisition Proposal (it being understood that the Company will have no obligation to make such reaffirmation on more than one occasion in respect of each Acquisition Proposal, with any material modification to an Acquisition Proposal deemed to be a separate Acquisition Proposal) (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); or

(F)	cause or permit the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement.
None of (1) the factually accurate disclosure by the Company of the receipt of an Acquisition Proposal, (2) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal or (3) the delivery by the Company of any notice contemplated by the provisions described below will constitute a Company Board Recommendation Change.
Intervening Event
Notwithstanding the foregoing restrictions, at any time prior to the earlier of the termination of the Merger Agreement and the receipt of the Requisite Stockholder Approval, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change (within the meaning of clauses (A) and (C) of the definition above) in response to an Intervening Event (as defined below) if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, provided that the Company Board may not effect such a Company Board Recommendation Change unless:
•
the Company has provided prior written notice to Parent at least four business days in advance (the “Intervening Event Notice Period”) to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change, which notice must specify the basis for such change, including the applicable Intervening Event in reasonable detail;

•
if requested by Parent, the Company and its representatives, during the Intervening Event Notice Period, have been available to negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to enable Parent to make such adjustments to the terms and conditions of the Merger Agreement, the Guarantees and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change (and if the Intervening Event thereafter changes in any material respect, the Company must deliver a new written notice to Parent and comply with these requirements again, except that the Intervening Event Notice Period in respect of such new notice will be three business days); and

•
at the end of the Intervening Event Notice Period and prior to taking such action, the Company Board has considered in good faith any written proposals by Parent to revise the terms of the Merger Agreement, the Guarantees and the Financing Letters, and has determined in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to effect a Company Board Recommendation Change would continue to be reasonably likely to be inconsistent with its fiduciary duties under applicable law if such changes proposed by Parent were to be given effect.

For purposes of the Merger Agreement, “Intervening Event” means any material positive change, event, effect, development or circumstance with respect to the Company and its subsidiaries, taken as a whole, that (i) was not known or reasonably foreseeable to the Company Board on the date of the Merger Agreement (or, if known by the Company Board, the consequences of which were not known or reasonably foreseeable by the Company Board as of such date), (ii) is not a result of a breach of the Merger Agreement by the Company or its subsidiaries and (iii) does not relate to (A) any Acquisition Proposal or any matter related thereto or to the consequences thereof, (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement or (C) changes after the date of the Merger Agreement in the market price or trading volume of Company Common Stock (it being understood that the underlying cause of any of the foregoing in clauses (B) and (C) may be taken into consideration when determining whether an Intervening Event has occurred).
Superior Proposal
In addition, at any time prior to the earlier of the termination of the Merger Agreement and the receipt of the Requisite Stockholder Approval, if the Company has received a bona fide Acquisition Proposal that did not result from a breach of the no-solicitation provisions (other than a breach in a de minimis respect) and that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal or (B) cause the Company to terminate the Merger Agreement in order to substantially concurrently enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, provided that the Company Board (or a committee thereof) may not take any such action unless:
•
the Company has provided prior written notice to Parent at least four business days in advance (the “Acquisition Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) intends to take such action, which notice must specify the identity of the person or group making such Acquisition Proposal and the material terms thereof and include unredacted copies of all agreements relating to such Acquisition Proposal;

•
if requested by Parent, the Company and its representatives, during the Acquisition Proposal Notice Period, have been available to negotiate in good faith with Parent and its representatives (to the extent Parent desires to negotiate) to enable Parent to make such adjustments to the terms and conditions of the Merger Agreement, the Guarantees and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change or termination (and in the event of any material modification to such Acquisition Proposal (with any change to the financial terms deemed a material modification), the Company must deliver a new written notice to Parent and comply with these requirements again, except that the Acquisition Proposal Notice Period in respect of such new notice will be three business days); and

•
at the end of the Acquisition Proposal Notice Period and prior to taking such action, the Company Board has considered any written proposals by Parent to revise the terms of the Merger Agreement, the Guarantees and the Financing Letters, and has determined in good faith (after consultation with its financial advisors and outside legal counsel) that (A) such Acquisition Proposal continues to constitute a Superior Proposal and (B) the failure to take such action would continue to be reasonably likely to be inconsistent with its fiduciary duties under applicable law if such changes proposed by Parent were to be given effect.

If the Company terminates the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, it must pay Parent the Company Termination Fee described below under “Termination Fees” in immediately available funds substantially concurrently with such termination.
Nothing in the Merger Agreement prohibits the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to Company stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication in connection with a tender or exchange offer), or making a customary “stop, look and listen” communication pursuant to Rule 14d-9(f) (or any similar communication), or (ii) making factual disclosures to Company stockholders solely to the extent required under applicable securities laws with regard to the transactions or an Acquisition Proposal, provided that this does not permit the Company Board to make a Company Board Recommendation Change other than in accordance with the Merger Agreement.
Efforts to Complete the Merger
Upon the terms and subject to the conditions of the Merger Agreement, and subject to any different standard set forth in the Merger Agreement with respect to any covenant, each of Parent and Merger Sub (and their respective affiliates, if applicable), on the one hand, and the Company, on the other hand, has agreed to use reasonable best efforts to (i) take (or cause to be taken) all actions, (ii) do (or cause to be done) all things and (iii) assist and cooperate with the other parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, as promptly as practicable, the Transactions, including by using reasonable best efforts to (A) cause the conditions to the Merger to be satisfied and (B) (1) obtain all consents, waivers, approvals, orders and authorizations from governmental authorities and (2) make all registrations, declarations and filings with governmental authorities, in each case that are necessary or advisable to consummate the Transactions.
Neither the Company nor any of its subsidiaries will be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or (ii) the provision of additional security (including a guaranty), in each case in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract, except that, at the written request of Parent, the Company and its subsidiaries will take any such action so long as it is conditioned on, and effective only from and after, the Closing. Parent and Merger Sub are jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and their obligations under the Merger Agreement.
Antitrust Matters
Each of Parent and Merger Sub (and their respective affiliates and “ultimate parent entity,” if applicable), on the one hand, and the Company (and its affiliates, if applicable), on the other hand, agreed to file, to the extent required, within 20 business days following the date of the Merger Agreement, a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division of the DOJ. Each of Parent and the Company has agreed to (A) cooperate and coordinate with the other in the making of such filings, (B) supply the other with any information that may reasonably be required to make such filings and (C) take all actions reasonably necessary, proper or advisable to remove any impediments to the Closing under antitrust laws (as promptly as practicable and in any event at least five business days prior to the Termination Date). If a party receives a request for additional information or documentary material from any governmental authority under the HSR Act or any other antitrust law, such party will make, as promptly as practicable and after consultation with the other parties, an appropriate response. No party may withdraw its filing under the HSR Act or any other applicable competition law, or enter into any timing agreement with (or make any timing commitment to) any governmental authority, without the prior written consent of the other parties (not to be unreasonably withheld, conditioned or delayed). Parent and Merger Sub are solely responsible for all filing fees in connection with filings under the HSR Act and any other antitrust laws, and each party bears its own costs of preparing such filings.
Parent and Merger Sub have agreed to (and to cause their affiliates to) use their reasonable best efforts to avoid or eliminate each and every impediment to the Closing under any antitrust law as promptly as practicable and in any event at least five business days prior to the Termination Date, which reasonable best efforts include taking any action and agreeing to limit any freedom of action (including with respect to the Company, or any subsidiary, division or affiliate thereof, following the Closing), unless it would, in the reasonable good faith judgment of Parent, be reasonably likely, individually or in the aggregate, to give rise to a Regulatory Material Adverse Effect. For purposes of the Merger Agreement, “Regulatory Material Adverse Effect” means, with respect to any person, a material adverse effect on the financial condition, business, revenue or EBITDA of such person and its subsidiaries and affiliates taken as a whole, provided that, for this purpose, such person and its affiliates and subsidiaries will collectively be deemed to be a company the size of (and with revenue and EBITDA equal to those of) the Company and its subsidiaries, taken as a whole. If a governmental authority threatens or initiates a legal proceeding challenging the legality of the Merger or seeking to prevent the Closing, each party will use reasonable best efforts to prevent, settle or defend such proceeding, and to have vacated, lifted, reversed or overturned any order that restricts, prevents or prohibits consummation of the Transactions, including by reasonably pursuing administrative and judicial appeal, provided that Parent and Merger Sub will use Parent and Merger Sub Reasonable Best Efforts.
The parties have also agreed, subject to applicable law, to promptly notify each other of, and furnish copies of, communications from governmental authorities in connection with the Merger, permit the other parties to review in advance and consider in good faith comments on proposed submissions, keep each other informed of the status of filings and related developments, and not independently participate in any meeting or substantive discussion with a governmental authority in respect of the Merger without giving the other parties reasonable prior notice and, unless prohibited, the opportunity to attend or participate. Each of the Company, Parent and Merger Sub may reasonably designate commercially sensitive information provided to any governmental authority as restricted to “outside counsel only,” and such information may not be shared with employees, officers or directors (or their equivalents) of the other parties without the approval of the party providing such information. Each party may redact valuation and related information before sharing information provided to a governmental authority with another party on an “outside counsel only” basis, and no party will be required to share information protected by legal privilege where doing so would or reasonably could result in the loss of such privilege. Subject to good faith consultation with the Company in advance of any decision, in connection with antitrust laws, Parent will have the right to control the strategy for obtaining any required consents, permits, authorizations, waivers or approvals from any governmental authority in connection with the Transactions.
From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, Parent and Merger Sub will not, and will cause their affiliates not to, (i) acquire or agree to acquire by merging with or consolidating with, or by purchasing an equity interest in, any business, corporation or other business organization or division thereof that competes with or supplies drugs or medical supplies to the Company, its subsidiaries or affiliates, where such action would reasonably be expected to materially delay or materially increase the risk of not obtaining any governmental authorization necessary to consummate the Transactions or prevent or materially delay the consummation of the Transactions, or (ii) authorize, commit or agree to take any such action.
Healthcare Regulatory Filings
Each of Parent and the Company has agreed to (and to cause its affiliates and representatives to) use reasonable best efforts to provide all cooperation reasonably requested by the other in connection with the Healthcare Filings, and Parent has agreed to (and to cause its affiliates and representatives to) use best efforts to obtain any consents, waivers, approvals, orders and authorizations required as a result of or in connection with the Healthcare Filings as promptly as practicable and in any event at least five business days prior to the Termination Date. In connection with the Healthcare Filings, each of Parent and the Company has agreed to promptly make all required filings, applications and submissions, including by delivering requested information, making representatives available, providing information regarding itself, its affiliates and their respective officers, directors, equity holders, personnel and operations, promptly responding to inquiries and executing necessary documents. Each of Parent and the Company may reasonably oppose any unreasonable request or requirement by a governmental authority to take such actions, but such right to oppose will not relieve such party of its obligation to take such action if, following a reasonable period of opposition (not to exceed 20 business days in the aggregate with respect to any individual Healthcare Filing), the governmental authority continues to request or require such action. Each of Parent and the Company has agreed to make (or cause to be made), to the extent required, the Healthcare Filings that are the subject of the closing conditions described below within 30 business days following the date of the Merger Agreement, provided that neither the Company nor Parent will be in breach of this obligation as a result of any delay primarily caused by the other party’s failure to comply with its obligations with respect to the Healthcare Filings. These obligations do not apply to filings under antitrust laws, which are governed by the obligations described above.
For more information regarding the regulatory approvals required to complete the Merger, see the section of this proxy statement titled “The Merger — Regulatory Approvals Required for the Merger.”
Financing; Financing Cooperation
Financing
Parent has obtained the Equity Commitment Letters, dated as of the date of the Merger Agreement, from each of the Guarantors, pursuant to which the Guarantors have committed, subject to the terms and conditions therein, to invest in Parent, directly or indirectly, the amounts set forth therein for the purpose of funding a portion of the transactions (the “Equity Commitment Letters” and such financing, the “Equity Financing”), and Merger Sub has obtained the Debt Commitment Letter (together with the Equity Commitment Letters and the related fee letter, the “Financing Letters”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions therein, to lend the amounts set forth therein for the purpose of funding a portion of the transactions (including the repayment, prepayment or discharge of outstanding Company Indebtedness (as defined in the Merger Agreement)) (such debt financing, together with any Alternative Debt Financing (as defined below), including any high-yield bonds being issued as part of or in lieu of any portion thereof, the “Debt Financing” and, together with the Equity Financing, the “Financing”). The Company is an express third-party beneficiary of the Equity Commitment Letters. For more information, see the section of this proxy statement titled “The Merger — Financing of the Merger.”
Concurrently with the execution of the Merger Agreement, the Guarantors delivered guarantees in favor of the Company (the “Guarantees”), pursuant to which, subject to the terms and conditions therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub under the Merger Agreement. For more information, see the section of this proxy statement titled “The Merger — Financing of the Merger.”

Subject to the terms and conditions of the Merger Agreement, each of Parent and Merger Sub has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things reasonably necessary, proper and advisable to arrange, consummate and obtain the Financing on a timely basis (taking into account the anticipated timing of the Marketing Period), but in any event no later than the time the Closing is required to occur, on the terms and conditions set forth in the Financing Letters (including, to the extent required, the exercise of any “market flex” provisions) or on other terms that do not implement a Prohibited Financing Modification (as defined below).
Subject to certain exceptions set forth in the Merger Agreement, Parent and Merger Sub may not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), effect any withdrawal, rescindment, amendment, replacement, supplement or modification to, or grant any waiver of any provision or remedy pursuant to or consent under, (i) the Equity Commitment Letters or (ii) the other Financing Letters, if, in the case of clause (ii), such action would (a) reduce the aggregate amount of the Financing such that the aggregate proceeds of the Financing (together with available cash and cash equivalents held by the Company and its subsidiaries that Parent and Merger Sub in good faith reasonably believe will continue to be available at all times through immediately prior to the Closing (“Available Cash”)) would not be sufficient to pay the Required Funding Amount (as defined in the Merger Agreement) on the Closing Date or (b) (x) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, (y) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Letters or (z) expand, amend or modify any other terms of the Financing in any other manner that, in each case of clauses (x) through (z), would reasonably be expected to prevent or materially delay the Closing or make the funding of the Financing that is required (together with Available Cash) to pay the Required Funding Amount on the Closing Date, or the satisfaction of the applicable conditions to obtaining the Financing at Closing, less likely to occur (any such prohibited action, a “Prohibited Financing Modification”). The exercise of any “market flex” provisions is not deemed to be a Prohibited Financing Modification, and Parent and Merger Sub may amend, modify, restate or supplement any of the Debt Commitment Letter and related fee letter to add or appoint additional agents, co-agents, lenders, arrangers, bookrunners, underwriters, managers or similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, together with any conforming or ministerial changes related thereto.
Parent has agreed to keep the Company informed in reasonable detail of the status of Parent’s efforts to arrange the Financing upon reasonable written request by the Company. Parent and Merger Sub have agreed to give the Company prompt written notice of, among other things, (i) upon having actual knowledge of the same, the occurrence of any material breach or default, cancellation, termination, expiration, rescission or repudiation by any party to the Financing Letters, (ii) the receipt of any written notice or communication from any financing source of any actual or threatened material breach, default, cancellation, termination, withdrawal, rescission or repudiation by any party to the Financing Letters of any provisions of the Financing Letters, and (iii) any circumstance in which Parent or Merger Sub reasonably believes it will not be able to obtain all or any portion of the Financing such that the aggregate proceeds of the Financing (together with Available Cash) would not be sufficient to pay the Required Funding Amount on the Closing Date. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions) contemplated in the Debt Commitment Letter and related fee letter (other than as a result of the Company’s breach of any provision of the Merger Agreement or failure to satisfy certain closing conditions) and such portion is necessary to fund the Required Funding Amount on the Closing Date, Parent or Merger Sub will promptly notify the Company in writing and use reasonable best efforts to arrange and obtain, as promptly as practicable, alternative debt financing from the same or alternative sources in an amount sufficient to fund the Required Funding Amount on the Closing Date (the “Alternative Debt Financing”), except that Parent and Merger Sub will not be required to arrange, obtain or accept any Alternative Debt Financing having terms and conditions (including “market flex” provisions) less favorable in the aggregate, or economic terms less favorable in the aggregate, to Parent and Merger Sub than those contained in the Debt Commitment Letter and related fee letter in effect on the date of the Merger Agreement.
The Merger Agreement provides that neither the receipt of the Financing or any permitted alternative financing, the completion of any issuance of securities contemplated by the Financing, nor the Company or any of its subsidiaries having or maintaining available cash balances is a condition to the Closing. Subject to the terms of the Merger Agreement, if the Financing has not been obtained, Parent and Merger Sub will nevertheless remain obligated to consummate the Transactions upon the satisfaction or waiver of the applicable closing conditions.

Financing Cooperation
Prior to the Effective Time, the Company has agreed to use its reasonable best efforts (and to cause its subsidiaries and its and their respective representatives to use their reasonable best efforts), to provide, at Parent’s sole expense, customary cooperation as is reasonably requested by Parent or Merger Sub to arrange, syndicate and/or obtain the Debt Financing, including but not limited to: (i) causing senior management to participate in a reasonable number of meetings, presentations, due diligence sessions and sessions with rating agencies to the extent customary for the Debt Financing, (ii) (A) providing reasonable and customary assistance with the preparation of customary rating agency presentations, high-yield roadshow presentations, offering memoranda, bank information memoranda, private placement memoranda, bridge teasers, syndication memoranda, offering documents, lender presentations and other marketing materials in connection with the Debt Financing (collectively, the “Debt Marketing Materials”), (B) providing reasonable cooperation with the due diligence efforts of the Financing Sources (as defined in the Merger Agreement) to the extent reasonable and customary and (C) providing customary authorization letters, confirmations and undertakings in connection with the Debt Marketing Materials, (iii) (A) assisting in the preparation, execution and delivery of definitive financing documents and (B) facilitating the pledging of, granting of security interests in and obtaining perfection of any liens on collateral in connection with the Debt Financing, in each case, not to be effective until as of or after the Closing, (iv) furnishing, as promptly as reasonably practicable, the Required Financing Information (as defined in the Merger Agreement), (v) if reasonably requested, furnishing Parent and/or Merger Sub with customary “flash” financial information with respect to any completed fiscal period for which financial statements are not yet available, (vi) taking corporate and other actions, subject to the occurrence of the Closing, to permit the consummation of the Debt Financing on the Closing Date, (vii) furnishing within certain time periods specified in the Merger Agreement all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, (viii) causing KPMG (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in an offering memorandum) to (A) furnish customary comfort letters and consents, as reasonably requested by Parent or the Financing Sources, and (B) attend accounting due diligence sessions, (ix) if KPMG shall have withdrawn its audit opinion with respect to any audited financial statements included in the Required Financing Information, furnishing as soon as practicable and in any event prior to the Closing Date a new audit opinion with respect to such financial statements by KPMG or another nationally-recognized independent public accounting firm reasonably acceptable to Parent, (x) if (A) the Company, the Company Board or KPMG (or any other relevant auditor) shall have determined that a restatement of any historical financial information constituting Required Financing Information is required and (B) the Company or the Company Board has not subsequently concluded that no restatement shall be required in accordance with GAAP, furnishing as soon as practicable and in any event prior to the Closing Date such restated financial statements, (xi) cooperating with Parent’s and/or Merger Sub’s efforts to obtain corporate and facilities ratings, (xii) cooperating with Parent and/or Merger Sub to satisfy the conditions precedent to the Debt Financing to the extent within the Company’s control and (xiii) assisting Parent in benefiting from the existing lending relationships of the Company and its subsidiaries.
Nothing in the financing cooperation provisions will require the Company or any of its subsidiaries to, among other things, (i) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time (except to the extent covered by Parent’s reimbursement obligation), (ii) enter into any definitive agreement with respect to the Debt Financing the effectiveness of which is not conditioned upon the Closing (subject to limited exceptions for specified pre-closing documents), (iii) give any indemnities that are effective prior to the Effective Time (except to the extent covered by Parent’s indemnity), (iv) take any action that would unreasonably interfere with or disrupt the conduct of the business or operations of the Company and its subsidiaries, require the Company to breach any confidentiality obligations to which it is bound, cause significant competitive harm to the business of the Company and its subsidiaries or create a non-de minimis risk of damage or destruction to any property or assets of the Company or any of its subsidiaries, (v) deliver any legal opinions or, subject to limited exceptions, any solvency or other similar certificate prior to the Effective Time, (vi) provide or prepare any Excluded Information (as defined in the Merger Agreement) or any financial statements not prepared by the Company in the ordinary course of business or (vii) take any action that would conflict with the organizational documents of the Company or its subsidiaries or applicable law or would result in a breach of any material contract to which the Company or its subsidiaries is party and by which it is bound.
In addition, the closing condition to Parent’s obligations relating to the Company’s performance of its covenants, as it applies to the Company’s obligations relating to the Debt Financing, will be deemed satisfied, and the Company will not be deemed to have breached its obligations relating to the Debt Financing, unless (I) the Company has willfully and materially breached its financing cooperation obligations, (II) Parent has notified the Company of such breach in writing with a reasonably sufficient amount of time to afford the Company a reasonable opportunity to cure and (III) the Company has failed to cure such breach with a reasonably sufficient amount of time prior to the Termination Date for Parent or Merger Sub to consummate the Debt Financing.
Marketing Period
The “Marketing Period,” a time allotted to Parent and Merger Sub for purposes of marketing the Debt Financing, will be (A) through and including September 6, 2027, the first period of fifteen (15) consecutive business days after the date of the Merger Agreement throughout and at the end of which (i) Parent will have the Required Financing Information (as described below) and (ii) the conditions to the obligations of Parent and Merger Sub to effect the Merger have been satisfied or, to the extent permitted by applicable law, waived (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions to the Merger to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive business day period and (B) from and after September 7, 2027, the first period of twelve (12) consecutive business days after the date of the Merger Agreement throughout and at the end of which (i) Parent will have the Required Financing Information and (ii) the conditions to the obligations of Parent and Merger Sub to effect the Merger have been satisfied or, to the extent permitted by applicable law, waived (other than (I) any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the Closing and (II) the conditions relating to the Requisite Stockholder Approval, the expiration or termination of the HSR Act waiting period and the specified healthcare regulatory filings and approvals (collectively, the “Specified Conditions”), it being understood that this clause (II) will not constitute a waiver of the Specified Conditions for purposes of the conditions to the Merger) and nothing has occurred and no condition exists that would cause any of the conditions to the Merger (other than the Specified Conditions, if the Specified Conditions were not satisfied at the commencement of such twelve (12) consecutive business day period) to fail to be satisfied assuming the Closing were to be scheduled for any time during such twelve (12) consecutive business day period; provided that (x) November 26, 2026, January 18, 2027, February 15, 2027, March 26, 2027, May 31, 2027, June 18, 2027 and July 5, 2027 will not constitute business days for purposes of calculating such fifteen (15) or twelve (12) consecutive business day period, as applicable (with such dates being excluded for purposes of, but not resetting, the applicable consecutive business day period), (y) if such fifteen (15) consecutive business day period has not ended on or prior to December 18, 2026, then such fifteen (15) consecutive business day period will not commence prior to January 4, 2027, and (z) if such fifteen (15) consecutive business day period has not ended on or prior to August 20, 2027, then such fifteen (15) consecutive business day period will be deemed not to have commenced and no Marketing Period will commence prior to September 7, 2027, at which time the twelve (12) consecutive business day period contemplated by clause (B) above will apply.
The Marketing Period will not be deemed to have commenced if, after the date of the Merger Agreement and prior to the Closing Date, (A) any of the historical financial statements included in the Required Financing Information become stale under Regulation S-X or are not otherwise sufficiently current to permit KPMG (or any other auditor to the extent financial statements audited by such auditor are to be included in the Required Financing Information) to deliver the draft comfort letters contemplated by the financing cooperation covenant of the Merger Agreement, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, the Company furnishes Parent with updated Required Financing Information, (B) KPMG (or any such other auditor) has withdrawn its audit opinion with respect to any of the audited financial statements of the Company that are included in the Required Financing Information, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements by KPMG or another nationally-recognized independent public accounting firm or such financial statements no longer constitute Required Financing Information, (C) the Company, the Company Board or KPMG (or any such other auditor) has determined that a restatement of any historical financial information constituting Required Financing Information is required, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such restatement has been completed or the Company or the Company Board subsequently concludes that no restatement is required in accordance with GAAP or such financial statements no longer constitute Required Financing Information, or (D) the Required Financing Information, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact, in each case with respect to the Company, necessary in order to make the statements contained in the Required Financing Information, in light of the circumstances under which they were made, not misleading, in which case the Marketing Period will not be deemed to commence unless and until such Required Financing Information has been updated or supplemented so that there is no longer any such untrue statement or omission. If the Company in good faith reasonably believes that it has provided the Required Financing Information and that the Marketing Period has commenced, it is entitled to deliver to Parent a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case, subject to clauses (A) through (D) above, the Required Financing Information will be deemed to have been delivered and the Marketing Period will be deemed to have commenced on the first business day immediately following such notice unless Parent, in good faith, believes the Marketing Period has not commenced and within three (3) business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with reasonable specificity why Parent believes the Marketing Period has not commenced); provided that the delivery of such written notice from Parent will not prejudice the Company’s right to assert that the Required Financing Information has in fact been delivered and that the Marketing Period has commenced. Notwithstanding the foregoing, the Marketing Period will be deemed to have been completed and will automatically end on any earlier date on which all of the Debt Financing is consummated and Parent or any of its affiliates has obtained the net proceeds contemplated thereby (including as a result of the issuance of indebtedness into escrow). There will be only one full Marketing Period and if a Marketing Period is completed prior to the Closing Date, there will be no requirement for a subsequent Marketing Period to run.
As used in the Merger Agreement, “Required Financing Information” means (A) (1) the audited consolidated balance sheets and related audited consolidated statements of comprehensive income, stockholders’ equity and cash flows of the Company as of and for the two most recently completed fiscal years of the Company ended at least ninety (90) days prior to the Closing Date, together with all related notes and schedules thereto, and in each case accompanied by the audit reports thereon of KPMG, and (2) the unaudited consolidated balance sheets and related unaudited consolidated statements of comprehensive income, stockholders’ equity and cash flows of the Company for any subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date and the portion of the fiscal year through the end of such quarter (other than in each case the fourth quarter of any fiscal year) and, in each case, for the comparable period of the prior fiscal year, together with all related notes and schedules thereto, in the case of each of clauses (A)(1) and (A)(2), prepared in accordance with GAAP and in compliance with Regulation S-X (other than Rules 3-09, 3-10 and 3-16 of Regulation S-X) and which, with respect to clause (A)(2), have been reviewed by the independent auditors of the Company as provided in AS 4105, but in each case, excluding Excluded Information (with the Company’s timely filing of its Forms 10-K and 10-Q on EDGAR satisfying this clause (A)); (B) if reasonably requested by Parent or the financing sources, including in connection with any Rule 144A private placement of non-convertible, high-yield bonds, other financial information (other than Excluded Information) necessary to allow Parent to prepare pro forma financial statements (including for the most recent four (4) fiscal quarter period ended at least forty-five (45) days prior to the Closing Date (or, if the end of the most recently completed four (4) fiscal quarter period is the end of a fiscal year, ended at least ninety (90) days prior to the Closing Date)) that give effect to the Transactions as if such Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) and which are prepared in accordance with GAAP, but which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting to the extent not customary in Rule 144A private placements of non-convertible, high-yield bonds; (C) financial data, audit reports, business and other information (including a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the Company) regarding the Company and its subsidiaries of the type and form customarily included in an offering memorandum for Rule 144A private placements of non-convertible, high-yield bonds, or otherwise necessary to receive from the independent auditors of the Company (or any such other auditor) customary “comfort” (including “negative assurance” comfort and change period comfort), but in each case excluding Excluded Information (with the Company’s timely filing of its Forms 10-K and 10-Q or other Exchange Act reports on EDGAR satisfying this clause (C)); (D) any replacements or restatements of and supplements to the information specified in clauses (A) through (C) above if any such information would go stale, contain a material misstatement or omission or otherwise be unusable for such purposes; and (E) the draft comfort letters contemplated by the financing cooperation covenant of the Merger Agreement.
As used in the Merger Agreement, “Excluded Information” means (i) pro forma financial information, pro forma financial statements, other post-Closing or pro forma cost savings, synergies or capitalization or ownership information desired to be incorporated into any materials used in connection with the Debt Financing or any Alternative Debt Financing or projections (collectively, the “Pro Forma Information and Projections”) (in each case, other than (x) pro forma information relating to periods prior to Closing, not relating to the Transactions, and not otherwise required to be disclosed by the Company in connection with its public reporting and (y) historical and factual information reasonably necessary for Parent or Merger Sub to prepare any such Pro Forma Information and Projections), (ii) any description of all or any portion of the Debt Financing or Alternative Debt Financing, including any “description of notes,” “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in preparation of an offering memorandum for Rule 144A private placements of non-convertible, high-yield debt securities, (iii) risk factors relating to all or any component of the Debt Financing or Alternative Debt Financing, (iv) any description of the post-Closing capital structure, including descriptions of indebtedness or equity of Parent or any of its affiliates (including the Company and its subsidiaries on or after the Closing Date), (v) (x) historical financial statements or other information required by Rule 3-05 with respect to prior acquisitions, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X, (y) any compensation discussion and analysis or other information required by Item 10, Item 402, Item 404 or Item 601 of Regulation S-K, any XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or (z) separate subsidiary financial statements or any financial information with respect to the Company and its subsidiaries on a non-consolidated basis, (vi) “segment” financial information and disclosure, including, without limitation, as required by Regulation S-K Item 101(b) and FASB Accounting Standards Codification Topic 280, or (vii) financial information to the extent not reasonably available to the Company under its current financial reporting systems.
Treatment of Existing Indebtedness
At or prior to the Effective Time, following Parent’s written request, the Company has agreed to deliver to Parent, among other things, executed payoff letters in customary form with respect to the Company’s Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, the “Credit Agreement”) (with drafts to be provided at least five business days prior to the Closing), providing for the amounts required to pay in full all obligations thereunder and the release of related liens and guarantees upon payment.
At least ten days prior to, but no earlier than 60 days prior to, the anticipated date of the Effective Time, following Parent’s written request, the Company has agreed to deliver to the trustee under the indenture governing the Company’s 4.375% Senior Notes due 2029 (the “Company Senior Notes”) one or more notices of optional redemption for up to all of the outstanding aggregate principal amount of the Company Senior Notes identified by Parent, which notices will state that the redemption is conditioned upon the Closing. The Company has also agreed to provide, among other things, such assistance reasonably requested by Parent to facilitate the redemption and/or satisfaction and discharge of such notes at the Effective Time.
At the Closing, Parent will provide (or cause to be provided) to the Company (or deposit with the trustee) funds in an amount necessary for the Company to repay and discharge in full all amounts outstanding under the Company Senior Notes identified in the applicable redemption notice.
Employee Matters
From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) assume and honor all of the Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time, including any rights related to the amendment, modification or termination thereof, and, in good faith, interpret their provisions.
For a period of 12 months following the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause them to) provide each employee of the Company or its subsidiaries who is employed by the Company or its subsidiaries as of immediately prior to the Effective Time and who continues to be an employee of Parent or one of its subsidiaries (including the Surviving Corporation) immediately following the Effective Time (each, a “Continuing Employee”) with (i) a base salary or wage rate, as applicable, and target annual cash incentive opportunities (including bonus and commission) that are, in each case, no less favorable than those in effect for such Continuing Employee immediately before the Effective Time; (ii) severance and termination benefits that are no less favorable than those applicable to such Continuing Employee immediately before the Effective Time as set forth in the Company Disclosure Letter; and (iii) other employee benefits (excluding long-term, equity or equity-based compensation, severance, nonqualified deferred compensation, defined benefit pension, change in control, retention and post-employment welfare benefits) that are substantially similar in the aggregate to those in effect (subject to the foregoing exclusions) for (or available to) such Continuing Employee under the Employee Plans as of the Effective Time.
To the extent unpaid as of the Closing Date, Parent will, or will cause the Surviving Corporation to, pay to each Continuing Employee their annual bonus for the calendar year prior to the calendar year in which the Closing Date occurs in the ordinary course consistent with past practice, in an amount determined in good faith by the Company prior to the Closing Date in the ordinary course of business consistent with past practice and the terms of the applicable Employee Plan. The amount of each Continuing Employee’s annual bonus for the calendar year in which the Closing Date occurs will be determined based on actual company performance during the portion of the performance period elapsed as of the Closing Date, as determined by the Company in its good faith discretion consistent with past practice and in accordance with the applicable plan, plus actual performance for the period following the Closing as determined by Parent in its good faith discretion and in accordance with the applicable Employee Plan, and will be paid by Parent or the Surviving Corporation at the same time that such annual bonuses are typically paid in the ordinary course of business by the Company consistent with past practice and the terms of the applicable Employee Plan. These provisions do not modify any entitlement to, or the calculation and payment timing of, such closing year annual bonus under any Employee Plan that provides for severance and termination benefits applicable to such Continuing Employee.
With respect to each benefit or compensation plan, program, policy, arrangement or agreement made available to any Continuing Employee at or after the Effective Time (each, a “New Plan”), the Surviving Corporation and its subsidiaries will (and Parent will cause them to) grant such Continuing Employee credit for all service with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility to participate and vesting, and also for purposes of determining benefits under any New Plan providing vacation or paid time off or severance pay and termination benefits, excluding (x) benefit accrual under any defined benefit pension plan, (y) any plan that provides for post-employment or retiree welfare benefits or (z) to the extent that it would result in duplication of coverage or benefits for the same period of service. In addition, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any New Plan to the extent coverage under such New Plan replaces coverage under a corresponding Employee Plan (an “Old Plan”), (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, the Surviving Corporation and its subsidiaries will cause all pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements to be waived for Continuing Employees and their covered dependents, except to the extent such conditions have not been satisfied under the Old Plans, and (iii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits, the Surviving Corporation and its subsidiaries will use commercially reasonable efforts to cause eligible expenses incurred during the portion of the plan year of the Old Plans ending on the date participation in the New Plan begins to be given full credit for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements for the applicable plan year. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will continue to be credited to such Continuing Employee as of immediately following the Effective Time.
The employee matters provisions of the Merger Agreement do not guarantee employment for any period of time, establish or amend any benefit plan, require Parent or the Surviving Corporation to continue any benefit plan, or create any third-party beneficiary rights in any person, including any Continuing Employee.
Indemnification of Directors and Officers and Insurance
The Surviving Corporation and its subsidiaries will (and Parent will cause them to) honor and fulfill, in all respects, the obligations of the Company and its subsidiaries under any indemnification agreements in effect as of the date of the Merger Agreement and made available to Parent between the Company or any of its subsidiaries and any of their respective current or former directors or officers (and any person who becomes a director or officer prior to the Effective Time) (each, together with such person’s heirs, executors and administrators, an “Indemnified Person”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause them to) cause their organizational documents to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as those set forth in the organizational documents of the Company and its subsidiaries as of the date of the Merger Agreement, and such provisions may not be repealed, amended or otherwise modified during such six-year period in any manner except as required by applicable law.
During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation will (and Parent will cause the Surviving Corporation’s subsidiaries to) indemnify and hold harmless, to the fullest extent permitted by applicable law, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent such proceeding arises, directly or indirectly, out of or pertains to (i) the fact that the Indemnified Person is or was a director or officer of the Company or any of its subsidiaries, (ii) any action or omission, or alleged action or omission, in such capacity or taken at the request of the Company or such subsidiary (including serving at such request as a director, officer, employee, agent, trustee or fiduciary of another person, including any employee benefit plan), regardless of whether such action or omission occurred prior to, at or after the Effective Time, and (iii) the Merger, as well as any actions taken by the Company with respect thereto (including any disposition of assets of the Surviving Corporation or any of its subsidiaries that is alleged to have rendered the Surviving Corporation or any of its subsidiaries insolvent). If, prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification, such claim will survive the sixth anniversary until fully and finally resolved. In the event of any such proceeding, the Surviving Corporation will advance all fees and expenses (including fees and expenses of counsel) as incurred by an Indemnified Person in the defense of such proceeding. None of Parent, the Surviving Corporation or their respective subsidiaries will settle, compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any proceeding for which indemnification may be sought by an Indemnified Person unless such settlement, compromise, consent or termination (i) includes an unconditional release of all Indemnified Persons from all liability arising out of or relating to such proceeding, (ii) does not require such Indemnified Persons to perform any covenant or refrain from engaging in any activity and (iii) does not include any statement as to, or admission of, fault, violation, culpability, malfeasance or nonfeasance by or on behalf of such Indemnified Persons. Any determination as to whether the conduct of any Indemnified Person complies with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (and reasonably acceptable to such Indemnified Person), whose fees and expenses will be paid by the Surviving Corporation.
During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) either (i) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of the D&O Insurance in effect as of immediately prior to the Effective Time or (ii) purchase and maintain a fully pre-paid, non-cancellable “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier (the “Tail Policy”). The Surviving Corporation will not be obligated (A) to pay annual premiums for such D&O Insurance in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (the “Maximum Annual Premium”) or (B) to pay an aggregate cost for the Tail Policy in excess of the Maximum Annual Premium. If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier. If Parent elects to purchase a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.
If Parent, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other person and is not the continuing or surviving entity, or transfers or conveys all or substantially all of its properties and assets to any person, proper provisions will be made to the extent such obligations are not otherwise assumed by operation of law so that such successors and assigns assume the foregoing obligations. The foregoing obligations may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other beneficiary of the D&O Insurance or the Tail Policy) without such person’s prior written consent. The Indemnified Persons and such other beneficiaries are intended third-party beneficiaries of these provisions, with full rights of enforcement, and their rights are in addition to, and not in substitution for, any other rights they may have under the Company’s organizational documents, indemnification agreements or applicable law.
Nothing in the Merger Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims under any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its subsidiaries for any of their respective directors, officers or other employees. The indemnification provided under the Merger Agreement is not prior to or in substitution for any such claims under those policies or agreements.
For more information, see the section of this proxy statement titled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

Other Covenants
The Merger Agreement contains other covenants and agreements, including covenants relating to:
•
the issuance of a joint initial press release and consultation between the Company and Parent before issuing any press release or other public statement with respect to the Merger, subject to certain exceptions;

•
the Company providing Parent with prompt written notice of all Transaction Litigation and keeping Parent reasonably informed and giving Parent the opportunity to review and comment and to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation, and the Company not compromising or settling, or agreeing to compromise or settle, any Transaction Litigation without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed);

•	the Company and the Company Board using reasonable best efforts to ensure that no anti-takeover statute or similar statute or regulation is or becomes applicable to the Merger;
•	the Company affording Parent and its representatives reasonable access during the Interim Period, subject to certain exceptions and limitations;
•
the Company taking all such actions as may be reasonably necessary or advisable to cause the Merger and any dispositions of equity securities of the Company in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 under the Exchange Act;

•
the Company cooperating with Parent and using reasonable best efforts to cause the delisting of Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and the deregistration of Company Common Stock under the Exchange Act as promptly as practicable after such delisting;

•	the parties using reasonable best efforts to take any further action necessary or desirable after the Effective Time to carry out the purposes of the Merger Agreement;
•	Parent, as sole stockholder of Merger Sub, executing a written consent adopting the Merger Agreement immediately following its execution;
•
the Company using commercially reasonable efforts, prior to the Closing, to enter into agreements with each holder of the 2017 Warrants pursuant to which such holders agree to exercise their 2017 Warrants at or prior to the Closing and instruct the Company to withhold from the consideration payable an amount equal to the applicable exercise price, in each case in accordance with the Warrant Agreement, subject to the limitations set forth in the Merger Agreement; and

•	the confidentiality of information provided by the Company to Parent in accordance with the Confidentiality Agreements.
Conditions to the Closing of the Merger
The respective obligations of each party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company, where permissible under applicable law) at or prior to the Effective Time of each of the following conditions:
•	the Requisite Stockholder Approval having been obtained;
•	the waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act having expired or otherwise been terminated;
•
(i) the waiting periods (and any extensions thereof) applicable to the Transactions pursuant to certain state healthcare regulatory filings specified in the Company Disclosure Letter having expired or otherwise been terminated and (ii) certain consents, authorizations and approvals of state healthcare regulatory authorities specified in the Company Disclosure Letter having been obtained and remaining in full force and effect; and

•
no law, injunction or order (whether temporary, preliminary or permanent) by any governmental authority of competent jurisdiction prohibiting, enjoining or otherwise making illegal the consummation of the Merger having been enacted, entered or promulgated and continuing in effect.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent, where permissible under applicable law) at or prior to the Effective Time of each of the following conditions:
•
the representations and warranties of the Company relating to organization and good standing (first sentence only), corporate power and enforceability, board approval, the fairness opinion, anti-takeover laws, the Requisite Stockholder Approval and brokers (x) that are qualified by “materiality” or “Company Material Adverse Effect” being true and correct, and (y) that are not so qualified being true and correct in all material respects, in each case on the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of a specific date, in which case as of such date);

•
the representations and warranties of the Company relating to capital stock, stock reservation and awards, and other company securities being true and correct in all respects on the Closing Date as if made on and as of the Closing Date (or, if expressly made as of a specific date, as of such date), other than for de minimis inaccuracies;

•
the representation and warranty of the Company relating to the absence of a Company Material Adverse Effect since December 31, 2025 being true and correct in all respects on the Closing Date as if made on and as of the Closing Date (or, if expressly made as of a specific date, as of such date);

•
the other representations and warranties of the Company being true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) on the Closing Date as if made on and as of the Closing Date (or, if expressly made as of a specific date, as of such date), except where the failure to be so true and correct would not have a Company Material Adverse Effect;

•
the Company having complied with and performed in all material respects each of the covenants and obligations of the Merger Agreement required to be complied with and performed by it at or prior to the Closing;

•	no Company Material Adverse Effect having arisen or occurred following the date of the Merger Agreement; and
•
the receipt by Parent and Merger Sub of a certificate of the Company, executed on its behalf by a duly authorized officer, certifying that the conditions relating to the accuracy of the Company’s representations and warranties, the Company’s performance of its covenants and obligations and the absence of a Company Material Adverse Effect following the date of the Merger Agreement have been satisfied.

In addition, the obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, where permissible under applicable law) at or prior to the Effective Time of each of the following conditions:
•
the representations and warranties of Parent and Merger Sub being true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) on the Closing Date as if made on and as of the Closing Date (or, if expressly made as of a specific date, as of such date), except where the failure to be so true and correct would not have a Parent Material Adverse Effect;

•
Parent and Merger Sub having complied with and performed in all material respects each of the covenants and obligations of the Merger Agreement required to be complied with and performed by them at or prior to the Closing; and

•
the receipt by the Company of a certificate of Parent and Merger Sub, executed on their behalf by a duly authorized officer, certifying that the conditions described in the preceding two bullets have been satisfied.

As described above under “Financing; Financing Cooperation,” the receipt of the Financing is not a condition to the Closing.

Termination of the Merger Agreement
The Merger Agreement may be validly terminated at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval, except as otherwise expressly noted) only as follows:
•	by mutual written agreement of Parent and the Company;
•
by either Parent or the Company, if (i) any final and non-appealable injunction or other judgment or order is issued by any court or other governmental authority of competent jurisdiction permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or (ii) any statute, law or regulation has been enacted, entered or enforced permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger (a “Legal Prohibition”), except that this right will not be available to a party (treating Parent and Merger Sub as one party for this purpose) if the Legal Prohibition was primarily due to the failure of such party to comply with any of its obligations under the Merger Agreement;

•	by either Parent or the Company, if the Effective Time has not occurred by 11:59 p.m., New York City time, on October 5, 2027 (the Termination Date);
•
by either Parent or the Company, if the Company fails to obtain the Requisite Stockholder Approval at the Special Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

•
by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition relating to the accuracy of the Company’s representations and warranties or the performance of its covenants, except that if such breach is capable of being cured prior to the Termination Date, Parent will not be entitled to terminate the Merger Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate and the basis for such termination, and Parent will not be entitled to terminate if such breach has been cured prior to termination; provided that Parent may not terminate the Merger Agreement for this reason if it or Merger Sub is then in breach of any representations, warranties, covenants or other agreements that would result in a failure of a condition relating to the accuracy of Parent’s and Merger Sub’s representations and warranties or the performance of their covenants (a “Company Breach Termination”);

•	by Parent, at any time prior to the Company’s receipt of the Requisite Stockholder Approval, if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;
•
by the Company, if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition relating to the accuracy of Parent’s and Merger Sub’s representations and warranties or the performance of their covenants, except that if such breach is capable of being cured prior to the Termination Date, the Company will not be entitled to terminate the Merger Agreement prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate and the basis for such termination, and the Company will not be entitled to terminate if such breach has been cured prior to termination; provided that the Company may not terminate the Merger Agreement for this reason if it is then in breach of any representations, warranties, covenants or other agreements that would result in a failure of a condition relating to the accuracy of the Company’s representations and warranties or the performance of its covenants (a “Parent Breach Termination”);

•
by the Company, at any time prior to the Company’s receipt of the Requisite Stockholder Approval, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal to the extent permitted by, and subject to and in accordance with, the terms of the Merger Agreement described above under “The Company Board’s Recommendation; Company Board Recommendation Change — Superior Proposal,” if the Company pays, or causes to be paid, to Parent the Company Termination Fee in immediately available funds substantially concurrently with such termination; or

•
by the Company, if (i) all of the conditions to the obligations of the parties and of Parent and Merger Sub to consummate the Merger are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the Closing), (ii) Parent fails to consummate the Transactions by the date that is two business days after the first date on which Parent is required to consummate the Closing pursuant to the Merger Agreement, (iii) the Company has irrevocably confirmed to Parent in writing at least two business days prior to terminating the Merger Agreement that (A) all such conditions (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions are at the time of termination capable of being satisfied or are waived) have been and remain satisfied or waived and (B) it is ready, willing and able to consummate the Closing, and (iv) Parent fails to consummate the Closing by the end of such two business day period (a “Parent Failure to Close Termination”).
The party terminating the Merger Agreement (other than by mutual agreement) must deliver prompt written notice to the other parties specifying in reasonable detail the provision pursuant to which the Merger Agreement is being terminated. Any valid termination will be effective immediately upon delivery of such written notice (or as otherwise specified in the mutual written agreement of Parent and the Company in the case of a termination by mutual agreement). In the event of a valid termination, the Merger Agreement will be of no further force or effect without liability of any party (or any partner, member, stockholder, director, officer, employee, affiliate or representative of such party) to the other parties, except that the provisions relating to Parent’s reimbursement and indemnification obligations in respect of financing cooperation, public statements, the effect of termination, fees and expenses and the general provisions of the Merger Agreement will survive termination. Notwithstanding the foregoing, but subject to the limitations described below under “Termination Fees — Sole and Exclusive Remedy; Limitation on Liability,” nothing in the Merger Agreement will relieve any party from any liability for fraud or any Willful and Material Breach (as defined below) of the Merger Agreement. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party under the Confidentiality Agreements, any applicable clean team or similar arrangement, the Guarantees or the Financing Letters, which will survive termination in accordance with their respective terms.
For purposes of the Merger Agreement, “Willful and Material Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would, or would be reasonably likely to, cause or constitute a material breach of the Merger Agreement.
Termination Fees
Company Termination Fee
The Company will be required to pay Parent the Company Termination Fee in the following circumstances:
•
if (A) the Merger Agreement is validly terminated (w) by either party at the Termination Date and the Requisite Stockholder Approval has not been obtained at the time of such termination (provided that, at the time of such termination, (I) all of the mutual conditions to the Closing (other than the Requisite Stockholder Approval) and the conditions to the Company’s obligations have been satisfied or waived (other than (x) those conditions that by their nature are to be satisfied at the Closing or that are capable of being satisfied at the Closing and (y) any condition the failure of which to be satisfied was primarily due to the failure of the Company to perform any of its obligations under the Merger Agreement) and (II) the Company was not entitled to effect a Parent Breach Termination), (x) by either party due to the failure to obtain the Requisite Stockholder Approval or (y) by Parent pursuant to a Company Breach Termination; (B) following the execution of the Merger Agreement and prior to such termination, any person has publicly announced, or the Company has publicly disclosed, an Acquisition Proposal that has not been duly (and publicly, in the case of a publicly announced Acquisition Proposal) withdrawn or otherwise abandoned at least two business days prior to the Special Meeting or, in the case of a termination at the Termination Date or a Company Breach Termination, prior to the date of termination; and (C) within 12 months following such termination, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company must pay the Company Termination Fee promptly (and in any event within three business days) after the earlier of entry into such definitive agreement and the consummation of such Acquisition Transaction by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this provision, all references to “20%” in the definition of “Acquisition Transaction” are deemed to be references to “50%;”

•
if the Merger Agreement is validly terminated by Parent following a Company Board Recommendation Change, in which case the Company must pay the Company Termination Fee promptly (and in any event within three business days) following such termination; or

•
if the Merger Agreement is validly terminated by the Company to enter into an Alternative Acquisition Agreement providing for a Superior Proposal, in which case the Company must pay the Company Termination Fee substantially concurrently with such termination by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

Parent Termination Fee
Parent will be required to pay the Company the Parent Termination Fee promptly (and in any event within three business days after such termination) by wire transfer of immediately available funds to an account designated in writing by the Company if the Merger Agreement is validly terminated (i) by the Company pursuant to a Parent Breach Termination or a Parent Failure to Close Termination or (ii) by the Company or Parent at the Termination Date at a time when the Company would have been entitled to effect a Parent Breach Termination or a Parent Failure to Close Termination. The Company’s rights with respect to the Parent Termination Fee include the right to enforce the Guarantees with respect thereto, subject to the terms and conditions of the Guarantees.
In no event will the Company be required to pay the Company Termination Fee, or Parent be required to pay the Parent Termination Fee, on more than one occasion.
Enforcement Expenses
If the Company or Parent fails to promptly pay any amount due in respect of the termination fees, the non-paying party must pay the other party all reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including attorneys’ fees), together with interest on the amount of the applicable termination fee at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (collectively, the “Enforcement Expenses”); provided that in no event will the Enforcement Expenses payable by the Company, on the one hand, or the Enforcement Expenses and Reimbursement Obligations payable by Parent, on the other hand, exceed $7,500,000 in the aggregate.
Sole and Exclusive Remedy; Limitation on Liability
The Company’s right to terminate the Merger Agreement and receive the Parent Termination Fee (to the extent owed, including the right to enforce the Guarantees with respect thereto), its rights under the Confidentiality Agreements and any applicable clean team or similar arrangement, the Reimbursement Obligations and the Enforcement Expenses (in each case to the extent owed) and its right to specific performance (subject to the limitations described below under “Specific Performance”) will be the sole and exclusive remedies of the Company, its affiliates and its related parties against Parent, Merger Sub, the Guarantors, their related parties and the Financing Sources in respect of the Merger Agreement, the Financing Letters, the Guarantees and the transactions contemplated thereby. Upon payment in full of such amounts, none of Parent, Merger Sub, the Guarantors, their related parties or the Financing Sources will have any further liability or obligation to the Company relating to or arising out of the Merger Agreement or the transactions contemplated thereby (other than certain surviving obligations including obligations under the Confidentiality Agreements, any applicable clean team or similar arrangement, the Reimbursement Obligations, the Enforcement Expenses and the general fees and expenses provisions of the Merger Agreement, and certain obligations of the Guarantors under the Limited Guarantees with respect thereto), and the Company will be required to cause any related pending legal proceeding against such persons to be dismissed with prejudice within five business days after such payment. While the Company may pursue both a grant of specific performance and payment of the Parent Termination Fee, in no event will the Company be entitled to obtain both a grant of specific performance that results in the Closing occurring and payment of the Parent Termination Fee. In addition, the Merger Agreement provides that in no event will Parent, Merger Sub, the Guarantors or their related parties have liability for monetary damages (including monetary damages for fraud and Willful and Material Breach in lieu of specific performance and damages following termination) in the aggregate in excess of the Parent Termination Fee, plus any amounts owed by Parent under the general fees and expenses provisions of the Merger Agreement, all filing fees in connection with filings made under the HSR Act and any Reimbursement Obligations and Enforcement Expenses.
Parent’s right to terminate the Merger Agreement and receive the Company Termination Fee, any Enforcement Expenses (to the extent owed), its rights under the Confidentiality Agreements and any applicable clean team or similar arrangement, and its right to specific performance will be the sole and exclusive remedies of Parent, Merger Sub, their affiliates, their related parties and the Financing Sources against the Company and its related parties in respect of the Merger Agreement and the Transactions, and upon payment in full of the Company Termination Fee and any

Enforcement Expenses owed, none of the Company’s related parties will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions (other than certain surviving obligations); provided that nothing in the foregoing will relieve the Company of any liability for fraud or Willful and Material Breach, or limit the ability of Parent or Merger Sub to recover monetary damages as a result thereof. While Parent may pursue both a grant of specific performance and payment of the Company Termination Fee, in no event will Parent be entitled to obtain both a grant of specific performance that results in the Closing occurring and payment of the Company Termination Fee.
Expenses
Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such fees and expenses, whether or not the Merger is consummated. Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent and, except as described above under “Exchange and Payment Procedures” with respect to payments to persons other than the registered holder, will pay all transfer, stamp and documentary taxes, sales, use, real property transfer and other similar taxes imposed on the Company and its subsidiaries in connection with entering into the Merger Agreement and the consummation of the Merger.
Specific Performance
The parties have acknowledged and agreed that (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions; (B) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically its terms and provisions; (C) neither the ability of either party to recover damages for fraud or any Willful and Material Breach nor the termination fee provisions are intended to, or do, adequately compensate the parties for the harm that would result from a breach, and will not be construed to diminish or otherwise impair any party’s right to an injunction, specific performance and other equitable relief; and (D) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into the Merger Agreement. The parties have agreed not to raise any objections to the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches of the Merger Agreement, or to the specific performance of the Merger Agreement or the Financing Letters to enforce the obligations of Parent and Merger Sub or to cause the Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Financing Letters, and no party seeking such relief will be required to provide any bond or other security. The parties have further agreed that seeking an injunction, specific performance or other equitable relief will not constitute a waiver of any other relief available under the Merger Agreement. In addition, no party is required to institute a legal proceeding for specific performance before, or as a condition to, exercising any termination right under the Merger Agreement, and neither the commencement of such a proceeding nor the specific-performance provisions will restrict or limit any party’s right to terminate the Merger Agreement or pursue other remedies available under the Merger Agreement.
Notwithstanding the foregoing, the Company will be entitled to an injunction, specific performance or other equitable remedy to cause Parent and Merger Sub to enforce the obligations of the Guarantors to fund the Equity Financing pursuant to the Equity Commitment Letters and to cause Parent to consummate the Transactions if, and only if, (A) all of the conditions to the obligations of the parties and of Parent and Merger Sub to consummate the Merger (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing if the Closing were to occur at the time of such enforcement) have been satisfied or waived in writing by Parent at the time when the Closing would have been required to occur, (B) the Debt Financing (including any Alternative Debt Financing) has been funded or would be available to Parent at the Closing (subject only to the Equity Financing being funded at the Closing), (C) the Company has irrevocably confirmed to Parent in writing that (1) all such conditions have been and remain satisfied or waived in writing by Parent and (2) if specific performance were granted and the Debt Financing were funded, then the Closing would occur, and (D) Parent fails to consummate the Closing in accordance with the Merger Agreement.
Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the Closing and monetary damages (including any monetary damages in lieu of specific performance).

Amendment and Waiver
Subject to applicable law and the other provisions of the Merger Agreement, the Merger Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that after receipt of the Requisite Stockholder Approval, no amendment may be made that requires the approval of Company stockholders under the DGCL without such approval. Certain provisions relating to the Financing Sources may not be amended in a manner adverse in any material respect to the Financing Sources without their prior written consent.
At any time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth in the Merger Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant thereto and (c) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement (with Parent and Merger Sub deemed a single party for this purpose). Any such extension or waiver will be valid only if set forth in a written instrument signed by such party.
Any delay in exercising any right under the Merger Agreement will not constitute a waiver of such right. Any extension or waiver granted in accordance with the Merger Agreement, or failure to insist on strict compliance with any obligation, covenant, agreement or condition, will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Governing Law; Jurisdiction; Waiver of Jury Trial
The Merger Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to the Merger Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including any claim based upon, arising out of or related to any representation or warranty made in connection with the Merger Agreement or as an inducement to enter into the Merger Agreement) will be governed by, and construed in accordance with, the laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction. Disputes against the Financing Sources relating to the Debt Financing will be governed by the laws of the State of New York, subject to certain exceptions (including (i) the interpretation of the definition of Company Material Adverse Effect and whether a Company Material Adverse Effect has occurred, (ii) the accuracy of any “specified acquisition agreement representation” under the Debt Commitment Letter and whether any inaccuracy thereof permits Parent or its affiliates to terminate their obligations or decline to consummate the Closing, and (iii) whether the Closing has been consummated in all material respects in accordance with the Merger Agreement, will be governed by Delaware law).
Each of the parties has irrevocably and unconditionally submitted to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) in the event that any dispute or controversy arises out of the Merger Agreement, the Guarantees or the Transactions, and has agreed that any legal proceeding arising in connection therewith will be brought, tried and determined only in such courts. A final judgment in any such proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Any legal action involving the Financing Sources arising out of or relating to the Merger Agreement or the Debt Financing or any of the transactions contemplated thereby or the performance of any services thereunder will be subject to the exclusive jurisdiction of any New York State court or federal court of the United States sitting in New York County, and any appellate court therefrom.
Each party has irrevocably and unconditionally waived any right to a trial by jury in respect of any legal proceeding directly or indirectly arising out of or relating to the Merger Agreement, the Transactions, the Guarantees, the Financing Letters or the Financing.

MARKET INFORMATION AND DIVIDENDS
The Company Common Stock is listed and traded on Nasdaq under the trading symbol “OPCH.” The closing price of Company Common Stock on Nasdaq on October 5, 2026, the last full trading day prior to the public announcement of the execution of the Merger Agreement, was $23.57 per share of Company Common Stock. On November 6, 2026, the most recent practicable date before the filing of this proxy statement, the closing price for Company Common Stock on Nasdaq was $31.65 per share of Company Common Stock.
As of the Record Date, 149,799,704 shares of Company Common Stock were issued and outstanding, held by 55 Company stockholders that are holders of record.
The Company has never paid cash dividends on Company Common Stock and does not currently intend to pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made at the discretion of the Company Board and will depend on, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions contained in current or future financing instruments and other factors that the Company Board may deem relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us with respect to beneficial ownership of Company Common Stock as of the Record Date, by (i) each stockholder that we know is the beneficial owner of more than 5% of Company Common Stock, (ii) each director, (iii) each named executive officer, and (iv) all executive officers and directors as a group.
We have relied upon information provided to us by our directors and named executive officers and copies of documents sent to us that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities.
Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Company Common Stock beneficially owned by them. Shares of Company Common Stock subject to options that are currently exercisable or exercisable within 60 days of the Record Date, as well as shares of Company Common Stock issuable upon the vesting of RSU awards within 60 days of the Record Date, are also deemed outstanding for purposes of calculating the percentage ownership of that person and, if applicable, the percentage ownership of the executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.
Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Option Care Health, Inc., 3000 Lakeside Drive #300N, Bannockburn, IL 60015. As of the Record Date, 185,344,364 shares of Company Common Stock were issued and 149,799,704 shares of Company Common Stock were outstanding.

Name and Address of Beneficial Owner	Number of Shares of Company Common Stock(1)	Percent of Company Common Stock
Holders of more than 5%:
BlackRock, Inc.(2)	19,587,246	13.08%
Wellington Management Group LLP(3)	13,332,168	8.90%
Vanguard Capital Management(4)	8,228,614	5.49%
Vanguard Portfolio Management(5)	8,201,422	5.47%
Named Executive Officers and Directors:
Elizabeth D. Bierbower	18,743	*
Barbara W. Bodem	6,382	*
Eric K. Brandt	5,228	*
Natasha Deckmann, M.D.	16,392	*
Christopher L. Grashoff(6)	17,408	*
Harry M. Jansen Kraemer, Jr.	436,694	*
R. Carter Pate	6,492	*
John C. Rademacher	1,114,978	*
Meenal A. Sethna	16,225	*
Michael Shapiro(7)	274,860	*
Collin G. Smyser(8)	78,204	*
Timothy P. Sullivan	65,998	*
Luke Whitworth	223,400	*
Norman L. Wright	9,803	*
All current directors and executive officers as a group (15 individuals)	2,037,485	1.36%

*	Represents less than 1% of the issued and outstanding shares of Company Common Stock as of the Record Date.
(1)
Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to non-qualified stock options currently exercisable or that will become exercisable within 60 days of the Record Date: 584,406 shares for Mr. Rademacher; 31,854 shares for Mr. Smyser; 117,069 shares for Mr. Whitworth; and 20,446 shares for our other executive officers.

(2)
As of September 30, 2026, based on information set forth in a Schedule 13G/A filed with the SEC on October 27, 2026 by BlackRock, Inc. (“BlackRock”). In such filing, BlackRock lists its business address as 50 Hudson Yards, New York, NY 10001. Represents (i) 19,143,612 shares for which BlackRock has sole voting power; (ii) 0 shares for which BlackRock has shared voting power; (iii) 19,587,246 shares for which BlackRock has sole dispositive power; and (iv) 0 shares for which BlackRock has shared dispositive power.

(3)
As of June 30, 2025, based on information set forth in a Schedule 13G/A filed with the SEC on August 12, 2025 by Wellington Management Group LLP (“Wellington”). In such filing, Wellington lists its business address as c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. Represents (i) 0 shares for which Wellington has sole voting power; (ii) 11,258,218 shares for which Wellington has shared voting power; (iii) 0 shares for which Wellington has sole dispositive power; and (iv) 13,332,168 shares for which Wellington has shared dispositive power.

(4)
As of March 31, 2026, based on information set forth in a Schedule 13G filed with the SEC on April 30, 2026 by Vanguard Capital Management (“Vanguard Capital”). In such filing, Vanguard Capital lists its business address as 100 Vanguard Boulevard, Malvern, PA 19355. Represents (i) 1,212,291 shares for which Vanguard Capital has sole voting power; (ii) 0 shares for which Vanguard Capital has shared voting power; (iii) 8,228,614 shares for which Vanguard Capital has sole dispositive power; and (iv) 0 shares for which Vanguard Capital has shared dispositive power.

(5)
As of March 31, 2026, based on information set forth in a Schedule 13G filed with the SEC on April 29, 2026 by Vanguard Portfolio Management (“Vanguard Portfolio”). In such filing, Vanguard Portfolio lists its business address as 100 Vanguard Boulevard, Malvern, PA 19355. Represents (i) 138,867 shares for which Vanguard Portfolio has sole voting power; (ii) 0 shares for which Vanguard Portfolio has shared voting power; (iii) 8,201,422 shares for which Vanguard Portfolio has sole dispositive power; and (iv) 0 shares for which Vanguard Portfolio has shared dispositive power.

(6)	Mr. Grashoff resigned from his role as Chief Growth Officer effective May 8, 2026.
(7)	Mr. Shapiro resigned from his role as Chief Financial Officer effective October 1, 2025.
(8)	Includes 2,500 shares indirectly held by a revocable trust.

APPRAISAL RIGHTS
General
If the Merger is consummated, Company stockholders that are holders of record or beneficial owners who do not vote (whether in person or by proxy) in favor of, or consent in writing to, the Merger Proposal, and who are entitled to have their shares appraised by the Delaware Court of Chancery, may receive payment in cash for the “fair value” of their shares of Company Common Stock, as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Delaware Court of Chancery, in lieu of the Merger Consideration, without interest, that the record or beneficial owners of Company Common Stock would otherwise be entitled to receive pursuant to the Merger Agreement, subject to the requirements and limitations set forth in Section 262 of the DGCL described herein. These rights are known as appraisal rights. Company stockholders or beneficial owners electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.
This section is intended as a brief summary of the material provisions of Delaware law, including the DGCL pertaining to appraisal rights. The following discussion, however, is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. All references in Section 262 of the DGCL and in this summary to “stockholder” (and all references in this summary to “holder”) are to the Company stockholder of record of the shares of Company Common Stock immediately prior to the Effective Time as to which appraisal rights are asserted. All references within Section 262 of the DGCL and this summary to “beneficial owner” mean the beneficial owner of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Company stockholder or beneficial owner should exercise its right to seek appraisal under Section 262 of the DGCL. In view of the complexity of the provisions of Section 262 of the DGCL, Company stockholders or beneficial owners wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
Subject to certain exceptions specified in Section 262 of the DGCL and summarized below, holders or beneficial owners of shares of Company Common Stock who: (i) submit a proper written demand for appraisal of such shares to the Company prior to the vote on the adoption of the Merger Agreement; (ii) do not vote such shares (and ensure that such shares are not voted) in favor of the adoption of the Merger Agreement; (iii) continuously are the holders of record or beneficial owners, as the case may be, of such shares through the Effective Time; and (iv) otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment in cash of the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger) as of the completion of the Merger instead of the Merger Consideration. Any such Company stockholder or beneficial owner awarded “fair value” for the holder’s shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the Merger Consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which Company stockholders will receive pursuant to the Merger Agreement.
Appraisal rights are not available with respect to Owned Company Shares (shares held by the Company or any of its subsidiaries as treasury stock or owned by Parent or any of its subsidiaries, including Merger Sub), which will be cancelled at the Effective Time without any consideration. Holders of Company Options, Company RSUs and Company PSUs are not entitled to appraisal rights in respect of those awards, which will be treated as described in the Merger Agreement.
Section 262 of the DGCL requires that stockholders as of the record date for notice of the Special Meeting to vote on the adoption of the Merger Agreement for whom appraisal rights are available be notified not less than 20 days before the Special Meeting. A copy of Section 262 of the DGCL or information directing Company stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost must be included with such notice.
This proxy statement constitutes our notice to the Company stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 of the DGCL and a copy of the applicable statutory provisions is accessible at the following publicly available website without subscription or cost: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Company stockholders or beneficial owners who wish to exercise appraisal rights or who wish to preserve the right to do so should review the following summary and the applicable statutory provisions carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Company unless certain stock ownership conditions are satisfied by the Company stockholders or beneficial owners seeking appraisal. Because of the complexity of the procedures for exercising the right to seek appraisal, stockholders or beneficial owners who wish to exercise appraisal rights are urged to consult with their own legal and financial advisors in connection with compliance under Section 262 of the DGCL. A Company stockholder or beneficial owner who loses his, her, their or its appraisal rights will be entitled to receive the Merger Consideration.
How to Exercise and Perfect Your Appraisal Rights
If you are a Company stockholder or beneficial owner and wish to exercise the right to seek an appraisal of your shares of Company Common Stock, you must satisfy all of the following conditions:
•
you must deliver to the Company a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from, voting against or otherwise failing to vote for the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the Company stockholder of record holding the shares for which appraisal is demanded, the intention of the person to demand appraisal of his, her or its shares and, in case of a demand made by a beneficial owner, must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and must provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 of the DGCL and to be set forth on the verified list required by Section 262(f) of the DGCL. A Company stockholder’s or beneficial owner’s failure to make a written demand for appraisal before the vote with respect to the Merger is taken will constitute a waiver of appraisal rights;

•
you must not vote in favor of, or consent in writing to, the adoption of the Merger Agreement with respect to such shares. A vote in favor of the adoption of the Merger Agreement, whether by proxy submitted by mail, over the Internet or by telephone or at the Special Meeting, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement. Therefore, a Company stockholder who submits a proxy and who wishes to exercise appraisal rights must effectively revoke that proxy pursuant to one of the means described in this proxy statement;

•
you must continuously hold (in the case of a Company stockholder demanding appraisal) or beneficially own (in the case of a beneficial owner demanding appraisal) your shares of Company Common Stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you are a Company stockholder of record and transfer the shares, or if you are a beneficial owner and cease to beneficially own such shares, before the Effective Time;

•
any Company stockholder or beneficial owner who has complied with the requirements of Section 262 of the DGCL or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no present intention of doing so; and

•	you must otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL.
If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of Company Common Stock.

In addition, because the Company Common Stock is listed on Nasdaq, a national securities exchange, and is expected to continue to be listed on such exchange immediately prior to the Closing, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders and beneficial owners of shares of Company Common Stock who are otherwise entitled to appraisal rights, unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock eligible for appraisal or (ii) the value of the consideration provided in the Merger for such total number of shares entitled to appraisal exceeds $1 million. We refer to conditions (i) and (ii) as the “ownership thresholds.” At least one of the ownership thresholds must be met in order for the Company stockholders to be entitled to seek appraisal with respect to such shares of Company Common Stock.
Voting, via the Internet during the Special Meeting or by proxy, against, abstaining from voting on or failing to vote on the adoption of the Merger Agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote. However, you must not vote your shares via the Internet during the Special Meeting or by proxy in favor of the adoption of the Merger Agreement in order to exercise your appraisal rights with respect to such shares.
Who May Exercise Appraisal Rights
Only a Company stockholder of record or beneficial owner of shares of Company Common Stock may assert appraisal rights with respect to shares of Company Common Stock held of record or beneficially owned, as applicable, by such person. A demand for appraisal must be executed by or on behalf of the Company stockholder of record or beneficial owner of the shares. The demand should set forth, fully and correctly, the name of the Company stockholder holding the shares in record name as it appears on the stock certificates (or in the stock ledger).
A Company stockholder of record of shares of Company Common Stock is entitled to demand appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of Company Common Stock by a Company stockholder of record must reasonably inform the Company of the identity of the Company stockholder and that the Company stockholder intends thereby to demand an appraisal of such Company stockholder’s shares.
In addition, a beneficial owner may, in such person’s name, demand in writing appraisal of such beneficial owner’s Company Common Stock. A demand for appraisal in respect of such shares of Company Common Stock should be executed by or on behalf of the beneficial owner and must reasonably inform the Company of the identity of the beneficial owner and that the beneficial owner intends thereby to demand an appraisal of such owner’s shares. The demand made by such beneficial owner must also (i) reasonably identify the Company stockholder of record of the shares for which the demand is made, (ii) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (iii) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and the office of Register in Chancery and to be set forth on the verified list required by Section 262(f) of the DGCL. If the shares with respect to which a demand is made are owned of record or beneficially owned in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand should be executed by or on behalf of the record owner or beneficial owner in such capacity.
A Company stockholder of record, such as a bank, broker or other nominee, who holds shares of Company Common Stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the Company stockholder of record or beneficially owned by the beneficial owner.
If you own shares of Company Common Stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal should be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Company stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as an agent.
Company stockholders who hold their shares in brokerage or bank accounts or other nominee forms, and who wish to exercise appraisal rights, should consult with their brokers, banks and other nominees, as applicable, to determine the appropriate procedure for the broker, bank or other nominee holder to make a demand for appraisal of those shares. A person having a beneficial interest in shares held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the Company stockholder of record to follow properly and in a timely manner the steps necessary to perfect appraisal rights.
If you elect to exercise appraisal rights under Section 262 of the DGCL, all written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Option Care Health, Inc.
3000 Lakeside Drive #300N
Bannockburn, Illinois 60015
Attention: Corporate Secretary
Surviving Corporation’s Actions After Completion of the Merger
If the Merger is consummated, the Surviving Corporation will give written notice of the Effective Time within ten days after the Effective Time to the Company stockholders and beneficial owners who did not vote in favor of the adoption of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL and otherwise complied with Section 262 of the DGCL. At any time within 60 days after the Effective Time, any person entitled to appraisal who did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw the demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of Company Common Stock. In addition, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Company stockholder or beneficial owner without the approval of the Delaware Court of Chancery, which approval may be conditioned on the terms the Delaware Court of Chancery deems just (including, without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made with respect to the allocation of the expenses of the proceeding); provided, however, that this provision will not affect the right of any Company stockholder or beneficial owner that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such Company stockholder’s or beneficial owner’s demand for appraisal and to accept the terms and the Merger Consideration offered in the Merger within 60 days after the Effective Time. Within 120 days after the Effective Time, either a Company stockholder of record or a beneficial owner of Company Common Stock, provided such person has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights, or the Surviving Corporation must commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a Company stockholder or beneficial owner, demanding an appraisal of the value of the shares of Company Common Stock held by all persons who have properly demanded appraisal. The Surviving Corporation is under no obligation to file an appraisal petition and has no present intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. If, within 120 days after the Effective Time, no petition has been filed as provided in Section 262 of the DGCL, all rights to appraisal will cease and any person who previously demanded appraisal will become entitled only to the Merger Consideration, without interest, in accordance with and pursuant to the terms of the Merger Agreement. Any failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.
Within 120 days after the Effective Time, any Company stockholder or beneficial owner who has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of holders or beneficial owners holding or owning those shares (for which purpose the Company stockholder of record of shares held by a beneficial owner who has made a demand for appraisal shall not be considered a separate Company stockholder holding such shares). The Surviving Corporation must give this statement to you within the later of (i) ten days after receipt by the Surviving Corporation of the request therefor or (ii) ten days after expiration of the period for delivery of demands for appraisal.
If a petition for appraisal is duly filed by you or another Company stockholder of record or beneficial owner of Company Common Stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all holders and beneficial owners who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed, by registered or certified mail, to the Surviving Corporation and all persons shown on the verified list at the addresses stated therein. The costs of these notices are borne by the Surviving Corporation. After notice to persons who demanded appraisal of their shares of Company Common Stock as may be required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal thereunder. The Delaware Court of Chancery will then determine which Company stockholders and beneficial owners are entitled to appraisal rights and may require the persons demanding appraisal for their shares represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any such person who fails to comply with this direction. The Delaware Court of Chancery will also dismiss proceedings as to all Company stockholders and beneficial owners if neither of the ownership thresholds described above is met. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Company Common Stock for which the applicable Company stockholders and beneficial owners thereof are entitled to appraisal, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of such shares of Company Common Stock at the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the U.S. Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the Surviving Corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person entitled to appraisal. Notwithstanding the foregoing or anything herein to the contrary, if the Surviving Corporation makes a voluntary cash payment at any time before the entry of judgment in the appraisal proceeding pursuant to subsection (h) of Section 262 of the DGCL, interest will accrue thereafter only on the sum of (i) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (ii) interest accrued on the amount of the voluntary cash payment before such payment was made, unless such interest was paid at the time the voluntary cash payment is made. Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, less any amounts already paid in a voluntary cash payment, with interest thereon, if any, to the persons entitled to receive the same. Payment shall be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order.
After the Delaware Court of Chancery determines the Company stockholder is entitled to appraisal, and that at least one of the ownership thresholds above has been satisfied, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceedings, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”
The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known, or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has recently indicated that transaction price is one of the relevant factors the Delaware Court of Chancery may consider in determining fair value and that absent deficiencies in the sale process the transaction price may be given “considerable weight.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
You should be aware that the fair value of your shares of Company Common Stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement and that an opinion of any investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.
Moreover, neither the Company nor Parent anticipates offering more than the Merger Consideration to any Company stockholder or beneficial owner exercising appraisal rights, and each reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. Under the Merger Agreement, the Company must give Parent prompt notice of any demands for appraisal it receives and any withdrawals or attempted withdrawals of such demands, and Parent has the right to participate in all negotiations and proceedings with respect to such demands. The Company may not, without Parent’s prior written consent, make any payment with respect to, or settle or offer to settle, any demand for appraisal, or waive any failure to timely deliver a written demand for appraisal. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.
If any Company stockholder or beneficial owner who demands appraisal of his, her, or its shares of Company Common Stock under Section 262 fails to perfect, or effectively withdraws, waives or otherwise loses, such holder’s right to appraisal, the Company stockholder’s shares of Company Common Stock will be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon and less applicable withholding taxes. If no party files a petition for appraisal within 120 days after the Effective Time or if neither of the ownership thresholds above has been satisfied in respect of such shares, then all of the Company stockholders and beneficial owners will lose the right to an appraisal and will instead receive the Merger Consideration described in the Merger Agreement, without interest thereon.
The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of any person whose name appears on the verified list filed by the Surviving Corporation who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. In the absence of such an order, each party to the appraisal proceeding bears its own expenses of its attorneys and experts.
If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, on or after the Effective Time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Company Common Stock as of a record date prior to the Effective Time.
If you have not commenced an appraisal proceeding or joined such a proceeding as a named party, you may withdraw a demand for appraisal and accept the Merger Consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the Merger Consideration to the Surviving Corporation within 60 days after the Effective Time. Any attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Company stockholder or beneficial owner without the approval of the Delaware Court of Chancery, which may be conditioned on the terms the Delaware Court of Chancery deems just (including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made with respect to the allocation of the expenses of the proceeding); provided, however, that this provision will not affect the right of any Company stockholder or beneficial owner that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such Company stockholder’s or beneficial owner’s demand for appraisal and to accept the terms and the Merger Consideration offered in the Merger within 60 days after the Effective Time. If you fail to perfect, successfully withdraw your demand for appraisal, or lose the appraisal right, your shares of Company Common Stock will be converted into the right to receive the Merger Consideration, without interest thereon.
Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights will result in the loss of your appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares of Company Common Stock in accordance with the Merger Agreement without interest. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Company stockholder or beneficial owner and are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal and financial advisor.
Holders or beneficial owners of Company Common Stock considering seeking to exercise their appraisal rights should be aware that the fair value of their shares of Company Common Stock as determined under Section 262 could be more than, the same as or less than the Merger Consideration if they did not seek appraisal of their shares of Company Common Stock. Failure to comply strictly with all of the procedures set forth in Section 262 will result in a loss of statutory appraisal rights. The process of demanding and exercising appraisal rights requires compliance with the prerequisites of Section 262 of the DGCL. Consequently, and in view of the complexity of the provisions of Section 262, if you wish to exercise your appraisal rights, you are urged to consult with your own legal and financial advisors in connection with compliance under Section 262 of the DGCL. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL will govern.

STOCKHOLDERS SHARING THE SAME ADDRESS
We have implemented a process known as “householding.” Under this process, we may send a single copy of this proxy statement to multiple Company stockholders who share the same address, unless we have received different instructions from any of the Company stockholders. This method helps reduce the environmental impact of our stockholder meetings and lowers our printing and mailing costs. Company stockholders who participate in householding will still receive separate proxy cards. If a Company stockholder chooses not to participate in householding, they can request a separate copy of this proxy statement, which we will promptly deliver upon request.
To receive a separate copy of this proxy statement, or separate copies of any future notice, proxy statement, or annual reports at no charge, you may send notice to Option Care Health, Inc., 3000 Lakeside Drive #300N, Bannockburn, IL 60015 USA, Attention: Investor Relations or call +1 (312) 940-2538. If you are receiving multiple copies of proxy materials at one address and wish to participate in householding, please contact the bank, broker or other organization holding your shares of Company Common Stock to inquire about eliminating duplicate mailings.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholder meetings. However, if the Merger is not consummated, you will continue to be entitled to attend and participate in stockholder meetings, including our annual meetings of stockholders, and we will provide notice of or otherwise publicly disclose the date on which our 2027 annual meeting of stockholders (the “2027 Annual Meeting”) will be held (to the extent so held).
If the Merger is consummated prior to June 20, 2027, the Company does not expect to hold the 2027 Annual Meeting. However, if the Merger is not consummated prior to June 20, 2027, the Company expects to hold the 2027 Annual Meeting.
For matters to be included in the proxy materials for our 2027 Annual Meeting, excluding director nominations, submissions must be received on or before the close of business on December 9, 2026 and must comply with Rule 14a-8 under the Exchange Act. Matters for consideration at our 2027 Annual Meeting but not for inclusion in our proxy materials must be submitted no earlier than the close of business on January 20, 2027, and no later than the close of business on February 19, 2027. The proposal must come from a Company stockholder of record and include the information required by our Bylaws. If you are a beneficial owner of shares held in street name, contact the organization that holds your shares for details about how to register your shares directly in your name as a Company stockholder of record.
We have implemented a proxy access by-law allowing a stockholder or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to the greater of two directors or 20% of the Company Board, provided that the stockholder(s) and nominee(s) satisfy the requirements in our Bylaws. Notice of proxy access director nominees must be received between the close of business on November 9, 2026 and the close of business on December 9, 2026.
Under our Bylaws, stockholders intending to nominate directors at our 2027 Annual Meeting (other than through proxy access as described above) must submit notice to us no earlier than the close of business on January 20, 2027, and no later than the close of business on February 19, 2027. Notice of director nominations must be submitted by a Company stockholder of record and satisfy the requirements in our Bylaws. If you are a beneficial stockholder, contact the organization that holds your shares for details about how to register your shares directly in your name as a Company stockholder of record. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 22, 2027.
Proposals and director nominations must be sent by mail to our Corporate Secretary at 3000 Lakeside Drive #300N, Bannockburn, Illinois 60015, or by e-mail to OCH-CorporateSecretary@optioncare.com. Our Bylaws have been filed with the SEC and are available without charge on the SEC’s website at www.sec.gov.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our investor relations website at investors.optioncarehealth.com. Our website is not part of this proxy statement and is not incorporated by reference into this proxy statement or any future documents that may be filed with the SEC and should not be considered part of this document.
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Company filings with the SEC are incorporated by reference (in each case excluding any information furnished and not filed):
•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 24, 2026;
•
the Company’s Quarterly Reports on Form 10-Q for (a) the fiscal quarter ended March 31, 2026, filed with the SEC on April 30, 2026, (b) the fiscal quarter ended June 30, 2026, filed with the SEC on July 29, 2026 and (c) the fiscal quarter ended September 30, 2026, filed with the SEC on November 4, 2026; and

•	the Company’s Current Reports on Form 8-K, filed with the SEC on April 2, 2026, May 5, 2026, May 22, 2026 and October 6, 2026.
Notwithstanding the foregoing, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits, is not and will not be incorporated by reference into this proxy statement, unless expressly stated otherwise. In addition, we incorporate by reference any future filings made by the Company with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed).
We will provide, without charge, to each person to whom a proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in the proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates).
You may request copies of these filings at no cost to you by writing or telephoning the Company as follows:
3000 Lakeside Drive #300N
Bannockburn, IL 60015
Attn: Investor Relations Department
Telephone No. (312) 940-2538
Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.
The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies. You should not assume that the information contained in this proxy statement is accurate as of any date other than those dates, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. We have not authorized anyone to give you any information or to make any representation about the proposed Merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

ONYX BIDCO LLC,

ONYX MERGER SUB, INC.

and

OPTION CARE HEALTH, INC.

Dated as of OCTOBER 5, 2026

EXHIBITS
Exhibit A Form of Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 5, 2026, by and among Onyx Bidco LLC, a Delaware limited liability company (“Parent”), Onyx Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Option Care Health, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company is sometimes referred to herein as a “Party” and, collectively, as the “Parties.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.
RECITALS
A. The Company Board has (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL and (iv) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration at the Company Stockholder Meeting.
B. (i) Each of the board of directors of Parent and the board of directors of Merger Sub has (A) declared it advisable to enter into this Agreement and (B) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (ii) Parent, in its capacity as the sole stockholder of Merger Sub, will adopt this Agreement by written consent promptly following its execution.
C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered the guarantees (the “Guarantees”) from Clayton, Dubilier & Rice Fund XII, L.P., a Cayman Islands exempted limited partnership and McKesson Corporation, a Delaware corporation (collectively, the “Guarantors”), in favor of the Company, pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub contained in this Agreement.
D. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:
(a) “2017 Warrants” means those certain warrants issued by the Company pursuant to a Warrant Purchase Agreement, dated as of June 29, 2017, as amended and restated pursuant to an Amended and Restated Warrant Agreement, dated as of March 14, 2019 (the “Warrant Agreement”).
(b) “Acceptable Confidentiality Agreement” means any confidentiality agreement (i) in effect as of the date hereof or (ii) executed, delivered and effective after the date hereof and, in the case of this clause (ii), containing terms that are no less restrictive in any material respect to the counterparty (and its Representatives) than those contained in the Confidentiality Agreements, except that such confidentiality agreement need not contain any explicit or implicit “standstill” or similar provision or otherwise restrict the making of, or amendment or modification to, any Acquisition Proposal.

(c) “Acquisition Proposal” means any indication of interest, offer or proposal (whether or not in writing) (other than an indication of interest, offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.
(d) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
(i) any direct or indirect purchase or other acquisition by any Person or Group, or equityholders of any such Person or Group, whether from the Company or any other Person(s), of securities representing more than 20% of the total outstanding equity securities (by vote or economic interests) of the Company outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the total outstanding equity securities (by vote or economic interests) of the Company outstanding after giving effect to the consummation of such tender or exchange offer;
(ii) any direct or indirect purchase or other acquisition by any Person or Group of any businesses or assets (including equity interests in Subsidiaries of the Company) that constitute or account for more than 20% of the consolidated assets, net revenue or net income of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as determined in good faith by the Company Board);
(iii) any direct or indirect merger, consolidation, share exchange, joint venture, partnership, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group, would hold or control, directly or indirectly, more than 20% of the equity interests or voting power of the Company or the surviving or resulting entity of such transaction after giving effect to the consummation of such transaction; or
(iv) any combination of the foregoing.
(e) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise; provided that no “portfolio company” (as such term is used in the private equity industry) of any investment funds managed or controlled by Clayton, Dubilier & Rice, LLC (“CD&R”) or any of its Affiliates shall be deemed an “Affiliate” of Parent or Merger Sub hereunder; and provided further that McKesson Corporation (“McKesson”) and its Affiliates shall be deemed “Affiliates” of Parent for all purposes of this Agreement.
(f) “AI Technology” means any and all machine learning, deep learning, and other artificial intelligence (“AI”) technologies, including generative AI, AI models (including large language models) and neural networks.
(g) “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws, in any jurisdiction, whether domestic or foreign, in each case, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments to or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case, that are applicable to the Merger.
(h) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2025, set forth in the Company’s Form 10-K filed by the Company with the SEC on February 24, 2026.
(i) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.
(j) “Bylaws” means the Amended and Restated By-Laws of the Company, effective as of May 14, 2025.

(k) “Charter” means the Fourth Amended and Restated Certificate of Incorporation of the Company, effective as of May 15, 2025.
(l) “Code” means the Internal Revenue Code of 1986.
(m) “Company Board” means the Board of Directors of the Company.
(n) “Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.
(o) “Company Debt Agreements” means (i) that certain Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021, as amended, amended and restated, supplemented or otherwise modified prior to the date of this Agreement, by and among the Company, as the Parent Borrower (as defined therein), each other Loan Party (as defined therein) party thereto from time to time, each lender party thereto from time to time and Bank of America, N.A., as administrative agent (the “Credit Agreement”), (ii) the Company Senior Notes Indenture, and (iii) any Secured Hedge Agreement (as defined in the Credit Agreement) as in effect on the date of this Agreement.
(p) “Company Equity Awards” means Company Options, Company RSUs, and Company PSUs.
(q) “Company Indebtedness” means all Indebtedness outstanding under the Company Debt Agreements.
(r) “Company Intellectual Property” means the Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.
(s) “Company Material Adverse Effect” means any change, event, circumstance, occurrence, fact, condition, effect or development that, individually or in the aggregate, has, or reasonably would be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following, and no changes, events, effects or developments arising out of, relating to or resulting from the following (in each case, by itself or when aggregated), will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):
(i) any general economic conditions, or conditions in the global, international, national or regional economy generally, including changes in inflation, supply chain disruptions and labor shortages;
(ii) any conditions in the equity, credit, debt, financial, banking, currency or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;
(iii) any changes in conditions or developments that generally affect the industries in which the Company and its Subsidiaries conduct business (including the pharmacy or infusion industries) or in any jurisdiction or geographical area in which the Company or any of its Subsidiaries conducts business, or changes therein;
(iv) any social, political or geopolitical conditions (including changes therein) globally, internationally, nationally or regionally or events, including the results of any primary or general elections;
(v) any Emergency or Emergency Measures;
(vi) the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, payors, vendors, lenders, lessors, business or joint venture or other partners, employees (including any employee attrition), regulators, Governmental Authorities or any other third Person, or on revenues, income or expenses of the Company or any of its Subsidiaries, or the identity of, or any facts or circumstances relating to the Guarantors, Parent, Merger Sub or the respective Affiliates of the foregoing, the respective financing sources of or investors or shareholders in the foregoing, or the respective plans or intentions of the foregoing, in each case, with respect to the Company or its business (it being understood that this clause (vi) shall not apply to (A) the representations and warranties set forth in Section 3.5 (Non-Contravention) or Section 3.6 (Requisite Governmental Approvals) and (B) the condition to Closing set forth in Section 7.2(a) solely to the extent it relates to the representations and warranties referenced in clause (A) of this proviso);
(vii) the compliance by any Party with the express terms of this Agreement, including any action required to be taken or required to be refrained from being taken pursuant to the express terms of this Agreement (other than the requirements as set forth in Sections 5.1 and 5.2);
(viii) any action taken or refrained from being taken, in each case, to which Parent has expressly approved or consented in writing following the date of this Agreement;
(ix) any changes in GAAP after the date hereof, or in any applicable Laws (including Healthcare Laws) (or the enforcement or binding interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any Law, regulation or policy (or the enforcement or interpretation thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby;
(x) any anti-dumping actions, tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions in the United States or any other country or region in the world;
(xi) any changes in the price or trading volume of the Company Common Stock or to the Company’s credit ratings, in each case, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);
(xii) any failure by the Company and its Subsidiaries to meet (A) any internal or public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);
(xiii) the availability or cost of equity, debt or other financing to Parent or Merger Sub;
(xiv) any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith; and
(xv) any breach by Parent or Merger Sub of this Agreement;
except, in each case of clauses (i), (ii), (iii), (iv), (v), (ix) and (x) solely to the extent that such changes, events, circumstances, occurrences, facts, conditions, effects or developments have had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur.
(t) “Company Option” means any unexercised option to purchase shares of Company Common Stock granted under any Company Stock Plan.
(u) “Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.
(v) “Company PSU” means any performance stock unit of the Company granted under any Company Stock Plan payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock.
(w) “Company RSU” means any restricted stock unit of the Company granted under any Company Stock Plan payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock.
(x) “Company Senior Notes” means the Company’s 4.375% Senior Notes due 2029 issued pursuant to the Company Senior Notes Indenture.

(y) “Company Senior Notes Indenture” means the Indenture, dated October 27, 2021, by and among the Company, the guarantors party thereto and Ankura Trust Company, LLC, as trustee, as amended, supplemented or otherwise modified prior to the date of this Agreement.
(z) “Company Stock Plans” means the Option Care Health, Inc. Amended and Restated 2018 Equity Incentive Plan, updated as of May 15, 2024, and each other Employee Plan that provides for the awards of Company Common Stock, Company RSUs, Company PSUs, or rights of any kind to receive shares of Company Common Stock.
(aa) “Company Stockholders” means the holders of shares of Company Common Stock.
(bb) “Company Systems” means, collectively, the information technology systems and infrastructure owned, leased or licensed by the Company and its Subsidiaries (including cloud implementations), including software, hardware, firmware, networks, interfaces, platforms and related systems, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, wide area network and other information technology equipment.
(cc) “Confidentiality Agreements” means the agreements listed in Section 9.4 of the Company Disclosure Letter.
(dd) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.
(ee) “Contract” means any agreement, contract, subcontract, note, bond, mortgage, indenture, lease, license or sublicense, in each case, which purports to be legally binding.
(ff) “DOJ” means the United States Department of Justice or any successor thereto.
(gg) “EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System.
(hh) “Emergency” means any (i) natural disaster (including any epidemic, pandemic or disease outbreak, act of God, casualty, volcanic activity, earthquake, storm, hurricane, tsunami, tornado, severe weather, power outage or electrical blackout, fire, accident, flood, mudslide, nuclear incident, other natural or man-made catastrophe, or other force majeure event, or any escalation or worsening thereof), or (ii) outbreak, escalation or worsening of hostilities, armed conflict (including the current dispute and conflict between the Russian Federation and Ukraine and the current conflict in the Middle East, and any evolutions or escalations thereof and any sanctions or other applicable Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority in connection therewith), war (whether or not declared), military actions, rebellion, insurrection, sabotage, cyberattack, cyberterrorism, acts of terrorism, political instability, foreign or domestic social protest or social unrest (whether or not violent), partial or complete governmental shutdown, or other national or international calamity, crisis or emergency, including any escalation or worsening of, and, in each case, any governmental or other response to any of the foregoing described in clause (i) or clause (ii) or any threats thereof.
(ii) “Emergency Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, temporary closure, sequester, safety or similar Law, sanction, mandate or directive promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, in each case, in direct response to an Emergency.
(jj) “Employee Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA (whether or not subject to ERISA)) and each other bonus, commission, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement, disability, health and welfare, insurance coverage, perquisite or fringe benefits, vacation, deferred compensation, severance, separation, termination, retention, change of control, stay bonus and other similar plan, program, agreement, policy, funding vehicle or arrangement (written or oral) that is (i) sponsored, maintained or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries for the benefit of any current or former officer, director, employee or individual independent contractor of the Company or any of its Subsidiaries or (ii) with respect to which the Company or its Subsidiaries have any liability, contingent or otherwise, other than any such plan, scheme or arrangement (a) that is sponsored or maintained by a Governmental Authority, (b) that the Company or any of its Subsidiaries is required by Law to maintain or contribute to or (c) any Multiemployer Plan.
(kk) “Environmental Law” means any applicable Law in effect on the Closing Date relating to the protection of the environment (including ambient air, surface water, groundwater or land), pollution or, as it relates to exposure to Hazardous Substances, human health and safety.
(ll) “ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.
(mm) “Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer or import controls (including without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce and customs and import laws administered by U.S. Customs and Border Protection).
(nn) “Exchange Act” means the Securities Exchange Act of 1934.
(oo) “Excluded Information” means (i) pro forma financial information, pro forma financial statements, other post-Closing or pro forma cost savings, synergies or capitalization or ownership information desired to be incorporated into any materials used in connection with the Debt Financing or any Alternative Debt Financing or projections (collectively, the “Pro Forma Information and Projections”) (in each case, other than (x) pro forma information relating to periods prior to Closing, not relating to the transactions contemplated by this Agreement, and not otherwise required to be disclosed by the Company in connection with its public reporting and (y) for the avoidance of doubt, historical and factual information reasonably necessary for Parent or Merger Sub to prepare any such Pro Forma Information and Projections), (ii) any description of all or any portion of the Debt Financing or Alternative Debt Financing, including any “description of notes,” “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in preparation of an offering memorandum for private placements of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, (iii) risk factors relating to all or any component of the Debt Financing or Alternative Debt Financing, (iv) any description of the post-Closing capital structure, including descriptions of indebtedness or equity of Parent or any of its Affiliates (including the Company and its Subsidiaries on or after the Closing Date), (v) (x) historical financial statements or other information required by Rule 3-05 with respect to prior acquisitions, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X under the Securities Act, (y) any compensation discussion and analysis or other information required by Item 10, Item 402, Item 404 or Item 601 of Regulation S-K under the Securities Act, any XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or (z) separate Subsidiary financial statements or any financial information with respect to the Company and its Subsidiaries on a non-consolidated basis, (vi) “segment” financial information and disclosure, including, without limitation, as required by Regulation S-K Item 101(b) and FASB Accounting Standards Codification Topic 280, or (vii) financial information to the extent not reasonably available to the Company under its current financial reporting systems.
(pp) “Financing Sources” means the Lenders, together with their Affiliates and Representatives involved in the Debt Financing (or Alternative Debt Financing) and their respective successors, assigns, employees, officers, directors, attorneys, agents or advisors.
(qq) “FTC” means the United States Federal Trade Commission or any successor thereto.
(rr) “GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.
(ss) “Governmental Authority” means any government, governmental, or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, supranational, state, county, municipal, provincial, local, foreign or multinational.
(tt) “Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(uu) “Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act (42 U.S.C. 1395 et seq.), any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code, and any other state or federal healthcare program administered by a Governmental Authority.
(vv) “Group” has the meaning as used in Section 13(d) of the Exchange Act.
(ww) “Hazardous Substance” means any toxic or hazardous material, substance or waste defined or regulated under Environmental Laws due to its hazardous, dangerous or deleterious properties or characteristics including, for the avoidance of doubt, per- and polyfluoroalkyl substances.
(xx) “Healthcare Laws” means all applicable healthcare Laws, including: any Law pertaining to or regulating the provision or administration of, or payment for, healthcare products and services; all state and federal controlled substance and drug diversion Laws, including the Federal Controlled Substances Act (21 U.S.C. § 801 et seq.); the Medicare statute, including all Laws relating to Medicare Advantage and Health Maintenance Organizations (42 U.S.C. §§ 1395-1395lll); the Medicaid statute (42 U.S.C. §§ 1396-1396w-5); the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001); the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §§ 3801-3812); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b); the federal Stark Law (42 U.S.C. § 1395nn); the federal False Claims Act (31 U.S.C. §§ 3729-3733, 42 U.S.C. §§ 1320a-7, 1320a-7a, and 1396b); the Anti-Inducement Law, 42 U.S.C. § 1320a-7a(a)(5); the Patient Protection and Affordable Care Act of 2010 and all amendments thereto; HIPAA (as defined herein); the federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), including requirements applicable to compounding under Sections 503A and 503B thereof; the Drug Supply Chain Security Act (Title II of the Drug Quality and Security Act, P.L. 113-54); the 340B Drug Pricing Program (42 U.S.C. § 256b) and all guidance issued thereunder by the Health Resources and Services Administration; all state and federal Laws governing pharmacy practice, pharmacy licensure, sterile and non-sterile compounding (including compliance with USP Chapter 797 and USP Chapter 800 standards as adopted by applicable state boards of pharmacy), and the dispensing and distribution of prescription drugs; all Laws governing the enrollment, participation, conditions of participation, and supplier standards applicable to providers and suppliers in Governmental Health Programs, including DMEPOS supplier standards (42 C.F.R. Part 424, Subpart D); all Laws governing the corporate practice of medicine and restrictions on the corporate employment of licensed health care professionals; all similar state Law counterparts to the foregoing; and all rules and regulations promulgated thereunder, including any applicable amendments or implementing regulations, in each case, as amended.
(yy) “Healthcare Permits” means any and all licenses, permits, certifications, authorizations, exemptions, Governmental Health Program enrollments, registrations, accreditations, letters of non-reviewability, certificates of need, consents, supplier or provider numbers, qualifications, operating authorities, approvals or clearances which are issued or entered by a Governmental Authority with jurisdiction over any Healthcare Law and which are legally required or necessary for the operation of the business of the Company and its Subsidiaries.
(zz) “HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, together with any and all rules or regulations promulgated from time to time thereunder: (i) Health Insurance Portability and Accountability Act of 1996 and (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009).
(aaa) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
(bbb) “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments including any accrued interest thereon, (iii) all lease obligations of such Person capitalized on the books and records of such Person, (iv) all Indebtedness of others secured by a lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (v) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon and (vi) all guarantees of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person.

(ccc) “Intellectual Property” means, in any and all jurisdictions throughout the world, any and all intellectual property and similar proprietary rights including the following: (i) all patents and applications, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part therefor; (ii) all copyrights, copyright registrations and applications therefor and rights in copyrightable subject matter in published and unpublished works of authorship; (iii) all trademarks, service marks, trade dress rights and other indicia of origin and rights therein, and registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing; (iv) rights in trade secrets including all inventions, processes, designs, formulae, models, tools, algorithms, know-how, ideas, research and development, data and databases and other confidential information; (v) rights in software; and (vi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.
(ddd) “Intervening Event” means any material positive change, event, effect, development or circumstance with respect to the Company and its Subsidiaries, taken as a whole, that (i) was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or, if known by the Company Board, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement), (ii) is not a result of a breach of this Agreement by the Company or its Subsidiaries and (iii) does not relate to (A) any Acquisition Proposal or any matter related thereto or to the consequences thereof, (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or (C) changes after the date hereof in the market price or trading volume of the Company Common Stock (it being understood that the underlying cause of any of the foregoing in the immediately preceding clauses (B) and (C) may be taken into consideration when determining whether an Intervening Event has occurred).
(eee) “Knowledge” of (i) the Company, with respect to any matter in question, means the actual knowledge of the individuals set forth on Section 1.1(eee) of the Company Disclosure Letter and (ii) Parent, with respect to any matter in question, means the actual knowledge of the individuals set forth on Section 1.1(eee) of the Parent Disclosure Letter.
(fff) “Law” means any federal, national, state, local, foreign or multinational, statute, constitution, code, decree, order, judgment, rule or regulation, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by any Governmental Authority.
(ggg) “Legal Proceeding” means any action, lawsuit, litigation, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority.
(hhh) “Lenders” means each Person (including the lenders, agents, arrangers, bookrunners, managers, co-agents, financial institutions, institutional investors, underwriters, commitment parties or similar debt financing sources) that has committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby pursuant to the Debt Commitment Letter, and the parties to any joinder agreements, indentures, credit agreements or any other definitive documentation entered into pursuant thereto or relating thereto.
(iii) “Marketing Period” means (A) at all times through and including September 6, 2027, the first period of fifteen (15) consecutive Business Days after the date hereof throughout and at the end of which (i) Parent shall have the Required Financing Information and (ii) the conditions set forth in Section 7.1 and Section 7.2 shall be satisfied or, to the extent permitted by applicable Law, waived (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period and (B) at all times from and after September 7, 2027, the first period of twelve (12) consecutive Business Days after the date hereof throughout and at the end of which (i) Parent shall have the Required Financing Information and (ii) the conditions set forth in Section 7.1 and Section 7.2 shall be satisfied or, to the extent permitted by applicable Law, waived (other than (I) any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing and (II) the conditions set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(c), it being understood that this clause shall not constitute a waiver of such conditions for purposes of Article VII) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 (other than the conditions set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(c) if such conditions were not satisfied at the commencement of such twelve (12) consecutive Business Day period as contemplated by clause (II) of the immediately preceding parenthetical above) to fail to be satisfied assuming the Closing were to be scheduled for any time during such twelve (12) consecutive Business Day period; provided that (i) November 26, 2026, January 18, 2027, February 15, 2027, March 26, 2027, May 31, 2027, June 18, 2027 and July 5, 2027 shall not constitute Business Days for purposes of calculating such fifteen (15) or twelve (12) consecutive Business Day period, as applicable (with such dates being excluded for purposes of, but which shall not reset, the applicable consecutive Business Day period), (ii) if such fifteen (15) consecutive Business Day period shall not have ended on or prior to December 18, 2026, then such fifteen (15) consecutive Business Day period shall not commence prior to January 4, 2027,(iii) if such fifteen (15) consecutive Business Day period shall not have ended on or prior to August 20, 2027, then such fifteen (15) consecutive Business Day period shall be deemed not to have commenced and no Marketing Period shall commence prior to September 7, 2027, at which time the twelve (12) consecutive Business Day period contemplated by clause (B) above shall apply, (iv) the Marketing Period shall be deemed to have been completed and automatically end on any earlier date on which all of the Debt Financing is consummated and Parent or any of its Affiliates shall have obtained the net proceeds contemplated thereby (including as a result of the issuance of indebtedness into escrow) and (v) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the Closing Date, (A) any of the historical financial statements that are included in the Required Financing Information become stale under Regulation S-X or are not otherwise sufficiently current to permit KPMG LLP (or any other auditor to the extent financial statements audited by such auditor are to be included in the Required Financing Information) to deliver the comfort letters referred to in Section 6.6(a)(viii), in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, the Company furnishes Parent with updated Required Financing Information, (B) KPMG LLP (or any other auditor to the extent financial statements audited by such auditor are to be included in the Required Financing Information) shall have withdrawn its audit opinion with respect to any of the audited financial statements of the Company or that are included in the Required Financing Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements by KPMG LLP or another nationally-recognized independent public accounting firm or such financial statements no longer constitute Required Financing Information, (C) the Company, the Company Board or KPMG LLP (or any other auditor to the extent financial statements audited by such auditor are to be included in the Required Financing Information) shall have determined that a restatement of any historical financial information constituting Required Financing Information is required, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or the Company or the Company Board subsequently concludes that no restatement shall be required in accordance with GAAP or such financial statements no longer constitute Required Financing Information, or (D) the Required Financing Information, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact, in each case with respect to the Company, necessary in order to make the statements contained in the Required Financing Information, in light of the circumstances under which they were made, not misleading, in which case the Marketing Period shall not be deemed to commence unless and until such Required Financing Information has been updated or supplemented so that there is no longer any such untrue statement or omission. If the Company shall in good faith reasonably believe it has provided the Required Financing Information and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case, subject to clauses (A) through (D) above, the Required Financing Information shall be deemed to have been delivered and the Marketing Period will be deemed to have commenced on the first Business Day immediately following such notice unless Parent, in good faith, believes the Marketing Period has not commenced and within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with reasonable specificity why Parent believes the Marketing Period has not commenced); provided that it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Financing Information has in fact been delivered and that the Marketing Period has commenced. For the avoidance of doubt, there will be only one full Marketing Period and if a Marketing Period is completed prior to the Closing Date, there will be no requirement for a subsequent Marketing Period to run.

(jjj) “Material Contract” means any of the following Contracts (other than Employee Plans):
(i) meets the definition of “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries;
(ii) involves or provides for the acquisition or divestiture of any asset or property, or any merger, consolidation, or similar business combination transaction, in each case, that would reasonably be expected to result in the receipt or making by the Company or any of its Subsidiaries of future payments in excess of $5,000,000, other than such transactions solely between or among the Company and its Subsidiaries;
(iii) is expected to involve payment by the Company or its Subsidiaries of more than $100,000,000 in the fiscal year ended December 31, 2026, or that is expected to involve payment (other than by any Payor) to the Company or its Subsidiaries of more than $100,000,000 for the year ended December 31, 2026;
(iv) provides that the Company or any of its Subsidiaries not compete with any other Person, or which grants “most favored nation”, rights of first refusal or offer or similar covenants to the counterparty to such Contract, in each case, which such covenant is or would reasonably expected to be material to the Company or its Subsidiaries, taken as a whole;
(v) requires the Company or any of its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) to deal exclusively with any Person or group of related Persons which Contract is material to the Company or its Subsidiaries, taken as a whole;
(vi) provides that the Company or any of its Subsidiaries is restricted in any material respect in its ability to compete with any Person in any material line of business or geographic areas that is material to the Company or its Subsidiaries, taken as a whole;
(vii) is a Lease or another Contract for Leased Real Property or personal property, in each case, providing for annual payments of $500,000 or more;
(viii) any loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures, and other Contracts pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or its Subsidiaries of any Indebtedness of any other person (except for any such Indebtedness or guarantees of Indebtedness (A) the principal amount of which does not exceed $5,000,000 in the aggregate and (B) intercompany Indebtedness solely among the Company and its Subsidiaries in the ordinary course of business);
(ix) is material to the operation, management or control of any partnership, joint venture and strategic alliance, and provides for any sharing of revenues, profits or losses with one or more Persons or other similar agreement, in each case other than any such agreement solely between or among the Company and its Subsidiaries;
(x) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person, other than as would not be material in type or amount;
(xi) constitutes any settlement agreement or other resolution of any actual or threatened Legal Proceeding pursuant to which the Company or any of its Subsidiaries has outstanding payment obligations in excess of $1,000,000;
(xii) was entered into with Affiliates (other than the Company and its Subsidiaries), any director, any officer or any beneficial owner of five percent (5%) or more of any class of equity interests of the Company or any of its Subsidiaries and that was entered into other than on an arm’s-length basis;
(xiii) is a collective bargaining agreement or other similar material Contract with any labor union or other employee representative of a group of employees;
(xiv) materially restricts or grants rights to use or practice rights under Intellectual Property that are material to the business of the Company and its Subsidiaries, taken as a whole, including agreements providing for access and use of hosted software and licenses to use or practice rights under Intellectual Property granted by (A) the Company or any of its Subsidiaries to a third Person or (B) a third Person to the

Company or any of its Subsidiaries, in each case of (A) and (B), other than (v) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business, (w) licenses to the Company or its Subsidiaries for the use of software for which the Company and its Subsidiaries pay less than $2,000,000 per year, (x) Contracts related to Intellectual Property entered into by employees or independent contractors in the ordinary course of business, (y) confidentiality or non-disclosure agreements entered into in the ordinary course of business, and (z) Contracts where the restricting or granting of any rights to use or practice rights under Intellectual Property are ancillary to the primary purpose of such Contract; provided that, notwithstanding the foregoing, any Contract: (1) pursuant to which the Company or its Subsidiaries licenses software from a third party (whether on prem or software-as-a-service) for more than $2,000,000 per year, or (2) has as a primary purpose the licensing of a material patent or material trademark, shall constitute a Material Contract;
(xv) is with one of the thirteen (13) largest Payors of the Company and its Subsidiaries measured by revenue for the twelve (12) month period ended August 31, 2026.
(kkk) “Nasdaq” means the Nasdaq Global Select Market.
(lll) “Optionholder” means a holder of a Company Option.
(mmm) “Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a legal entity, in each case, as amended.
(nnn) “Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement.
(ooo) “Payor” means any private insurer, managed care plan, health benefit plan, health maintenance organization, preferred provider organization, employer-sponsored health plan or any other Person or entity that maintains a Payor Program, including, but not limited to, Governmental Health Programs.
(ppp) “Payor Program” means any and all Governmental Health Programs and all payment or reimbursement programs in which the Company or its Subsidiaries participate or provide products or services.
(qqq) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the latest financial statements of the Company in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests arising or incurred in the ordinary course of business that are not yet due or payable, or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established on the latest financial statements of the Company in accordance with GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) that, in each case, do not (or would not reasonably be expected to) materially impair ownership, operation or use of the impacted asset(s) as currently owned, operated or used; (iv) liens imposed by applicable Law (other than any Tax Law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar liens or encumbrances, and zoning, building and other similar codes or restrictions, in each case, that are not violated in any material respect by, or do not and would not reasonably be expected to adversely affect in any material respect the current use or occupancy of, the applicable property; (viii) any non-exclusive license or option or covenant of, or other right or obligation with respect to, any Intellectual Property in favor of vendors, suppliers, or customers in the ordinary course of business; (ix) liens pursuant to any Company Debt Agreements under clauses (i) and (iii) of the definition thereof; (x) statutory, common Law or contractual liens (or other encumbrances of any type) securing payments not yet due, including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries; (xi) liens or other encumbrances of any type that do not, individually or in the aggregate, adversely affect in any material respect the current use or operation of the property or other assets subject thereto; (xii) liens pursuant to any vendor agreement or other similar agreement entered into in the ordinary course of business between any one or more of the Company and its Subsidiaries and any vendor or similar contractual counterparty; or (xiii) all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Company SEC Documents filed within the three (3) month period immediately preceding the date hereof.
(rrr) “Person” means any individual, corporation (including any nonprofit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.
(sss) “Personal Data” means any individually identifiable information identified as “personal information”, “personally identifiable information”, “personal data”, or similar terms under Privacy Laws.
(ttt) “Privacy Laws” means all Laws to the extent relating to the privacy, use, protection, processing, sharing, receipt, collection, compilation, storage, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Data and applicable to the business of the Company and its Subsidiaries.
(uuu) “Regulatory Material Adverse Effect” means with respect to any Person, a material adverse effect on the financial condition, business, revenue, or EBITDA of such Person and its Subsidiaries and Affiliates taken as a whole; provided that for this purpose such Person and its Affiliates and Subsidiaries will collectively be deemed to be a company the size of (and with revenue and EBITDA equal to those of) the Company and its Subsidiaries, taken as a whole.
(vvv) “Reimbursement Obligations” means Parent’s obligations pursuant to Section 6.6(f) and Section 6.6(g).
(www) “Representatives” means, with respect to any Person, such Person’s Affiliates, and its and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors, financing sources and agents and other advisors and representatives.
(xxx) “Required Financing Information” means (A) (1) the audited consolidated balance sheets and related audited consolidated statements of comprehensive income, stockholders’ equity and cash flows of the Company as of and for the two most recently completed fiscal years of the Company ended at least ninety (90) days prior to the Closing Date, together with all related notes and schedules thereto, and in each case accompanied by the audit reports thereon of KPMG LLP, and (2) the unaudited consolidated balance sheets and related unaudited consolidated statements of comprehensive income, stockholders’ equity and cash flows of the Company for any subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date and the portion of the fiscal year through the end of such quarter (other than in each case the fourth quarter of any fiscal year) and, in each case, for the comparable period of the prior fiscal year, together with all related notes and schedules thereto, in the case of each of clauses (1) and (2) above, prepared in accordance with GAAP and in compliance with Regulation S-X (other than Rules 3-09, 3-10 and 3-16 of Regulation S-X) and which, with respect to clause (2), shall have been reviewed by the independent auditors of the Company as provided in AS 4105, but in each case, excluding Excluded Information; provided that the filing with the SEC of the information required by Form 10-K and Form 10-Q, and such information being publicly available on EDGAR, within such time periods by the Company will satisfy the requirements of this clause (A); (B) if reasonably requested by Parent or the Financing Sources, including in connection with any private placement of non-convertible, high-yield bonds under Rule 144A promulgated under the Securities Act, other financial information (other than Excluded Information) necessary to allow Parent to prepare pro forma financial statements (including for the most recent four (4) fiscal quarter period ended at least forty-five (45) days prior to the Closing Date (or, if the end of the most recently completed four (4) fiscal quarter period is the end of a fiscal year, ended at least ninety (90) days prior to the Closing Date)) that give effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) and which are prepared in accordance with GAAP, but which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting to the extent not customary in private placements of non-convertible, high-yield bonds pursuant to Rule 144A promulgated under the Securities Act; (C) financial data, audit reports, business and other information (including a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the Company) regarding the Company and its Subsidiaries of the type and form customarily included in an offering memorandum for private placements of non-convertible, high-yield bonds under Rule 144A promulgated under the Securities Act, or otherwise necessary to receive from the independent auditors of the Company (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort and change period comfort) with respect to the financial information of the Company to be included in such offering memorandum, but in each case excluding Excluded Information, provided that the filing with the SEC of the information required by Form 10-K and Form 10-Q or otherwise required pursuant to the Exchange Act, and such information being publicly available on EDGAR, within such time periods by the Company will satisfy the requirements of this clause (C); (D) any replacements or restatements of and supplements to the information specified in items (A) through (C) above if any such information would go stale, contain a material misstatement or omission or otherwise be unusable for such purposes; and (E) the draft comfort letters referred to in Section 6.6(a)(viii).
(yyy) “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union and His Majesty’s Treasury of the United Kingdom.
(zzz) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
(aaaa) “SEC” means the United States Securities and Exchange Commission or any successor thereto.
(bbbb) “Securities Act” means the Securities Act of 1933.
(cccc) “Security Breach” means any unauthorized access or processing that compromises the confidentiality or integrity of Personal Data maintained or processed by or on behalf of the Company and its Subsidiaries, or unauthorized access to or disruption of Company Systems owned or controlled by the Company and its Subsidiaries (including any ransomware attack) or any incident requiring notification to any Person under applicable Law.
(dddd) “Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors, managers or trustees, or other Persons performing similar functions, or (ii) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned or controlled by such first Person.
(eeee) “Superior Proposal” means any bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a material breach of Section 5.3(a) for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) would, if consummated, result in a transaction that would be more favorable to the Company Stockholders from a financial point of view than the Merger (taking into account (i) any changes to the terms of this Agreement committed to by Parent in response to such Superior Proposal in accordance with Section 5.3, (ii) the identity of the Person making such Acquisition Proposal and (iii) all legal, regulatory, financial, timing, financing, certainty of closing and all other aspects of such Acquisition Proposal that the Company Board (or a committee thereof) considers in good faith to be relevant). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”
(ffff) “Tax” means any U.S. federal, state and local or non-U.S. taxes, levies, assessments and similar governmental charges or impositions (including gross receipts, income, profits, sales, use or occupation, goods and services, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes) imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed thereon by such Governmental Authority.
(gggg) “Tax Return” means any return, declaration, report, statement or information return required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
(hhhh) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors and/or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any Legal Proceedings among the Parties related to this Agreement or the Financing Letters.
(iiii) “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(jjjj) “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. or any similar applicable Laws relating to any plant closing or mass layoff or similar triggering event.
(kkkk) “Willful and Material Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would, or would be reasonably likely to, cause or constitute a material breach of this Agreement.
1.2 Index of Defined Terms. In addition to the terms defined in Section 1.1, the following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Acquisition Proposal Notice Period	5.3(d)(ii)(A)
Agreement	Preamble
Alternative Debt Financing	6.5(d)
Alternative Acquisition Agreement	5.3(a)
Capitalization Date	3.7(a)
CD&R	1.1(e)
Certificate of Merger	2.2
Certificates	2.10(c)
Chosen Courts	9.10
Closing	2.3
Closing Date	2.3
Closing Year Annual Bonus	6.11(c)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(c)(i)
Company Disclosure Letter	Article III
Company Impairment Effect	3.1
Company Related Parties	8.3(e)(ii)
Company SEC Documents	Article III
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Continuation Period	6.11(b)
Converted RSU Cash Award	2.8(b)(ii)
Credit Agreement	1.1(o)
D&O Insurance	6.10(c)
Debt Commitment Letter	4.11(a)
Debt Financing	4.11(a)
Debt Marketing Materials	6.6(a)(ii)
DGCL	Recitals
Dissenting Company Shares	2.7(c)
DTC	2.10(d)
DTC Payment	2.10(d)
Effective Time	2.2
Electronic Delivery	9.14
Enforceability Exceptions	3.2
Enforcement Expenses	8.3(f)
Environmental Permits	3.22
Equity Commitment Letters	4.11(a)
Equity Financing	4.11(a)
Fee Letter	4.11(a)
Financing	4.11(a)
Financing Letters	4.11(a)
Guarantee	Recitals

Term	Section Reference
Guarantor	Recitals
Healthcare Filings	6.1(a)
Indemnified Persons	6.10(a)
Interim Period	5.1
Intervening Event Notice Period	5.3(d)(i)(A)
Lease	3.23(b)
Leased Real Property	3.23(b)
Legal Prohibition	8.1(b)
Maximum Annual Premium	6.10(c)
McKesson	1.1(e)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.17(c)
New Plan	6.11(d)
Old Plans	6.11(d)
Open Source Software	3.20(e)
Option Consideration	2.8(a)(i)
Other Indemnified Persons	6.10(e)
Other Required Company Filing	6.3(b)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent and Merger Sub Reasonable Best Efforts	6.2(b)
Parent Material Adverse Effect	7.3(a)
Parent Related Parties	8.3(e)(i)
Parent Termination Fee	8.3(c)
Party	Preamble
Payment Agent	2.10(a)
Payment Fund	2.10(b)
Payoff Letters	6.6(c)(i)
PBGC	3.17(a)
Per Share Price	2.7(a)(ii)
Pre-Closing Documents	6.6(b)
Pro Forma Information and Projections	1.1(oo)
Prior Year Annual Bonus	6.11(c)
Prohibited Financing Modification	6.5(a)
Proxy Statement	6.3(a)
PSU Consideration	2.8(c)
Redemption Notice	6.6(c)(ii)
Related Person Transaction	3.29
Remedy Action	6.2(b)
Required Funding Amount	4.11(c)
Requisite Stockholder Approval	3.4
RSU Consideration	2.8(b)
Subject Courts	9.10(b)
Surviving Corporation	2.1
Tail Policy	6.10(c)
Termination Date	8.1(c)
Uncertificated Shares	2.10(c)
Unvested RSU	2.8(b)(ii)
Vested RSU	2.8(b)(i)
Warrant Agreement	1.1(a)
Warrant Holders	6.17

1.3 Certain Interpretations.
(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.
(b) When used herein, (i) the words “hereof,” “hereunder,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”
(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”
(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.
(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.
(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.
(h) When used herein, “ordinary course of business” shall be construed to mean “ordinary course of business, consistent with past practice”.
(i) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.
(j) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.
(k) References to any agreement or Contract (in each case, other than any Contract or instrument listed in the Schedules) are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time.
(l) All accounting terms used herein will be interpreted in accordance with GAAP unless expressly stated otherwise.
(m) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(n) The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.
(o) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(p) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
(q) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) publicly filed on EDGAR as part of a Company SEC Document (or expressly incorporated by reference into a Company SEC Document), (ii) posted to a virtual data room titled “Onyx” managed by the Company at https://app.global.datasite.com or (iii) delivered or provided to Parent or its Affiliates or its or their respective Representatives, in each case, prior to the execution and delivery of this Agreement.
(r) All references to time shall refer to New York City time unless otherwise specified.
ARTICLE II
THE MERGER
2.1 The Merger. Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
2.2 The Effective Time. Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time such filing is accepted for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
2.3 The Closing. The consummation of the Merger (the “Closing”) will take place at (a) 9:00 a.m., New York City time, remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing; provided that, if the Marketing Period has not ended on or prior to the time of such satisfaction or waiver of such conditions, the Closing will instead occur on the earlier of (a) a date during the Marketing Period specified by Parent on no fewer than three (3) Business Days’ notice to the Company (unless a shorter period shall be agreed to by the Company and Parent) and (b) the third (3rd) Business Day following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver (to the extent permitted hereunder) of all conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions)). The date on which the Closing occurs is referred to as the “Closing Date.”
2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of (a) the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation and (b) the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
2.5 Certificate of Incorporation and Bylaws.
(a) Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.10(a)).
(b) Bylaws. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 6.10(a)).
2.6 Directors and Officers. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and by applicable Law.
2.7 Effect on Capital Stock.
(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the securities described in this Section 2.7, the following will occur:
(i) each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be cancelled, extinguished and converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;
(ii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $32.05, without interest thereon (the “Per Share Price”) in accordance with the provisions of Section 2.10 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.12); and
(iii) each share of Company Common Stock that is (A) held by the Company or any of its Subsidiaries, as treasury stock or (B) owned by Parent or any of its Subsidiaries (including Merger Sub), in each case as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”), will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.
(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock (or securities convertible or exchangeable into or exercisable for shares of Company Common Stock) occurring on or after the date of this Agreement and prior to the Effective Time; provided that nothing in this Section 2.7(b) shall be construed to permit the Company or any of its Subsidiaries or any other Person to take any action that would otherwise be prohibited by the terms of this Agreement.
(c) Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), any share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held by a holder of such share of Company Common Stock who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has (or for which the “beneficial owner” (as defined, solely for purposes of this Section 2.7, in Section 262(a) of the DGCL) has) properly exercised appraisal rights with respect thereto in accordance with, and who has (and, to the extent applicable, for which the applicable beneficial owner has) complied with, Section 262 of the DGCL with respect to such share of Company Common Stock (collectively, the “Dissenting Company Shares”) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7, and holders and beneficial owners of such Dissenting Company Shares will be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL unless and until any such holder (or, to the extent applicable, such beneficial owner) fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder (or, to the extent applicable, such beneficial owner) fails to perfect or effectively withdraws or waives or otherwise loses such rights with respect to any Dissenting Company Shares, such Dissenting Company Shares will thereupon be treated as if they had been cancelled, extinguished and converted into, at the Effective Time, the right to receive the Per Share Price without interest thereon and the Surviving Corporation shall remain liable for payment of the Per Share Price without interest thereon for such Dissenting

Company Shares in accordance with this Agreement. At the Effective Time, any holder or beneficial owner of Dissenting Company Shares will cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of Company Common Stock and withdrawals or attempted withdrawals of such demands and (ii) the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL or propose or agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal prior to the Closing.
2.8 Treatment of Equity Awards.
(a) Company Options.
(i) At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the Optionholder, be cancelled and converted into the right of the holder to receive an amount in cash, without interest thereon and subject to all applicable deductions and withholdings required by law to be withheld in respect of such payment, determined by multiplying (x) the excess, if any, of the Per Share Price over the applicable exercise price of such Company Option by (y) the number of shares of Company Common Stock subject to such Company Option (collectively, the “Option Consideration”). The amount of cash each Optionholder is entitled to receive with respect to its Company Options shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Company Options held by such Optionholder.
(ii) By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Options, each Company Option outstanding as of immediately prior to the Effective Time that has an exercise price that is equal to or greater than the Per Share Price shall be cancelled and extinguished at the Effective Time without any present or future right to receive any consideration.
(b) Company RSUs.
(i) Vested Company RSUs. At the Effective Time, each Company RSU that is vested in accordance with all applicable terms (after giving effect to the Transactions) as of the Effective Time and outstanding as of immediately prior to the Effective Time (each, a “Vested Company RSU”) will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right of the holder to receive an amount in cash, without interest thereon and subject to all applicable deductions and withholdings required by law to be withheld in respect of such payment, equal to the sum of (i) (A) the Per Share Price multiplied by (B) the total number of shares of Company Common Stock subject to such Vested Company RSU and (ii) all dividend equivalents accrued or credited with respect to such Vested Company RSU (collectively, the “RSU Consideration”). From and after the Effective Time, the Vested Company RSUs shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Vested Company RSUs shall cease to have any rights with respect thereto, except the right to receive the RSU Consideration in accordance with this Section 2.8(b). For the avoidance of doubt, each Company RSU held by an employee whose service with the Company was terminated prior to the Effective Time due to Retirement (as defined, and meeting all conditions set forth, in the applicable award agreement) that is outstanding as of immediately prior to the Effective Time will be a Vested Company RSU.
(ii) Unvested Company RSUs. At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time and is not a Vested Company RSU (each, an “Unvested Company RSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive from Parent or the Surviving Corporation an aggregate amount in cash, without interest, equal to the sum of (i) (A) the Per Share Price multiplied by (B) the total number of shares of Company Common Stock subject to such Unvested Company RSU and (ii) all dividend equivalents accrued or credited with respect to such Unvested Company RSU (a “Converted RSU Cash Award”). Each such Converted RSU Cash Award will (x) continue to have, and will be subject to, the same terms and conditions (excluding, for the avoidance of doubt, any additional dividend equivalent rights, which will not apply following the Effective Time), including vesting terms and conditions, as applied to the corresponding

Company RSU immediately prior to the Effective Time, and (y) provide for accelerated vesting upon a qualifying termination of employment prior to the applicable vesting date in accordance with the terms of the applicable award agreement or other Employee Plan that provides for accelerated vesting of Company RSUs upon a qualifying termination.
(c) Company PSUs. At the Effective Time, each Company PSU, other than any Company PSU that is granted during the Interim Period, outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be (i) deemed vested with respect to the number of shares of Company Common Stock issuable pursuant to such Company PSU determined (x) for any Company PSUs with a Performance Period (as defined in the Company Stock Plan and applicable Company PSU agreement) that has concluded prior to the Effective Time, based on actual achievement of applicable performance goals, and (y) for those Company PSUs with a Performance Period that has not concluded prior to the Effective Time, assuming target performance, and (ii) cancelled and converted into the right of the holder to receive an amount in cash, without interest thereon and subject to all applicable deductions and withholdings required by law to be withheld in respect of such payment, equal to the sum of (A) (I) the Per Share Price multiplied by (II) such number of shares of Company Common Stock referenced in clause (i) of this Section 2.8(c) and (B) all dividend equivalents accrued or credited with respect to such Company PSU (collectively, the “PSU Consideration”). From and after the Effective Time, the Company PSUs shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company PSUs shall cease to have any rights with respect thereto, except the right to receive the PSU Consideration in accordance with this Section 2.8(c).
(d) Payment Procedures. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate Option Consideration owed to all Optionholders, the aggregate RSU Consideration owed to all holders of Vested Company RSUs, and the aggregate PSU Consideration owed to all holders of Company PSUs. Except as otherwise required under the terms of the applicable Employee Plan or Company Stock Plan or as necessary to avoid the imposition of any additional Taxes or penalties with respect to awards under the Company Stock Plans pursuant to Section 409A of the Code, as promptly as reasonably practicable, but in any event no later than five (5) Business Days, after the Closing Date, the applicable holders of Company Options, Vested Company RSUs and Company PSUs will be paid by the Company or the Surviving Corporation, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of Company Options, Vested Company RSUs and Company PSUs that are cancelled and converted pursuant to this Section 2.8, in each case, less any required withholding pursuant to Section 2.13.
(e) Further Actions. The Company shall take all actions necessary to effect the cancellation and conversion of the Company Options, Vested Company RSUs, and Company PSUs, in each case, upon the Effective Time and otherwise to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act).
2.9 Treatment of 2017 Warrants. At the Effective Time, each outstanding 2017 Warrant will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, and in accordance with Section 4.5 of the Warrant Agreement, become exercisable by the holder thereof (in accordance with Section 2.1 of the Warrant Agreement) solely for the right to receive the same Per Share Price as such holder would have been entitled to receive following the Effective Time pursuant to Section 2.7 if such holder had been, immediately prior to the Effective Time, the holder of the share of Company Common Stock then issuable upon exercise in full of such 2017 Warrant pursuant to the terms of the Warrant Agreement. Subject to Section 6.17, Parent and Merger Sub agree that, at and following the Effective Time, the successor of the Company (if any) will assume in writing the obligation to deliver to each holder of the 2017 Warrant in exchange for such warrant a security of such successor evidenced by a written instrument substantially similar in form and substance to the 2017 Warrant. The Company shall provide Parent with reasonably prompt written notice of any exercise of the 2017 Warrant of which it has Knowledge following the date hereof and prior to the Effective Time. For the avoidance of doubt, any 2017 Warrant that is exercised prior to the Effective Time shall be deemed to represent an outstanding share of Company Common Stock and treated in accordance with Section 2.7.

2.10 Exchange of Certificates.
(a) Payment Agent. Prior to the Closing, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”) and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.
(b) Payment Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock (and for the avoidance of doubt, other than Owned Company Shares or Dissenting Company Shares) pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash deposited with the Payment Agent shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Payment Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent shall promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation as Parent directs. The Payment Fund shall not be used for any purpose other than the payment to holders of Company Common Stock as contemplated by Section 2.7.
(c) Payment Procedures. Promptly following the Effective Time (and in any event within five (5) Business Days), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Price payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such Certificates by (B) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, as applicable) (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7 with respect to such Uncertificated Shares. In lieu thereof, such record holder, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (B) the Per Share Price, and such Uncertificated Shares will be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.10(c). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the amounts payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) such that (i) if the Closing occurs at or prior to 2:00 p.m. Eastern time (or such other time as may be mutually agreed in writing by Parent and the Company) on the Closing Date, the Payment Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (B) the Per Share Price (such amount, the “DTC Payment”), and (ii) if the Closing occurs after such time on the Closing Date, the Payment Agent will transmit to DTC or its nominee on the first (1st) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.
(e) Transfer of Ownership. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or the Certificate or Uncertificated Share shall otherwise be in proper form for transfer and (ii) the Person requesting such payment present evidence to the reasonable satisfaction of the Surviving Corporation that any applicable stock transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered either has been paid or is not applicable.
(f) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one (1) year after the Effective Time will be delivered to Parent (or the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.10 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares five (5) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interests of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
(g) No Liability. Subject to applicable Law, and notwithstanding anything to the contrary in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
2.11 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article II.
2.12 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.13 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation (without duplication), as applicable, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any applicable provision of state, local or non-U.S. Tax Law. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
With respect to any Section of this Article III, except (a) as disclosed in the reports, statements, schedules and other documents filed or furnished by the Company with the SEC on or after January 1, 2025 and at least twenty-four (24) hours prior to the date of this Agreement (so long as such documents are publicly available via EDGAR) (the “Company SEC Documents”) (other than any disclosures contained (i) solely in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements, and (ii) in any cautionary, predictive or forward-looking statements in such Company SEC Documents that are of a nature that they speculate about future developments, except to the extent such information consists of factual and/or historical statements; provided that nothing disclosed in any such Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.7 (a)-(c) and 3.27; or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, except where the failure to have such power or authority would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to (i) have a Company Material Adverse Effect or (ii) materially delay or prevent the consummation by the Company of the Merger (a “Company Impairment Effect”). To the extent true, correct and complete copies are not included in the Company SEC Documents, the Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws. The Company is not in violation of its Organizational Documents except for any de minimis violations.
3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transactions, have been duly authorized and approved by all necessary action on the part of the Company and no additional action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its respective covenants and obligations hereunder, or, subject to obtaining the Requisite Stockholder Approval, the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (i) and (ii), the “Enforceability Exceptions”).
3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.
(a) Company Board Approval. The Company Board has unanimously (i) determined that it is fair to, and in the best interests of, the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the

DGCL (the “Company Board Recommendation”) and (iv) directed that the adoption of the Agreement be submitted for consideration by the Company Stockholders at the Company Stockholder Meeting. As of the date of this Agreement, the Company Board Recommendation has not been withdrawn, rescinded or modified in any respect.
(b) Fairness Opinion. The Company Board has received from Centerview Partners LLC an opinion, dated as of the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Per Share Price to be paid to the holders of shares of Company Common Stock (other than Owned Company Shares or Dissenting Company Shares) pursuant to this Agreement is fair from a financial point of view to such holders. As of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.
(c) Anti-Takeover Laws. Assuming the accuracy of the representations of Parent and Merger Sub set forth in Section 4.6, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL or in the Organizational Documents of the Company and any other similar applicable “anti-takeover” Law will not be applicable to the Merger or this Agreement. There is no stockholder rights plan, “poison pill” anti-takeover plan or similar device in effect to which the Company is subject, party or otherwise bound.
3.4 Requisite Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote or approval of the holders of any of the Company’s capital stock necessary under applicable Law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.
3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Transactions: (a) do not violate or conflict with any provision of the Organizational Documents of the Company; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, require any consent pursuant to, or result in a right of termination or acceleration pursuant to any Material Contract or result in a loss of a material benefit or right under any such Material Contract; (c) do not result in the revocation, withdrawal, suspension, cancellation, material modification, or non-renewal of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, materially modify, or not renew, any Healthcare Permit; (d) do not, assuming the Governmental Authorizations referred to in Section 3.6 are obtained and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries; and (e) do not result in (or, with notice or lapse of time or both, would result in) the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c), (d) and this clause (e) for such violations, conflicts, breaches, defaults, consents, terminations, revocations, withdrawals, suspensions, cancellations, material modifications, non-renewals, accelerations or liens that would not reasonably be expected to have a Company Material Adverse Effect or a Company Impairment Effect.
3.6 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions by the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Proxy Statement with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of Nasdaq; (iv) compliance with any applicable requirements of the HSR Act; (v) the Healthcare Filings and (vi) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect or a Company Impairment Effect.

3.7 Capitalization.
(a) Capital Stock. The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock and (ii) 12,500,000 shares of Company Preferred Stock. As of 5:00 p.m. on October 2, 2026 (such time and date, the “Capitalization Date”), (A) 149,793,469 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding and (C) 35,544,660 shares of Company Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and were not issued in violation of any preemptive rights or any similar rights or applicable Law.
(b) Stock Reservation and Awards. As of the Capitalization Date, there were (i) 1,069,653 shares of Company Common Stock subject to outstanding Company Options, (ii) 1,597,521 shares of Company Common Stock subject to outstanding Company RSUs, (iii) 999,251 shares of Company Common Stock subject to outstanding Company PSUs (determined based on target level of achievement of performance goals for such Company PSUs) or, alternatively, 1,998,502 shares of Company Common Stock subject to outstanding Company PSUs (determined based on maximum level of achievement of performance goals for such Company PSUs) and (iv) 51,838 shares of Company Common Stock subject to the 2017 Warrants. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock, other than pursuant to the vesting and settlement of Company Equity Awards, in each case, which were granted prior to the date of this Agreement, and has not issued any Company Preferred Stock.
(c) Company Securities. Except as set forth in Sections 3.7(a) and (b), as of the date of this Agreement, there are: (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company, other than issuances of Company Common Stock pursuant to the exercise or settlement of the equity interests set forth in Section 3.7(b); (ii) no outstanding options, warrants, calls, convertible, exchangeable or exercisable securities or other rights or binding arrangements that obligate the Company to (A) issue, transfer or sell any shares of capital stock of, or other equity or voting interest in, the Company or securities convertible into or exchangeable or exercisable for such shares or other equity or voting interests (in each case other than to the Company or a Subsidiary thereof); or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible, exchangeable or exercisable security, or other similar right, agreement or commitment relating to any shares of capital stock of, or other equity or voting interest in, the Company; and (iii) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of, or other equity or voting interest in, the Company (the items in clauses (i), (ii) and (iii), collectively, the “Company Securities”).
(d) Other Rights. As of the date of this Agreement, there are no (i) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (ii) obligations or binding commitments of any character to which the Company is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities; or (iii) other obligations by the Company to make any payments based on the price or value of any Company Securities. As of the date of this Agreement, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock.
3.8 Subsidiaries.
(a) Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company. Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and (ii) has the requisite corporate (or the equivalent thereof) power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect or a Company Impairment Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. None of the Subsidiaries of the Company are in violation of their respective Organizational Documents in any material respect.
(b) The Company or a wholly owned Subsidiary of the Company owns one hundred percent of the capital stock of each direct or indirect Subsidiary of the Company. The Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible into or exchangeable or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or other securities of the Company.
(c) Except as set forth in Section 3.8(b), as of the date of this Agreement, there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) no outstanding options, warrants, calls, convertible, exchangeable or exercisable securities or other rights or binding arrangements that obligate any Subsidiary of the Company to issue, transfer or sell any shares of capital stock of, or other equity or voting interest in, such Subsidiary or securities convertible into or exchangeable or exercisable for such shares or other equity or voting interests (in each case other than to the Company or a Subsidiary thereof); and (iii) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company.
3.9 Company SEC Documents. Since January 1, 2024 and through the date of this Agreement, the Company has timely filed or furnished, as applicable, all material forms, reports, statements, schedules, registration statements, proxy statements, prospectuses and other documents with the SEC that have been required to be filed or furnished by it pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement. Each Company SEC Document complied, as of its filing date (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, on the date of the last amended, supplemented or superseding filing) or, in the case of each Company SEC Document that is a registration statement filed pursuant to the requirements of the Securities Act, as of its respective effective dates, in all material respects with the applicable requirements of the Securities Act, the Sarbanes-Oxley Act and Nasdaq or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Document was filed. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, on the date of the last amended, supplemented or superseding filing), each Company SEC Document does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements filed or furnished. To the Knowledge of the Company, none of the Company SEC Documents is the subject of (i) an ongoing SEC review or outstanding SEC investigation or (ii) outstanding or unresolved comments (including in any comment letters of the staff of the SEC) received from the SEC.
3.10 Company Financial Statements; Internal Controls.
(a) Company Financial Statements. The audited and unaudited financial statements (including any related notes and schedules) of the Company filed with the Company SEC Documents (i) were prepared in all material respects in accordance with GAAP on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations, cash flows and stockholders’ equity for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments, the effect of which would not, individually or in the aggregate, be material in amount to the Company and its Subsidiaries, taken as a whole) all in conformity with GAAP and the applicable rules and regulations of the SEC.
(b) Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are designed to ensure that all: (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2025, and such assessment concluded that such system was effective. The principal executive officer and financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has, since January 1, 2024, received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. There were no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, identified in the management of the Company’s assessment of internal controls as of and for the fiscal year ended December 31, 2025 (nor has any such material weakness been identified since such date through the date hereof). Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness, in the system of internal control over financial reporting utilized by the Company that has not been subsequently remediated or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company.
3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement, (b) arising pursuant to this Agreement or incurred in connection with the Transactions or in connection with obligations under existing Contracts, (c) incurred in the ordinary course of business since June 30, 2026 or (d) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) which has not been disclosed pursuant to Regulation S-K.
3.12 Absence of Certain Changes.
(a) Since December 31, 2025 through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business (except (i) as contemplated by this Agreement or (ii) for discussions and negotiations related to this Agreement or other potential strategic transactions).
(b) Since December 31, 2025 through the date of this Agreement, there has not been any change, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.13 Material Contracts.
(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party. The Company has made available to Parent, or publicly filed with the SEC, true, correct and complete copies of each Material Contract.
(b) Validity. As of the date of this Agreement, (i) each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or the applicable Subsidiary of the Company that is a party thereto and is in full force and effect (in each case, subject to Enforceability Exceptions), except where the failure to be valid and binding and in full force and effect would not reasonably be expected to have a Company Material Adverse Effect; (ii) the Company and each of its Subsidiaries and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform would not reasonably be expected to have a Company Material Adverse Effect; (iii) no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not reasonably be expected to have a Company Material Adverse Effect; and (iv) except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since the date of the Audited Company Balance Sheet, neither the Company nor any of its Subsidiaries has received written notice from or on behalf of any party to a Material Contract indicating that such party intends to terminate, or not renew, such Material Contract.
3.14 Healthcare Matters; Data Privacy. Except as would not reasonably be expected to have a Company Material Adverse Effect (subject to the final sentence of Section 3.14(b)):
(a) The Company and its Subsidiaries are, and in the three (3) years prior to the date hereof have been, in compliance with all Healthcare Laws. In the three (3) years prior to the date hereof, the Company and its Subsidiaries have not received any written or, to the Knowledge of the Company, oral notice, subpoena, civil investigative demand, request for information or other communication from any Governmental Authority regarding any actual or alleged material violation of, or failure to comply with, any Healthcare Laws. Without limiting the foregoing, to the Knowledge of the Company, all material arrangements between the Company or any of its Subsidiaries, on the one hand, and any physician, health system, or other actual or potential source of referrals, on the other hand, provide for compensation consistent with fair market value and are not determined in a manner that takes into account the volume or value of referrals.
(b) Neither the Company nor any of its Subsidiaries is or has been in the three (3) years prior to the date hereof: (A) a party to, or bound by, a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services or any other material consent decree, deferred prosecution agreement, non-prosecution agreement, settlement agreement, monitoring agreement, order or similar agreement with or imposed by a Governmental Authority; (B) the subject of, to the Knowledge of the Company, any threatened material investigation, audit, inquiry, review or other proceeding by any Governmental Authority relating to any actual or alleged violation of Healthcare Laws (other than ordinary course licensure and accreditation surveys that did not result in any material deficiency or citation); (C) a defendant or named party in any pending or, to the Knowledge of the Company, material threatened or sealed qui tam or other False Claims Act litigation or other Legal Proceeding arising under any Healthcare Law; or (D) the subject of any material voluntary self-disclosure to a Governmental Authority, including pursuant to the OIG Health Care Fraud Self-Disclosure Protocol, the CMS Voluntary Self-Referral Disclosure Protocol or any state Medicaid self-disclosure program, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is preparing any such material self-disclosure. Clauses (A), (C), and (D) of this Section 3.14(b) shall not be subject to the Company Material Adverse Effect qualifier set forth in this Section 3.14.
(c) Neither the Company, nor any of its Subsidiaries, nor any respective owner, director, officer, manager, managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)), or, to the Knowledge of the Company, vendor or other personnel (whether employees or independent contractors) is currently or has been in the two (2) years prior to the date hereof, or, to the Knowledge of the Company, has been threatened to be: (A) debarred, excluded, suspended, or otherwise deemed ineligible from participating in any Governmental Health Program; (B) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Governmental Health Program requirement or Healthcare Law, or convicted of any criminal offense described in Section 1128(a) or Section 1128(b)(1), (2) or (3) of the Social Security Act (42 U.S.C. § 1320a-7(a), (b)(1)–(3)); or (C) listed on the List of Excluded Individuals/Entities maintained by the Office of Inspector General of the Department of Health and Human Services, the exclusion records of the System for Award Management maintained by the General Services Administration.
(d) The Company and its Subsidiaries: (A) have, and in the two (2) years prior to the date hereof have had, all Healthcare Permits necessary for the ownership, leasing, and operation of their respective businesses as presently conducted and each such Healthcare Permit is valid and in full force and effect; (B) are, and in the two (2) years prior to the date hereof have been, in compliance in all material respects with the terms of each such Healthcare Permit; and (C) are not subject to any pending, unresolved, or, to the Knowledge of the Company, threatened action by or, to the Knowledge of the Company, written or oral notice from, a Governmental Authority regarding any actual or alleged violation of any such Healthcare Permit or the revocation, withdrawal, suspension, cancellation, material limitation or termination of any material Healthcare Permit, or the imposition of any payment suspension, denial of payment for new admissions, civil monetary penalty or other sanction. In the two (2) years prior to the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any material FDA warning letter or untitled letter that remains unresolved, or been subject to any material recall or market withdrawal (whether voluntary or at the request of any Governmental Authority) of any product compounded, dispensed, or distributed by the Company or any of its Subsidiaries.
(e) The Company and its Subsidiaries currently maintain and implement, and in the two (2) years prior to the date hereof have maintained and implemented, a compliance program that includes elements of an effective corporate compliance and ethics program consistent with the criteria established by the U.S. Federal Sentencing Guidelines and the guidance of the Office of Inspector General of the Department of Health and Human Services and the Department of Justice. There are no material outstanding or unresolved compliance complaints, reports, corrective actions, or ongoing internal compliance investigations that relate to any actual or alleged material violation of Healthcare Laws.
(f) The Company and each of its Subsidiaries, as applicable, is duly enrolled in, and eligible for participation and reimbursement in, each Governmental Health Program in which it participates and is in good standing with all Payors with which the Company or its Subsidiary is contracted. There are no reimbursement, payment or payment rate appeals, disputes or contested positions, or any repayment obligations outstanding or otherwise pending before any Governmental Authority or material Payor and, to the Knowledge of the Company, none are threatened, and no repayment obligations are planned or anticipated.
(g) The Company and its Subsidiaries are, and in the three (3) years prior to the date hereof have been, in compliance in all material respects with HIPAA, and maintain a compliance program with the requisite physical, technical and administrative security safeguards to protect all “protected health information” created, received, maintained, collected or transmitted by or on behalf of the Company and its Subsidiaries in compliance in all material respects with HIPAA. In the three (3) years prior to the date hereof, there has been no material “Breach” of “unsecured protected health information,” material “Security Incident” (including any ransomware or other cyberattack) or other unauthorized access to, or acquisition, use or disclosure of, protected health information or personal information maintained by or on behalf of the Company or any of its Subsidiaries, in each case that required notification to any individual, Governmental Authority or the media under HIPAA. The Company and its Subsidiaries have not received any notices, complaints, or inquiries of or regarding, and there is no Legal Proceeding, or to the Knowledge of the Company, any inquiry or investigation pending or threatened with respect to any alleged violation of HIPAA or any “Breach” or material “Security Incident” by or affecting the Company or its Subsidiaries or any of their respective “workforce” members. All quoted terms herein shall have the meaning ascribed to them in HIPAA.
3.15 Corrupt Practices. (i) Since January 1, 2024, none of the Company or its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee or agent of the Company, has directly or indirectly made, offered to make, attempted to make, or promised any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of what form, whether in money, property or services, in violation of any anti-corruption Laws, (ii) to the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is under internal or Governmental Authority investigation for any violation of any anti-corruption Laws, has received any written notice or other communication from any Governmental Authority regarding a violation of, or failure to comply with, any anti-corruption Laws, (iii) the Company and its Subsidiaries maintain a system or systems of internal controls as required by applicable anti-corruption Laws, and (iv) since January 1, 2019, neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any anti-corruption Laws.
3.16 Sanctions. Neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, no director, officer or employee thereof, (i) is a sanctioned Person or (ii) as of the date of this Agreement, has pending or, to the Knowledge of the Company, threatened claims against it, him or her with respect to applicable Sanctions or Ex-Im

Laws and (iii) each of the Company and its Subsidiaries is and, since January 1, 2024, has been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. Neither the Company nor any of its Subsidiaries has, since January 1, 2024, made any voluntary or directed disclosure to any Governmental Authority regarding any apparent or alleged violation of Sanctions or Ex-Im Laws.
3.17 Benefit Plans.
(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all material Employee Plans. With respect to each material Employee Plan, the Company has made available to Parent true and complete copies of, as applicable: (i) the plan document (or, in the case of any unwritten Employee Plan, a description of the material terms thereof), any related material trust agreement, insurance contract or policy or other funding instrument and any amendments thereto; (ii) the most recent annual report on Form 5500, with all accompanying schedules and financial statements attached thereto (including any related actuarial valuation report); (iii) the most recent summary plan description and any summaries of material modifications thereto; (iv) the most recent determination, opinion or advisory letter from the IRS; and (v) any material and non-routine notices, letters or other correspondence during the preceding three-year period with the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.
(b) Except as would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, (i) each of the Employee Plans has been established, maintained, funded, operated and administered in accordance with its terms and in compliance with Laws, including ERISA, the Code and in each case the regulations thereunder, (ii) all required contributions, premiums and other payments relating to the Employee Plans have been timely and accurately made, (iii) neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (iv) there are no pending or, to the Knowledge of the Company, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Employee Plans or any trusts related thereto. To the Knowledge of the Company, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) and no breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan, except for transactions that would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.
(c) No Employee Plan provides material post-employment welfare benefits to any person, except as provided pursuant to Section 4980B of the Code or any similar Law.
(d) Neither the Company nor any of its Subsidiaries maintains, sponsors or participates in, or contributes to (or has any obligation to contribute to) or otherwise has any liability with respect to, (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), (iii) a defined benefit pension plan or other plan that is subject to Section 412 of the Code or Title IV of ERISA, or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(e) Each of the Employee Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has timely received or is otherwise entitled to rely on a current favorable determination or opinion letter, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to materially adversely affect the qualified status of any such plan.
(f) Except as otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions, will, either individually or together with the occurrence of another event, (i) entitle any current or former officer, director, employee or individual independent contractor of the Company or any of its Subsidiaries to any additional compensation, including severance pay, unemployment compensation or any other payment or benefit, (ii) result in any payment, compensation or benefit becoming due, or increase the amount of or enhance the terms of any compensation due, to any current or former officer, director, employee or individual independent contractor of the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment, vesting or funding (through a grantor trust or otherwise) of any compensation or benefits due to any current or former officer, director, employee or individual independent contractor of the Company or any of its Subsidiaries, (iv) result in any forgiveness of Indebtedness of any current or former officer, director, employee or individual independent contractor of the Company or any of its Subsidiaries, (v) trigger any increased or accelerated contributions to any Employee Plan or trigger any change in the funding or covenant support arrangements for any Employee Plan, or (vi) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.
(g) Neither the Company nor any of its Subsidiaries has any obligation to gross-up, reimburse or indemnify any individual with respect to any excise Tax under Section 4999 of the Code or any Tax, interest or penalties imposed by Section 409A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).
(h) Each Employee Plan and each other agreement, plan or arrangement maintained by the Company or any of its Subsidiaries that is, in any part, a nonqualified deferred compensation plan that is subject to Section 409A of the Code has been in compliance in all material respects, both in documentation and operation, with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings and final regulations).
(i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any binding plan or commitment to amend any Employee Plan or establish any new employee benefit plan or to materially increase any benefits pursuant to any Employee Plan.
3.18 Labor and Employment Matters.
(a) Neither the Company nor any of its Subsidiaries is party to, bound by or negotiating any collective bargaining agreement or other labor-related agreement with any labor union, works council, trade union, labor association or other employee representative organization. To the Knowledge of the Company, as of the date of this Agreement, there are no pending or threatened activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries, and no such activities or proceedings have occurred within the past three (3) years. As of the date of this Agreement, there is no pending, or to the Knowledge of the Company, threatened, material unfair labor practice charge, material labor grievance, material labor arbitration, labor strike, lockout, concerted work stoppage, concerted picketing, concerted handbilling or other material labor dispute against the Company or any of its Subsidiaries, and no such labor dispute or activity has occurred within the past three (3) years. No notice, consent or consultation obligations with respect to any employees of the Company or any of its Subsidiaries, or any labor union representing employees of the Company or any of its Subsidiaries, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the Merger.
(b) Except for such noncompliance that would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance, and in the past three (3) years have complied, in each case, with all applicable Laws relating to labor and employment, including applicable Laws regarding wages and hours, wage payment, classification of employees and service providers (including as exempt or non-exempt and as employee versus independent contractor), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), discrimination, harassment, and retaliation, whistleblowing, disability rights or benefits, equal opportunity, pay transparency, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance, employee health and safety, and collective bargaining.
(c) To the Knowledge of the Company, no current or former officer, director, or employee with the title of Vice President or above of the Company or any of its Subsidiaries is in material violation of any term of any nondisclosure agreement, noncompetition agreement or other restrictive covenant obligation: (i) owed to the Company or any Subsidiary; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any Subsidiary.
(d) Since January 1, 2022, to the Knowledge of the Company, (i) no substantiated allegations of sexual harassment or other sexual misconduct have been made in writing against any current director, officer or managerial employee of the Company or any of its Subsidiaries, and (ii) there are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Company, threatened in writing that involve substantiated allegations of sexual harassment or other sexual misconduct by any current director, officer or managerial employee of the Company or any of its Subsidiaries, other than in the case of clauses (i) and (ii) any such allegations that would not reasonably be expected to result in a material liability. For the past three (3) years, neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any director, officer or managerial employee of the Company.
(e) Neither the Company nor any of its Subsidiaries has, or in the past three (3) years has incurred, any material unsatisfied liability in respect of the notice and other requirements under the WARN Act.
3.19 Taxes.
(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (1) all Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account extensions), (2) all such Tax Returns are true, complete and correct in all respects, and (3) all Taxes required to be paid (including Taxes required to be deducted or withheld from payments to employees, creditors, stockholders or other third parties) by the Company or any of its Subsidiaries have been paid in full, whether or not shown as due on such Tax Returns.
(b) The Audited Company Balance Sheet accrues all material Tax liabilities with respect to all periods through such date in accordance with GAAP.
(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, (1) no audits, examinations or other proceedings before any Governmental Authority are pending or threatened in writing with regard to any Taxes or Tax Return of the Company or any of its Subsidiaries, (2) no Governmental Authority is asserting or has proposed any claim, assessment or deficiency for Taxes of the Company or any of its Subsidiaries that has not been fully resolved, and (3) no agreement or document is in force that waives or extends the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any of its Subsidiaries.
(d) Neither the Company nor any of its Subsidiaries (1) is, or has been, a member of an affiliated, consolidated or unitary group for Tax purposes (other than a group the common parent of which is or was the Company or any of its Subsidiaries), (2) has any liability for a material amount of Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (other than customary provisions contained in agreements that are not primarily related to Taxes), or otherwise by operation of Law or (3) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), in either case that would be binding on the Company or any of its Subsidiaries in any taxable period ending after the Closing.
(e) No jurisdiction (whether within or outside of the United States) in which the Company or any of its Subsidiaries has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that the Company or such Subsidiary is required to file such Tax Return or pay such type of Tax in such jurisdiction which claim or assertion has not been resolved and which claim or assertion would reasonably be expected to have a Company Material Adverse Effect.
(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (1) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (2) any installment sale or open transaction disposition made on or prior to the Closing Date or (3) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business.
(g) None of the assets of the Company or any of its Subsidiaries is subject to any liens for Taxes (other than liens for Taxes that are Permitted Liens).
(h) Within the past two years, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code), in each case, in a transaction intended to qualify for tax-free treatment under Section 355 of the Code.
(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 in any taxable period for which the statute of limitations has not expired.

(j) Neither the Company nor any of its Subsidiaries has or has had a permanent establishment (within the meaning of an applicable Tax treaty) in a jurisdiction other than its jurisdiction of organization.
(k) Neither the Company nor any of its Subsidiaries is, or has been, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
3.20 Intellectual Property.
(a) Section 3.20(a) of the Company Disclosure Letter contains a list of all material issued, registered, and applied-for Intellectual Property included in the Company Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, all registrations set forth on Section 3.20(a) of the Company Disclosure Letter are subsisting and, to the Knowledge of the Company, valid and enforceable.
(b) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company or one of its Subsidiaries exclusively owns or otherwise has the right to use all material items of Intellectual Property used or held for use in, or otherwise necessary for, the operation of the Company and its Subsidiaries’ businesses as currently conducted; (ii) to the Knowledge of the Company, since January 1, 2024, the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted does not and has not infringed, misappropriated, diluted or otherwise violated any of the Intellectual Property rights of any third party; and (iii) to the Knowledge of the Company, since January 1, 2024, no third party is or has infringed, misappropriated, diluted or otherwise violated any material Company Intellectual Property. Except as set forth on Section 3.20(b) of the Company Disclosure Letter, the Company and its Subsidiaries are not party to any Legal Proceedings (A) alleging invalidity, infringement, misappropriation, dilution or other violation of Intellectual Property and since January 1, 2024 have not received any written claims (including any offer to license) related to the foregoing or (B) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any material Company Intellectual Property.
(c) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information owned by or provided to them under conditions of confidentiality, and (ii) to the Knowledge of the Company, since January 1, 2024, there has been no unauthorized disclosure of any such trade secrets or confidential information by the Company or any of its Subsidiaries to any person.
(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, all Persons (including current and former employees and independent contractors) who create or contribute to any portion of, or otherwise would have rights in or to, material Company Intellectual Property, have executed enforceable written agreements that validly assign to the Company or one of its Subsidiaries all of their rights in and to such Company Intellectual Property, or the Company or one of its Subsidiaries owns all such Intellectual Property pursuant to applicable Law.
(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor its Subsidiaries use or distribute, or have used or distributed, any software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any software that contains or is derived from any such software (“Open Source Software”) in any manner that would require any source code of the material software included in Company Intellectual Property to be disclosed, licensed for free, publicly distributed, attributed to any person or dedicated to the public. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all terms and conditions of all relevant licenses (including all requirements relating to notices and making source code available to third parties) for all Open Source Software used in connection with any material software included in the Company Intellectual Property.
(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has disclosed or delivered to any escrow agent or any other Person (other than an employee) any of the source code for any software owned by the Company or any of its Subsidiaries, and no other Person has the right, contingent or otherwise, to obtain access to such source code. Except as would not reasonably be expected to have a Company Material Adverse Effect, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the release, delivery, license or disclosure of any of the source code for any software owned by the Company or any of its Subsidiaries to any Person who is not as of the date of this Agreement a current employee.
(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2024, (i) the Company and its Subsidiaries are using, developing and deploying AI Technology in compliance in all material respects with the applicable Contracts and Laws regarding the same, (ii) neither the Company nor its Subsidiaries have used AI Technology to create or develop any material Company Intellectual Property, and (iii) the Company has implemented commercially reasonable policies and procedures to govern its use of AI Technology.
3.21 Information Technology; Data Protection. The Company Systems are (and since January 1, 2024 have been) sufficient for the operation of the business as currently conducted, except for insufficiencies or failures to operate or perform that would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2024, to the Knowledge of the Company, there have not been any material Security Breaches that required notice to any third party or in which a third party requested that a ransom be paid by the Company or any of its Subsidiaries. Since January 1, 2024, except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries (1) have been in compliance with all Privacy Laws, and (2) have implemented and maintained commercially reasonable written information security, business continuity, backup and disaster recovery plans and procedures, and data security plans designed to protect the Company Systems, and the Personal Data contained therein or transmitted thereby, against unauthorized access, use, loss and damage, and have taken commercially reasonable steps to assess and test such plans and procedures. Since January 1, 2024, there have been no Legal Proceedings related to any Security Breaches or violations of any Privacy Laws by the Company or any of its Subsidiaries.
3.22 Environmental Protection. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are and have been since January 1, 2024 in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication from any person or Governmental Authority that alleges that the Company or any of its Subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws, (ii) the Company and each of its Subsidiaries have obtained all permits, licenses, variances, exemptions, registrations, approvals and authorizations of all Governmental Authorities required or necessary for, pursuant to applicable Environmental Law, the construction, occupation and operation of their facilities and the conduct of their business and operations (“Environmental Permits”), and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its Subsidiaries are and since January 1, 2024 have been in compliance with all terms and conditions of the Environmental Permits, (iii) as of the date hereof, there are no Legal Proceedings under any Environmental Laws pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (iv) there has been no release or disposal of, exposure of any person to, or contamination by, any Hazardous Substance that has given or would be reasonably likely to give rise to liability for the Company or its Subsidiaries under any Environmental Laws and (v) neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, the liability of any other Person, either contractually or by operation of law, under any Environmental Laws.
3.23 Real Property.
(a) The Company does not, nor do any of its Subsidiaries, own, and in the last three (3) years neither the Company nor any of its Subsidiaries has owned, any real property.
(b) Section 3.23 of the Company Disclosure Letter sets forth a list of all leases, subleases, licenses and other use and occupancy arrangements of real property for which the Company or its Subsidiaries is a tenant or subtenant, licensee or occupant having annual rent payments of $500,000 or more (such real property, the “Leased Real Property” and each underlying lease, a “Lease”). Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Lease is valid and in full force and effect and, to the Knowledge of the Company, valid and enforceable against the other parties thereto, (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received or given any notice in writing that there is a breach, violation or default under any Lease where such breach, violation or default remains uncured, (iii) neither the Company nor any of its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, and (iv) there is no condemnation proceeding pending or, to the Knowledge of the Company, threatened as to any Lease nor any material casualty which has not been fully restored.
3.24 Compliance with Laws.
(a) The Company and each of its Subsidiaries are in compliance, and have been in compliance since the date that is three (3) years prior to the date hereof, with all Laws that are applicable to the Company and its Subsidiaries, except for such noncompliance that would not reasonably be expected to have a Company Material Adverse Effect or a Company Impairment Effect.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement: (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of their businesses as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and in the three (3) years prior to the date hereof have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of their businesses; and (iii) in the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral, notice from any Governmental Authority alleging any breach of any such Governmental Authorization, the substance of which has not been resolved.
3.25 Legal Proceedings; Orders.
(a) No Legal Proceedings. Except as would not reasonably be expected to have a Company Material Adverse Effect or a Company Impairment Effect, and other than any Transaction Litigation brought after the date hereof, as of the date of this Agreement there are no Legal Proceedings pending or threatened in writing or, to the Knowledge of the Company, otherwise threatened against the Company or any of its Subsidiaries.
(b) No Orders. Except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement neither the Company nor any of its Subsidiaries is subject to any order by or before a Governmental Authority that would be expected to have a Company Impairment Effect or restrict the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.
3.26 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, that are customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. Except as would not be reasonably expected to have a Company Material Adverse Effect, such insurance policies are sufficient for compliance with all applicable Laws. As of the date of this Agreement, with respect to all such insurance policies, (a) each is in full force and effect, (b) all premiums due have been paid, (c) no written notice of cancellation, refusal of coverage, denial of any material claim, reservation of rights, non-renewal or modification has been received and (d) there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured party, except for such defaults that would not reasonably be expected to have a Company Material Adverse Effect.
3.27 Brokers. Except for Centerview Partners LLC, there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisors, investment banking, brokerage, finder’s or other similar fee or commission from the Company or any of its Subsidiaries in connection with the Transactions. The Company has made available to Parent a true, correct and complete copy of any engagement letter or other Contract between the Company and Centerview Partners LLC relating to the Transactions.
3.28 Company Information. The information supplied or to be supplied by the Company specifically for inclusion in the Proxy Statement (or any Other Required Company Filing) will not, at the time the Proxy Statement (or any Other Required Company Filing) (and any amendment or supplement thereto) is first filed with the SEC, at the time it is first disseminated to the Company Stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

3.29 Related Person Transactions. Except for indemnification, compensation or other employment arrangements entered into in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand (a “Related Person Transaction”) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.
3.30 No Other Representations or Warranties; Acknowledgement of Disclaimer.
(a) Except for the representations and warranties expressly set forth in this Article III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other person on behalf of the Company or its Subsidiaries makes or has made any express or implied representation or warranty of any kind whatsoever, at Law or in equity, with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, Merger Sub or any of their respective Affiliates or Representatives, including its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with the transactions contemplated hereby.
(b) The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub expressly set forth in Article IV, or in any certificate delivered pursuant to this Agreement, (a) none of Parent, Merger Sub or any of their respective Affiliates or Representatives is making and none of them has made any representations or warranties (express or implied) relating to itself or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of the Company or its Representatives is relying on any representation or warranty of Parent, Merger Sub or any of their respective Affiliates or Representatives except for those expressly set forth in Article IV, and (b) no person has been authorized by Parent, Merger Sub or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent, Merger Sub or any of their respective Affiliates or Representatives or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and if made, such representation or warranty has not been and shall not be relied upon by the Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
4.1 Organization; Good Standing. Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization and (b) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, except where the failure to be so qualified or in good standing and to have such power or authority would not reasonably be expected to have a Parent Material Adverse Effect. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets, except where the failure to be so qualified or in good standing and to have such power or authority would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of its Organizational Documents.
4.2 Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate (or the equivalent thereof) power and authority to (a) execute and deliver this Agreement, (b) perform its covenants and obligations hereunder and (c) consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder, and the consummation of the Transactions, have been duly authorized and approved by all necessary action on the part of each of Parent and Merger Sub and no additional action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder, or the consummation of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of or result in a right of termination pursuant to any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) do not, assuming the Governmental Authorizations referred to in Section 4.4 are obtained, violate or conflict with any Law applicable to Parent or Merger Sub; and (d) do not result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Parent Material Adverse Effect.
4.4 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Parent, Merger Sub or any of their Affiliates in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub, (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement or (c) the consummation of the Transactions by Parent and Merger Sub, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect.
4.5 Legal Proceedings; Orders.
(a) No Legal Proceedings. There are no Legal Proceedings pending and, to the Knowledge of Parent as of the date of this Agreement, there are no Legal Proceedings threatened in writing or investigations pending against Parent or Merger Sub or its Affiliates, in each case, that would have a Parent Material Adverse Effect.
(b) No Orders. Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor Merger Sub or their respective Affiliates is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of Parent and Merger Sub and their respective Affiliates to fully perform their respective covenants and obligations pursuant to this Agreement.
4.6 Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the Knowledge of Parent, any employees of Parent, Merger Sub or any of their Affiliates (a) has owned any shares of Company Common Stock, other than shares that may be held passively through mutual funds or benefit plans or pension plans, or (b) is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.
4.7 Brokers. There is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisors, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions, except for Persons whose fees and expenses shall be paid by Parent or any of its Affiliates.
4.8 Operations of Parent and Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Parent and Merger Sub shall not have engaged in any other business activities and shall not have incurred liabilities or obligations other than as contemplated by the Financing Letters, the Guarantees and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock and other equity and voting interests in Merger Sub free and clear of all liens. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates are involved in substantive negotiations with respect to the acquisition of any business that would reasonably be deemed to be competitive with the businesses of the Company and its Subsidiaries.
4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent in its capacity as the sole stockholder of Merger Sub is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents to adopt this Agreement and consummate the Merger.
4.10 Guarantee. Concurrently with the execution of this Agreement, each Guarantor has delivered to the Company a true, correct and complete copy of the applicable Guarantee, duly executed by the applicable Guarantor in favor of the Company. Each Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of the applicable Guarantor, enforceable against it in accordance with its terms subject to the Enforceability Exceptions. To the Knowledge of Parent, as of the date hereof, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition on the part of the Guarantors under the Guarantees.
4.11 Financing.
(a) Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of: (i) duly executed equity commitment letters, dated as of the date of this Agreement, between Parent and each of the Guarantors (the “Equity Commitment Letters”) pursuant to which the Guarantors have committed, subject to the terms and conditions therein, to invest in Parent, directly or indirectly, the amounts set forth therein for the purpose of funding a portion of the transactions contemplated hereby and thereby (the “Equity Financing”); and (ii) a duly executed debt commitment letter, dated as of the date of this Agreement, among Parent or Merger Sub, as applicable, and the Financing Sources party thereto (including all exhibits, schedules, term sheets, and annexes thereto, in each case, as may be amended, supplemented, waived, modified, substituted or replaced from time to time after the date hereof in accordance with the terms hereof, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letters and the Fee Letters referenced below, the “Financing Letters”), pursuant to which the applicable Lenders party thereto have committed, subject to the terms and conditions therein, to lend the amounts set forth therein for the purpose of funding a portion of the transactions contemplated hereby and thereby (including the repayment, prepayment or discharge of the outstanding Company Indebtedness) (such debt financing, together with any Alternative Debt Financing (including for the avoidance of doubt, any high-yield bonds being issued as part of or in lieu of any portion of such debt financing or any Alternative Debt Financing), collectively, the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date of this Agreement, Parent has also delivered to the Company a true, correct and complete copy of any fee letter dated as of the date of this Agreement (provided that such fee letter may be redacted in a customary manner to omit the existence and/or amount of fees, pricing terms, pricing caps, “market flex” provisions and other economic and commercially sensitive terms) related to the Debt Commitment Letter (any such letter, as may be amended, supplemented, waived, modified, substituted or replaced from time to time after the date hereof in accordance with the terms hereof, a “Fee Letter”); provided that, in each case, such redactions would not be reasonably expected to adversely affect conditionality, enforceability or termination provisions or reduce the aggregate principal amount (except as a result of increased original issue discount or upfront fees resulting from the exercise of “pricing flex” provisions) of the Debt Financing. The Equity Commitment Letters provide that the Company is an express third-party beneficiary thereof.
(b) No Amendments. As of the date of this Agreement, (i) the Financing Letters and the terms of the Financing have not been amended, restated, replaced, amended and restated, supplemented or otherwise modified, (ii) except as permitted or otherwise contemplated by the proviso in the first sentence of Section 6.5(a), no such amendment, restatement, replacement, supplement or modification is contemplated by Parent or Merger Sub, as applicable, and (iii) the respective commitments contained in the Financing Letters have not been withdrawn, terminated, replaced or rescinded in any respect and no withdrawal, termination or rescission of such commitments is contemplated by Parent or Merger Sub, as applicable. As of the date of this Agreement, there are no other legally binding Contracts, side letters, agreements or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the funding of the Financing that would reasonably be expected to adversely affect the amount, conditionality, enforceability or availability of the funding of the full amount of the Financing on the Closing Date, other than as expressly set forth in the Financing Letters.
(c) Sufficiency of Financing. Assuming the funding in full of the Financing on the Closing Date and the satisfaction of the conditions set forth in Sections 7.1 and 7.2, the aggregate proceeds of the Financing are sufficient (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) to (i) make all payments contemplated by this Agreement (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger); (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest, fees, premiums or other amounts payable on, and all other Indebtedness outstanding pursuant to, the Company Indebtedness as contemplated by this Agreement; and (iii) pay all fees and expenses required to be paid in connection with the Merger and the Financing, in each of clauses (i) through (iii), to the extent required to be paid by Parent or Merger Sub on the Closing Date in accordance with the terms of this Agreement and, in the case of clause (iii), the Financing Letters (the “Required Funding Amount”).
(d) Validity. As of the date of this Agreement, subject to the Enforceability Exceptions, the Financing Letters are in full force and effect with respect to, and constitute the legal, valid and binding obligations of, Parent or Merger Sub, as applicable, and, to the Knowledge of Parent, the other parties thereto (including, with respect to the Equity Commitment Letters, the Guarantors), as applicable, enforceable against Parent, Merger Sub or the other parties thereto, as applicable, in accordance with their respective terms. As of the date of this Agreement, other than as expressly set forth in the Debt Commitment Letter and the Equity Commitment Letters, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which Parent, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Sections 7.1 and 7.2, (I) each of Parent and Merger Sub has no reason to believe that it or any of its Affiliates party to the Financing Letters will be unable to satisfy on a timely basis (taking into account, in the case of the Debt Commitment Letter, the anticipated timing of the Marketing Period) any condition therein, (II) to the Knowledge of Parent, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (i) constitute a default or breach on the part of Parent or Merger Sub or any of the other parties thereto, as applicable, pursuant to the Financing Letters, (ii) result in the failure of any condition to the availability of the Financing on the Closing Date or (iii) otherwise result in any portion of the Financing being unavailable on the Closing Date such that the aggregate proceeds of the Financing would not be sufficient to pay the Required Funding Amount on the Closing Date and (III) Parent has no reason to believe that the Financing contemplated by the Financing Letters will not be made available to Parent or Merger Sub, as applicable, such that the aggregate proceeds of the Financing would not be sufficient to pay the Required Funding Amount on the Closing Date. As of the date of this Agreement, no Financing Source party to the Debt Commitment Letter has notified in writing Parent or Merger Sub of its intention to terminate any of the commitments in respect of the Debt Financing or not to provide all or any portion of the Debt Financing. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 7.1 and 7.2, neither of Parent nor Merger Sub is aware of any fact, event or other occurrence that makes any of the representations and warranties to the extent made by Parent in the Debt Commitment Letter on the date hereof inaccurate in any material respect. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees and amounts that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters and the Fee Letter.
4.12 Stockholder and Management Arrangements. As of the date hereof, except as set forth herein, none of the Guarantors, Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries: (a) relating to (i) this Agreement or the Merger, (ii) the Company or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock (including through any “roll-over” of existing equity in connection with the Transactions), (ii) any Company Stockholder has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any stockholder, director, officer, employee or other Affiliate of the Company (other than the Guarantors or any of their Affiliates (or any existing limited partner or other equity financing source of the Guarantors or any of their Affiliates)) has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
4.13 Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith) and assuming (a) the accuracy of the representations and warranties in Article III, the performance by the Company and its Subsidiaries of the covenants and agreements contained in this Agreement and the satisfaction of the conditions set forth in Article VII, (b) that the most recent financial forecasts for the Company made available to Parent prior to the date hereof have been prepared in good faith based upon assumptions that were and continue to be reasonable and (c) that, immediately prior to the Effective Time, without giving effect to the Financing, the Company and its Subsidiaries, on a consolidated basis, are solvent: (i) the amount of the “fair saleable value” of the assets determined on a going concern basis of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed (A) the value of all liabilities of the Surviving Corporation and such Subsidiaries (on a consolidated basis) and (B) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured; (ii) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (iii) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay their liabilities, including contingent and other liabilities, as they mature. Subject to the assumptions set forth in the foregoing sentence, no transfer of property is being made by Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates (or is contemplated being made) and no obligation is being incurred (or is contemplated being incurred) by Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates in connection with the Transactions (or any series of related transactions or any other transactions in close proximity with the Transactions) with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates.
4.14 Non-Reliance. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts, and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them, and that, except for the representations and warranties expressly set forth in Article III or any certificate delivered pursuant to this Agreement, Parent and Merger Sub have not relied on such information or on any other representation or warranty (express or implied), memorandum, presentation or other materials or information provided by or on behalf of the Company and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or any rights hereunder with respect thereto. Without limiting the generality of the foregoing, Parent and Merger Sub each acknowledge and agree that, except for the representations expressly set forth in Article III or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representations or warranties with respect to any estimates, projections, forecasts, or other forward-looking information (or omissions therefrom) made available to Parent, Merger Sub or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions).
4.15 Ownership of Parent and Merger Sub. At all times prior to the Closing and at the Closing, (a) McKesson will not, directly or indirectly, hold 50% or more of the aggregate voting power or economic interests of the outstanding equity interests in Parent or Merger Sub, (b) the remaining outstanding equity interests of Parent and Merger Sub will be held, directly or indirectly, by one or more investment funds or vehicles controlled by or Affiliated with CD&R and those set forth on Section 4.15 of the Parent Disclosure Letter and (c) one or more investment funds or vehicles controlled by or Affiliated with CD&R will, directly or indirectly, hold a greater percentage of each of the aggregate voting power and economic interests of the outstanding equity interests in Parent or Merger Sub than is held, directly or indirectly, by McKesson.
4.16 Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement (and any amendment or supplement thereto) is first filed with the SEC, at the time it is first disseminated to the Company Stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its Representatives specifically for inclusion or incorporation by reference in the Proxy Statement or other required SEC filings.

4.17 No Other Representations or Warranties; Acknowledgement of Disclaimer.
(a) Except for the representations and warranties of Parent and Merger Sub expressly set forth in this Article IV or in any certificate delivered pursuant to this Agreement, none of Parent or Merger Sub or any other person on behalf of Parent or Merger Sub makes or has made any express or implied representation or warranty of any kind whatsoever, at Law or in equity, with respect to Parent or Merger Sub or with respect to any other information provided to the Company or any of its Subsidiaries or Representatives in connection with the transactions contemplated hereby.
(b) Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant to this Agreement, (a) neither the Company nor any of its Affiliates is making or has made any representations or warranties (express or implied) relating to itself or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Parent, Merger Sub or their respective Affiliates or Representatives is relying on any representation or warranty of the Company or any of its Affiliates except for those expressly set forth in Article III and (b) no person has been authorized by the Company or any of its Affiliates to make any representation or warranty relating to the Company or any of its Affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and if made, such representation or warranty has not been and shall not be relied upon by Parent or Merger Sub.
ARTICLE V
INTERIM OPERATIONS OF THE COMPANY
5.1 Affirmative Obligations. Except (A) as expressly required by this Agreement, (B) as set forth in Section 5.1 of the Company Disclosure Letter, (C) as required by applicable Law, (D) as necessary or advisable in response to any Emergency or Emergency Measures, or (E) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed and provided that Parent shall use commercially reasonable efforts to provide a written response within three (3) Business Days after a written request by the Company for such consent), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Interim Period”), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (provided that no action or omission by the Company or its Subsidiaries with respect to matters specifically permitted or restricted by any provision of Section 5.2 shall be deemed a breach of this sentence unless such action or omission would constitute a breach of such relevant provision of Section 5.2):
(a) conduct its business in all material respects in the ordinary course of business; and
(b) preserve intact in all material respects its business and operations and its current relationship and goodwill with Governmental Authorities, customers, suppliers, distributors, employees, Payors and its other significant commercial relationships with third parties.
5.2 Forbearance Covenants. Except (A) as expressly required by this Agreement, (B) as set forth in the corresponding Section 5.2 of the Company Disclosure Letter, (C) as required by applicable Law, (D) as necessary or advisable in response to any Emergency or Emergency Measures or (E) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not, and shall not permit any of its Subsidiaries, to:
(a) amend the Organizational Documents of the Company or any of its Subsidiaries (other than immaterial changes to the Organizational Documents of any of the Company’s Subsidiaries which would not prevent, delay or impair the Merger or the other transactions contemplated by this Agreement);
(b) propose or adopt a plan of, or complete any, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (except for such transactions solely among the Company and its wholly owned Subsidiaries or solely among the wholly owned Subsidiaries of the Company, in each case, which would not prevent, delay or impair the Merger or the other transactions contemplated by this Agreement) or create any non-wholly owned Subsidiary of the Company or any of its Subsidiaries;
(c) issue, sell, pledge, encumber, deliver or agree or commit to issue, sell or deliver any Company Securities (including, for the avoidance of doubt, any awards pursuant to a Company Stock Plan), except: (i) in accordance with the terms of a Company Stock Plan as of the date of this Agreement upon the vesting, exercise or settlement of Company Equity Awards, in each case, outstanding on the date of this Agreement or granted after the date hereof in compliance with this Agreement; (ii) in connection with the exercise, cancellation or conversion of the 2017 Warrants in accordance with their terms as of the date hereof;
(d) except for transactions solely among the Company and its wholly owned Subsidiaries or solely among the wholly owned Subsidiaries of the Company, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than: (i) the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection with the vesting and settlement or exercise of, as applicable, Company Equity Awards; (ii) the acquisition by the Company of Company Common Stock underlying Company Equity Awards in connection with the forfeiture of such awards; or (iii) to the extent permitted under the terms of any Company Stock Plan, in each case, in accordance with their terms as of the date of this Agreement;
(e) establish a record date for, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, except for (i) dividends or other distributions made by any direct or indirect Subsidiary of the Company to the Company or one of its other wholly-owned Subsidiaries, (ii) to the extent permitted or required under the terms of any Company Stock Plan as in effect on the date hereof, (iii) in connection with the exercise, cancellation or conversion of the 2017 Warrants in accordance with their terms as of the date hereof or (iv) as a result of the vesting and settlement of any Company Equity Awards;
(f) incur, assume, endorse, guarantee or otherwise become liable for any Indebtedness for borrowed money, except (i) borrowings (including the issuance of letters of credit) in the ordinary course of business under revolving credit facilities included in the Company Debt Agreements as in effect on the date hereof, (ii) guarantees or credit support provided by the Company or any of its Subsidiaries solely in support of the obligations of the Company or any of its Subsidiaries to the extent such obligations are in existence on the date of this Agreement or incurred in the ordinary course of business, (iii) performance bonds and surety bonds entered into in the ordinary course of business and (iv) any Indebtedness solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;
(g) except as expressly required by the terms of any existing Employee Plan: (i) increase the compensation or benefits payable to any current or former director, officer, employee or other individual service provider with an annual base salary in excess of $300,000, other than increases in base salary for promotions for employees who would be at the level of Vice President or below following such promotion made in the ordinary course of business and consistent with past practices, (ii) grant any extraordinary bonus or any equity compensation to any current or former director, officer, employee or other individual service provider, (iii) establish, adopt or enter into, any new bonus, severance, pension, other retirement, deferred compensation, equity compensation, change in control, retention or other benefit agreement, plan or arrangement or other Employee Plan (including any Contract that would be an Employee Plan if it were in existence as of the date of this Agreement) for the benefit of any current or former director, officer, employee or other individual service provider, (iv) take any action (other than actions contemplated by this Agreement) to accelerate any payment or benefit, the vesting of any equity or equity-based award or the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee or other individual service provider, (v) make any change to any Employee Plan that would materially increase the costs to the Company in respect of such Employee Plan, (vi) forgive any loans, or issue any loans, to any employee, officer, director or individual service provider, (vii) waive, release or amend the restrictive covenant obligations of any current or former director or employee at the level of Vice President or above of the Company or any of its Subsidiaries, or (viii) (1) establish, adopt, enter into, amend, renew or terminate any collective bargaining agreement or (2) recognize or certify any labor union, labor organization, works council or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(h) (A) hire or terminate (other than for cause) any employee at the level of Senior Vice President or above; or (B) promote any employee to the level of Senior Vice President or above, except, in the case of each of clauses (A) and (B), (x) to fill a position at such level that is open as of, or is vacated on or after, the date of this Agreement, and (y) only to the extent such employee is entitled to annual cash compensation that is individually no more favorable than the annual cash compensation than was provided to the employee whose position is being filled;

(i) compromise, release, waive or settle any pending or threatened Legal Proceeding for an amount in excess of $1,000,000 individually or $3,750,000 in the aggregate other than any settlement where the amount paid or to be paid by the Company or any of its Subsidiaries in excess of the amounts set forth above is covered by insurance coverage maintained by the Company or any of its Subsidiaries; provided that, in each case, such settlement does not involve any admission of guilt, material injunctive or equitable relief or impose material restrictions on the business activities of the Company and its Subsidiaries, taken as a whole (excluding customary confidentiality obligations and releases of claims);
(j) materially change the Company’s or its Subsidiaries’ methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any binding interpretation thereof), or by any Governmental Authority or applicable Law;
(k) make (other than in the ordinary course of business consistent with past practices), change or revoke any material Tax election, adopt or change any material method of Tax accounting, change any Tax accounting period, enter into any material “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of state, local or non-U.S. Law), file any material amended Tax Return, affirmatively surrender a claim for a material refund of Taxes, or settle or compromise any material Tax claim, audit or assessment;
(l) incur or commit to incur any capital expenditures other than (x) with respect to each calendar quarter subsequent to the date of this Agreement (or stub calendar quarter, if applicable), an amount not exceeding the amount of capital expenditures incurred by the Company and its Subsidiaries during the corresponding calendar quarter of the immediately preceding calendar year, such amount subject to adjustment for the consumer price index (with the amount for any stub calendar quarter determined on a pro rata basis based on the number of days in such stub period) or (y) incrementally to (x), expenditures that do not exceed $1,000,000 individually or $5,000,000 in the aggregate in the period between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with Article VIII;
(m) enter into, waive, release or assign any material rights under, amend or modify (other than by amendments and modifications, taken as a whole, not adverse in any material respect to the Company and its Subsidiaries or renewals, replacements or extension in the ordinary course of business) in any material respect or terminate (other than any Material Contract that has expired in accordance with its terms) any Material Contract or any Contract that would, if entered into prior to the date of this Agreement, be a Material Contract except, in the case of any waiver, release or assignment of any material rights, in the ordinary course of business; provided that any Material Contract (x) described by the definition set forth in Section 1.1(jjj)(ii) shall be exclusively governed by Section 5.2(n) and (y) described by the definition set forth in Section 1.1(jjj)(viii) shall be exclusively governed by Section 5.2(f);
(n) acquire any division, assets, properties, businesses or equity securities in any Person (including by merger, consolidation or acquisition of stock or assets), other than (i) in or from any Subsidiary of the Company, (ii) in the ordinary course of business or (iii) that do not exceed $25,000,000 in the aggregate;
(o) sell, assign, transfer, lease, license or otherwise dispose of, or subject to any lien or encumbrance (other than Permitted Liens), any material asset or property (including Intellectual Property) of the Company or any of its Subsidiaries, other than (i) transactions solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, (ii) for the distribution of products or services of the Company and its Subsidiaries in the ordinary course of business, (iii) in connection with the expiration or abandonment of Intellectual Property that is not material to the Company and its Subsidiaries, taken as a whole, at the end of its statutory term or otherwise in the ordinary course of business or (iv) otherwise in the ordinary course of business consistent with past practice and, with respect to sales, transfers or dispositions, in no event in an amount exceeding $10,000,000 in the aggregate;
(p) (i) sell, abandon, transfer, lease, exclusively license, assign or otherwise dispose of any material real property, in each case other than in the ordinary course of business; or (ii) acquire any material real property;
(q) abandon or terminate any existing line of business or enter into any new line of business;
(r) make any loans, advances or capital contributions to, any other Person, except for (i) extensions of credit in the ordinary course of business; (ii) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company’s or its Subsidiaries’ policies related thereto; or (iii) loans, advances or capital contributions to, any direct or indirect wholly owned Subsidiaries of the Company;
(s) actively cancel, reduce or terminate under material insurance policies (other than replacements thereof providing substantially similar coverage on substantially similar terms);
(t) enter into or consummate any Related Person Transaction; or
(u) agree, resolve or commit to take any of the actions prohibited by this Section 5.2.
5.3 No Solicitation.
(a) No Solicitation or Negotiation. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, and shall not authorize or knowingly permit, and shall use its reasonable best efforts to cause any of their respective Representatives (in their capacities as such) not to, directly or indirectly: (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries, in any such case (x) with the intent to induce the making, submission or announcement of, or (y) to facilitate, assist or knowingly encourage, any proposal or offer with respect to, that constitutes or could reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Person (and their respective Representatives, including potential financing sources of such Person) with respect to, or related to, an Acquisition Proposal or a proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, in each case, other than informing such Persons of the existence of the provisions contained in this Section 5.3 and contacting the Person making the Acquisition Proposal that did not result from a material breach of this Section 5.3(a) solely in order to clarify (but not to engage in negotiations or provide non-public information regarding) the terms or conditions of the Acquisition Proposal that are necessary to determine whether the Acquisition Proposal constitutes a Superior Proposal; (iv) approve, endorse or recommend an Acquisition Proposal; (v) approve, endorse, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal or an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (including any “clean team” or similar arrangement) (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); (vi) take any action to exempt any third party or transaction from the restrictions on “business combinations” contained in Section 203 of the DGCL or any other applicable “anti-takeover” statute or similar statute or regulation, or otherwise cause such restrictions, or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company, to not apply to such Person or transaction; or (vii) propose publicly or resolve, authorize or agree to do any of the foregoing. Subject to the following sentence of this Section 5.3(a), and subject to the terms of Section 5.3(b), the Company shall (A) promptly (and in any event within twenty-four (24) hours) following the execution of this Agreement, request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries previously furnished or made available to any such Person or its Representatives (other than Parent, the Financing Sources and their respective Representatives) with whom a confidentiality agreement was entered into at any time prior to the date hereof with respect to an Acquisition Proposal, and (B) immediately upon the execution of this Agreement (y) cease and cause each of its Subsidiaries and cause its and their respective Representatives to immediately cease any discussions, communications or negotiations with any Person (other than Parent, Merger Sub and their respective Representatives) in connection with an Acquisition Proposal by such Person and (z) terminate all access of any Person (other than the Parties and their respective Representatives) to any electronic data room maintained by the Company with respect to any Acquisition Proposal. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or similar provision that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) unless the Company Board (or any committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.
(b) Superior Proposals. Notwithstanding anything to the contrary set forth in Section 5.3(a), but subject to compliance with the other provision of this Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to any Person or such Person’s Representatives that has made or delivered to the Company a bona fide Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and such Person’s Representatives and financing sources) with such Acquisition Proposal if requested by such Person, in each case, with respect to an Acquisition Proposal that was not the result of a breach of Section 5.3(a) (other than a breach in a de minimis respect) and that the Company Board (or a committee thereof) has, prior to the Company taking any of the foregoing actions, determined in good faith (after consultation with its financial advisors and outside legal counsel) (i) either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and (ii) the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that, subject to applicable Law and any applicable “clean team” or similar arrangement, the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or promptly (and in any event within twenty-four (24) hours) following the time it is provided to such Person.
(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as expressly permitted by Section 5.3(d) or 5.3(f), the Company Board shall not:
(i) (A) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect, (B) adopt, endorse, approve, recommend or declare advisable, or propose publicly to adopt, endorse, approve, recommend or declare advisable, or submit to the Company Stockholders for approval or adoption, any Acquisition Proposal, (C) fail to make the Company Board Recommendation or to include the Company Board Recommendation in the Proxy Statement, (D) fail to make any recommendation or public statement against such offer in connection with an Acquisition Proposal structured as a tender or exchange offer within ten (10) Business Days after commencement thereof if requested by Parent to do so (and if the Company Stockholder Meeting is scheduled to be held within ten (10) Business Days, then reasonably promptly after commencement of such tender or exchange offer (or material modification thereof)) other than a customary “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), or (E) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of receiving a written request from Parent (or, if earlier, at least two (2) Business Days prior to the Company Stockholder Meeting) to provide such public reaffirmation following receipt by the Company of a publicly disclosed Acquisition Proposal (it being understood that the Company will have no obligation to make such reaffirmation on more than one occasion in respect of each Acquisition Proposal; provided that any material modification to an Acquisition Proposal shall be deemed to be a separate Acquisition Proposal for purposes of this parenthetical) (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided that, for the avoidance of doubt, none of (1) the factually accurate disclosure by the Company of the receipt of an Acquisition Proposal, (2) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal, or (3) the delivery by the Company of any notice contemplated by Section 5.3(d) will constitute a Company Board Recommendation Change; or
(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval:
(i) the Company Board (or a committee thereof) may effect a Company Board Recommendation Change (within the meaning of clauses (A) and (C) of the definition of “Company Board Recommendation Change”) in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that the Company Board (or a committee thereof) shall not effect such a Company Board Recommendation Change unless:
(A) (1) the Company has provided prior written notice to Parent at least four (4) Business Days in advance (such notice period, including any extension thereto, in accordance with this Section 5.3(d)(i)(A), the “Intervening Event Notice Period”) to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change, including the applicable Intervening Event in reasonable detail; and (2) if requested by Parent prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during the Intervening Event Notice Period, shall be available to negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement, the Guarantees and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change; provided that, in the event the Intervening Event to which this provision applies thereafter changes in any material respect, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(i)(A) with respect to such new written notice, it being understood that the “Intervening Event Notice Period” in respect of such new written notice will be three (3) Business Days; and
(B) at the end of the Intervening Event Notice Period and prior to taking any such action, the Company Board has considered in good faith any such written proposals by Parent for amendments to make revisions to the terms of this Agreement, the Guarantees and the Financing Letters, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that the failure to effect a Company Board Recommendation Change would continue to be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect; or
(ii) if the Company has received a bona fide Acquisition Proposal that did not result from a material breach of Section 5.3(a) (other than a breach in a de minimis respect) and that the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(h) in order to substantially concurrently enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (A) and (B) unless:
(A) (1) the Company has provided prior written notice to Parent at least four (4) Business Days in advance (such notice period, including any extension thereto, in accordance with this Section 5.3(d)(ii)(A), the “Acquisition Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) intends to take the actions described in clauses (A) or (B) of Section 5.3(d)(ii), which notice shall specify the identity of the Person or Group making such Acquisition Proposal, the material terms thereof and unredacted copies of all agreements relating to such Acquisition Proposal; and (2) if requested by Parent prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Acquisition Proposal Notice Period, shall be available to negotiate in good faith with Parent and its Representatives (to the extent that Parent desires to so negotiate) to enable Parent to make such adjustments to the terms and conditions of this Agreement, the Guarantees and the Financing Letters in such a manner that would obviate the need to effect a Company Board Recommendation Change or termination; provided that, in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(A) with respect to such new written notice, it being understood that the “Acquisition Proposal Notice Period” in respect of such new written notice will be three (3) Business Days; and
(B) at the end of the Acquisition Proposal Notice Period and prior to taking any such action, the Company Board has considered any such written proposals by Parent for amendments to make revisions to the terms of this Agreement, the Guarantees and the Financing Letters, and has determined in good faith (after consultation with its financial advisors and outside legal counsel), that (A) such Acquisition Proposal continues to constitute a Superior Proposal and (B) the failure to take such action would continue to be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law if such changes proposed by Parent were to be given effect.
(e) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall as promptly as reasonably practicable (and, in any event, within twenty-four (24) hours) notify Parent in writing if any Acquisition Proposal, or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, is received by the Company or any of its Representatives. Such notice must include (i) the identity of the Person or Group making such Acquisition Proposal, proposal or offer; and (ii) a summary of the material terms and conditions of any such Acquisition Proposal, proposal or offer (including, for the avoidance of doubt, the form and amount of consideration and proposed financing arrangements) and, to the extent submitted in writing, unredacted copies of any documents or materials delivered to the Company or its Representatives in connection with any such Acquisition Proposal, proposal or offer. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal, proposal or offer (including amendments, revisions or other changes thereto) and the status of any related discussions or negotiations, including by providing Parent (within twenty-four (24) hours) unredacted copies of any material written documents or materials delivered to the Company in connection with such changes or developments.
(f) Certain Disclosures. Nothing contained in this Agreement will prohibit the Company or the Company Board (or a committee thereof) (i) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication in connection with the making or amendment of a tender offer or exchange offer), or from making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication) or (ii) from making factual disclosures to the Company Stockholders solely to the extent required under applicable securities Laws with regard to the Transactions or an Acquisition Proposal; provided, however, that nothing in this Section 5.3(f) shall be deemed to permit the Company Board (or any committee thereof) to make a Company Board Recommendation Change other than in accordance with Section 5.3(c).
5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, and subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.
ARTICLE VI
ADDITIONAL COVENANTS
6.1 Required Action and Forbearance; Efforts.
(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.1(a)) and subject to any different standard set forth herein with respect to any covenant or obligation (including Sections 5.1, the remainder of this Section 6.1(a), 6.2 and 6.6(a)), Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall, on the other hand, use their respective reasonable best efforts to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including by using reasonable best efforts to (A) cause the conditions to the Merger set forth in Article VII to be satisfied and (B) (1) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions. Without prejudice to the foregoing, each of Parent and the Company shall, and shall cause its respective Affiliates and Representatives to, use reasonable best efforts to provide all cooperation that is reasonably requested by the other Party in connection with, or related to, the filings set forth on Section 6.1(a) of the Company Disclosure Letter (the “Healthcare Filings”) and Parent shall, and shall cause its Affiliates and Representatives to, use best efforts to obtain any consents, waivers, approvals, orders and authorizations required as a result of or in connection with such Healthcare Filings as promptly as practicable and in any event at least five (5) Business Days prior to the Termination Date. Without limiting the generality of the foregoing, each of Parent and the Company shall, and shall cause its respective Affiliates and Representatives to, promptly make or cause to be made all filings, applications, and submissions with any Governmental Authority as may be required to obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities in connection with such Healthcare Filings, including taking the following actions: (i) delivering all requested information, documents and responses that may be requested or required by any Governmental Authority in connection with such Healthcare Filings; (ii) making Representatives of such Party and its Affiliates available to answer questions, provide information and participate in calls or meetings that may be requested or required by any Governmental Authority in connection with such Healthcare Filings; (iii) providing all information regarding such Party, its Affiliates, and their respective officers, directors, equity holders, personnel and operations requested or required by any Governmental Authority in connection with the Healthcare Filings; (iv) promptly responding to any inquiries or requests for information from any Governmental Authority in connection with the Healthcare Filings; and (v) executing any documents necessary, in the case of each of the foregoing clauses (i) through (iv), in connection with preparing, submitting, filing, and receiving the applicable approval of or relating to each Healthcare Filing; provided that, in each case of the foregoing clauses (i) through (v), Parent, the Company and their respective Affiliates and Representatives may reasonably oppose any request or requirement by the applicable Governmental Authority to take any of the actions described in the foregoing clauses (i) through (v) if such request or requirement is unreasonable; provided, however, that such right to oppose shall not relieve any such Person of its obligation to take such action if, following a reasonable period of such opposition (not to exceed twenty (20) Business Days in the aggregate with respect to all such opposition with respect to any individual Healthcare Filing), the applicable Governmental Authority continues to request or require such action. Notwithstanding anything to the contrary, each of Parent and the Company shall, and shall cause its respective Affiliates, to the extent required, to make (or cause to be made) the Healthcare Filings set forth on Section 7.1(c)(i) or Section 7.1(c)(ii) of the Company Disclosure Letter with the applicable Governmental Authority within thirty (30) Business Days following the date of this Agreement; provided that neither the Company nor Parent shall be in breach of this Section 6.1(a) as a result of any delay in filing the Healthcare Filings set forth on Section 7.1(c)(i) or Section 7.1(c)(ii) of the Company Disclosure Letter primarily caused by Parent’s or Merger Sub’s, or the Company’s, respectively, failure to comply with their obligations pursuant to Section 6.1(a). This Section 6.1(a) shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2 below.
(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or (ii) the provision of additional security (including a guaranty), in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract; provided that, at the written request of Parent, the Company and its Subsidiaries shall take any such action so long as such action is conditioned on, and effective only from and after, the Closing.
(c) Obligations of Merger Sub. Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.
6.2 Antitrust and Regulatory Matters.
(a) Filing Under Antitrust Laws. Each of Parent and Merger Sub shall (and shall cause their respective Affiliates to, and, with respect to Parent and Merger Sub, shall cause their “ultimate parent entity” (as such term is generally determined in accordance with applicable Antitrust Laws) to, if applicable), on the one hand, and the

Company (and its Affiliates, if applicable), on the other hand, shall, to the extent required, within twenty (20) Business Days following the date of this Agreement, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act. Each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may reasonably be required in order to make such filings, and (C) take (and cause their Affiliates to take) all actions reasonably necessary, proper or advisable to remove any impediments to the Closing under Antitrust Laws (as promptly as practicable and in any event at least five (5) Business Days prior to the Termination Date). If a Party or any of its Affiliates receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party shall make (or cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request. No Party may: (i) withdraw its filing under the HSR Act or any other applicable competition Law; or (ii) enter into any timing agreement with (or make any timing commitment to) any Governmental Authority without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned, or delayed). Parent and Merger Sub shall be solely responsible for the payment of all filing fees in connection with filings made under the HSR Act and any other Antitrust Laws, it being understood that the costs and expenses of preparing such notification filings, forms, applications and submissions to any Governmental Authority shall be borne by the Party incurring such costs and expenses, whether or not the Merger is consummated.
(b) Avoidance of Impediments. In furtherance and not in limitation of the other covenants in this Section 6.2, Parent and Merger Sub shall (and shall cause their Affiliates to) use their respective reasonable best efforts to avoid or eliminate each and every impediment to the Closing under any Antitrust Law as promptly as practicable and in any event at least five (5) Business Days prior to the Termination Date, it being understood and agreed that such reasonable best efforts shall include taking any action and agreeing to limit any freedom of action (including with respect to the Company, or any Subsidiary, division or affiliate thereof, following the Closing), unless it would, in the reasonable good faith judgment of Parent, be reasonably likely, individually or in the aggregate, to give rise to a Regulatory Material Adverse Effect (“Parent and Merger Sub Reasonable Best Efforts”). If a Governmental Authority threatens or initiates a Legal Proceeding challenging the legality of the Merger or seeking to prevent the Closing, each Party shall use reasonable best efforts to prevent, settle, or defend such Legal Proceeding, and to have vacated, lifted, or reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger and the transactions contemplated by this Agreement, including reasonably pursuing administrative and judicial appeal, provided that Parent and Merger Sub shall use Parent and Merger Sub Reasonable Best Efforts.
(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Affiliates to), subject to any restrictions under applicable Laws: (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and consider in good faith any comments made by the other Parties in relation to) any proposed submission or communication made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties informed (on a prompt basis) with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof and (iii) not independently participate in any meeting, hearing, proceeding or substantive discussions (whether in person, by telephone, by video or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may reasonably designate any commercially sensitive information provided to any Governmental Authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other Parties without approval of the Party providing the commercially sensitive information; provided that each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel only” basis, and that the Company, Parent and Merger Sub shall not in any event be required to share information that benefits from legal privilege with the other Parties, even on an “outside counsel only” basis, where this would or reasonably could cause such information to cease to benefit from legal privilege. Notwithstanding anything to the contrary in this Agreement, subject to good faith consultation with the Company in advance of any decision, in connection with Antitrust Laws, Parent will have the right to control the strategy for obtaining any required consents, permits, authorizations, waivers or approvals from any Governmental Authority in connection with the Transactions.
(d) Other Actions. From the date hereof until the earlier of the Effective Time and the date this Agreement is terminated pursuant to Article VIII, Parent and Merger Sub shall not, and shall cause their Affiliates not to (i) acquire or agree to acquire by merging with or consolidating with, or by purchasing an equity interest in any business, corporation, or other business organization or division thereof that competes with or supplies drugs or medical supplies to the Company, its Subsidiaries or Affiliates, where such action would reasonably be expected to materially delay or materially increase the risk of not obtaining any Governmental Authorization necessary to consummate the transactions contemplated hereby or prevent or materially delay the consummation of the Transactions, or (ii) authorize any of, or commit or agree to take, any such action.
6.3 Proxy Statement and Other Required SEC Filings.
(a) Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting; provided that the Company shall not be in breach of this Section 6.3(a) as a result of any delay in filing the Proxy Statement caused by Parent’s or Merger Sub’s failure to comply with their obligations pursuant to Section 6.3(c). Subject to Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement. The Company shall use its reasonable best efforts to respond (with the reasonable assistance of, and after consultation with, Parent as provided by this Section 6.3(a)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, including filing any amendments or supplements to the Proxy Statement as may be required.
(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) shall promptly prepare and file such Other Required Company Filing with the SEC; provided that the Company shall not be in breach of this Section 6.3(b) as a result of any delay in filing the Other Required Company Filings caused by Parent’s or Merger Sub’s failure to comply with their obligations pursuant to Section 6.3(c). The Company shall use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq.
(c) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other Party or Parties (as the case may be), and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.
(d) Consultation Prior to Filings and Certain Communications. The Company may not file, amend or supplement the Proxy Statement or any Other Required Company Filing with the SEC without providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company shall consider in good faith all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. The Company shall promptly provide Parent with copies of all such filings, amendments or supplements to the extent not readily publicly available. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective

Affiliates, on the other hand, shall use commercially reasonable efforts to provide the other Party a reasonable opportunity to review and comment on any written communication with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing, as the case may be, and each Party shall consider in good faith all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.
(e) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall notify and advise the other, promptly after it receives notice thereof, of (i) any receipt of a request by the SEC or its staff for any amendment, supplement or revisions to the Proxy Statement or any Other Required Company Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection with the preliminary or definitive Proxy Statement or the items in clauses (i) and (ii).
(f) Mailing of Proxy Statement. Subject to applicable Law, the Company shall cause the definitive Proxy Statement to be mailed to the Company Stockholders as promptly as reasonably practicable following the earlier of (i) the expiration of the ten (10) day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, if by such date the SEC has not informed the Company it intends to review the Proxy Statement, and (ii) if the SEC has by such date informed the Company that it intends to review the Proxy Statement, the date on which the Company receives confirmation from the SEC that it has completed its review of the Proxy Statement. Unless there has been a Company Board Recommendation Change in accordance with Section 5.3(d) or this Agreement has been terminated in accordance with Article VIII, following the mailing of the Proxy Statement, the Company shall use reasonable best efforts to solicit proxies in favor of the Requisite Stockholder Approval and, upon Parent’s reasonable request, the Company shall keep Parent reasonably informed regarding its solicitation efforts and voting results.
6.4 Company Stockholder Meeting.
(a) Call of Company Stockholder Meeting. Subject to Section 5.3, the Company shall take all action necessary in accordance with its Organizational Documents, the DGCL and the rules and regulations of Nasdaq, to establish a record date for and duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable (but, in any event, no later than forty (40) days) following the mailing of the Proxy Statement to the Company Stockholders; provided that the Company Stockholder Meeting and the record date therefor shall be set in consultation with Parent; provided, further, that (i) in no event shall the Company be required to hold the Company Stockholder Meeting prior to the date that is twenty (20) Business Days following the mailing of the Proxy Statement and (ii) notwithstanding anything to the contrary in this Agreement, the Company shall not be in breach of this Section 6.4 as a result of any delay caused by Parent’s or Merger Sub’s failure to comply with their obligations under this Agreement. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure, including adjournment or postponement thereof, and matters required by applicable Law to be voted on by the Company Stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholder Meeting.
(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company may not postpone or adjourn the Company Stockholder Meeting; provided that the Company may (and if requested by Parent in the event of clauses (ii) and (iii), on no more than one occasion, for a period of time requested by Parent (not to exceed fifteen (15) Business Days) shall) postpone or adjourn the Company Stockholder Meeting (i) with the prior written consent of Parent; (ii) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (iii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the originally scheduled Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting or to obtain the Requisite Stockholder Approval; (iv) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or upon receipt of a request from the SEC or its staff; (v) in order to give the Company reasonable additional time to prepare and file with the SEC and disseminate to the Company Stockholders any supplement or amendment to the Proxy Statement and give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has determined in good faith (after consultation with outside legal counsel) is necessary under applicable Law or fiduciary duty to be sent to the Company Stockholders or otherwise made available to the Company Stockholders (including in connection with any Company Board

Recommendation Change); or (vi) if the Company Board intends to, and the Company has notified Parent that the Company Board intends to, make a Company Board Recommendation Change in accordance with Section 5.3(d) and the applicable notice period to Parent under Section 5.3(d) will not have expired prior to the then-scheduled date and time of the Company Stockholder Meeting.
6.5 Financing.
(a) Amendments to Financing Letters. Other than (with respect to Financing Letters other than the Equity Commitment Letters) in connection with obtaining any Alternative Debt Financing as set forth in clause (d) below, each of Parent and Merger Sub shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), effect any withdrawal, rescindment, amendment, replacement, supplement or modification to, or grant any waiver of any provision or remedy pursuant to or consent under, (i) the Equity Commitment Letters or (ii) the other Financing Letters, in the case of the prior clause (ii) to the extent such withdrawal, rescindment, amendment, replacement, supplement, modification, consent or waiver (it being understood that the exercise of any “market flex” provisions in the Fee Letter shall not be deemed to be a withdrawal, rescindment, amendment, replacement, supplement, modification, consent or waiver) would: (i) reduce the aggregate amount of the Financing, such that the aggregate proceeds of the Financing (together with cash and cash equivalents held by the Company and its Subsidiaries at such time, that Parent and Merger Sub in good faith reasonably believe will continue to be available at all times through immediately prior to the Closing, that are available to be used for this purpose) would not be sufficient to pay the Required Funding Amount on the Closing Date, or (ii) (x) impose new or additional conditions or otherwise expand, amend or modify any of the conditions (including by expanding any of the information required to be provided by the Company), in each case, to the receipt of the Financing, (y) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Financing Letters, or (z) expand, amend, or modify any other terms of the Financing in any other manner that, in each case of clauses (x) through (z), would reasonably be expected to (A) prevent or materially delay the Closing or (B) make the funding of all or any portion of the Financing that is required (together with cash and cash equivalents held by the Company and its Subsidiaries at such time, that Parent and Merger Sub in good faith reasonably believe will continue to be available at all times through immediately prior to the Closing, that are available to be used for this purpose) to pay the Required Funding Amount on the Closing Date or the satisfaction of the applicable conditions to obtaining the Financing at Closing less likely to occur (any withdrawal, rescindment, amendment, replacement, supplement, modification, consent or waiver that is prohibited by this Section 6.5(a), a “Prohibited Financing Modification”); provided that Parent or Merger Sub, as applicable, may amend, modify, restate and supplement any of the Debt Commitment Letter and/or Fee Letter to add or appoint additional agents, co-agents, lenders, arrangers, bookrunners, underwriters, managers or similar entities that have not executed the Debt Commitment Letter as of the date hereof, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, together with any conforming or ministerial changes related thereto. Parent shall promptly furnish to the Company true and complete copies of any executed written amendment, replacement, supplement, modification, consent or waiver of the Financing Letters following execution thereof by Parent or Merger Sub (provided that any fee letter may be redacted in a manner consistent with Section 4.11).
(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its respective reasonable best efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things reasonably necessary, proper and advisable to arrange, consummate and obtain the Financing on a timely basis (taking into account the anticipated timing of the Marketing Period), but in any event no later than the time the Closing is required to occur pursuant to Section 2.3, on the terms and conditions (including, to the extent required, the exercise of any “market flex” provisions in any Fee Letter) set forth in the Financing Letters or (in Parent’s or Merger Sub’s sole discretion) on other terms and conditions so long as such other terms and conditions do not implement a Prohibited Financing Modification, including by using their respective reasonable best efforts to (i) (subject to Section 6.5(a) and (d) with respect to the Debt Commitment Letter) maintain in effect the Financing Letters in accordance with the terms and conditions therein; (ii) negotiate, enter into, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter and related Fee Letters on a timely basis on the terms and conditions (including any “market flex” provisions in the related Fee Letters) set forth in the Debt Commitment Letter and such definitive agreements related thereto and related Fee Letters or (in Parent’s or Merger Sub’s sole discretion) on other terms and conditions so long as such other terms and conditions do not implement a Prohibited Financing Modification; (iii) satisfy on a timely basis (taking into account the anticipated timing of the Marketing Period) all conditions applicable to Parent or Merger Sub, as applicable, and that are within their control contained in the Debt Commitment Letter and in the Equity Commitment Letters; (iv) upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Financing Letters and the conditions set forth in Sections 7.1 and 7.2, consummate the Financing at or prior to the Closing; (v) comply with its covenants or other obligations under the Financing Letters; and (vi) in the event that all conditions set forth in Sections 7.1 and 7.2 have been satisfied, enforce its rights to consummate the Financing.
(c) Information. Parent shall keep the Company informed in reasonable detail of the status of Parent’s efforts to arrange the Financing upon a reasonable request in writing by the Company; provided that Parent shall have no obligation to disclose any information that is subject to attorney-client or other privilege (in each case of this proviso, except Parent shall use its reasonable best efforts to provide such disclosure in a manner which would not contravene or jeopardize any such applicable privilege). Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice in writing (i) upon having actual knowledge of the occurrence of any material breach or default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any material breach or default), cancellation, termination, expiration, rescission or repudiation by any party to the Financing Letters; (ii) of the receipt by Parent or Merger Sub of any written notice or written communication from any Financing Source of any actual or threatened material breach, default, cancellation, termination, withdrawal, rescission or repudiation by any party to the Financing Letters of any provisions of the Financing Letters; (iii) if for any reason Parent or Merger Sub at any time reasonably believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Letters such that the aggregate proceeds of the Financing (together with cash and cash equivalents held by the Company and its Subsidiaries at such time, that Parent and Merger Sub in good faith reasonably believe will continue to be available at all times through immediately prior to the Closing, that are available to be used for this purpose) would not be sufficient to pay the Required Funding Amount on the Closing Date; and (iv) of the occurrence of any material event or development that would reasonably be expected to materially and adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Financing contemplated by the Financing Letters such that the aggregate proceeds of the Financing (together with cash and cash equivalents held by the Company and its Subsidiaries at such time, that Parent and Merger Sub in good faith reasonably believe will continue to be available at all times through immediately prior to the Closing, that are available to be used for this purpose) would not be sufficient to pay the Required Funding Amount on the Closing Date. Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practical after the date that the Company delivers a written request therefor to Parent; provided that Parent and Merger Sub shall have no obligation to disclose any information that is subject to attorney-client or other privilege (in each case of this proviso, except Parent and Merger Sub shall use reasonable best efforts to provide such disclosure in a manner which would not jeopardize such privilege).
(d) Alternative Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions in any Fee Letter) contemplated in the Debt Commitment Letter and related Fee Letter (other than as a result of the Company’s breach of any provision of this Agreement, or failure to satisfy any of the conditions set forth in Sections 7.1 and 7.2) and such portion is necessary to fund the Required Funding Amount on the Closing Date, Parent or Merger Sub, as applicable, shall (i) promptly notify the Company in writing and (ii) use their respective reasonable best efforts to as promptly as practicable following the occurrence thereof arrange and obtain alternative debt financing (and commitment letters in respect thereof) from the same or alternative sources, which may include one or more of a senior secured debt financing, an offering and sale of notes, or any other debt financing or offer and sale of other debt securities, or any combination thereof, in an amount such that the aggregate proceeds of the Financing (together with cash and cash equivalents held by the Company and its Subsidiaries at such time, that Parent and Merger Sub in good faith reasonably believe will continue to be available at all times through immediately prior to the Closing, that are available to be used for this purpose) that would be available to Parent and/or Merger Sub at the Closing will be sufficient to fund the Required Funding Amount on the Closing Date (the “Alternative Debt Financing”); provided that Parent and Merger Sub shall not be required to arrange or obtain or accept any Alternative Debt Financing having terms and conditions (including “market flex” provisions) less favorable in the aggregate or having economic terms less favorable in the aggregate, to Parent and Merger Sub than those contained in the Debt Commitment Letter and Fee Letter in effect on the date hereof. Parent will promptly provide a copy of any executed commitment letters with respect to such

Alternative Debt Financing (and any fee letter related thereto (provided that any fee letter may be redacted in a manner consistent with Section 4.11)) to the Company. For purposes of this Agreement (other than with respect to representations and warranties in this Agreement made by or with respect to Parent or Merger Sub that speak as of the date hereof or another specified date), references to the “Debt Commitment Letter” and the “Financing Letters” shall include any such document as permitted or required by this Section 6.5 to be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived, in each case from and after such amendment, supplement, replacement, substitution, termination or other modification or waiver and, for the avoidance of doubt, references to “Debt Financing” and “Financing” shall include, in whole or in part (as applicable), any supplemental, replacement or substitute financing provided for thereunder.
(e) No Financing Condition. Parent and Merger Sub each acknowledge and agree that none of the obtaining of the Financing or any permitted alternative financing, the completion of any issuance of securities contemplated by the Financing or the Company or any of its Subsidiaries having or maintaining any available cash balances is a condition to the Closing. Subject to Section 9.8(b)(ii), if the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Transactions.
6.6 Financing Cooperation.
(a) Cooperation. Following the date of this Agreement and prior to the Effective Time, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its respective reasonable best efforts (and shall use reasonable best efforts to cause its and their respective Representatives), to provide Parent and Merger Sub with all customary cooperation, in each case at Parent’s sole expense, as is reasonably requested by Parent and/or Merger Sub to arrange, syndicate and/or obtain the Debt Financing contemplated by the Debt Commitment Letter, including by using reasonable best efforts in:
(i) causing senior management of the Company to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and buyers of, the Debt Financing), presentations, due diligence sessions and sessions with rating agencies to the extent customary for the Debt Financing, in each case, during normal business hours and with reasonable advance written notice to the Company, and at times and locations to be mutually agreed (it being understood that any such meeting may take place via videoconference or web conference);
(ii) (A) providing reasonable and customary assistance to Parent and/or Merger Sub with the preparation of customary rating agency presentations, high-yield roadshow presentations, offering memoranda, bank information memoranda, private placement memoranda, bridge teasers, syndication memoranda, offering documents, lender presentations and other marketing materials required or otherwise customary in connection with the Debt Financing (collectively, the “Debt Marketing Materials”), including furnishing (w) information reasonably necessary to prepare risk factors and business and financial projections, (x) records, data or other information necessary to support any statistical information or claims relating to the Company appearing in the Debt Marketing Materials and (y) executed certificates of the chief financial officer (or other comparable officer) of the Company with respect to historical financial information included in the Debt Marketing Materials, (B) providing reasonable cooperation with the due diligence efforts of the Financing Sources to the extent reasonable and customary (and, to the extent applicable, subject to the limitations contained in this Agreement) and (C) providing customary authorization letters, confirmations and undertakings in connection with the Debt Marketing Materials (including with respect to presence or absence of material non-public information and customary 10b-5 representations with respect to the information relating to the Company and its Subsidiaries contained therein); provided that such authorization letters and materials related thereto provide that the Company and its Affiliates shall not have any liability of any kind or nature resulting from the unauthorized use or misuse of the information contained in the Debt Marketing Materials;
(iii) (A) providing reasonable and customary assistance in the preparation, execution and delivery of definitive financing documents, including any credit agreement, indentures, notes, guarantee and collateral documents, pledge and security documents, customary closing certificates and documents and back-up therefor and for legal opinions in connection with the Debt Financing (including executing and delivering a solvency certificate from the chief financial officer or treasurer (or other comparable officer) of the Company (in the form attached as Annex I to Exhibit E to the Debt Commitment Letter)) and other customary documents as may be reasonably requested by Parent, Merger Sub or the Financing Sources and

(B) facilitating the pledging of, granting of security interests in and obtaining perfection of any liens on collateral in connection with the Debt Financing, but in no event shall any of the items described in the foregoing (A) and (B) be effective until as of or after the Closing;
(iv) furnishing or causing to be furnished to Parent and/or Merger Sub, as promptly as reasonably practicable, the Required Financing Information;
(v) if reasonably requested by Parent and/or Merger Sub for disclosure purposes and reasonably reliable and readily available without unreasonable effort, furnishing Parent and/or Merger Sub with customary “flash” financial information with respect to any completed fiscal period for which financial statements are not yet available, which are prepared in accordance with GAAP;
(vi) providing reasonable and customary assistance in the taking of all corporate, limited liability company and other actions, subject to the occurrence of the Closing, to permit the consummation of the Debt Financing on the Closing Date; it being understood that no such corporate, limited liability company or other action will be required to be effective prior to the Closing and the directors of the Company are not required to approve the Financing prior to the Closing Date;
(vii) promptly, and in any event at least four (4) Business Days prior to the Closing Date, furnishing Parent and the Financing Sources with all documentation and other information with respect to the Company and its Subsidiaries required by U.S. regulatory authorities or reasonably requested by Parent and/or Financing Sources pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L.107-56 (signed into law October 26, 2001, as amended from time to time) and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time) to the extent requested in writing at least nine (9) Business Days prior to the Closing Date;
(viii) causing KPMG LLP (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in an offering memorandum) to (A) furnish to Parent and the Financing Sources, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) and consents, together with drafts of such comfort letters that such independent auditors of the Company are prepared to deliver upon “pricing” and “closing” of any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing, and deliver such comfort letters upon the “pricing” and “closing” of any such high-yield bonds, with respect to financial information relating to the Company, as reasonably requested by Parent or the Financing Sources, as necessary or customary for financings similar to the Debt Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing and (B) attend accounting due diligence sessions;
(ix) if KPMG LLP shall have withdrawn its audit opinion with respect to any audited financial statements of the Company included in the Required Financing Information, furnishing Parent and the Financing Sources as soon as practicable and in any event prior to the Closing Date with a new audit opinion with respect to such financial statements by KPMG LLP or another nationally-recognized independent public accounting firm reasonably acceptable to Parent;
(x) if (A) the Company, the Company Board or KPMG LLP (or any other auditor to the extent financial statements audited by such auditor are to be included in the Required Financing Information) shall have determined that a restatement of any historical financial information constituting Required Financing Information is required and (B) the Company or the Company Board has not subsequently concluded that no restatement shall be required in accordance with GAAP, furnishing Parent and Merger Sub as soon as practicable and in any event prior to the Closing Date with such restated financial statements;
(xi) cooperating with Parent’s and/or Merger Sub’s efforts to obtain corporate and facilities ratings as reasonably requested by Parent and/or Merger Sub;
(xii) cooperating with Parent and/or Merger Sub to satisfy the conditions precedent to the Debt Financing to the extent within the control of the Company; and
(xiii) assisting Parent in benefiting from the existing lending relationships of the Company and its Subsidiaries.

Notwithstanding the foregoing, prior to the Closing, Parent shall give the Company and its legal counsel a reasonable opportunity to review and comment on a substantially final draft of the Debt Marketing Materials used in connection with the arrangement of the Debt Financing (including any information in respect of the Company included therein) prior to disseminating the final version of such Debt Marketing Materials to prospective investors, and shall consider in good faith all reasonable additions, deletions or changes suggested thereto by the Company or its legal counsel.
(b) Obligations of the Company. Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time (except to the extent covered by the reimbursement provision set forth in clause (f) below), (ii) enter into any definitive agreement with respect to the Debt Financing the effectiveness of which is not conditioned upon the Closing (except as contemplated by the immediately following sentence), (iii) give any indemnities that are effective prior to the Effective Time (except to the extent covered by the indemnity provision set forth in clause (g) below) or (iv) take any action that would unreasonably interfere with or disrupt the conduct of the business or the operations of the Company and its Subsidiaries, require the Company to breach any confidentiality obligations to which it is bound (except the Company and its Subsidiaries shall use reasonable best efforts to provide disclosure in a manner which would not breach any such confidentiality obligations), cause significant competitive harm to the business or the Company and its Subsidiaries or create a non-de minimis risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time, in each case of the foregoing, except for (I) any certificate of the chief financial officer (or other comparable officer) of the Company described in clause (a)(ii)(A)(y) above that is required to be delivered upon “pricing” and closing of the high-yield bonds, (II) the authorization letters referred to in clause (a)(ii)(C) above, (III) the prepayment, termination or redemption documents and notices contemplated by clause (c) below, (IV) the “know-your-customer” and anti-money laundering documents contemplated by clause (a)(vii) above and (V) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” referred to in clause (a)(viii) above (the documents contemplated by the foregoing clauses (I) through (V), collectively, the “Pre-Closing Documents”). Nothing in this Section 6.6 (except with respect to the Pre-Closing Documents) will require the Company, its Subsidiaries or their respective directors (or the equivalent thereof), officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect to any Debt Financing or adopt resolutions approving the agreements, documents and/or instruments pursuant to which any Debt Financing is obtained or pledge any collateral with respect to any Debt Financing that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.6 shall require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such officer or Representative (except to the extent covered by the indemnity provision set forth in clause (g) below); or (B) the Company Board to approve any Debt Financing or Contracts related thereto (it being understood and agreed that all such certificates, opinions or resolutions shall, except with respect to the Pre-Closing Documents, be delivered by an officer or board member of the Surviving Corporation immediately after the Effective Time). The Company and its Subsidiaries and Representatives shall not be required to deliver any legal opinions or, except with respect to the Pre-Closing Documents, provide any solvency or other similar certificate of its chief financial officer or similar representative prior to the Effective Time. Nothing in this Section 6.6 shall require the Company or its Subsidiaries, except with respect to the Pre-Closing Documents, to (i) provide or prepare any financial statements not prepared by the Company in the ordinary course of business, (ii) conflict with the organizational documents of the Company or its Subsidiaries or conflict with or violate any applicable Law, (iii) take any action that would result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time or both) under any material contract to which the Company or its Subsidiaries is party and by which it is bound, (iv) provide or prepare any Excluded Information, or (v) provide any information (a) the disclosure of which is prohibited or restricted under applicable Law or by any confidentiality agreement to which the Company or any of its Affiliates, including its and their Subsidiaries, is subject and bound (and not executed solely in contemplation of the Transactions) or (b) where access to such information would give rise to a material risk of waiving the protection of attorney-client privilege or similar privilege (in each case of this clause (v), except the Company and its Subsidiaries shall use reasonable best efforts to provide such disclosure in a manner which would not contravene any such applicable Law or confidentiality agreement or jeopardize such privilege). Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations relating to the Debt Financing, shall be deemed satisfied and the Company shall not be deemed to have breached or failed to perform or observe any covenants, obligations or other agreements contained in this Agreement relating to the Debt Financing unless (I) the Company has willfully and materially breached its obligations under this Section 6.6(a), (II) Parent has notified Company of such willful and material breach in writing with a reasonably sufficient amount of time to afford the Company with a reasonable opportunity to cure such willful and material breach by the time contemplated in the immediately following clause (III) and (III) the Company has failed to cure such willful and material breach with a reasonably sufficient amount of time prior to the Termination Date for Parent or Merger Sub, as applicable, to consummate the Debt Financing.
(c) Company Indebtedness and Company Senior Notes.
(i) At or prior to the Effective Time, following Parent’s written request, with respect to the Company Indebtedness to be repaid at the Effective Time, the Company shall deliver to Parent executed payoff letters in customary form from the lenders (or their applicable representative) with respect to the Credit Agreement (the “Payoff Letters”) (with drafts of the Payoff Letters to be provided by the Company to Parent at least five (5) Business Days prior to Closing), which Payoff Letters shall be in customary form and substance and shall provide for the amounts required to pay in full all obligations (including accrued interest and any prepayment fees or penalties or other amounts due as a result of the consummation of the transactions contemplated by this Agreement) (other than any contingent reimbursement and indemnity obligations that expressly survive termination of the Credit Agreement) thereunder and the release of any and all related liens or other security interests and related guarantees (subject to payment in full of such amounts), together with any termination statements or other releases as may be necessary to evidence the satisfaction of such debt and the release of related liens or other security interests contemplated thereby, along with any documents and notices necessary relating to the prepayment, termination or redemption (within the time periods required by the relevant governing agreement) of such debt.
(ii) At least ten (10) days prior to the anticipated date of the Effective Time but no earlier than sixty (60) days prior to the anticipated date of the Effective Time, following Parent’s written request, the Company shall deliver to the trustee under the Company Senior Notes Indenture, one or more notices of optional redemption or similar notices (each, a “Redemption Notice”) for up to all of the outstanding aggregate principal amount of the Company Senior Notes outstanding and identified by Parent, pursuant to the redemption provisions of the Company Senior Notes Indenture and the Company Senior Notes. The Redemption Notice shall state that the redemption of the Company Senior Notes identified therein is conditioned upon the Closing. Following the delivery of a Redemption Notice, the Company shall provide (and shall use reasonable best efforts to cause its Representatives to provide) such assistance reasonably requested by Parent to facilitate the redemption and/or the satisfaction and discharge of the Company Senior Notes identified in the applicable Redemption Notice at the Effective Time pursuant to the redemption and/or satisfaction and discharge provisions of the Company Senior Notes Indenture, as applicable, and in each case, take any other actions reasonably requested by Parent that are customary or necessary in connection therewith, including the execution and delivery by the Company, its Subsidiaries or their Representatives (as applicable) of customary officer’s certificates to the trustee under the Company Senior Notes Indenture, to the extent such certificates are required thereby or reasonably requested by the trustee. To the extent a legal opinion is required by the Company Senior Notes Indenture or requested by the trustee in connection with the redemption of the Company Senior Notes identified in the Redemption Notice, such legal opinion will be provided by legal counsel to Parent.
(iii) At the Closing, Parent shall provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the Company Senior Notes to the extent identified in the applicable Redemption Notice and upon the receipt thereof, concurrently with the Effective Time, the Company shall repay and discharge such Company Senior Notes; provided that Parent shall be deemed to have complied with the foregoing provision if, instead of the foregoing, Parent deposits (or causes to be deposited) such required amount with the trustee under the Company Senior Notes Indenture.

(iv) Any notices delivered pursuant to this Section 6.6(c) and other related documents prepared by or on behalf of the Company in connection therewith shall be subject to the prior review of, and opportunity for comment by, Parent and its counsel, and the Company shall consider in good faith any comments provided by Parent and its counsel.
(d) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos, names and trademarks in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
(e) Confidentiality. All non-public or other confidential information provided by the Company, its Subsidiaries or any of their Representatives pursuant to or in connection with this Agreement shall be kept confidential by Parent in accordance with and subject to the terms of the Confidentiality Agreements; provided that, notwithstanding anything in this Agreement (including Section 9.4) or the Confidentiality Agreements to the contrary, Parent, Merger Sub and their respective Representatives will be permitted to disclose such information to any financing sources or prospective financing sources (including the Financing Sources) and other financial institutions and investors that are or may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors and other Representatives) so long as such Persons (i) agree to be bound by the Confidentiality Agreements as if parties thereto, (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is an express third-party beneficiary or (iii) agree to customary click-through or other confidentiality undertakings; provided further that, for the avoidance of doubt, Parent, Merger Sub and their respective Representatives shall be permitted to market the Debt Financing.
(f) Reimbursement. Promptly upon written request by the Company, Parent shall reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Company, its Subsidiaries or any of its Representatives prior to the Closing Date in connection with the cooperation or obligations of the Company, its Subsidiaries and their Representatives pursuant to Sections 6.6(a), other than to the extent any of the foregoing was incurred as a result of or arises from (x) fraud, bad faith, gross negligence, willful misconduct of, or material breach of this Agreement by, the Company, its Subsidiaries or their respective Representative, as applicable, or (y) information provided by or on behalf of the Company, its Subsidiaries or their respective Representatives, as applicable, containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(g) Indemnification. The Company, its Subsidiaries and their respective Representatives shall be indemnified and held harmless by Parent and Merger Sub from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement actually suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith to the extent permitted by applicable Law, other than to the extent any of the foregoing was suffered or incurred as a result of or arises from (x) fraud, bad faith, gross negligence, willful misconduct of, or material breach of this Agreement by, the Company, its Subsidiaries or their respective Representatives, as applicable, or (y) information provided by or on behalf of the Company, its Subsidiaries or their respective Representatives, as applicable, containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(h) The Company shall, and shall cause its Subsidiaries to, supplement the Required Financing Information on a reasonably current basis to the extent that any such Required Financing Information, to the Knowledge of the Company, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading.
(i) At the reasonable request of Parent, the Company shall, subject to Parent’s obligations under the last paragraph of Section 6.6(a), use reasonable best efforts to file a Form 8-K with the SEC disclosing information that the Company has determined, in its sole discretion, constitutes material nonpublic information regarding the Company for purposes of permitting such information to be included in the Debt Marketing Materials to be provided to potential investors who do not wish to receive material nonpublic information with respect to any of Parent, the Company, any of their respective Affiliates or any of their respective securities; provided, that if the Company determines not to file a Form 8-K, that will not impact Parent’s or any of its Affiliates’ ability to use the information in the Debt Marketing Materials.
6.7 Anti-Takeover Laws. The Company and the Company Board shall use reasonable best efforts to (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger or the other Transactions; and (b) if any “anti-takeover” statute or similar statute or regulation becomes or may become applicable to the Merger or the other Transactions, take all actions within their power to ensure that the Merger may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger or the other Transactions.
6.8 Access. At all times during the Interim Period, the Company shall afford Parent and its Representatives reasonable access, consistent with applicable Law, in a manner as to not unnecessarily interfere with the normal operation or business of the Company, during normal business hours, upon reasonable advance request, to the properties, books and records and personnel of the Company solely for the purpose of consummating the Transactions or to the extent reasonably necessary for the purposes of planning for integration and transition, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that: (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information or providing access to such documents or information would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access would result in the disclosure of any trade secrets (including source code) of the Company, any of its Subsidiaries or any third Persons; or (d) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided, however, that in the case of each of the foregoing clauses (a) through (c), the Company shall inform Parent of the general nature of the documents or information being withheld and, upon Parent’s request, use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in the effects set out in clauses (a) through (c), including by making appropriate substitute arrangements. Nothing in this Section 6.8 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not (i) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media. Except as may be otherwise permitted by this Section 6.8 and except in the ordinary course of business and not related to the Transactions, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any Person known by them to be an employee, independent contractor or other service provider of the Company or any of its Subsidiaries not involved in the negotiation of the Transactions or any Person known by them to be a customer, technology or other partner, vendor or supplier of the Company in connection with the Merger or any of the other Transactions, in each case, without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel and Corporate Secretary of the Company or other Person designated by the Company.
6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company shall take all such actions as may be reasonably necessary or advisable to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation or deemed disposition and cancellation of Company Common Stock, Company Options, Company RSUs or Company PSUs) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements in effect as of the date hereof and made available to

Parent between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Company and its Subsidiaries, as of the date of this Agreement. During such six (6)-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.
(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation’s Subsidiaries to) indemnify and hold harmless, to the fullest extent permitted by applicable Law, and any of their Subsidiaries in effect on the date of this Agreement shall, indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director or officer of the Company or such Subsidiary; (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director or officer of the Company or any of its Subsidiaries, or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan), regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (iii) the Merger, as well as any actions taken by the Company, with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth (6th) anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, the Surviving Corporation shall advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Subsidiaries shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination (i) includes an unconditional release of all Indemnified Persons from all liability arising out of, or relating to, such Legal Proceeding, (ii) does not require such Indemnified Persons to perform any covenant or refrain from engaging in any activity and (iii) does not include any statement as to, or an admission of, fault, violation, culpability, malfeasance or nonfeasance by, or on behalf of, such Indemnified Persons. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation.
(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) (i) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of the D&O Insurance in effect as of immediately prior to the Effective Time or (ii) purchase and maintain a fully pre-paid, non-cancellable “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier (the “Tail Policy”). In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated (A) to pay annual premiums for the D&O Insurance purchased pursuant to clause (i) in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”) or (B) to pay an aggregate cost for the Tail Policy in excess of the Maximum Annual Premium. If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. If Parent elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.
(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Corporation or entity in such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made to the extent such obligations are not otherwise assumed by operation of Law so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.
(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the Tail Policy (and their heirs and representatives), the “Other Indemnified Persons”) without the prior written consent of such affected Indemnified Person or Other Indemnified Person. Each of the Indemnified Persons or Other Indemnified Persons are intended to be third-party beneficiaries of this Section 6.10, with full rights of enforcement as if a Party. The rights of the Indemnified Persons and Other Indemnified Persons pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Organizational Documents of the Company and its Subsidiaries, (ii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries prior to the date hereof and made available to Parent, or (iii) applicable Law (whether at Law or in equity).
(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.
6.11 Employee Matters.
(a) Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) assume and honor all of the Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time, including any rights related to the amendment, modification or termination thereof, and, in good faith, interpret their provisions.
(b) Employment; Benefits. For a period of twelve (12) months following the Effective Time (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with (i) a base salary or wage rate, as applicable, and target annual cash incentive opportunities (including bonus and commission) that are, in each case, no less favorable than those in effect for such Continuing Employee immediately before the Effective Time; (ii) severance and termination benefits that are no less favorable than those applicable to such Continuing Employee immediately before the Effective Time as set forth on Section 6.11(b) of the Company Disclosure Letter; and (iii) other employee benefits (excluding long-term, equity or equity-based compensation, severance, nonqualified deferred compensation, defined benefit pension, change in control, retention, and post-employment welfare benefits) that are substantially similar in the aggregate to those in effect (subject to the foregoing exclusions) for (or available to) such Continuing Employee under the Employee Plans as of the Effective Time.

(c) Annual Bonuses. To the extent unpaid as of the Closing Date, in respect of each Continuing Employee’s annual bonus for the calendar year prior to the calendar year to which the Closing Date occurs (the “Prior Year Annual Bonus”), Parent shall, or shall cause the Surviving Corporation to, pay to each Continuing Employee the Prior Year Annual Bonus in the ordinary course consistent with the Company’s past practice for paying Prior Year Annual Bonuses; it being understood that the amount of each Continuing Employee’s Prior Year Annual Bonus shall be determined in good faith by the Company prior to the Closing Date in the ordinary course of business consistent with past practice and the terms of the applicable Employee Plan and, if applicable, award agreements, in each case as in effect immediately prior to the date hereof. In respect of each Continuing Employee’s annual bonus for the calendar year in which the Closing Date occurs (the “Closing Year Annual Bonus”), the amount of such bonus shall be determined based on actual company performance during the period of time that has elapsed during such performance period as of the Closing Date as determined by the Company in its good faith discretion consistent with past practice and in accordance with the applicable plan plus actual performance for the period following Closing as determined by Parent in its good faith discretion and in accordance with the applicable Employee Plan governing such Closing Year Annual Bonus. The Closing Year Annual Bonuses shall be paid by Parent or the Surviving Corporation at the same time that such annual bonuses are typically paid in the ordinary course of business by the Company consistent with past practice and the terms of the applicable Employee Plan and, if applicable, award agreements, in each case as in effect immediately prior to the date hereof. Notwithstanding the foregoing, nothing in this Section 6.11(c) shall modify an entitlement to or the calculation and payment timing of the Closing Year Annual Bonus pursuant to an Employee Plan that provides for severance and termination benefits applicable to such Continuing Employee.
(d) New Plans. With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plan, a “New Plan”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate and vesting, in such New Plan, and also for purposes of determining benefits under any New Plan providing vacation or paid time off or severance pay and termination benefits, and excluding for all purposes (x) with respect to benefit accrual under any defined benefit pension plan, (y) for purposes of any plan that provides for post-employment or retiree welfare benefits or (z) to the extent that it would result in duplication of coverage or benefits for the same period of service. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, the Surviving Corporation and its Subsidiaries shall cause all pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their covered dependents, except to the extent such conditions have not been satisfied under the Old Plans; and (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, the Surviving Corporation and its Subsidiaries shall use commercially reasonable efforts to cause any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plans ending on the date that Continuing Employees’ participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will continue to be credited to such Continuing Employee as of immediately following the Effective Time.
(e) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to: (i) guarantee employment or right to services for any period of time or to a particular term or condition of employment or service with Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to terminate any Continuing Employee or other service provider following the Closing at any time and for any or no reason; (ii) establish, modify or amend any Employee Plan, New Plan or any other compensation or benefit plan or arrangement; (iii) require Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to continue any Employee Plan or other compensation or benefit plan or arrangement or limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time; or (iv) create any third-party beneficiary rights in any person, including any Continuing Employee (or beneficiary or dependent thereof).
6.12 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form reasonably agreed to by the Parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party (or McKesson or CD&R) may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice as is feasible); provided that the Parties shall not be obligated to engage in such consultation with respect to communications (including communications directed to each such Party’s and their respective Affiliates’ employees, suppliers, customers, partners, vendors or stockholders) that are consistent with press releases, public disclosures or public statements previously made in accordance with this Section 6.12; provided, further, that the restrictions set forth in this Section 6.12 shall not apply to any release or public statement (a) made or proposed to be made by the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken pursuant thereto, in each case, in accordance with Section 5.3, or (b) in connection with any dispute between the parties regarding this Agreement or the Merger. Notwithstanding the foregoing, nothing in this Section 6.12 shall prohibit Parent and its Affiliates or CD&R from providing general information about the subject matter of this Agreement and the Company and its Subsidiaries (including their performance and improvements) to existing or potential limited partners in connection with their fund raising, marketing, informational, compliance or reporting activities of the kind customarily required in the course of its business.
6.13 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt written notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed on a reasonably current basis with respect to the status thereof and any material developments related thereto. The Company will (a) give Parent the opportunity to review and propose comments with respect to all material filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, and the Company shall consider such comments in good faith, (b) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation and (c) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise or settle, or agree to compromise or settle, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.13, “participate” means that the Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent shall not be afforded decision-making power or authority except for the settlement or compromise consent set forth above.
6.14 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.
6.15 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.
6.16 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.17 2017 Warrants. Prior to the Closing, the Company shall use commercially reasonable efforts to enter into an agreement with each of the holders of the 2017 Warrants (the “Warrant Holders”) pursuant to which such Warrant Holders shall agree to (a) exercise their 2017 Warrants at or prior to the Closing and (b) instruct the Company to withhold a portion of the consideration equal to the amount owed in respect of the exercise price as set forth in the Warrant Agreement, in each case, in accordance with the terms of the Warrant Agreement; provided that, so long as the Company (x) delivers a request to enter into such agreement to each Warrant Holder reasonably promptly following the date hereof and (y) reasonably promptly responds to any questions or comments from any Warrant Holder with respect to such agreement, the Company shall not be deemed to have breached this Section 6.17 for purposes of Section 7.2(b).
ARTICLE VII
CONDITIONS TO THE MERGER
7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:
(a) Requisite Stockholder Approval. The Company shall have obtained the Requisite Stockholder Approval.
(b) Antitrust Laws. The waiting periods (and any extensions thereof) applicable to the Transactions pursuant to the HSR Act will have expired or otherwise been terminated.
(c) Healthcare Regulatory Filings. (i) The waiting periods (and any extensions thereto) applicable to the Transactions pursuant to the filings set forth on Section 7.1(c)(i) of the Company Disclosure Letter will have expired or otherwise been terminated and (ii) the consents, authorizations and approvals set forth on Section 7.1(c)(ii) of the Company Disclosure Letter shall have been obtained and shall remain in full force and effect.
(d) No Prohibitive Laws or Injunctions. No Law, injunction or order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered or promulgated and be continuing in effect.
7.2 Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or waiver by Parent where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first sentence of Section 3.1 (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.3(a) (Company Board Approval), Section 3.3(b) (Fairness Opinion), Section 3.3(c) (Anti-Takeover Laws), Section 3.4 (Requisite Stockholder Approval), and Section 3.27 (Brokers) (x) that are qualified by “materiality” or “Company Material Adverse Effect” or words of similar import shall be true and correct on the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date) and (y) that are not qualified by “materiality” or “Company Material Adverse Effect” or words of similar import shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects only as of such specified date); (ii) the representations and warranties of the Company set forth in Section 3.7(a) (Capital Stock), Section 3.7(b) (Stock Reservation and Awards) and Section 3.7(c) (Company Securities) shall be true and correct in all respects on the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects, other than for de minimis inaccuracies, only as of such specified date), other than for de minimis inaccuracies; (iii) the representations and warranties of the Company set forth in Section 3.12(b) (Absence of Certain Changes) shall be true and correct in all respects on the Closing Date as if made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects only as of such specified date); and (iv) the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) on the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have complied with and performed in all material respects each of the covenants and obligations of this Agreement required to be complied with and performed by the Company at or prior to the Closing.
(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the date of this Agreement.
(d) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.
7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) on the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, or impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions (a “Parent Material Adverse Effect”).
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied with and performed in all material respects each of the covenants and obligations of this Agreement required to be complied with and performed by Parent or Merger Sub at or prior to the Closing.
(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION
8.1 Termination. This Agreement may be validly terminated, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval, except where otherwise expressly provided in this Section 8.1), only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a) Mutual Agreement. By mutual written agreement of Parent and the Company;
(b) Order. By either Parent or the Company if: (i) any final and non-appealable injunction or other judgment or order is issued by any court or other Governmental Authority of competent jurisdiction permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or (ii) any statute, law or regulation has been enacted, entered or enforced, permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger (the events in clauses (i) and (ii), a “Legal Prohibition”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to a Party (treating Parent and Merger Sub as one party for this purpose) if the Legal Prohibition was primarily due to the failure of such Party to comply with any of its obligations under this Agreement;
(c) Termination Date. By either Parent or the Company if the Effective Time has not occurred by 11:59 p.m., New York City time, on October 5, 2027 (the “Termination Date”);
(d) Requisite Stockholder Approval. By either Parent or the Company, if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger;

(e) Company Breach. By Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or (b), except that if such breach is capable of being cured prior to the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least forty-five (45) days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it or Merger Sub is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.3(a) or (b);
(f) Company Board Recommendation Change. By Parent, at any time prior to the Company’s receipt of the Requisite Stockholder Approval, if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;
(g) Parent or Merger Sub Breach. By the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or (b), except that if such breach is capable of being cured prior to the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least forty-five (45) days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.2(a) or (b);
(h) Superior Proposal. By the Company, at any time prior to the Company’s receipt of the Requisite Stockholder Approval, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal to the extent permitted by, and subject to and in accordance with the terms of, Section 5.3(d), if the Company pays, or causes to be paid, to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.3(b)(ii) substantially concurrently with such termination; or
(i) Parent Failure to Close. By the Company, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the Closing), (ii) Parent fails to consummate the Transactions by the date that is two (2) Business Days after the first date on which Parent is required to consummate the Closing pursuant to Section 2.3, (iii) the Company has irrevocably confirmed to Parent in writing at least two (2) Business Days prior to terminating the Agreement pursuant to this Section 8.1(i) that (A) all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions are at the time of termination capable of being satisfied or are waived) have been and remain satisfied or waived and (B) it is ready, willing and able to consummate the Closing and (iv) Parent fails to consummate the Closing by the end of such two (2) Business Day period.
8.2 Manner and Notice of Termination; Effect of Termination.
(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties specifying in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated.
(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties (or as specified in the mutual written agreement of Parent and the Company pursuant to Section 8.1(a)). In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties, as applicable, except that Sections 6.6(f), 6.6(g) and 6.12, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement. Notwithstanding the foregoing but subject to Section 8.3(e), nothing in this Agreement will relieve any Party from any liability for fraud or any Willful and Material Breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreements, any applicable clean team or similar arrangement, the Guarantees or the Financing Letters, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
8.3 Fees and Expenses.
(a) General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation shall be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.10(e), Parent or the Surviving Corporation shall pay or cause to be paid all transfer, stamp and documentary Taxes, sales, use, real property transfer and other similar Taxes, in each case, imposed on the Company and its Subsidiaries in connection with entering into this Agreement and the consummation of the Merger.
(b) Company Termination Fee.
(i) (A) If this Agreement is validly terminated pursuant to (w) Section 8.1(c) (Termination; Termination Date) and the Requisite Stockholder Approval shall not have been obtained at the time of such termination (provided that, at the time of such termination, (I) all of the conditions set forth in Section 7.1 (other than Section 7.1(a) (Requisite Stockholder Approval)) and Section 7.3 shall have been satisfied or waived (other than (x) those conditions that by their nature are to be satisfied at the Closing or which conditions shall be capable of being satisfied at the Closing and (y) any condition the failure of which to be satisfied was primarily due to the failure of the Company to perform any of its obligations under this Agreement) and (II) the Company shall not have been entitled to terminate this Agreement pursuant to Section 8.1(g) (Parent or Merger Sub Breach)), (x) Section 8.1(d) (Termination; Failure to Obtain Requisite Stockholder Approval), or (y) Section 8.1(e) (Termination; Company Breach); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, any Person shall have publicly announced, or the Company shall have publicly disclosed, an Acquisition Proposal that has not been duly (and publicly, in the case of an Acquisition Proposal that has been publicly announced) withdrawn or otherwise abandoned at least two (2) Business Days prior to the Company Stockholder Meeting or prior to the date of termination in the case of a termination pursuant to Section 8.1(c) (Termination; Termination Date), or Section 8.1(e) (Termination; Company Breach); and (C) within twelve (12) months following such termination of this Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company shall promptly (and in any event within three (3) Business Days) after the earlier of entry into such definitive agreement or the consummation of such Acquisition Transaction pay, or cause to be paid, to Parent a termination fee of $145,963,976 (the “Company Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
(ii) If this Agreement is validly terminated pursuant to (A) Section 8.1(f) (Termination; Company Board Recommendation Change) or (B) Section 8.1(h) (Termination; Superior Proposal), then the Company must substantially concurrently with, such termination if pursuant to Section 8.1(h) or, in the case of termination pursuant to Section 8.1(f) promptly (and in any event within three (3) Business Days) following such termination, pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
(c) Parent Termination Fee. If this Agreement is validly terminated (i) by the Company pursuant to Section 8.1(g) (Parent or Merger Sub Breach) or Section 8.1(i) (Parent Failure to Close), or (ii) by the Company or Parent pursuant to Section 8.1(c) (Termination Date) at a time when the Company would have been entitled to terminate pursuant to Section 8.1(g) or Section 8.1(i), then Parent shall promptly (and in any event within three (3) Business Days after such termination) pay, or cause to be paid, to the Company a termination fee of $291,927,951 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by the Company.

(d) Single Payment Only. The Parties acknowledge and agree that in no event will (i) the Company be required to pay the Company Termination Fee or (ii) Parent be required to pay the Parent Termination Fee, on more than one occasion, whether or not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(e) Sole Remedy.
(i) Notwithstanding anything to the contrary in this Agreement, the Company’s right to terminate the Agreement and receive the Parent Termination Fee to the extent owed pursuant to Section 8.3(c) (including the Company’s right to enforce the Guarantees with respect thereto), the Company’s right to enforce its rights under the Confidentiality Agreements, any applicable clean team or similar arrangement, the Reimbursement Obligations to the extent owed pursuant to Section 6.6(f) and Section 6.6(g), the Enforcement Expenses to the extent owed pursuant to Section 8.3(f) and the Company’s right to specific performance pursuant to and subject to the limitations of Section 9.8 will be the sole and exclusive remedies of the Company and its Affiliates and the Company Related Parties (whether at law, in equity, in contract, in tort or otherwise) against: (A) Parent, Merger Sub or the Guarantors; (B) the former, current and future direct or indirect holders of any equity, controlling persons, employees, agents, attorneys, Affiliates, Representatives, members, managers, officers, directors, general or limited partners, stockholders and assignees of any of Parent, Merger Sub, the Guarantors and the Financing Sources and each of their respective Affiliates (collectively, the “Parent Related Parties”); and (C) the Financing Sources in respect of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantees) and the transactions contemplated hereby and thereby, and upon payment in full of such amounts, (1) none of Parent, Merger Sub, the Guarantors, the Parent Related Parties or the Financing Sources will have any further liability or obligation to the Company relating to or arising out of this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantees) or the transactions contemplated hereby and thereby, (2) no Company Related Party shall be entitled to bring or maintain any Legal Proceeding against Parent, Merger Sub, any Guarantor, any Parent Related Parties or any Financing Sources arising out of or in connection with this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantees) or the transactions contemplated hereby and thereby and (3) the Company shall cause any Legal Proceeding pending in connection with this Agreement, any agreement executed in connection herewith (including the Financing Letters and the Guarantees) or the transactions contemplated hereby and thereby, to the extent maintained by the Company or any Company Related Party against Parent, Merger Sub, any Guarantor, any Parent Related Parties or any Financing Sources, to be dismissed with prejudice promptly, and in any event within five (5) Business Days after the payment of such amounts (except that, in each case, the Parties (or their Affiliates) will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreements, any applicable clean team or similar arrangement, the Reimbursement Obligations, the Enforcement Expenses, and Section 8.3(a), and the Guarantors will remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Guarantees solely with respect to the Reimbursement Obligations, the Enforcement Expenses and Section 8.3(a)). The Parties acknowledge and agree that, while the Company may pursue a grant of specific performance in accordance with Section 9.8 and payment of the Parent Termination Fee, in no event shall the Company be entitled to obtain both (x) a grant of specific performance pursuant to Section 9.8 that results in the Closing occurring and (y) payment of the Parent Termination Fee in accordance with this Section 8.3(e). The Parent Related Parties and the Financing Sources are intended third-party beneficiaries of this Section 8.3(e)(i). In no event shall the Parent, Merger Sub, the Guarantors or the Parent Related Parties have liability for monetary damages (including monetary damages for fraud and Willful and Material Breach in lieu of specific performance and damages pursuant to Section 8.2(b)) in the aggregate in excess of the greater of the Parent Termination Fee, plus any amounts owed by Parent under Section 8.3(a), all filing fees in connection with filings made under the HSR Act and any Reimbursement Obligations and Enforcement Expenses.
(ii) Notwithstanding anything to the contrary in this Agreement, Parent’s right to terminate the Agreement and receive the Company Termination Fee, any Enforcement Expenses to the extent owed pursuant to Section 8.3(f), the applicable party’s right to enforce its rights under the Confidentiality Agreements and any applicable clean team or similar arrangement, and Parent’s right to specific performance pursuant to Section 9.8, as applicable, will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates and the Parent Related Parties and the Financing Sources (whether at law, in equity, in contract, in tort or otherwise) against: (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future direct or indirect holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, Representatives, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the Transactions, and upon payment in full of the Company Termination Fee and any Enforcement Expenses to the extent owed pursuant to Section 8.3(f), and upon payment of the Company Termination Fee, (1) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub or any Parent Related Parties or the Financing Sources relating to or arising out of this Agreement, any agreement executed in connection herewith or the Transactions (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to, the Confidentiality Agreements, any applicable clean team or similar arrangement and the Enforcement Expenses, as applicable) and (2) no Parent Related Party shall be entitled to bring or maintain any Legal Proceeding against the Company or any Company Related Party arising out of or in connection with this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby; provided that nothing in the foregoing sentence shall relieve the Company for any liability for fraud or Willful and Material Breach, or the ability of Parent or Merger Sub to recover monetary damages as a result thereof or to bring or maintain any Legal Proceeding in respect thereof. The Parties acknowledge and agree that, while Parent may pursue a grant of specific performance in accordance with Section 9.8 and payment of the Company Termination Fee, in no event shall Parent be entitled to obtain both (x) a grant of specific performance pursuant to Section 9.8 that results in the Closing occurring and (y) payment of the Company Termination Fee in accordance with Section 8.3(b). The Company Related Parties are intended third-party beneficiaries of this Section 8.3(e).
(f) Enforcement Expenses. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without Section 8.3(b), Parent would not have entered into this Agreement and that, without Section 8.3(c), the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 8.3, the Company or Parent, as applicable, shall pay to Parent or the Company, respectively, all reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated by such Party), together with interest on the amount of the Company Termination Fee or the Parent Termination Fee, as applicable, at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made (collectively, the “Enforcement Expenses”); provided that in no event shall the Enforcement Expenses payable by the Company, on the one hand, or the Enforcement Expenses and Reimbursement Obligations payable by Parent, on the other hand, exceed $7,500,000 in the aggregate.
ARTICLE IX
GENERAL PROVISIONS
9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.
9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) immediately upon delivery by electronic mail or by hand, in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

Onyx Bidco LLC
c/o Clayton, Dubilier & Rice, LLC
550 Madison Avenue, 32nd Floor
New York, NY 10152
	Attn:	Ravi Sachdev; Sarah Kim
	Email:	[***]; [***]

with a copy (which will not constitute notice) to:

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, NY 10001
	Attention:	Kevin A. Rinker
Christopher Anthony
	E-mail:	karinker@debevoise.com
canthony@debevoise.com

and

Davis Polk & Wardwell LLP
900 Middlefield Road
Redwood City, CA 94063
	Attn:	Alan F. Denenberg
Michael Diz
Jason Bassetti
	Email:	alan.denenberg@davispolk.com
michael.diz@davispolk.com
jason.bassetti@davispolk.com

(b)	if to the Company (prior to the Effective Time) to:

Option Care Health, Inc.
3000 Lakeside Drive, Suite 300N
Bannockburn, IL 60015
	Attention:	John C. Rademacher; Collin G. Smyser
	Email:	[***]; [***]

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
	Attn:	Sarkis Jebejian, P.C.
Carlo Zenkner, P.C.
Lilybelle Abraham
	Email:	sarkis.jebejian@kirkland.com
carlo.zenkner@kirkland.com
lilybelle.abraham@kirkland.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Amendment, Waiver and Assignment.
(a) Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary, the provisions relating to the Financing Sources set forth in Sections 8.3(e), 9.6, 9.9(b), 9.10(b), 9.11 and this Section 9.3(a) may not be amended in a manner adverse in any material respect to the Financing Sources, without the prior written consent of the Financing Sources.
(b) Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed a single Party solely for purposes of this Section 9.3(b)). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right. Any extension or waiver given in compliance with this Section 9.3(b) or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
(c) Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that the indemnification and other rights hereunder of a party may be assigned to any Financing Sources, solely for collateral security purposes effective as of or after the Closing. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void ab initio.
9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that the parties listed in Section 9.4 of the Company Disclosure Letter and the Company have previously executed the Confidentiality Agreements, that shall continue in full force and effect in accordance with their terms, subject to Section 6.6(e). Each of Parent, Merger Sub and their respective Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreements. By executing this Agreement, each of Parent and Merger Sub agrees to be bound by the terms and conditions of the Confidentiality Agreements as if they were parties thereto.
9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreements and the Company Disclosure Letter, the Guarantees and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Company Disclosure Letter constitutes “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and does not form part of this Agreement but instead operates upon the terms of this Agreement as provided herein. The Confidentiality Agreements will (a) not be superseded, (b) survive any termination of this Agreement and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which such Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.
9.6 Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except (a) as set forth in or as contemplated by Section 6.10, (b) if the Closing occurs, for the right of the holders of Company Common Stock, Company Options, Company RSUs and Company PSUs to receive the Per Share Price, the Option Consideration, the

RSU Consideration and the PSU Consideration, respectively, in each case, after the Effective Time in accordance with the terms and conditions of this Agreement and (c) as set forth in or contemplated by Section 8.3(e). The provisions of Sections 8.3(e), 9.3(a), 9.9(b), 9.10(b), 9.11 and this Section 9.6 that pertain to the Financing Sources shall inure to the benefit of the Financing Sources, each of which is intended to be a third-party beneficiary thereof.
9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Upon such determination, the Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.8 Remedies.
(a) Remedies Cumulative. Except as otherwise provided herein (including Section 8.3(e)), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).
(b) Specific Performance.
(i) The Parties acknowledge and agree that: (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions; (B) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (C) neither the ability of either Party to recover damages for fraud or any Willful and Material Breach of this Agreement nor the provisions of Section 8.3 are intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (D) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties agree not to raise any objections to (1) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand and (2) the specific performance of the terms and provisions of this Agreement or the Financing Letters to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement or to cause the Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Financing Letters. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that (x) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement and (y) nothing set forth in this Section 9.8 shall require any Party to institute any Legal Proceeding for (or limit any party’s right to institute any Legal Proceeding for) specific performance under this Section 9.8 prior to, or as a condition to, exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(ii) Notwithstanding Section 9.8(b)(i), it is acknowledged and agreed that the Company will be entitled to an injunction, specific performance or other equitable remedy to cause Parent and Merger Sub to enforce the obligations of the Guarantors to fund the Equity Financing pursuant to the Equity Commitment Letters and to cause Parent to consummate the Transactions if, and only if (A) all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing if the Closing were to occur at the time of such enforcement) have been satisfied or waived in writing by Parent at the time when Closing would have been required to occur in accordance with this Agreement, (B) the Debt Financing (including any Alternative Debt Financing in accordance with Section 6.5(d)) has been funded or would be available to Parent at the Closing (subject only to the Equity Financing being funded at the Closing), (C) the Company has irrevocably confirmed to Parent in writing that (1) all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing if the Closing were to occur at the time of such enforcement) have been and remain satisfied or waived in writing by Parent and (2) if specific performance were granted and the Debt Financing (including any Alternative Debt Financing in accordance with Section 6.5(d)) were funded, then Closing would occur in accordance with Section 2.3 and (D) Parent fails to consummate the Closing in accordance with Section 2.3.
9.9 Governing Law.
(a) This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.
(b) Notwithstanding anything to the contrary contained in the foregoing, all disputes against any of the Financing Sources under or in respect of any Debt Financing or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise (including any dispute arising out of or relating in any way to any Debt Financing), shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction (provided, however, that notwithstanding the foregoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, it is understood and agreed that (A) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (B) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term may be defined in any Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent or any of its Affiliates have the right to terminate its or their obligations hereunder pursuant to Section 8.1(e) or decline to consummate the Closing as a result thereof pursuant to Section 7.2 and (C) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, shall in each case be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction).
9.10 Consent to Jurisdiction.
(a) General Jurisdiction. Each of the Parties: (a) irrevocably consents to the service of the summons, notice and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions or the Guarantees, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the

State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guarantees or the Transactions; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantees or the Transactions shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any Legal Proceeding relating to this Agreement, the Guarantees or the Transactions in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
(b) Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of Parent and its Affiliates (and, following the Closing, the Company and its Subsidiaries) under or pursuant to any commitment letter or any other agreement entered into with respect to the Debt Financing), each of the parties to this Agreement on behalf of itself and each of its Affiliates hereby: (a) agrees that any legal action involving the Financing Sources (whether in law or in equity, whether in contract or in tort or otherwise) arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof (each such court, the “Subject Courts”) and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, (b) agrees not to bring or support or permit any of its Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against the Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable legal requirements trial by jury in any legal action brought against the Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Financing Sources will have any liability to the Company or its Affiliates relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Company or its Affiliates shall bring or support any legal action, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason and (g) agrees that the provisions of this Section 9.10(b) and the definitions of “Financing Sources” and “Lenders” (and any other provisions of this Agreement to the extent an amendment or other modification thereof would affect the substance of any of the foregoing) shall not be amended or otherwise modified in any manner that materially and adversely affects the Financing Sources without the prior written consent of the Lenders.
9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, THE GUARANTEES, THE FINANCING LETTERS OR THE FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
9.12 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Parties (other than the Guarantors to the extent set forth in the applicable Guarantees or Equity Commitment Letter) or Company Related Parties shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith.
9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) only (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. No Party may deem the mere inclusion of an item in the Company Disclosure Letter as an admission that such item represents a material exception or material fact, event, or circumstance or that such item is material or constitutes a Company Material Adverse Effect (and no Party concedes such materiality or effect by its inclusion), and no reference to, or disclosure of, any item or other matter in the Company Disclosure Letter shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.
9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

ONYX BIDCO LLC

By:

/s/ Rima Simson
Name:	Rima Simson
Title:	Vice President, Treasurer and Secretary

ONYX MERGER SUB, INC.

By:

/s/ Rima Simson
Name:	Rima Simson
Title:	Vice President, Treasurer and Secretary

OPTION CARE HEALTH, INC.

By:

/s/ John C. Rademacher
Name:	John C. Rademacher
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

Centerview Partners LLC 31 West 52nd Street New York, NY 10019

October 5, 2026

The Board of Directors
Option Care Health, Inc.
3000 Lakeside Drive, Suite 300N
Bannockburn, IL 60015
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”) (other than Excluded Shares, as defined below), of Option Care Health, Inc., a Delaware corporation (the “Company”), of the $32.05 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among Onyx Bidco LLC, a Delaware limited liability company (“Parent”), Onyx Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Owned Company Shares (as defined in the Agreement) and (ii) Dissenting Company Shares (as defined in the Agreement) (the shares referred to in clauses (i) and (ii), “Excluded Shares”)) will be converted into the right to receive $32.05 per Share in cash, without interest, (the $32.05 per Share consideration to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Parent, and we have not received any compensation from Parent during such period. We are currently informally engaged to provide financial advisory services unrelated to the Company to a portfolio company of Clayton Dubilier & Rice LLC, a sponsor of Parent (“CD&R”) in connection with certain strategic matters, and we have not received compensation for such services, but may receive compensation in the future. In 2024 and 2025, we were engaged to provide financial advisory services to American Greetings Corporation (“American Greetings”) in connection with the sale of CD&R’s majority stake in American Greetings to another sponsor, and we received compensation from American Greetings in connection with such services. In the past two years, we have been informally engaged to provide financial advisory services unrelated to the Parent to a company in which CD&R holds a significant minority equity interest in connection with certain strategic matters, and we have not received compensation from such company in connection with such engagement, which is not active. In 2024, we were engaged
31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019
PHONE: (212) 380-2650 FAX: (212) 380-2651 WWW.CENTERVIEWPARTNERS.COM

The Board of Directors
Option Care Health, Inc.
October 5, 2026

to provide financial advisory services to TowerBrook Capital Partners L.P. (“TowerBrook”) and CD&R in connection with the acquisition of R1 RCM Inc. by affiliates of TowerBrook and CD&R. In the past two years, we have not been engaged to provide financial advisory or other services to McKesson Corporation (“McKesson”), a co-investor with CD&R, and we have not received any compensation from McKesson during such period. We may provide financial advisory and other services to or with respect to the Company, Parent, CD&R, McKesson or their respective affiliates, including portfolio companies of CD&R, in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, CD&R, McKesson or any of their respective affiliates, including portfolio companies of CD&R, or any other party that may be involved in the Transaction.
In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated October 5, 2026 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2025, December 31, 2024 and December 31, 2023; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

The Board of Directors
Option Care Health, Inc.
October 5, 2026

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

option care health

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T05398-Z94267

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OPTION CARE HEALTH, INC.

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T05399-Z94267

OPTION CARE HEALTH, INC.
Special Meeting of Stockholders
December 15, 2026 9:00 a.m. Central Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) each of Meenal Sethna and Collin Smyser as proxies with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Option Care Health, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 a.m. Central Time on December 15, 2026, at www.virtualshareholdermeeting.com/OPCH2026SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side